As filed with the Securities and Exchange Commission on May 1, 2013

Registration No. 333-169075

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO
POST-EFFECTIVE AMENDMENT NO. 9
TO
FORM S-11
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

405 Park Avenue
New York, New York 10022
(212) 415-6500

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Nicholas S. Schorsch
AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
405 Park Avenue
New York, New York 10022
(212) 415-6500

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a Copy to:
Peter M. Fass, Esq.
James P. Gerkis, Esq.
PROSKAUER ROSE LLP
Eleven Times Square
New York, New York 10036-8299
Tel: (212) 969-3000
Fax: (212) 969-2900

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this post-effective amendment to the above referenced registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 9 consists of the following:

•	Supplement No. 9, dated May 1, 2013, included herewith, which will be delivered as an unattached document along with the Prospectus;
•	Registrant’s Prospectus, dated July 24, 2012, which supersedes Registrant’s previous Prospectus, dated February 18, 2011, previously filed pursuant to Rule 424(b)(3) and all supplements to that Prospectus;
•	Part II to this Post-Effective Amendment No. 9, included herewith; and
•	Signatures, included herewith.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
SUPPLEMENT NO. 9, DATED MAY 1, 2013,
TO THE PROSPECTUS, DATED JULY 24, 2012

This prospectus supplement, or Supplement No. 9, is part of the prospectus of American Realty Capital Healthcare Trust, Inc., or the Company, dated July 24, 2012, or the Prospectus, as supplemented by Supplement No. 7, dated March 18, 2013, or Supplement No. 7, and Supplement No. 8, dated April 9, 2013, or Supplement No. 8. This Supplement No. 9 supplements, modifies, supersedes and replaces certain information contained in the Prospectus, Supplement No. 7 and Supplement No. 8 and should be read in conjunction with Prospectus. This Supplement No. 9 will be delivered with the Prospectus. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 9 is to, among other things:

•	disclose operating information, including the status of the offering, the shares currently available for sale, the status of our distributions, the status of our share repurchase program, information regarding the dilution of the net tangible book value of our shares, the status of fees paid and deferred, our real estate investment summary and selected financial data;
•	add disclosure relating to our engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated and RCS Capital as financial advisors;
•	disclose changes to investor suitability standards for investors in Iowa, Massachusetts, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania and Washington;
•	update disclosure relating to our transfer agent;
•	update our risk factors;
•	modify disclosure relating to the compensation of our advisor and its affiliates;
•	update disclosure relating to our dealer manager;
•	add disclosure relating to the reorganization of the parent of our sponsor;
•	update our description of real estate investments and financial obligations;
•	modify disclosure relating to the summary of our advisory agreement and our operating partnership agreement;
•	update prior performance information;
•	update disclosure relating to access to our records;
•	update disclosure relating to our plan of distribution;
•	incorporate certain information by reference;
•	update disclosure relating to the electronic delivery of documents;
•	update Appendix A — Prior Performance Tables;
•	update Appendix B — Distribution Reinvestment Plan;
•	update Appendix C-1 — Subscription Agreement and Appendix C-2 — Multi-Offering Subscription Agreement;
•	update Appendix D — Transfer on Death Designation; and
•	update Appendix E — Letter of Direction.

OPERATING INFORMATION

Status of the Offering

We commenced our initial public offering, or IPO, on a “reasonable best efforts” basis of up to 150.0 million shares of common stock on February 18, 2011. On May 12, 2011, we satisfied the general escrow conditions of our IPO. On such date, we had received and accepted aggregate subscriptions in excess of the minimum of $2.0 million in shares, broke escrow and issued shares of common stock to our initial investors who were admitted as stockholders. On January 13, 2012, we raised in excess of $75.0 million in aggregate gross proceeds from all investors for shares of our common stock. Accordingly, we are now accepting subscriptions from all states where we have cleared, including from residents of Pennsylvania.

On November 29, 2012, our board of directors approved an extension of the termination date of our IPO, from February 18, 2013 to February 18, 2014.

As of March 13, 2013, we had acquired 52 commercial properties which were 97.5% leased on a weighted average basis as of such date. As of March 13, 2013, we had total real estate investments, at cost, of $680.7 million. As of December 31, 2012, we had incurred, cumulatively to that date, $76.3 million in selling commissions, dealer manager fees and other organizational and offering costs for the sale of our common stock. Our secured debt leverage ratio was 29.4% (calculated as total secured debt divided by the base purchase price of acquired real estate investments) as of March 13, 2013.

Our primary offering was set to close on the earlier to occur of (i) February 18, 2014 or (ii) the sale of the maximum of 150.0 million shares of common stock under our primary offering (plus any common stock reallocated from our distribution reinvestment plan, or DRIP). As of April 26, 2013, our IPO closed to new investments, with our company having successfully completed the sale of the maximum number of shares registered pursuant to the registration statement of which this prospectus is a part (including shares reallocated from our DRIP). As we have previously communicated and, in line with our best practices, we closed our IPO as originally sized and will not raise additional capital through a follow-on offering.

Engagement of Merrill Lynch and RCS Capital as Financial Advisors

On March 15, 2013, we announced that we have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated and RCS Capital, a division of Realty Capital Securities, LLC, or RCS, (which is the dealer manager of our IPO) as our financial advisors to assist in evaluating potential financing and strategic alternatives consistent with our long-term business strategy.

We are indirectly sponsored by AR Capital, LLC, or ARC, which is under common control with RCS and RCS Capital. ARC, RCS and RCS Capital, and their affiliates provide investment, management, advisory, fund raising and other services to us for which they are paid fees and reimbursed for certain expenses from us. Certain of our executive officers are principals of ARC and RCS.

Status of Distributions

On December 10, 2011, our board of directors approved and we declared an increase to our existing distribution rate from a 6.60% to a 6.80% annualized rate based on the common stock price of $10.00 per share. The board of directors unanimously approved such dividend increase as a result of the Company’s earnings growth through accretive acquisitions.

The new distribution rate began accruing on January 1, 2012. Our distributions will continue to be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00186301370 per day.

Our first distribution was paid on August 1, 2011 to stockholders of record at the close of business each day during the period commencing July 21, 2011 (30 days after the date of our first property acquisition) through July 31, 2011. We have continued to pay distributions to our stockholders each month since our initial distribution payment in August 2011.

The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to qualify and maintain our status as a REIT under the Internal Revenue Code of 1986, as amended. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

During the year ended December 31, 2012, distributions paid to common stockholders totaled $14.5 million, inclusive of $6.6 million of distributions that were reinvested pursuant to the DRIP.

During the year ended December 31, 2012, and the six months ended December 31, 2011, cash used to pay our distributions was primarily generated from cash flows from operations, shares issued under the DRIP, proceeds from the issuance of common stock and proceeds from financing.

	Year Ended December 31, 2012		Six Months Ended December 31, 2011
(In thousands)		Percentage of Distributions		Percentage of Distributions
Distributions:
Distributions paid in cash	$7,910		$376
Distributions reinvested	6,564		299
Total distributions	$14,474		$675
Source of distribution coverage:
Cash flows provided by operations(1)	$7,793	53.8%	$—	—%
Proceeds from issuance of common stock	—	—%	376	55.7%
Common stock issued under the DRIP/offering proceeds	6,564	45.4%	299	44.3%
Proceeds from financings	117	0.8%	—	—%
Total source of distribution coverage	$14,474	100.0%	$675	100.0%
Cash flows provided by operations (GAAP(2) basis)	$7,793		$(1,887)
Net loss attributable to stockholders (in accordance with GAAP)	$(10,635)		$(3,773)

(1)	Cash flows provided by operations for the year ended December 31, 2012 and six months ended December 31, 2011 include acquisition and transaction related expenses of $9.4 million and $3.2 million, respectively.
(2)	Accounting principles generally accepted in the United States of America, or GAAP.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from August 23, 2010 (date of inception) through December 31, 2012:

(In thousands)	For the Period from August 23, 2010 (date of inception) to December 31, 2012
Distributions paid:
Common stockholders in cash	$8,286
Common stockholders pursuant to DRIP/offering proceeds	6,863
Total distributions paid	$15,149
Reconciliation of net loss:
Revenues	$39,052
Acquisition and transaction-related	(12,848)
Depreciation and amortization	(20,855)
Other operating expenses	(9,749)
Other non-operating expenses	(10,355)
Net income attributable to non-controlling interests	34
Net loss attributable to stockholders (in accordance with GAAP)(1)	$(14,721)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the amount we spend to repurchase shares in a given quarter will be limited to the amount of proceeds we received from the DRIP in that same quarter; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. We may amend, suspend or terminate our share repurchase program at any time upon not less than 30 days’ notice.

The following table summarizes our stock repurchase program activity for the years ended December 31, 2012 and 2011 and the period from August 23, 2010 (date of inception) to December 31, 2010. The cost of the repurchases did not exceed DRIP proceeds during the periods presented by stockholders. We funded share repurchases from proceeds from the sale of common stock.

	Number of Requests	Number of Shares Repurchased	Cost of Shares Repurchased	Average Price per Share
			(in thousands)
Period from August 23, 2012 (date of inception) to December 31, 2010	—	—	$—	$—
Year ended December 31, 2011	3	6,241	62	10.00
Year ended December 31, 2012	27	108,361	1,066	9.83
Cumulative repurchases as of December 31, 2012(1)	30	114,602	1,128	$9.84
Value of shares issued through DRIP			6,863
Excess			$5,735

(1)	Includes 10 unfulfilled repurchase requests consisting of 40,224 shares at an average price per share of $9.69, which were approved for repurchase as of December 31, 2012 and completed in January 2013.

Information Regarding Dilution

Our net tangible book value per share is a mechanical calculation using amounts from our balance sheet, and is calculated as (1) total book value of our assets less the net value of intangible assets, (2) minus total liabilities less the net value of intangible liabilities, (3) divided by the total number of shares of common and preferred stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with this offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2012, our net tangible book value per share was $6.78. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2012 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Status of Fees Paid and Deferred

The following table reflects the fees and expense reimbursements incurred, forgiven and unpaid to our dealer manager, advisor and property manager as of and for the periods presented:

(In thousands)	Incurred Year Ended December 31, 2012	Forgiven Year Ended December 31, 2012	Unpaid As of December 31, 2012	Incurred Year Ended December 31, 2011	Forgiven Year Ended December 31, 2011	Unpaid As of December 31, 2011
Selling commissions and dealer manager fees	$47,412	$—	$625	$6,733	$—	$410
Offering costs	13,717	—	73	2,997	—	192
Acquisition fees	7,851	—	143	2,699	—	—
Financing coordination fees and expense reimbursements	3,031	—	—	1,279	—	—
Asset management fees	987	597	—	—	154	—
Property management fees	—	446	—	—	39	—

Real Estate Investment Summary

Real Estate Portfolio

The Company acquires and operates commercial properties. As of March 1, 2013, the properties the Company owned were 97.5% leased on a weighted average basis. The Company’s portfolio of real estate properties is comprised of the following properties as of March 1, 2013:

Portfolio	Acquisition Date	Number of Properties	Square Feet	Occupancy	Remaining Lease Term(1)	Net Operating Income(2) (in thousands)	Base Purchase Price(3) (in thousands)	Capitalization Rate(4)	Annualized Rental Income(5) per Rented Square Foot
Texarkana	Jun. 2011	1	18,268	100.0%	8.2	$431	$4,500	9.6%	$23.59
DaVita, Marked Tree	Jun. 2011	1	4,596	100.0%	8.7	128	1,444	8.9%	27.85
DaVita, Rockford	Jul. 2011	1	7,032	100.0%	8.2	191	2,050	9.3%	27.87
Carson Tahoe Specialty Medical Plaza	Sep. 2011	3	154,622	100.0%	5.0	2,480	28,990	8.6%	16.06
Durango Medical Plaza	Sep. 2011	1	73,094	74.3%	6.8	1,960	22,886	8.6%	38.23
CareMeridian Rehabilitation Facility – Phoenix	Sep. 2011	1	13,500	100.0%	11.3	847	9,016	9.4%	62.74
Reliant Rehabilitation Hospital – Dallas	Nov. 2011	1	64,600	100.0%	22.5	3,371	33,798	10.0%	52.49
Global Rehabilitation Hospital	Nov. 2011	1	40,828	100.0%	11.9	1,499	16,526	9.1%	36.71
Spring Creek Medical Plaza	Nov. 2011	1	22,345	100.0%	6.9	859	9,966	8.6%	38.49
Odessa Regional Medical Center	Dec. 2011	1	39,220	100.0%	10.3	595	7,359	8.1%	15.20
Methodist North Medical Office Building	Dec. 2011	1	73,302	100.0%	12.0	1,944	24,625	7.9%	26.55
Cooper Health Medical Office Building	Dec. 2011	1	11,000	100.0%	7.1	288	3,325	8.7%	26.18
Village Healthcare Center	Jan. 2012	1	7,750	100.0%	11.9	417	4,482	9.3%	53.81
Biolife Plasma Services	Jan. 2012	1	15,000	100.0%	8.0	460	5,747	8.0%	30.67
University of Wisconsin Medical Center	Mar. 2012	1	31,374	100.0%	8.6	730	9,161	8.0%	23.27
Carson Tahoe Medical Office Building	Mar. 2012	1	38,426	82.1%	7.1	685	8,500	8.1%	22.82
Henry Ford Dialysis Center	Mar. 2012	1	10,100	100.0%	10.6	239	2,878	8.3%	23.66
Mercy Health Plaza	Apr. 2012	1	42,430	100.0%	9.1	864	11,045	7.8%	20.81
East Point Medical Office Building	Apr. 2012	1	34,500	100.0%	10.3	901	10,516	8.6%	26.38
DaVita Dialysis III	May 2012	1	5,725	100.0%	10.2	168	1,874	9.0%	29.34
Reliant Rehabilitation Hospital – Houston	May 2012	1	65,000	100.0%	24.2	3,144	31,593	10.0%	48.37
PAPP Clinic	May 2012	1	31,213	100.0%	8.8	441	5,400	8.2%	14.26
Unitron	May 2012	1	81,927	100.0%	7.9	793	9,390	8.4%	9.68
Cooper Health Medical Office Building	May 2012	1	16,314	100.0%	9.2	392	4,620	8.5%	24.03
Fresenius Medical – Metairie, LA	May 2012	1	18,149	100.0%	12.6	313	3,739	8.4%	17.25
Sunnyvale Medical Plaza	May 2012	1	48,910	88.3%	6.5	1,004	12,300	8.2%	24.13
Texas Clinic at Arlington	May 2012	1	66,824	95.7%	5.3	1,662	21,300	7.8%	26.49
Pinnacle Health	Jun. 2012	1	52,600	100.0%	7.4	1,351	12,900	10.5%	28.04
Cancer Care Partners	Jun. 2012	1	63,000	100.0%	12.8	2,158	26,800	8.1%	34.25
Aurora Health Care	Jul. 2012	3	226,046	100.0%	8.8	5,033	63,000	8.0%	22.27
Baylor Institute for Rehabilitation at Fort Worth	Aug. 2012	1	40,000	100.0%	11.0	1,347	16,000	8.4%	33.68
Bronson LakeView	Sep. 2012	1	100,321	100.0%	8.4	2,336	30,430	7.7%	23.29
Benton House Senior Living Communities	Nov., Dec. 2012	5	317,802	N/A	N/A	6,427	85,750	7.5%	N/A
Beverly Center	Nov. 2012	1	59,345	100.0%	10.1	1,196	16,500	7.2%	22.16
Rush – Copley I	Nov. 2012	1	79,344	100.0%	8.6	2,050	25,800	7.9%	26.18

Portfolio	Acquisition Date	Number of Properties	Square Feet	Occupancy	Remaining Lease Term(1)	Net Operating Income(2) (in thousands)	Base Purchase Price(3) (in thousands)	Capitalization Rate(4)	Annualized Rental Income(5) per Rented Square Foot
CareMeridian Rehabilitation Facility-La Mesa	Dec. 2012	1	9,000	100.0%	14.7	575	6,000	9.6%	63.84
Blue Ridge Medical Office Building	Dec. 2012	1	23,277	100.0%	9.3	361	4,850	7.4%	15.57
16 New Scotland Avenue	Dec. 2012	1	53,229	100.0%	12.3	1,105	15,000	7.4%	20.76
Michiana Hematology Oncology Medical Office Building	Dec. 2012	1	49,410	100.0%	17.4	1,686	21,740	7.8%	34.13
Cancer Center at Metro Health Village	Dec. 2012	1	21,502	100.0%	9.8	555	6,243	8.9%	25.80
Rush-Copley Building II	Dec. 2012	1	80,744	82.2%	5.9	1,717	25,550	6.7%	27.22
North Valley Orthopedic	Dec. 2012	1	17,608	100.0%	13.4	790	9,000	8.8%	44.88
Scott and White Healthcare Medical Office Building	Feb. 2013	1	14,974	100%	9.5	357	4,400	8.1%	23.81
Salem Medical Group	Mar. 2013	1	9,350	100%	9.3	322	3,670	8.8%	34.29
		52	2,253,601	97.5%	11.1	$56,172	$680,663	8.3%	$26.70

(1)	Remaining lease term in years as of March 1, 2013, calculated on a weighted-average basis.
(2)	Annualized net operating income for the year ended December 31, 2012 for the leases in place in the property portfolio as of December 31, 2012. Annualized net operating income as of acquisition date for the leases in place in the property portfolio after December 31, 2012. Net operating income is rental income on a straight-line basis, which include tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.
(3)	Contract purchase price, excluding acquisition related costs.
(4)	Net operating income divided by base purchase price.
(5)	Annualized rental income as of March 1, 2013 or acquisition date for the property portfolio on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

N/A — Not applicable for senior living facilities

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the properties we owned as of March 1, 2013:

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of the Total Portfolio	Leased Rentable Sq. Ft.	Percent of Portfolio Rented Sq. Ft. Expiring
		(In thousands)
March 2, 2013 – December 31, 2013	1	$44	0.1%	1,146	0.1%
2014	7	583	1.2%	22,079	1.2%
2015	3	221	0.4%	8,149	0.4%
2016	9	941	1.9%	44,331	2.3%
2017	16	1,409	2.8%	55,916	3.0%
2018	15	3,579	7.1%	187,229	9.9%
2019	8	1,874	3.7%	71,476	3.8%
2020	5	1,834	3.6%	69,193	3.7%
2021	14	11,841	23.5%	560,539	29.7%
2022	17	4,947	9.8%	209,803	11.1%
Total	95	$27,273	54.1%	1,229,861	65.2%

(1)	Annualized rental income as of March 1, 2013 or acquisition date on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Tenant Concentration

The following table lists tenants whose square footage is greater than 10% of the total portfolio square footage as of March 1, 2013:

Tenant	Number of Units Occupied by Tenant	Square Feet	Square Feet as a % of Total Portfolio	Lease Expiration	Average Remaining Lease Term(1)	Renewal Options	Annualized Rental Income(2) (in thousands)	Annualized Rental Income(2) per Sq. Ft.
Aurora Medical Group, Inc.	3	226,046	10.3%	December 2021	8.8	Three 5-year options	$5,033	$22.27

(1)	Remaining lease term in years as of March 1, 2013.
(2)	Annualized rental income as of December 31, 2012 for the property portfolio on a straight-line basis, which include tenant concessions such as free rent, as applicable. Annualized net operating income as of acquisition date for the leases in place in the property portfolio after December 31, 2012.

Selected Financial Data

The following selected financial data as of December 31, 2012 and December 31, 2011 and for the years then ended:

Balance sheet data (in thousands)	December 31,
	2012	2011
Total real estate investments, at cost	$677,589	$165,041
Total assets	690,668	172,315
Mortgage notes payable	200,095	110,721
Revolving credit facility	26,000	—
Note payable	2,500	2,500
Total liabilities	243,381	118,490
Total equity	447,287	53,825
Total revenues	$35,738	$3,314
Operating expenses:
Property operating	6,564	863
Operating fees to affiliates	987	—
Acquisition and transaction related	9,433	3,415
General and administrative	905	429
Depreciation and amortization	19,320	1,535
Total operating expenses	37,209	6,242
Operating loss	(1,471)	(2,928)
Other income (expenses):
Interest expense	(9,184)	(1,191)
Interest income	18	2
Total other expenses	(9,166)	(1,189)
Net loss	(10,637)	(4,117)
Net loss attributable to non-controlling interests	2	32
Net loss attributable to stockholders	$(10,635)	$(4,085)
Other data:
Cash flows provided by (used in) operations	$7,793	$(2,161)
Cash flows used in investing activities	(452,546)	(53,348)
Cash flows provided by financing activities	453,584	60,547
Per share data:
Net loss per common share attributable to stockholders, basic and diluted	$(0.43)	$(2.48)
Weighted-average number of common shares outstanding, basic and diluted	25,008,063	1,649,649

PROSPECTUS UPDATES

All references to the termination of this offering are revised to state that this offering will terminate on February 18, 2014, provided that this offering will be terminated if all 150.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our distribution reinvestment plan for sale in our primary offering).

Investor Suitability Standards

The following disclosure hereby replaces in its entirety the investor suitability standard “Massachusetts, Ohio, Iowa, Oregon, Pennsylvania, Washington and New Mexico” on page iii of the Prospectus.

“Massachusetts, Ohio, Iowa, Oregon, Washington and New Mexico

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Iowa, Oregon, Washington or New Mexico resident’s net worth. It shall be unsuitable for an Ohio investor’s aggregate investment in shares of us, our affiliates and in other non-traded real estate investment trusts to exceed ten percent (10%) of his, her or its liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs.”

The following disclosure hereby replaces in its entirety the investor suitability standard “Michigan” on page iii of the Prospectus.

“Pennsylvania and Michigan

•	A Pennsylvania or Michigan investor’s investment in us cannot exceed 10% of his or her net worth.”

The following disclosure hereby replaces in its entirety the investor suitability standard “North Dakota” on page iii of the Prospectus.

“North Dakota

•	North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in our offering.”

Prospectus Summary

The following disclosure hereby replaces in its entirety the second paragraph under the heading “What is American Realty Capital Healthcare Trust, Inc.?” on page 1 of the Prospectus.

“We are one of 11 publicly offered REITs sponsored by the American Realty Capital group of companies. For additional information concerning these other American Realty Capital-sponsored programs, please see the section in this prospectus entitled “Conflicts of Interest.””

The paragraph “Who is the transfer agent?” on page 25 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Who is the transfer agent?

The name and address of our affiliated transfer agent is as follows:

American National Stock Transfer, LLC
405 Park Avenue
New York, NY 10022
Phone: (877) 373-2522
Facsimile: (646) 861-7793

American National Stock Transfer, LLC, or our transfer agent, will provide customer service to subscribers and will supervise third party vendors, including DST Systems, Inc., in its execution of your subscription agreement and other administrative forms. Our transfer agent is owned by an entity which is under common control with our sponsor. For more detail about our transfer agent, see “Management — Affiliated Companies — Transfer Agent.”

Risk Factors

The following risk factor hereby replaces in its entirety the risk factor “Our properties may be adversely affected by the residual effects of the recent economic downturn,” on page 28 of the Prospectus.

“The continued recovery of real estate markets from the recent recession is dependent upon forecasted moderate economic growth, which if significantly slower than expected could have a negative impact on the performance of our investment portfolio.

The U.S. economy is in its third year of recovery from a severe global recession and the commercial real estate markets stabilized and began to recover in 2011. Based on moderate economic growth in the future, and historically low levels of new supply in the commercial real estate pipeline, a stronger recovery is forecasted for all property sectors over the next two years. Nevertheless, this ongoing economic recovery remains fragile, and could be slowed or halted by significant external events. As a result, real estate markets could perform lower than expected as a result of reduced tenant demand. A severe weakening of the economy or a renewed recession could also lead to higher tenancy default and vacancy rates, which could create an oversupply of rentable space, increased property concessions and tenant improvement expenditures and reduced rental rates to maintain occupancies. There can be no assurance that our real estate investments will not be adversely impacted by a severe slowing of the economy or renewed recession. Tenant defaults, fluctuations in interest rates, limited availability of capital and other economic conditions beyond our control could negatively impact our portfolio, and decrease the value of your investment.”

The following disclosure hereby replaces in its entirety the risk factor “Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return,” on page 29 of the Prospectus.

“Distributions paid from sources other than our cash flows from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flows from operations and may adversely affect your overall return.

Distributions paid from sources other than our cash flows from operations, particularly from proceeds of our offering, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flows from operations and may adversely affect your overall return.

Our cash flows provided by operations were $7.8 million for the year ended December 31, 2012. During the year ended December 31, 2012, we paid distributions of $14.5 million, of which $7.8 million was funded from cash flows from operations and $6.7 million, or 46.2%, was funded from proceeds from common stock issued under the DRIP and proceeds from financings. During the years ended December 31, 2012 and 2011, cash flow from operations included an increase in accounts payable of $2.0 million and $0.8 million, respectively, as reflected on our statement of cash flows. Accordingly, if accounts payable and accrued expenses had been paid during the years ended December 31, 2012 and 2011, there would have been $2.0 million and $0.8 million, respectively, less in cash flow from operations available to pay distributions. Additionally, we may in the future pay distributions from sources other than from our cash flows from operations.

Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flows from operations to pay distributions. Our inability to acquire additional properties or other real estate-related investments may result in a lower return on your investment than you expect. If we have not generated sufficient cash flows from our operations and other sources, such as from borrowings, the sale of additional securities, advances from our Advisor, and our Advisor's deferral, suspension or waiver of its fees and expense reimbursements, to fund distributions, we may use the proceeds from our offering. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering expenses in connection with our offering. We have not established any limit on the amount of proceeds from our offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; or (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any.

If we fund distributions from the proceeds of our offering, we will have less funds available for acquiring properties or other real estate-related investments. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of our offering may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third-party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flows from operations, affect our profitability or affect the distributions payable to you upon a liquidity event, any or all of which may have an adverse effect on your investment.”

The following risk factors are hereby inserted immediately before the heading “Risks Related to This Offering and Our Corporate Structure,” on page 33 of the Prospectus.

“We disclose modified funds from operations, or MFFO, a non-GAAP financial measure, including in documents filed with the SEC; however, MFFO is not equivalent to our net income or loss as determined under GAAP, and you should consider GAAP measures to be more relevant to our operating performance.

We use and disclose to investors, MFFO, which is a non-GAAP financial measure. See ''Management's Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations and Modified Funds from Operations.'' MFFO is not equivalent to our net income or loss as determined in accordance with GAAP, and investors should consider GAAP measures to be more relevant to evaluating our operating performance. MFFO and GAAP net income differ because MFFO excludes gains or losses from sales of property and asset impairment write-downs, and adds back depreciation and amortization, adjusts for unconsolidated partnerships and joint ventures, and further excludes acquisition-related expenses, amortization of above- and below-market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests.

Because of the differences between MFFO and GAAP net income or loss, MFFO may not be an accurate indicator of our operating performance, especially during periods in which we are acquiring properties. In addition, MFFO is not necessarily indicative of cash flow available to fund cash needs and investors should not consider MFFO as an alternative to cash flows from operations, as an indication of our liquidity, or as indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate MFFO. Also, because not all companies calculate MFFO the same way, comparisons with other companies may not be meaningful.

American National Stock Transfer, LLC, our affiliated transfer agent, has a limited operating history and a failure by our transfer agent to perform its functions for us effectively may adversely affect our operations.

Our transfer agent is a related party which was recently launched as a new business. The business was formed on November 2, 2012 and has not had any significant operations to date. As of March 1, 2013, our transfer agent began providing certain transfer agency services for programs sponsored directly or indirectly by AR Capital, LLC. Because of its limited experience, there is no assurance that our transfer agent will be able to effectively provide transfer agency and registrar services to us. Furthermore, our transfer agent will be responsible for supervising third party service providers who may, at times, be responsible for executing certain transfer agency and registrar services. If our transfer agent fails to perform its functions for us effectively, our operations may be adversely affected.”

The following risk factors are hereby inserted immediately before the heading “Your interest in us will be diluted if we issue additional shares,” on page 38 of the Prospectus.

“Because our advisor is wholly owned by our sponsor through the special limited partner, the interests of the advisor and the sponsor are not separate and as a result the advisor may act in a way that is not necessarily in the investors' interest.

Our advisor is indirectly wholly owned by our sponsor through the special limited partner. Therefore, the interests of our advisor and our sponsor are not separate and the advisor's decisions may not be independent from the sponsor and may result in the advisor making decisions to act in ways that are not in the investors' interests.”

The following risk factors are inserted immediately after the heading “General Risks Related to Investments in Real Estate,” on page 39 of the Prospectus.

“Losses from catastrophes may exceed our insurance coverage.

We carry comprehensive liability and property insurance on our properties and intend to obtain similar coverage for properties we acquire in the future. Some losses, generally of a catastrophic nature, such as losses from floods, hurricanes or earthquakes, are subject to limitations, and thus may be uninsured. If we suffer a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement value of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed.

We rely significantly on two major tenants (including, for this purpose, all affiliates of such tenants) and therefore, are subject to tenant credit concentrations that make us more susceptible to adverse events with respect to those tenants.

As of December 31, 2012, the following two major tenants had annualized rental income on a straight-line basis, which represented 5% or more of our total annualized rental income on a straight-line basis (including for this purpose, all affiliates of such tenants):

•	Reliant Rehabilitation represented 9.6% of total annualized rental income; and
•	Aurora Health Care represented 7.4% of total annualized rental income.

Therefore, the financial failure of a major tenant is likely to have a material adverse effect on our results of operations and our financial condition. In addition, the value of our investment is historically driven by the credit quality of the underlying tenant, and an adverse change in a major tenant's financial condition or a decline in the credit rating of such tenant may result in a decline in the value of our investments and have a material adverse effect on our results from operations.

We are subject to tenant geographic concentrations that make us more susceptible to adverse events with respect to certain geographic areas.

We are subject to geographic concentrations, the most significant of which are the following as of December 31, 2012:

•	$15.2 million, or 22.4%, of our annualized rental income from properties located in Georgia;
•	$14.5 million, or 21.3%, of our annualized rental income from properties located in Texas;
•	$7.3 million, or 10.8%, of our annualized rental income from properties located in Illinois;
•	$5.8 million, or 8.5%, of our annualized rental income from properties located in Wisconsin;
•	$5.3 million, or 7.8%, of our annualized rental income from properties located in Nevada;
•	$4.2 million, or 6.3%, of our annualized rental income from properties located in Florida; and
•	$4.0 million, or 5.9%, of our annualized rental income from properties located in Indiana.

As of December 31, 2012, our tenants operated in 18 states. Any downturn in one or more of these states, or in any other state in which we may have a significant credit concentration in the future, could result in a material reduction of our cash flows or material losses to us.”

The following risk factor is hereby inserted immediately after the risk factor “Our recovery of an investment in a mortgage, bridge or mezzanine loan that has defaulted may be limited,” on page 44 of the Prospectus.

“Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of co-venturers and disputes between us and our co-venturers.

We are currently party to four joint ventures and may enter into other partnerships and co-ownership arrangements (including preferred equity investments) for the purpose of making investments. We may not be in a position to exercise sole decision-making authority regarding such joint ventures. Investments in joint ventures may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their required capital contributions. Co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-venturer would have full control over the joint venture. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with co-venturers might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-venturers.”

The following risk factors are hereby inserted immediately before the heading “Healthcare Industry Risks,” on page 45 of the Prospectus.

“Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to you.

Some of our rental income comes from net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than they would otherwise be if we did not engage in net leases.

Potential changes in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.

Under current authoritative accounting guidance for leases, a lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. Under capital lease accounting for a tenant, both the leased asset and liability are reflected on their balance sheet. If the lease does not meet any of the criteria for a capital lease, the lease is considered an operating lease by the tenant, and the obligation does not appear on the tenant's balance sheet; rather, the contractual future minimum payment obligations are only disclosed in the footnotes thereto. Thus, entering into an operating lease can appear to enhance a tenant's balance sheet in comparison to direct ownership. The Financial Accounting Standards Board, or FASB, and the International Accounting Standards Board, or IASB, conducted a joint project to re-evaluate lease accounting. In August 2010, the FASB and the IASB jointly released exposure drafts of a proposed accounting model that would significantly change lease accounting. As of February 28, 2013, final standards have yet to be issued. Changes to the accounting guidance could affect both our accounting for leases as well as that of our current and potential tenants. These changes may affect how the real estate leasing business is conducted. For example, if the accounting standards regarding the financial statement classification of operating leases are revised, then companies may be less willing to enter into leases in general or desire to enter into leases with shorter terms because the apparent benefits to their balance sheets could be reduced or eliminated. This in turn could cause a delay in investing our offering proceeds and make it more difficult for us to enter into leases on terms we find favorable.

If we enter into long-term leases with tenants, those leases may not result in fair value over time.

Long-term leases do not allow for significant changes in rental payments and do not expire in the near term. If we do not accurately judge the potential for increases in market rental rates when negotiating these long-term leases, significant increases in future property operating costs could result in receiving less than fair value from these leases. These circumstances would adversely affect our revenues and funds available for distribution.”

The risk factor “A high concentration of our properties in a particular geographic area would magnify the effects of downturns in that geographic area,” on page 47 of the Prospectus is hereby deleted.

The risk factor “If we enter into long-term leases with tenants, those leases may not result in fair value over time,” on page 50 of the Prospectus is hereby deleted.

Management

The following disclosure is hereby inserted as the last three sentences of Nicholas S. Schorsch’s biography beginning on page 72 of the Prospectus.

“Mr. Schorsch has also served as the chairman of the board of directors of American Realty Capital Healthcare Trust II, Inc., or ARC HT II, since its formation in October 2012. Mr. Schorsch has served as the chairman of the board of directors of ARC Realty Finance Trust, Inc., or ARC RFT, since its formation in November 2012 and as chief executive officer of ARC RFT and the ARC RFT advisor since their formation in November 2012. Mr. Schorsch has served as chairman of the board of directors and chief executive officer of American Realty Capital Trust V, Inc., or ARCT V, since its formation in January 2013 and as chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013.”

The following disclosure hereby replaces the last sentence of Nicholas S. Schorsch’s biography on page 73 of the Prospectus.

“We believe that Mr. Schorsch’s current experience as chairman and chief executive officer, as applicable, of NYRR, ARC RCA, ARC DNAV, ARCP, ARC Global, ARCT IV, ARC HT II, ARC RFT and ARCT V, his previous experience as chairman and chief executive officer of ARCT and ARCT III, his previous experience as president, chief executive officer and vice chairman of AFRT and his significant real estate acquisition experience, make him well qualified to serve as our chairman of the board of directors.”

The following disclosure is hereby inserted as the third sentence of W. Todd Jensen’s biography, which begins on page 73 of the Prospectus.

“Mr. Jensen has also served as executive vice president and chief investment officer of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012.”

The following disclosure is hereby inserted immediately before the fourth to last sentence of Peter M. Budko’s biography on page 74 of the Prospectus.

“Mr. Budko has also served as the executive vice president of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Budko has served as the executive vice president of ARC RFT and the ARC RFT advisor since their formation in November 2012 as president and secretary of ARC RFT and the ARC RFT advisor since January 2013. Mr Budko was appointed as a director of ARC RFT in January 2013. Mr. Budko has served as executive vice president and chief investment officer of ARCT V, the ARCT V advisor and the ARCT V property manager since their formation in January 2013.”

The following disclosure is hereby inserted as the seventh, eighth and ninth full sentences on page 75 of Brian S. Block’s biography which begins on page 74 of the Prospectus.

“Mr. Block has served as executive vice president and chief financial officer of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Block served as executive vice president and chief financial officer of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Block has served as executive vice president and chief financial officer of ARCT V, the ARCT V advisor and the ARCT V property manager since their formation in January 2013.”

The following disclosure is hereby inserted immediately before the fifth to last sentence of Edward M. Weil, Jr.’s biography on page 75 of the Prospectus.

“Mr. Weil has also served as the president, chief operating officer, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Weil served as the president, treasurer and secretary of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer, secretary and director of ARCT V since its formation in January 2013 and as president, chief operating officer, treasurer and secretary of the ARCT V advisor and the ARCT V property manager since their formation in January 2013.”

The following disclosure is hereby inserted as the second sentence of Thomas P. D’Arcy’s biography on page 85 of the Prospectus.

“Mr. D’Arcy has served as the chief executive officer of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012.”

The second full paragraph on page 86 of the Prospectus under the section entitled “The Advisory Agreement” is hereby replaced in its entirety by the following disclosure.

“The advisory agreement had an initial term of one year, which ended on February 18, 2012, and was renewed for a successive one-year term. This agreement may be renewed for an unlimited number of successive one-year periods. Additionally, upon 60 days’ written notice, the advisory agreement may be terminated (i) by our independent directors or by the advisor without “cause” (as defined in the advisory agreement) or penalty, (ii) by the advisor for “good reason” (i.e., the failure to obtain a satisfactory assumption agreement from a successor to us or the operating partnership or a material breach of the agreement by us or the operating partnership) or (iii) by the advisor upon a change of control of the company; provided that the termination of the advisory agreement with “cause” (as defined in the advisory agreement) shall be upon 45 days’ prior written notice.”

The following disclosure hereby replaces in its entirety the last sentence of the second paragraph of the section “Dealer Manager” beginning on page 87 of the Prospectus.

“Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including NYRR, PE-ARC, ARC RCA, ARC DNAV, ARC Global, ARCP, ARCT IV, ARC HT II, ARC RFT and ARCT V.”

The disclosure on page 88 of the Prospectus immediately preceding Louisa Quarto’s biography is hereby replaced in its entirety by the following disclosure.

“The current officers of our dealer manager are:

Name	Age	Position(s)
Edward M. Weil, Jr.	46	Chief Executive Officer
Louisa Quarto	45	President
John H. Grady	51	Chief Operating Officer and Chief Compliance Officer
Alex MacGillivray	51	Executive Vice President and National Sales Manager
Steve Rokoszewski	36	Executive Vice President

The background of Mr. Weil is described in the “Management — Executive Officers and Directors” section of this prospectus and the backgrounds of Ms. Quarto and Messrs. Grady, MacGillivray and Rokoszewski are described below:”

John H. Grady’s biography is hereby inserted immediately following Louisa Quarto’s biography on page 88 of the Prospectus.

“John H. Grady has served as the chief operating officer and chief compliance officer of our dealer manager since October 2012. He has also served as the chief compliance officer of BDCA and the BDCA advisor since October 2012. Prior to October 2012, Mr. Grady was the chief operating officer and general counsel at Steben & Company from December 2009 to September 2012. Prior to joining Steben and Company, Mr. Grady served as a senior adviser to Coil Investment Group, from April 2008 to December 2009. From October 2006 to February 2008, Mr. Grady held a number of positions at Nationwide Funds Group, including president and chief executive officer. From February 2001 to June 2006, Mr. Grady worked at Turner Investment Partners and its mutual fund company spin-off, Constellation Funds Group. Prior to February 2001, Mr. Grady was a partner at Morgan, Lewis LLP (1995 – 2001), and an associate with Ropes & Gray LLP and Steptoe & Johnson LLP. Mr. Grady received his J.D. from The University of Pennsylvania Law School and his B.A. from Colgate University. Mr. Grady maintains his FINRA 3, 7, 24 and 63 licenses and is a member of the bar in Pennsylvania, Maryland and the District of Columbia.”

Kamal Jafarnia’s biography on page 88 of the Prospectus is hereby deleted in its entirety.

Steve Rokoszewski’s biography is hereby added immediately following Alex MacGillivray’s biography on page 89 of the Prospectus.

“Steve Rokoszewski joined the dealer manager in March of 2009 as vice president, national sales desk manager, and is responsible for the hiring, training and the ongoing management of all the Realty Capital Securities internal wholesalers. In June 2010, Mr. Rokoszewski was promoted to senior vice president, and he was promoted to executive vice president in April 2012. Mr. Rokoszewski has over 12 years’ experience in the financial services industry. Prior to joining Realty Capital Securities, he was Sales Desk Manager for KBS Capital Markets Group, or KBS, from November 2005 through February 2009. While at KBS, he participated in the development of a distribution company that raised over $1.2 billion in 2008. From March 2001 through October 2005, Mr. Rokoszewski served as assistant vice president — Sales Desk Manager for MetLife Investors, where he led a team of 24 internal wholesalers who helped raise $1.1 billion in sales in 2004. From August 1998 through March 2001, Mr. Rokoszewski was a financial advisor at PaineWebber, Inc. He received a degree in International Relations from the University of Southern California and currently holds FINRA Series 7, 24 and 63 licenses.”

The following disclosure is hereby inserted immediately before the section “Investment Decisions” on page 89 of the Prospectus.

“Transfer Agent

Our transfer agent is owned by an entity which is under common control with the parent of our sponsor. While our transfer agent will not process your subscription agreement or certain forms directly, our transfer agent will provide customer service to you. Additionally, our transfer agent will supervise third party vendors, including DST Systems, Inc., in its efforts to administer certain services. Our transfer agent, through its knowledge and understanding of the direct participation program industry which includes non-traded REITs, is particularly suited to provide us with transfer agency and registrar services. Our transfer agent will conduct transfer agency, registrar and supervisory services for us and other non-traded REITs and direct investment programs, including those sponsored directly or indirectly by the parent of our sponsor.”

The paragraph “Dealer Manager Agreement” on page 89 of the Prospectus is hereby replaced in its entirety by the following disclosure.

“Dealer Manager Agreement.  We have entered into a dealer manager agreement with our dealer manager. Nicholas S. Schorsch, our chief executive officer and chairman of our board of directors, and William M. Kahane, a director, together indirectly own a majority of the ownership and voting interests of our dealer manager. Edward M. Weil, Jr., our president, chief operating officer and secretary, has been the chief executive officer of our dealer manager since December 2010. Louisa Quarto is the president of our dealer manager. John H. Grady currently serves as the chief operating officer and chief compliance officer of our dealer manager. For a description of this agreement, including the commissions, fees and expense reimbursement payable to our dealer manager pursuant to this agreement, see the sections entitled “— Affiliated Companies — Dealer Manager,” “Management Compensation,” “Plan of Distribution” and “Conflicts of Interest” in this prospectus.”

Management Compensation

The fourth sentence in the introductory paragraph of the section entitled “What are the fees that you will pay to the advisor, the advisor’s affiliates, the dealer manager and your directors?” on page 10 of the Prospectus and the fourth sentence in the introductory paragraph of the section entitled “Management Compensation” on page 90 of the Prospectus are hereby replaced with the following disclosure.

“Except if a form of payment or distribution is specifically provided for, our advisor may, in its sole discretion, elect to have certain fees and commissions paid, in whole or in part, in cash or shares of our common stock.”

The section entitled “Asset Management Fees” on page 14 of the Prospectus is hereby replaced in its entirety by the following disclosure.

“Asset Management Subordinated Participation	Within 30 days after the end of each calendar quarter (subject to the approval of the board of directors), we, as the general partner of the operating partnership, will pay an asset management subordinated participation by issuing a number of restricted OP units which are designated as Class B OP units, or Class B Units to our advisor equal to: (i) the excess of (A) the product of (y) the cost of assets multiplied by (z) 0.1875% over (B) any amounts payable as an oversight fee (as described below) for such calendar quarter; divided by (ii) the value of one share of common stock as of the last day of such calendar quarter; provided, however, that if the amounts payable as an oversight fee for such calendar quarter exceed the amount determined under clause (A) for such calendar quarter, or an excess oversight fee, no Class B Units shall be issued for such calendar quarter and the excess oversight fee shall be carried forward to the next succeeding calendar quarter and included with and treated as amounts payable as an oversight fee for the next succeeding quarter for purposes of determining the amount of restricted Class B Units issuable for the next succeeding calendar quarter; provided further, however, that the sum of (I) the amounts determined under clause (i) above for a calendar year plus (II) the amounts payable as an oversight fee for such calendar year, shall not be less than 0.75% of the cost of assets for such calendar year.	Not determinable at this time. Because the subordinated participation is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this participation.”
Our advisor will be entitled to receive distributions on the vested and unvested Class B Units it receives in connection with its asset management subordinated participation at the same rate as distributions received on our common stock; such distributions will be in addition to the incentive fees the advisor and its affiliates may receive from us, including, without limitation, the annual subordinated performance fee and the subordinated participation in net sales proceeds, the subordinated incentive listing distribution or the subordinated distribution upon termination of the advisory agreement, as applicable.

Class B Units are subject to forfeiture until such time as: (a) the value of the operating partnership’s assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pretax, non-compounded annual return thereon, or the “economic hurdle”; (b) any one of the following events occurs concurrently with or subsequently to the achievement of the economic hurdle described above: (i) a listing of our common stock on a national securities exchange; (ii) a transaction to which we or our operating partnership shall be a party, as a result of which OP Units or our common stock shall be exchanged for or converted into the right, or the holders of such securities shall otherwise be entitled, to receive cash, securities or other property or any combination thereof; or (iii) the termination of the advisory agreement without cause; and (c) the advisor pursuant to the advisory agreement is providing services to us immediately prior to the occurrence of an event of the type described in clause (b) above, unless the failure to provide such services is attributable to the termination without cause of the advisory agreement by an affirmative vote of a majority of our independent directors after the economic hurdle described above has been met. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated for any reason other than a termination without cause. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated without cause by an affirmative vote of a majority of our board of directors before the economic hurdle described above has been met.

The section entitled “Operating Expenses” on page 15 of the Prospectus is hereby replaced in its entirety by the following disclosure.

“Operating Expenses	We will reimburse our advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (i) 2.0% of average invested assets and (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. For these purposes, “average invested assets” means, for any period, the average of the aggregate book value of our assets (including lease intangibles, invested, directly or indirectly, in financial instruments, debt and equity securities and equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies)) before deducting reserves for depreciation, or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.	Not determinable at this time.”

The sections entitled “Subordinated Participation in Net Sales Proceeds,” “Subordinated Incentive Listing Distribution” and “Subordinated Distribution upon Termination of the Advisory Agreement” beginning on page 18 of the Prospectus are hereby replaced in their entirety with the following disclosure.

“Subordinated Participation in Net Sales Proceeds (payable only if we are not listed on an exchange at the time of sale)	The special limited partner will receive from time to time, when available, 15.0% of remaining “net sales proceeds” (as defined in our charter) after return of capital contributions plus payment to investors of an annual 6.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6.0% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Distribution (payable only if we are listed on an exchange, which we have no intention to do at this time)	Upon the listing of our shares on a national securities exchange, the special limited partner or its assignees will receive 15.0% of the amount by which the sum of our market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6.0% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of this distribution.
Subordinated Distribution Upon Termination of the Advisory Agreement	Upon termination or non-renewal of the advisory agreement, the special limited partner will receive distributions from our operating partnership payable in the form of a non-interest bearing promissory note. In addition, the special limited partner may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.	Not determinable at this time. There is no maximum amount of this distribution.”

The section entitled “Asset Management Fees” on page 93 of the Prospectus is hereby replaced in its entirety by the following disclosure.

“Asset Management Subordinated Participation	Within 30 days after the end of each calendar quarter (subject to the approval of the board of directors), we, as the general partner of the operating partnership, will pay an asset management subordinated participation by issuing a number of restricted Class B Units to our advisor equal to: (i) the excess of (A) the product of (y) the cost of assets multiplied by (z) 0.1875% over (B) any amounts payable as an oversight fee (as described below) for such calendar quarter; divided by (ii) the value of one share of common stock as of the last day of such calendar quarter; provided, however, that if the amounts payable as an oversight fee for such calendar quarter exceed the amount determined under clause (A) for such calendar quarter, or an excess oversight fee, no Class B Units shall be issued for such calendar quarter and the excess oversight fee shall be carried forward to the next succeeding calendar quarter and included with and treated as amounts payable as an oversight fee for the next succeeding quarter for purposes of determining the amount of restricted Class B Units issuable for the next succeeding calendar quarter; provided further, however, that the sum of (I) the amounts determined under clause (i) above for a calendar year plus (II) the amounts payable as an oversight fee for such calendar year, shall not be less than 0.75% of the cost of assets for such calendar year.	Not determinable at this time. Because the subordinated participation is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this participation.”
Our advisor will be entitled to receive distributions on the vested and unvested Class B Units it receives in connection with its asset management subordinated participation at the same rate as distributions received on our common stock; such distributions will be in addition to the incentive fees the advisor and its affiliates may receive from us, including, without limitation, the annual subordinated performance fee and the subordinated participation in net sales proceeds, the subordinated incentive listing distribution or the subordinated distribution upon termination of the advisory agreement, as applicable.

Class B Units are subject to forfeiture until such time as: (a) the value of the operating partnership’s assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pretax, non-compounded annual return thereon, or the “economic hurdle”; (b) any one of the following events occurs concurrently with or subsequently to the achievement of the economic hurdle described above: (i) a listing of our common stock on a national securities exchange; (ii) a transaction to which we or our operating partnership shall be a party, as a result of which OP Units or our common stock shall be exchanged for or converted into the right, or the holders of such securities shall otherwise be entitled, to receive cash, securities or other property or any combination thereof; or (iii) the termination of the advisory agreement without cause; and (c) the advisor pursuant to the advisory agreement is providing services to us immediately prior to the occurrence of an event of the type described in clause (b) above, unless the failure to provide such services is attributable to the termination without cause of the advisory agreement by an affirmative vote of a majority of our independent directors after the economic hurdle described above has been met. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated for any reason other than a termination without cause. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated without cause by an affirmative vote of a majority of our board of directors before the economic hurdle described above has been met.(5)

The section entitled “Operating Expenses” on page 94 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Operating Expenses	We will reimburse our advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (i) 2.0% of average invested assets and (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. For these purposes, “average invested assets” means, for any period, the average of the aggregate book value of our assets (including lease intangibles, invested, directly or indirectly, in financial instruments, debt and equity securities and equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies)) before deducting reserves for depreciation, or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.(6)	Not determinable at this time.”

The sections entitled “Subordinated Participation in Net Sales Proceeds,” “Subordinated Incentive Listing Distribution” and “Subordinated Distribution upon Termination of the Advisory Agreement” beginning on page 97 of the Prospectus are hereby replaced in their entirety with the following disclosure.

“Subordinated Participation in Net Sales Proceeds (payable only if we are not listed on an exchange at the time of sale)(9)(10)	The special limited partner will receive from time to time, when available, 15.0% of remaining “net sales proceeds” (as defined in our charter) after return of capital contributions plus payment to investors of an annual 6.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6.0% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Distribution (payable only if we are listed on an exchange, which we have no intention to do at this time)(11)	Upon the listing of our shares on a national securities exchange, the special limited partner or its assignees special limited partner will receive 15.0% of the amount by which the sum of our market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6.0% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of this distribution.
Subordinated Distribution Upon Termination of the Advisory Agreement	Upon termination or non-renewal of the advisory agreement, the special limited partner will receive distributions from our operating partnership payable in the form of a non-interest bearing promissory note. In addition, the special limited partner may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.(12)	Not determinable at this time. There is no maximum amount of this distribution.”

Footnote 5 to the “Management Compensation” table on page 99 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“(5)	Since the advisor will be reimbursed for its expenses in connection with providing asset management services, the amount of asset management subordinated participation will be a profit to the advisor.”

Footnotes 9, 10 and 11 to the “Management Compensation” table beginning on page 99 of the Prospectus are hereby replaced in their entirety by the following disclosure.

“(9)	Neither our advisor nor any of its affiliates (including the special limited partner) can earn both the subordinated participation in net sales proceeds and the subordinated incentive listing distribution. The subordinated incentive listing distribution will be paid in the form of a non-interest bearing promissory note that will be repaid from the net sales proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash or a combination thereof. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any subordinated participation in net sales proceeds becoming due and payable to the special limited partner or its assignees hereunder shall be reduced by the amount of any distribution made to the special limited partner pursuant to the limited partnership agreement of our operating partnership. Any portion of the subordinated participation in net sales proceeds that the special limited partner receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing distribution. In no event will the amount paid to the special limited partner under the promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.
(10)	Upon an investment liquidity event, which means a liquidation or the sale of all or substantially all our investments (regardless of the form in which such sale shall occur, including through a merger or sale of stock or other interests in an entity), the special limited partner will be entitled to receive, payable in one or more payments solely out of net sales proceeds, an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (w) the fair market value of the included assets (as defined below), or all issued and outstanding shares of our common stock, in each case as determined in good faith by us, as the general partner of the operating partnership, as of the date the investment liquidity event is consummated, plus (y) total distributions paid through the date the investment liquidity event is consummated on shares issued in all offerings through such date, exceeds (2) the sum of the gross proceeds raised in all offerings through the date the investment liquidity event is consummated (less amounts paid on or prior to such date to purchase or redeem any shares of our common stock purchased in an offering pursuant to our share repurchase program) and the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the date the investment liquidity event is consummated, would have provided such stockholders an annual 6.0% cumulative, non-compounded, pre-tax return on the gross proceeds raised in all offerings through the date the investment liquidity event is consummated, measured for the period from inception through the date the investment liquidity event is consummated, less (B) any prior payments to the special limited partner or advisor of the subordinated participation in net sales proceeds the subordinated incentive listing distribution. “Included assets” means the fair market value of the investments owned as of the date of the investment liquidity event or the termination date of the advisory agreement and the investments acquired after such date the termination date of the advisory agreement for which a contract to acquire such investment had been entered into as of such date.
(11)	The subordinated incentive listing distribution will be paid in the form of a non-interest bearing promissory note that will be repaid from the net sales proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash or a combination thereof. The market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. Any previous payments of the subordinated participation in net sales proceeds will offset the amounts due pursuant to the subordinated incentive listing distribution. If the special limited partner receives the subordinated incentive listing distribution, neither it nor any of its affiliates would be entitled to receive any more of the subordinated distributions of net sales proceeds or the subordinated distribution upon termination.
(12)	The subordinated distribution upon termination, if any, will be payable in the form of a non-interest bearing promissory note equal to (A) 15.0% of the amount, if any, by which (1) the sum of (w) the fair market value (determined by appraisal as of the termination date) of our investments on the termination date, less (x) any loans secured by such investments, plus (y) total distributions paid through the termination date on shares issued in all offerings through the termination date, less (z) any amounts distributable as of the termination date to limited partners who received OP Units in connection with the acquisition of any investments (including cash used to acquire investments) upon the liquidation or sale of such investments (assuming the liquidation or sale of such investments on the termination date), exceeds (2) the sum of the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the termination date to purchase or redeem any shares of our common stock purchased in an offering pursuant to our share repurchase program) and the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 6.0% cumulative, non-compounded, pre-tax return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the termination date, less (B) any prior payments to the special limited partner of the subordinated participation in net sales proceeds or the subordinated incentive listing distribution. In addition, at the time of termination, the special limited partner may elect to defer its right to receive a subordinated distribution upon termination until either a listing or another liquidity event occurs, including a liquidation or the sale of all or substantially all our investments (regardless of the form in which such sale shall occur, including through a merger or sale of stock or other interests in an entity). If the special limited partner elects to defer its right to receive a subordinated distribution upon termination and there is a subsequent listing of the shares of our common stock on a national securities exchange, then the special limited partner will be entitled to receive a subordinated distribution upon termination, payable in one or more payments solely out of net sales proceeds, in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (w) the fair market value (determined by appraisal as of the date of listing) of the included assets, less (x) any loans secured by the included assets, plus (y) total distributions paid through the date of listing on shares of our common stock issued in offerings through the termination date, less (z) any amounts distributable as of the date of listing to limited partners who received OP Units in connection with the acquisition of any included assets (including cash used to acquire the included assets) upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of listing), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of listing to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase program), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 6.0% cumulative, non-compounded, pre-tax return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of listing, less (B) any prior payments to the special limited partner of the subordinated participation in net sales proceeds or the subordinated incentive listing distribution.

If the special limited partner elects to defer its right to receive a subordinated distribution upon termination and there is a subsequent investment liquidity event, then the special limited partner will be entitled to receive a subordinated distribution upon termination, payable in one or more payments solely out of net sales proceeds, in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (w) the fair market value (determined by appraisal as of the date of such other liquidity event) of the included assets, less (x) any loans secured by the included assets, plus (y) total distributions paid through the date of the other liquidity event on shares of our common stock issued in offerings through the termination date, less (z) any amounts distributable as of the date of the other liquidity event to limited partners who received OP Units in connection with the acquisition of any included assets (including cash used to acquire included assets) upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of the other liquidity event), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of the other liquidity event to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase program), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 6.0% cumulative, non-compounded, pre-tax return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of the other liquidity event, less (B) any prior payments to the special limited partner of the subordinated participation in net sales proceeds or the subordinated incentive listing distribution.

If the special limited partner receives the subordinated distribution upon termination, neither it nor any of its affiliates would be entitled to receive any more of the subordinated participation in net sales proceeds or the subordinated incentive listing distribution. There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive.”

Conflicts of Interest

The following disclosure hereby replaces the first sentence of the second paragraph of the section “Conflicts of Interest” on page 103 of the Prospectus.

“Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including NYRR, a Maryland corporation organized on October 6, 2009, PE-ARC, a Maryland corporation organized on October 13, 2009, ARC RCA, a Maryland corporation organized on July 29, 2010, ARC DNAV, a Maryland corporation organized on September 10, 2010, ARC Global, a Maryland corporation organized on July 13, 2011, ARCP, a Maryland corporation, organized on December 2, 2010, ARCT IV, a Maryland corporation organization on February 14, 2012, ARC HT II, a Maryland corporation organized on October 15, 2012, ARC RFT, a Maryland corporation organized on November 15, 2012 and ARCT V, a Maryland corporation organized on January 22, 2013.”

The following disclosure is hereby inserted as the fourth, fifth and sixth to last paragraphs on page 104 of the Prospectus.

“Additionally, our transfer agent is owned by an entity which is under common control with the parent of our sponsor. Our transfer agent will conduct transfer agency, registrar and supervisory services for us and other non-traded REITs and direct investment programs, including those sponsored by our sponsor.

AR Capital, LLC, the parent of our sponsor, recently entered into a series of reorganization transactions, or the reorganization, in which certain lines of business were reorganized under two parent companies, RCAP Holdings, LLC, which was formerly AR Capital, LLC, and a new AR Capital, LLC. Following the

reorganization, RCAP Holdings, LLC became the parent of our dealer manager, our transfer agent and RCS Advisory Services, LLC. The new AR Capital, LLC was formed to continue to sponsor the remaining programs previously sponsored by RCAP Holdings, LLC (formerly, AR Capital, LLC), including us. The new AR Capital, LLC has assumed the role of RCAP Holdings, LLC as the parent of our sponsor and the parent or direct sponsor of the remaining investment programs previously sponsored by RCAP Holdings, LLC. Our dealer manager and transfer agents are subsidiaries of RCAP Holdings, LLC, which is under common control with the new AR Capital, LLC. Each of the new AR Capital, LLC and RCAP Holdings, LLC is controlled directly or indirectly by Nicholas S. Schorsch and William M. Kahane.

Additionally, in connection with the reorganization, the new AR Capital, LLC entered into a services agreement with RCS Advisory Services, LLC, a subsidiary of RCAP Holdings, LLC. Pursuant to the services agreement, RCS Advisory Services, LLC will provide us and other programs sponsored directly or indirectly by the new AR Capital, LLC with transaction management (including, without limitation, transaction management, due diligence, event coordination and marketing services) and other services. The services agreement is a related party transaction which was not negotiated at arms-length. The agreement provides for an initial ten year term, with automatic renewals for successive five-year periods, in each case, unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) AR Capital, LLC’s delivery to RCS Advisory Services, LLC of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) the impactof a force majeure-related delay upon either party, if the force majeure results in performance being delayed by greater than 60 days.”

The following disclosure hereby replaces the second full paragraph of the section “Conflicts of Interest” on page 106 of the Prospectus.

“ARC HT II filed its initial registration statement with the SEC on October 31, 2012, which was declared effective by the SEC on February 14, 2013. We do not believe that any of our other affiliated programs, other than ARC HT II, are in direct competition with this program.”

The third bullet on page 109 of the Prospectus under the section entitled “Certain Conflict Resolution Procedures” is hereby replaced in its entirety by the following disclosure.

“•	Our advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner; provided, however, that we will not reimburse our advisor at the end of any fiscal quarter in which the total operating expenses (as defined by the NASAA REIT Guidelines) incurred by our advisor during the previous four consecutive fiscal quarters exceeded the greater of (i) 2% of our average invested assets for such period, and (ii) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for such period, or the maximum amounts. Any amount in excess of such maximum amount reimbursed our advisor during a fiscal quarter shall be repaid to us or, at our option, subtraced from the amounts reimbursed to our advisor during the subsequent fiscal quarter.”

Description of Real Estate Investments

The following heading is hereby inserted immediately following the section heading “CareMeridian Rehabilitation Facility” on page 135 of the Prospectus.

“Phoenix, Arizona”

The following disclosure is hereby inserted immediately following the section “CareMeridian Rehabilitation Facility Cancer Care Partners Building” on page 136 of the Prospectus.

“La Mesa, California

On December 14, 2012, we closed the acquisition of a fee simple interest in one inpatient rehabilitation facility specializing in catastrophic brain and spinal injuries located in La Mesa, California, or the CareMeridian Rehabilitation Facility — La Mesa. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was La Mesa Med Partners, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The CareMeridian Rehabilitation Facility — La Mesa is the ninth property acquired from the Ten Property Portfolio.

The CareMeridian Rehabilitation Facility — La Mesa contains 9,000 rentable square feet and consists of a single story, inpatient rehabilitation facility specializing in caring for patients suffering from catastrophic brain and spine injuries. The property, which is located in La Mesa, about 8 miles west of San Diego, was designed to provide patients a high level of medical services within a comfortable residential setting. The property was constructed in 2012 and features 15 private patient rooms and provides ancillary services including physical therapy, speech therapy, whirlpool hydro tub, and dietary services.

Capitalization

The contract purchase price of the CareMeridian Rehabilitation Facility — La Mesa was $6.0 million, exclusive of closing costs, at a capitalization rate of 9.6% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of CareMeridian Rehabilitation Facility — La Mesa with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to National Mentor Healthcare, LLC (d/b/a CareMeridian), a subsidiary of National Mentor Holdings, LLC, a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The CareMeridian network specializes in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury, or medically complex injuries, such as neuromuscular or congenital anomalies in its 24 locations throughout Arizona, California and Nevada. National Mentor Holdings, Inc. has guaranteed the tenant’s obligations under the lease. The tenant took possession of the property upon its completion in October 2012.

The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has a 15-year term, which commenced in October 2012, and expires in October 2027. The annualized straight-line rent for the initial lease term will be $0.6 million or $63.84 per rentable square foot. The lease contains 2.5% fixed annual rental escalations during the initial term and two renewal options of ten years each at the lessor of market rates or an increase of 2.5% over the rental rate in-place at the time of lease expiration.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years where such information is available:

	2012	2011(1)	2010(1)	2009(1)	2008(1)
Occupancy rate	100.0%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$53.33	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon completion in October 2012. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2013 are expected to be approximately $14,000, however the property will be reassessed at market value as a result of the purchase, as required by California state law. Such real estate taxes will be paid by us, as landlord, under the terms of the lease; however, the tenant will pay us, as landlord, monthly payments equal to 1/12 of the known or estimated real estate taxes. Any excess or shortfall will be reconciled annually.

We believe that Care Meridian Rehabilitation Facility — La Mesa is well-located with acceptable roadway access and is well maintained. Care Meridian Rehabilitation Facility — La Mesa will be subject to competition from similar properties within each respective market area, and the economic performance of the center could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire Care Meridian Rehabilitation Facility — La Mesa, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at Care Meridian Rehabilitation Facility — La Mesa.”

The following disclosure is hereby inserted following the section “Cancer Care Partners Building” on page 168 of the Prospectus.

“Aurora Health Care Portfolio

On July 26, 2012, we closed the acquisition of the fee simple interests in three medical office buildings leased to a subsidiary of Aurora Health Care, located in Wisconsin, or the Aurora Health Care Portfolio. We acquired the properties through an indirect wholly owned subsidiary of our operating partnership. The sellers of the properties were PMZ-Two Rivers, L.L.C., JPG-Two Rivers, L.L.C., AI-Two Rivers, L.L.C., PMZ-Hartford, L.L.C., JPG-Hartford, L.L.C., AI-Hartford, L.L.C., PMZ-Neenah, L.L.C., JPG-Neenah, L.L.C. and AI-Neenah, L.L.C., entities which have no material relationship with us and the acquisition was not an affiliated transaction.

The Aurora Health Care Portfolio contains 226,046 rentable square feet.

Capitalization

The contract purchase price of the Aurora Health Care Portfolio was $63.0 million, exclusive of closing costs, at a capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the Aurora Health Care Portfolio with net proceeds from this offering, including in-place financing assumed at acquisition of $49.6 million.

Major Tenants/Lease Expiration

The properties are 100% leased to a subsidiary of Aurora Health Care, Inc.

The leases commenced in December 2006 and have a 15-year term, which expire in December 2021. At the closing of the acquisition, 9.4 years remained on the leases. The leases contain 6.0% fixed rental escalations every three years during the initial term and three renewal options of five years each. The leases are net whereby the tenants are required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the buildings, in addition to base rent. The annualized straight-line rent for the initial lease terms is $5.0 million, or $22.27 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009	2008
Occupancy rate	100.0%	100.0%	100.0%	100.0%	100.0%
Average effective annual rent per square foot	$19.90	$19.90	$19.90	$18.77	$18.77

Other

We believe the properties are suitable and adequate for their uses.

We do not have any scheduled capital improvements.

We believe that the properties are adequately insured.

The annual realty taxes payable on the Aurora Health Care Portfolio for the calendar year 2013 are expected to be $0.8 million. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

Aurora Health Care is a not-for-profit system that began in 1984. The system is comprised of 14 acute care hospitals, 1,400+ employed physicians and approximately 155 clinic sites located in 90 communities throughout eastern Wisconsin.

We believe that the facilities that make up the Aurora Health Care Portfolio are well-positioned, accessible, and well-maintained. The Aurora Health Care Portfolio will be subject to competition from similar properties and other medical office buildings within their respective market areas. The economic performance of the single tenant operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Aurora Health Care Portfolio, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements for the Aurora Health Care Portfolio.

Baylor Institute for Rehabilitation at Fort Worth

On August 22, 2012, we closed the acquisition of the fee simple interest in an inpatient rehabilitation facility located in Fort Worth, Texas, or the Baylor Institute for Rehabilitation at Fort Worth. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Harris Parkway Rehab, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The Baylor Institute for Rehabilitation at Fort Worth contains 40,000 rentable square feet.

Capitalization

The contract purchase price of the Baylor Institute for Rehabilitation at Fort Worth was $16.0 million, exclusive of closing costs, at a capitalization rate of 8.4% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the Baylor Institute for Rehabilitation at Fort Worth with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to Global Rehab-Fort Worth, LP, an operating joint venture between Baylor Health Care System and Select Medical Corporation.

The lease commenced in January 2009 and has a 15-year term, which expires in February 2024. At the closing of the acquisition, 11.5 years remained on the lease. The lease contains 1.5% fixed rental escalations annually during the initial term and two renewal options of five years each. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the buildings, in addition to base rent. The annualized straight-line rent for the initial lease term is $1.3 million, or $33.68 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009	2008(1)
Occupancy rate	100.0%	100.0%	100.0%	100.0%	N/A
Average effective annual rent per square foot	$30.82	$30.36	$29.91	$29.47	N/A

(1)	The tenant took possession of the property upon its completion in January 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual realty taxes payable on the Baylor Institute for Rehabilitation at Fort Worth for the calendar year 2013 are expected to be $0.3 million. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

Global Rehab-Fort Worth, LP is an operating joint venture between Baylor Health Care System, or Baylor, a regional healthcare system, and Select Medical Corporation, a provider of specialized inpatient and outpatient healthcare services and a 21-member physician group. The joint venture between Baylor and Select Medical Corporation, or BIR JV, acquired an 80% interest in the hospital operations in January 2012.

Select Medical Corporation is an operator of specialty hospitals and rehabilitation clinics throughout the U.S. As of December 2011, the company operated 110 long-term acute care hospitals and nine inpatient rehabilitation facilities in 28 different states, and 954 outpatient rehabilitation clinics in 32 states. Select Medical Corporation operates in three main segments: specialty hospitals, outpatient rehabilitation and inpatient services. Through each segment, Select Medical Corporation offers a full range of programs and services to patients.

Baylor is a Baptist faith-based non-profit healthcare system in the North Texas region. Baylor offers an array of health care services throughout the Dallas-Fort Worth metroplex. Baylor provides full-range, inpatient, outpatient, rehabilitation and emergency medical services through 27 owned, leased or affiliated hospitals and surgical services at six short-stay hospitals.

We believe that the Baylor Institute for Rehabilitation at Fort Worth is well-positioned, accessible and well-maintained. The Baylor Institute for Rehabilitation at Fort Worth will be subject to competition from similar properties and other rehabilitation facilities within its respective market areas. The economic performance of the single tenant operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire Baylor Institute for Rehabilitation at Fort Worth, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements for the Baylor Institute for Rehabilitation at Fort Worth.

Bronson LakeView

On September 27, 2012, we closed the acquisition of a fee simple interest in an off-campus medical office building, or Bronson LakeView, located in Paw Paw, Michigan. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Great Lakes Medical Properties, LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 100,321 rentable square feet and is a two-story building completed in January 2006. Services within the building provided by the tenant include primary care services such as family medicine, internal medicine, pediatrics, women’s health and gynecology as well as specialties including heart care, surgery, orthopedics and sleep disorders.

Capitalization

The contract purchase price of Bronson LakeView was $30.4 million, exclusive of closing costs, at a capitalization rate of 7.7% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of Bronson LakeView with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to the Bronson Healthcare Group. The lease commenced in July 2006 and has a 15-year lease term, which expires in July 2021. At the closing of the acquisition, 8.8 years remained on the lease. The lease contains annual escalations equal to the greater of the Consumer Price Index and 2.75% during the initial term. The lease contains two renewal options of five years.

The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be $2.3 million or $23.29 per rentable square foot.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009	2008
Occupancy	100.0%	100.0%	100.0%	100.0%	100.0.%
Average effective annual rent per rentable square foot	$23.29	$22.74	$22.13	$21.65	$20.72

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be $0.4 million. Such real estate taxes are to be reimbursed by the tenant under the terms of its lease.

Bronson Healthcare Group is a not-for-profit, tertiary healthcare system serving southwest Michigan and northern Indiana, which employs over 6,000 employees.

We believe that Bronson LakeView is well-located, has acceptable roadway access and is well maintained. Bronson LakeView will be subject to competition from similar properties within its respective market area, and the economic performance of the tenants could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire Bronson LakeView, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at Bronson LakeView.

Benton House Senior Housing Communities

On November 21, 2012, we, through subsidiaries of our operating partnership, closed our acquisition of the fee simple interest in four senior housing communities located in Palm Coast, Florida and Georgia (Douglasville, Stockbridge and Sugar Hill). On December 4, 2012, we closed on an additional senior housing community located in Newnan, Georgia. The sellers of the properties were Palm Coast SLP LLC, Douglasville SLP, LLC, Stockbridge Senior Living Partners, LLC, Sugar Hill SLP LLC and Newnan SLP, LLC, respectively. None of the sellers has a material relationship with us and none of the acquisitions was an affiliated transaction.

Capitalization

The contract purchase price of the properties was $85.8 million. The Company funded the acquisition of the properties with proceeds from its ongoing public offering. The properties contain an aggregate of 317,802 rentable square feet. Each of the properties is predominantly focused on assisted living with a separate wing to provide memory care services.

Major Tenants/Lease Expiration

The properties were acquired using a structure created under the REIT Investment Diversification and Empowerment Act, pursuant to which the Company will receive operating income generated from the operations of the senior housing communities. Principal Senior Living Group, or PSLG, an affiliate of the sellers, will manage the properties and will receive a market rate management fee pursuant to a management contract.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be $0.5 million.

PSLG is a regional operator of senior housing communities. PSLG was founded in 1997 and currently owns or operates 20 facilities located in the southeast.

Beverly Center

On November 28, 2012, we closed on the acquisition of a fee simple interest in a freestanding off-campus medical office building, or the Beverly Center, located in Chicago, Illinois. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Beverly Center, LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 59,345 rentable square feet and is a three-story building situated on nearly two acres of land. Services within the building include imaging and laboratory, as well as 14 different physician specialties.

Capitalization

The contract purchase price of the Beverly Center was $16.5 million, exclusive of closing costs, at a capitalization rate of 7.3% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Beverly Center with net proceeds from this offering.

Major Tenant/Lease Expiration

The property is 100% leased to Advocate Health and Hospitals Corporation, or Advocate. The lease contains annualized straight-line rental income of $1.3 million and expires in March 2023. The lease has one five year renewal option and contains annual contractual rental escalations of 2.0%. The lease is net whereby

Advocate is required to reimburse us for substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rental income per square foot under the tenant leases is $22.16.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009	2008
Occupancy	100.0%	84.9%	84.9%	84.9%	84.9%
Average effective annual rent per rentable square foot	$20.15	$20.51	$20.13	$19.77	$19.41

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be $0.2 million. Such real estate taxes are to be reimbursed by the tenant under the terms of its leases.

Advocate is a fully integrated health care delivery system in the state of Illinois. Advocate operates approximately 250 sites throughout the Chicago area and offers inpatient and outpatient services, home health services, hospice, counseling, physician services, and health care education programs.

We believe that the Beverly Center is well-located, has acceptable roadway access and is well maintained. The Beverly Center will be subject to competition from similar properties within its respective market area, and the economic performance of the tenants could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Beverly Center, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Beverly Center.

Rush Copley Building I

On November 29, 2012, we closed on the acquisition of a leasehold interest in an on-campus medical office building, or Rush Copley Building I, located in Aurora, Illinois. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Copley Memorial Hospital, Inc., an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 79,343 rentable square feet and is located on the campus of Rush-Copley Medical Center. The tenants of Rush Copley Building I include physicians with specialties in oncology, neuroscience, vascular surgery, radiology, and joint reconstruction and replacement.

Capitalization

The contract purchase price of the Rush Copley Building I was $25.8 million, exclusive of closing costs, at a capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Rush Copley Building I with net proceeds from this offering.

Major Tenant/Lease Expiration

The property is 100% leased to four tenants, pursuant to 14 leases. The four tenants are Copley Memorial Hospital, Inc., Rush-Copley Medical Group, NFP, Surgical Health Associates, LLC and Rehabilitation Medicine Clinic, Inc. The leases are net whereby the tenant is required to reimburse us for substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent.

The following table provides information relating to each lease, including lease commencement and termination dates, rental escalations and renewal options, rentable square footage, annualized rental income and annualized rental income per square foot:

Tenant	Lease Commencement Date	Lease Termination Date	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/Per Square Foot
Copley Memorial Hospital, Inc.	November 2012	November 2022	3% annual escalations	Two five-year options	15,869	$0.3 million/ $20.63
Copley Memorial Hospital, Inc.	November 2012	November 2022	3% annual escalations	Two five-year options	8,086	$0.2 million/ $27.51
Rush Copley Medical Group, NFP	November 2012	November 2022	3% annual escalations	Two five-year options	4,154	$0.1 million/ $27.51
Copley Memorial Hospital, Inc.	November 2012	December 2017	3% annual escalations	None	4,154	$0.1 million/ $25.60
Surgical Health Associates, Inc.	December 1999	November 2014	3% annual escalations	One five-year option	2,346	$0.1 million/ $33.12
Rush Copley Medical Group, NFP	November 2012	November 2022	3% annual escalations	Two five-year options	6,206	$0.2 million/ $27.51
Rush Copley Medical Group, NFP	November 2012	November 2022	3% annual escalations	Two five-year options	2,234	$0.1 million/ $27.51
Copley Memorial Hospital, Inc.	November 2012	November 2022	3% annual escalations	Two five-year options	4,557	$0.1 million/ $27.51
Copley Memorial Hospital, Inc.	November 2012	November 2022	3% annual escalations	Two five-year options	7,786	$0.2 million/ $27.51
Copley Memorial Hospital, Inc.	November 2012	November 2017	3% annual escalations	None	3,427	$0.1 million/ $25.48
Copley Memorial Hospital, Inc.	November 2012	November 2017	3% annual escalations	None	3,510	$0.1 million/ $25.48
Rehabilitation Medicine Clinic, Inc.	November 2010	October 2013	3% annual escalations	Two one-year options	1,146	$44,000/ $38.06
Copley Memorial Hospital, Inc.	November 2012	November 2022	3% annual escalations	Two five-year options	11,108	$0.3 million/ $27.51
Copley Memorial Hospital, Inc.	November 2012	November 2022	3% annual escalations	Two five-year options	4,761	$0.1 million/ $27.51

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the property:

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of Rush Copley Building I	Leased Rentable Sq. Ft.	Percent of Rush Copely Building I Rentable Sq. Ft. Expiring
		(In thousands)
March 2, 2013 – December 31, 2013	1	$44	2.1%	1,146	1.4%
2014	1	78	3.8%	2,346	3.0%
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	3	282	13.6%	11,091	14.0%
2018	—	—	—	—	—
2019	—	—	—	—	—
2020	—	—	—	—	—

2021	—	—	—	—	—
2022	9	1,671	80.5%	64,761	81.6%
Total	14	$2,075	100.0%	79,344	100.0%

(1)	Annualized rental income as of March 1, 2013 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009	2008
Occupancy(1)	100.0%	9.6%	9.6%	8.2%	8.2%
Average effective annual rent per rentable square foot	$23.67	$32.06	$31.70	$30.06	$29.19

(1)	Represents third party tenants who leased space from the seller. Prior to acquisition, seller/owner occupied remaining space.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be $0.2 million. Such real estate taxes are to be reimbursed by the tenants under the terms of their leases.

We believe that Rush Coply Building I is well-located, has acceptable roadway access and is well maintained. Rush Copley Building I will be subject to competition from similar properties within its respective market area, and the economic performance of the tenants could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire Rush Copley Building I, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at Rush Copley Building I.”

Rush Copley Building II

On December 28, 2012, we closed on the acquisition of a leasehold interest in an on-campus medical office building, or Rush Copley Building II, located in Aurora, Illinois. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Rush-Copley POB II, LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 80,744 rentable square feet and is located on the campus of Rush-Copley Medical Center. The tenants of Rush Copley Building II include a pharmacy which services the campus and physicians with specialties in oncology, neuroscience, vascular surgery, radiology, and joint reconstruction and replacement.

Capitalization

The contract purchase price of Rush Copley Building II was $25.6 million, exclusive of closing costs, at a capitalization rate of 6.9% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Rush Copley Building II with net proceeds from this offering and an advance under our credit facility. The property was constructed in 2009.

Major Tenant/Lease Expiration

The property is 82.2% leased to three tenants, pursuant to nine leases. The three tenants are Rush-Copley Medical Center (Copley Memorial Hospital, Inc. and Rush-Copley Medical Group, NFP), Walgreen Company and Dreyer Clinic, Inc. The leases are net whereby the tenant is required to reimburse us for substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent.

The following table provides information relating to each lease, including lease commencement and termination dates, rental escalations and renewal options, rentable square footage, annualized rental income and annualized rental income per square foot:

Tenant	Lease Commencement Date	Lease Termination Date	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/Per Square Foot
Copley Memorial Hospital, Inc.	March 2009	March 2019	3% annual escalations	None	2,037	$0.1 million/ $27.22
Copley Memorial Hospital, Inc.	March 2009	March 2024	3% annual escalations	None	7,258	$0.2 million/ $29.43
Walgreen Company	March 2012	Mach 2022	3% annual escalations	Two five-year options	1,568	$44,000/ $27.81
Rush Copley Medical Group, NFP	March 2009	March 2019	3% annual escalations	None	20,719	$0.6 million/ $27.22
Copley Memorial Hospital, Inc.	March 2009	March 2019	3% annual escalations	None	3,091	$0.1 million/ $27.22
Copley Memorial Hospital, Inc.	March 2009	March 2014	3% annual escalations	None	5,997	$0.2 million/ $25.20
Rush Copley Medical Group, NFP	March 2009	March 2014	3% annual escalations	None	2,670	$0.1 million/ $25.20
Rush Copley Medical Group, NFP	March 2009	March 2014	3% annual escalations	None	2,675	$0.1 million/ $25.20
Dreyer Clinic, Inc.	March 2009	March 2019	3% annual escalations	Two five-year options	20,335	$0.6 million/ $27.52

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the property:

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of Rush Copley Building II	Leased Rentable Sq. Ft.	Percent of Rush Copley Building II Rentable Sq. Ft. Expiring
		(In thousands)
March 2, 2013 – December 31, 2013	—	—	—	—	—
2014	3	$285	15.8%	11,342	17.1%
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	—	—	—	—	—
2019	4	1,263	69.9%	46,182	69.6%
2020	—	—	—	—	—
2021	—	—	—	—	—
2022	1	44	0.2%	1,568	0.2%
Total	8	$1,592	85.9%	59,092	86.9%

(1)	Annualized rental income as of March 1, 2013 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009	2008(1)
Occupancy	82.2%	80.2%	80.2%	80.2%	N/A
Average effective annual rent per rentable square foot	$24.66	$23.95	$23.26	$22.58	N/A

(1)	The tenants took possession of the property upon completion in March 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be $0.2 million. Such real estate taxes are to be reimbursed by the tenants under the terms of their leases.

We believe that Rush Copley Building II is well-located, has acceptable roadway access and is well maintained. Rush Copley Building II will be subject to competition from similar properties within its respective market area, and the economic performance of the tenants could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire Rush Copley Building II, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at Rush Copley Building II.

Blue Ridge Medical Office Building

On December 27, 2012, we closed on the acquisition of a fee simple interest in a medical office building, or Blue Ridge Medical Office Building, located in Bristol, Tennessee. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Albatross Group, LLC., an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 23,177 rentable square feet and is located across the street from the Bristol Regional Medical Center, an on-campus hospital. Physician specialties offered within the building include pulmonology, endocrinology, oncology, and hematology. The property was constructed in 2001, and provides physicians on the hospital staff easy access to the hospital while providing patients more convenient access to primary care and specialty physician services.

Capitalization

The contract purchase price of the Blue Ridge Medical Office Building was $4.9 million, exclusive of closing costs, at a capitalization rate of 7.4% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Blue Ridge Medical Office Building with net proceeds from this offering.

Major Tenant/Lease Expiration

The property is 100% leased to Wellmont Health System, or Wellmont, a not-for-profit, integrated health system. The lease is net whereby the tenant is required to reimburse us for substantially all operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has a 10.5-year term, which commenced in January 2012 and expires in June 2022. The annualized straight-line rental income for the initial term will be $0.4 million. The lease contains rental escalations equal to the lessor of 2.5% or CPI and has two renewal options of five years each.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009	2008
Occupancy	100.0%	N/A	N/A	N/A	N/A
Average effective annual rent per rentable square foot	$15.57	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon completion in January 2012. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be approximately $36,000. Such real estate taxes are to be reimbursed by the tenants under the terms of their leases.

Wellmont is a leading healthcare provider in the tri-cities region of northeast Tennessee and southwest Virginia. Wellmont is a not-for-profit, integrated health system. Wellmont provides a continuum of services ranging from community-based acute care to highly specialized tertiary services, including nationally recognized cardiology care from the Wellmont CVA Heart Institute and the region’s only Level One Heart Attack Network.

We believe that the Blue Ridge Medical Office Building is a well-positioned, recently constructed multi-specialty medical office building operated by one of the leading health systems within the community with acceptable roadway access. The Blue Ridge Medical Office Building will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant and their general health operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Blue Ridge Medical Office Building, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Blue Ridge Medical Office Building.

16 New Scotland Avenue

On December 28, 2012, we closed on the acquisition of a fee simple interest in a three-story, class “A”, medical office building, or 16 New Scotland Avenue, located in Albany, New York. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The sellers of the property were Columbia 16 NS, LLC. and Columbia 16 NS II, LLC., entities that have no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 53,229 rentable square feet and was developed to support the expanding services and space requirements of Albany Medical Center, or AMC, in addition to proving first floor retail space to compliment the hospital campus and surrounding residential and commercial users. The property was constructed in 2010 and is located adjacent to the AMC hospital campus.

Capitalization

The contract purchase price of 16 New Scotland Avenue was $15.0 million, exclusive of closing costs, at a capitalization rate of 7.4% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of 16 New Scotland Avenue with net proceeds from this offering.

Major Tenant/Lease Expiration

The property is 100% leased to three tenants. The three tenants are CVS Albany, LLC (guaranteed by CVS Caremark Corporation), AMC and SEFCU. The leases are net whereby the tenant is required to reimburse us for substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent.

The following table provides information relating to each lease, including lease commencement and termination dates, rental escalations and renewal options, rentable square footage, annualized rental income and annualized rental income per square foot:

Tenant	Lease Commencement Date	Lease Termination Date	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/Per Square Foot
CVS Caremark Corporation	June 2010	January 2031	None	Four five-year options	14,745	$0.4 million/ $28.00
SEFCU	July 2010	July 2030	5% increase every 5th lease year	Two five-year options	2,284	$0.1 million/ $42.89
Albany Medical Center	July 2010	August 2020	1% annual escalations	Two five-year options	36,200	$0.6 million/ $16.41

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009(1)	2008(1)
Occupancy	100.0%	100.0%	100.0%	N/A	N/A
Average effective annual rent per rentable square foot	$20.20	$20.09	$19.99	N/A	N/A

(1)	The tenant took possession of the property upon completion in 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be approximately $0.2 million. Such real estate taxes are to be reimbursed by the tenants under the terms of their leases.

Albany Medical Center operates a voluntary non-profit healthcare network including Albany Medical Center Hospital and Albany Medical College in New York and provides a wide range of healthcare services to thousands of patients annually, including radiology, neurosurgery, cardiac care and oncology.

CVS Caremark Corporation provides pharmacy health care services in the United States. Its pharmacy services segment offers pharmacy benefit management services, including plan design and administration, formulary management, discounted drug purchase arrangements, Medicare Part D services, mail order and specialty pharmacy services, retail pharmacy network management services, prescription management systems, clinical services, disease management services and pharmacogenomic services.

We believe that 16 New Scotland Avenue is a well-positioned, recently constructed multi-specialty medical office building operated by one of the leading medical centers within the community with acceptable roadway access. 16 New Scotland Avenue will be subject to competition from similar properties within its respective market area, and the economic performance of the tenants and their general health operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire 16 New Scotland Avenue, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at 16 New Scotland Avenue.

Michiana Hematology Oncology Medical Office Building

On December 28, 2012, we closed on the acquisition of a fee simple interest in an outpatient cancer treatment focused medical office building, or Michiana Hematology Oncology Medical Office Building, located in Mishawaka, Indiana. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Michiana Cancer Center, LLC., an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 49,410 rentable square feet and provides comprehensive screening, diagnosis, treatment and support options for cancer treatment under one roof. The property was constructed in 2010 and includes one linear accelerator vault and one high-dose-rate treatment vault to provide various types of cancer treatment.

Capitalization

The contract purchase price of the Michiana Hematology Oncology Medical Office Building was $21.7 million, exclusive of closing costs, at a capitalization rate of 7.8% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Michiana Hematology Oncology Medical Office Building with net proceeds from this offering.

Major Tenant/Lease Expiration

The property is 100% leased to Michiana Hematology Oncology, PC, or MHO, one of the largest team of board-certified oncologists in northern Indiana. The lease is net whereby the tenant is required to reimburse us for substantially all operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has a 20-year term, which commenced in July 2010 and expires in July 2030. The annualized straight-line rental income for the initial term will be $1.7 million or $34.13 per rentable square foot. The lease contains rental escalations of 2.0% every five years and has one renewal option of ten years.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009(1)	2008
Occupancy	100.0%	100.0%	100.0%	N/A	N/A
Average effective annual rent per rentable square foot	$33.00	$33.00	$33.00	N/A	N/A

(1)	The tenant took possession of the property upon completion in July 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be approximately $0.3 million. Such real estate taxes are to be reimbursed by the tenants under the terms of their leases.

MHO is one of the largest team of board-certified oncologists in northern Indiana. MHO is owned by 14-physican partners (ten medical oncologists and four radiation oncologists). These specialists treat various types of cancer including breast, lung, prostate and colon to the northern Indiana region. The practice was originally started in 1968 and has grown substantially; now, MHO operates care centers located in Indiana (Crown Point, Elkhart, Mishawaka, Plymouth, South Bend and Westville).

We believe that the Michiana Hematology Oncology Medical Office Building is a well-positioned, recently constructed medical office building operated by one of the leading physician practices focused on cancer treatment within the community with acceptable roadway access. The Michiana Hematology Oncology Medical Office Building will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant and their general operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Michiana Hematology Oncology Medical Office Building, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Michiana Hematology Oncology Medical Office Building.

Cancer Care at Metro Health Village

On December 28, 2012, we closed on the acquisition of a fee simple interest in an an on-campus medical office building focused on outpatient cancer treatment, or Cancer Care at Metro Health Village, located in Wyoming, Michigan. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was 5950 Metro Way, LLC., an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 21,502 rentable square feet and provides comprehensive screening, diagnosis, treatment and support options for cancer treatment for Metro Health Hospital, or Metro, that is located adjacent to the property. The property was constructed in 2008 and includes two linear accelerator vaults to provide various types of medical and radiation oncology services.

Capitalization

The contract purchase price of Cancer Care at Metro Health Village was $6.2 million, exclusive of closing costs, at a capitalization rate of 8.9% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of Cancer Care at Metro Health Village with net proceeds from this offering.

Major Tenant/Lease Expiration

The property is 100% leased to Metropolitan Hospital, d/b/a Metro, an integrated health system. The lease is net whereby the tenant is required to reimburse us for substantially all operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has a 14.5-year term which commenced in June 2008 and expires in June 2022. The annualized straight-line rental income for the initial term will be $0.6 million or $25.80 per rental square foot. The lease contains rental escalations of 3% annually and has one renewal option of five years.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009	2008
Occupancy	100.0%	100.0%	100.0%	100.0%	100.0%
Average effective annual rent per rentable square foot	$22.50	$24.35	$23.80	$23.26	$23.26

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be approximately $0.1 million. Such real estate taxes are to be reimbursed by the tenants under the terms of their leases.

Metro Health Corporation is an integrated healthcare system that includes Metro, a 208-bed general acute-care osteopathic teaching hospital located in Wyoming, Michigan, 12 neighborhood physician offices located throughout West Michigan, heart & vascular services, a wide range of outpatient specialty services, a cancer center developed in partnership with the University of Michigan department of radiation oncology, a wellness and community education program, joint ventures with other healthcare providers and a medical education program, among other related services.

We believe that Cancer Care at Metro Health Village is a well-positioned, recently constructed multi-specialty medical office building operated by one of the leading hospital systems within the community with acceptable roadway access. Cancer Care at Metro Health Village will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant and their general hospital operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire Cancer Care at Metro Health Village, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at Cancer Care at Metro Health Village.

North Valley Orthopedic

On December 31, 2012, we closed on the acquisition of a fee simple interest in a free-standing ambulatory surgery center, or North Valley Orthopedic, located in Phoenix, Arizona. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was

North Valley Orthopedic Real Estate Co., LLC., an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 17,608 rentable square feet and was built-to-suit with an extensive interior medical build out including four operating procedure rooms to accommodate approximately 400 surgical cases per month with a focus on orthopedic procedures. The property was constructed in 2006.

Capitalization

The contract purchase price of North Valley Orthopedic was $9.0 million, exclusive of closing costs, at a capitalization rate of 8.8% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of North Valley Orthopedic with net proceeds from this offering and an advance from our credit facility.

Major Tenant/Lease Expiration

The property is 100% leased to North Valley Orthopedic Surgery Center, LLC, or North Valley. North Valley is a joint-venture between 12 physician members and AmSurg Corporation, or AmSurg, a national publicly traded surgery center operating company. AmSurg has guaranteed 55% of the obligations under the lease. The lease is net whereby the tenant is required to reimburse us for substantially all operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has a 20-year term, which commenced in August 2006 and expires in July 2026. The annualized straight-line rental income for the initial term will be $0.8 million or $44.88 per rentable square foot. The lease contains rental annual escalations equal to CPI, but not to exceed 3.0% and has two renewal options of five years each.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2012	2011	2010	2009	2008
Occupancy	100.0%	100.0%	100.0%	100.0%	100.0%
Average effective annual rent per rentable square foot	$44.88	$43.50	$43.50	$43.50	$43.50

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to $0.1 million. Such real estate taxes are to be reimbursed by the tenants under the terms of their leases.

AmSurg was formed in 1992 for the purpose of developing, acquiring and operating ambulatory surgery centers in partnership with physicians throughout the United States. Each surgery center provides a narrow range of high volume, lower-risk surgical procedures and has been designed with a cost structure that enables AmSurg to charge fees which we believe are generally less than those charged by hospitals for similar services performed on an outpatient basis. The centers are located in 35 states and the District of Columbia.

We believe that North Valley Orthopedic is a well-positioned, recently constructed ambulatory surgery center operated by one of the leading hospital systems within the community with acceptable roadway access. North Valley Orthopedic will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant and their general ambulatory operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire North Valley Orthopedic, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at North Valley Orthopedic.”

Scott and White Healthcare Medical Office Building

On February 21, 2013, we closed on the acquisition of a fee simple interest in a free-standing medical office building, or Scott and White Healthcare Medical Office Building, located in Kingsland, Texas. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Highline SW Kingsland, LTD., an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 14,974 rentable square feet and includes 16 exam rooms, 2 treatment rooms, an occupational therapy room, x-ray, lab and EMS station. The property was constructed in 2012.

Capitalization

The contract purchase price of the Scott and White Healthcare Medical Office Building was $4.4 million, exclusive of closing costs, at a capitalization rate of 8.1% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Scott and White Healthcare Medical Office Building with net proceeds from this offering.

Major Tenant/Lease Expiration

The property is 100% leased to Scott and White Healthcare, a Texas non-profit corporation, or Scott and White. The lease is net whereby the tenant is required to reimburse us for substantially all operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has a 10-year term which commenced in August 2012 and expires in August 2022. The annualized straight-line rental income for the initial term will be $0.4 million or $23.81 per rentable square foot. The lease contains annual rental escalations of 2.0% and has two renewal options of five years each.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot December 31 for each of the last five years.

	2012	2011(1)	2010(1)	2009(1)	2008(1)
Occupancy	100.0%	N/A	N/A	N/A	N/A
Average effective annual rent per rentable square foot	$21.65	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon completion in August 2012. Accordingly, no occupancy rate or effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be $0.1 million. Such real estate taxes are to be reimbursed by the tenants under the terms of their leases.

Scott and White is a health care system that serves Central Texas in a 29,000-square-mile service area. The system owns, partners or manages 12 hospital sites, two additional announced facilities, more than 65 clinics and a 223,000+ member health plan and is the primary clinical teaching facility to more than 400 medical residents and fellows in training at the Texas A&M Health Science Center College of Medicine.

We believe that Scott and White Healthcare Medical Office Building is a well-positioned, recently constructed medical office building operated by one of the leading hospital systems within the community with acceptable roadway access. The Scott and White Healthcare Medical Office Building will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant and their general operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Scott and White Healthcare

Medical Office Building, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.

Salem Clinic

On March 1, 2013, we closed on the acquisition of a fee simple interest in a free-standing medical office building, or the Salem Clinic, located in Woodstown, New Jersey. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Developmed Properties II, LLC., an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The property contains 9,350 rentable square feet and is affiliated with the Memorial Hospital of Salem County which is a 140-bed community hospital that serves Salem, west Cumberland and southern Gloucester counties in New Jersey. The clinic provides the physicians on the hospital medical staff with easy access to the hospital while providing patients convenient access to primary care and specialty physician services. The property was constructed in 2010.

Capitalization

The contract purchase price of the Salem Clinc was $3.7 million, exclusive of closing costs, at a capitalization rate of 8.8% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Salem Clinic with net proceeds from this offering.

Major Tenant/Lease Expiration

The property is 100% leased to Salem Clinic Corp., or Salem. The lease is fully guaranteed by CHS/Community Health Systems, Inc., or CHS (NYSE: “CYH”), one of the largest publicly traded operators of hospitals in the United States. The lease is net whereby the tenant is required to reimburse us for substantially all operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has a 12-year term which commenced in June 2010 and expires in May 2022. The annualized straight-line rental income for the initial term will be $0.3 million or $34.39 per rentable square foot. The lease contains annual rental escalations of 1.5% and has two renewal options of five years each.

The table below sets forth the occupancy rate and average effective annual rent per rentable square foot December 31 for each of the last five years.

	2012	2011	2010	2009(1)	2008(1)
Occupancy	100.0%	100.0%	100.0%	N/A	N/A
Average effective annual rent per rentable square foot	$32.00	$31.50	$31.00	N/A	N/A

(1)	The tenant took possession of the property upon completion in June 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that the property is adequately insured.

The annual real estate taxes on the building for the calendar year 2013 are expected to be $0.1 million. Such real estate taxes are to be reimbursed by the tenants under the terms of their leases.

Salem Clinic is part of the Memorial Hospital of Salem County which is owned and operated by CHS. The Memorial Hospital of Salem County is a 140-bed community hospital that serves the more than 100,000 residents of Salem, west Cumberland and southern Gloucester counties in New Jersey. The hospital offers practices in a wide range of specialties including but not limited to: allergy/immunology, bariatric surgery, cardiology, dermatology, gastroenterology, internal medicine, oncology and vascular surgery. The physicians that operate from Salem specialize in the areas of gastroenterology, allergy specialist, family practice and a bariatric surgery center.

CHS is one of the largest publicly traded operators of hospitals in the United States. CHS was founded in 1986 and is headquartered in Nashville, TN. CHS operates in non-urban and selected urban markets throughout the United States and currently operates around 135 hospitals in 29 states. CHS generates revenues by providing a range of general and specialized hospital healthcare services to patients in the communities in which it is located.

We believe that Salem Clinic is a well-positioned, recently constructed medical office building operated by one of the leading hospital systems within the community with acceptable roadway access. Salem Clinic will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant and their operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire Salem Clinic, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.”

Financial Obligations

The section entitled “Revolving Credit Facility with KeyBank” on page 170 of the Prospectus is hereby replaced in its entirety by the following disclosure.

“In May 2012, we, through our operating partnership, entered into a revolving credit facility with KeyBank National Association, which credit facility was amended in October 2012, or the credit facility. The credit facility is a $200.0 million revolving credit facility which contains an “accordion feature” to allow us, under certain circumstances, to increase the aggregate commitments under the credit facility to a maximum of $400.0 million.

The maturity date of the credit facility is October 25, 2015, subject to our right to a 12-month extension. We will have the option, based upon our corporate leverage, to have the credit facility priced at either: (a) LIBOR, plus an applicable margin that ranges from 2.00% to 3.00%; or (b) the Base Rate, plus an applicable margin that ranges from 0.75% to 1.75%. Base Rate is defined in the credit facility as the greater of (i) the fluctuating annual rate of interest announced from time to time by KeyBank National Association as its “prime rate” or (ii) 0.5% above the federal funds effective rate. Once we reach net worth exceeding $350 million, the applicable margin will be reduced by 0.35%.

The credit facility provides for monthly interest payments with all principal outstanding being due on the maturity date. The credit facility may be prepaid at any time, in whole or in part, without premium or penalty. In the event of a default, the lender has the right to terminate its obligations under the credit facility and to accelerate the payment on any unpaid principal amount of all outstanding loans. We have guaranteed the obligations under the credit facility.”

The following disclosure is hereby added immediately following the paragraph “Revolving Credit Facility with KeyBank” on page 170 of the Prospectus.

“US Bank Loans

In July 2012, in connection with the acquisition of the Aurora Health Care Portfolio, pursuant to three separate note and mortgage assumption agreements entered into among U.S. Bank National Association, the sellers of the properties and a subsidiary of our operating partnership, we assumed the loan on each of the three Aurora Health Care Portfolio properties and all obligations under the mortgage notes evidencing such loans. The loans consist of the Two Rivers, WI facility loan, Neenah, WI facility loan and Hartford, WI facility loan.

Pursuant to the mortgage assumption agreements, the sellers paid the lender an aggregate assumption fee of $0.2 million, or 0.5% of the outstanding principal balance of the loans. The Two Rivers, WI facility loan contains an original principal balance of $22.6 million; the Neenah, WI facility loan contains an original principal balance of $7.8 million; and the Hartford, WI facility loan contains an original principal balance of $19.1 million.

Each loan bears interest at a per annum fixed rate of 5.52%. Each loan matures in January 2017 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loans are non-recourse and may be accelerated only upon the event of a default. The loans may be prepaid through defeasance. Each loan may be prepaid from time to time and at any time, in whole or in part, beginning September 2016, with no prepayment premium or penalty.

Mercy Health Plaza Loan

On August 23, 2012, we, through a wholly owned subsidiary of our operating partnership, entered into a loan agreement with UBS Real Estate Securities Inc. through which we borrowed $5.5 million. The loan is collateralized by Mercy Health Plaza and bears interest at a per annum fixed rate of 4.05%. The loan matures in September 2017 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loan is nonrecourse and may be accelerated only upon the event of a default. The loan may be prepaid from time to time and at any time, in whole or in part, with no prepayment penalty or premium.

Unitron Hearing Building Loan

On August 23, 2012, we, through a wholly owned subsidiary of our operating partnership, entered into a loan agreement with UBS Real Estate Securities Inc. through which we borrowed $4.0 million. The loan is collateralized by the Unitron Hearing Building and bears interest at a per annum fixed rate of 4.05%. The loan matures in September 2017 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loan is nonrecourse and may be accelerated only upon the event of a default. The loan may be prepaid from time to time and at any time, in whole or in part, with no prepayment penalty or premium.

East Point Medical Office Building Loan

On August 24, 2012, we, through a wholly owned subsidiary of our operating partnership, entered into a loan agreement with UBS Real Estate Securities Inc. through which we borrowed $5.3 million. The loan is collateralized by the East Point Medical Office Building and bears interest at a per annum fixed rate of 4.05%. The loan matures in September 2017 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loan is nonrecourse and may be accelerated only upon the event of a default. The loan may be prepaid from time to time and at any time, in whole or in part, with no prepayment penalty or premium.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following disclosure hereby replaces in its entirety the last sentence of the first paragraph on page 184 of the section “Funds from Operations and Modified Funds from Operations” beginning on page 184 of the Prospectus.

“Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are not reflective of ongoing operations.”

The following disclosure hereby replaces in its entirety the third to last sentence of the second paragraph on page 184 of the section “Funds from Operations and Modified Funds from Operations beginning on page 184 of the Prospectus.”

“In addition, we view fair value adjustments of derivatives as items which are unrealized and may not ultimately be realized. We view both gains and losses from dispositions of assets and fair value adjustments of derivatives as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.”

The following disclosure hereby replaces in its entirety the last sentence of the second paragraph on page 184 of the section “Funds from Operations and Modified Funds from Operations” beginning on page 184 of the Prospectus.

“Acquisition fees and expenses will not be reimbursed if there are no further proceeds from the sale of shares in this offering and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.”

Prior Performance Summary

The following disclosure hereby replaces in its entirety the section “Prior Performance Summary” beginning on page 190 of the Prospectus.

“PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane, the principals of our sponsor. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. For an additional description of this risk, see “Risk Factors — Risks Related to an Investment in American Realty Capital Healthcare Trust, Inc. — “We have a limited operating history, which makes our future performance difficult to predict.” The information summarized below is current as of December 31, 2012 (unless specifically stated otherwise) and is set forth in greater detail in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar investment strategies or objectives as ours, such entities may be in competition with us for the investments we make. We do not believe that any of our affiliated programs, other than ARC HT II, are in direct competition with this program. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first program) to December 31, 2012, affiliates of our advisor have sponsored ten public programs, all of which had raised funds as of December 31, 2012 and five non-public programs. From August 2007 (inception of the first public program) to December 31, 2012, our public programs, which include our company, ARCT, NYRR, PE-ARC, ARC RCA, ARC DNAV, ARCT III, ARCP, ARC Global and ARCT IV and the programs consolidated into ARCT, which were ARC Income Properties II and all of the Section 1031 Exchange Programs described below, had raised $4.7 billion from 70,663 investors in public offerings and an additional $37.5 million from 205 investors in a private offering by ARC Income Properties II and 45 investors in private offerings by the Section 1031 Exchange Programs. The public programs purchased 1,321 properties with an aggregate purchase price of $5.5 billion, including acquisition fees, in 49 states and U.S. territories and one property in the United Kingdom. The investment objectives of each of these public programs are substantially identical to our investment objectives of (1) paying attractive and stable cash distributions, (2) preserving and returning stockholders’ capital contributions and (3) realizing appreciation in the value of our investments.

The following table details the percentage of properties located in the following U.S. states as well as the United Kingdom based on purchase price:

State/Possession/Country	Purchase Price %
Alabama	1.7%
Arizona	2.0%
Arkansas	1.2%
California	4.2%
Colorado	1.2%
Connecticut	0.4%
Delaware	0.1%
Florida	2.9%
Georgia	4.5%
Idaho	0.2%
Illinois	9.2%
Indiana	2.8%
Iowa	1.4%
Kansas	1.9%
Kentucky	2.1%
Louisiana	1.2%
Maine	0.2%
Maryland	1.2%
Massachusetts	1.2%
Michigan	3.7%
Minnesota	1.0%
Missippi	1.9%
Missouri	4.2%
Montana	0.2%
Nebraska	0.6%
Nevada	1.6%
New Hampshire	0.5%
New Jersey	1.4%
New Mexico	0.1%
New York	13.7%
North Carolina	2.9%
North Dakota	0.2%
Ohio	5.1%
Oklahoma	0.7%
Oregon	0.2%
Pennsylvania	4.6%
Puerto Rico	0.2%
Rhode Island	0.3%
South Carolina	2.3%
South Dakota	0.1%

State/Possession/Country	Purchase Price %
Tennessee	1.1%
Texas	8.8%
United Kingdom	0.0%
Utah	0.6%
Vermont	0.3%
Virginia	1.0%
Washington	0.8%
West Virginia	0.6%
Wisconsin	1.9%
Wyoming	0.1%
100%

The properties are used by our tenants in the following industries based on purchase price.

Industry	Purchase Price %
Aerospace	0.9%
Auto Retail	1.5%
Auto Services	1.6%
Consumer Goods	0.7%
Consumer Products	6.7%
Discount Retail	7.4%
Financial Services	0.5%
Freight	10.6%
Gas/Convenience	2.4%
Government Services	2.7%
Healthcare	16.7%
Home Maintenance	1.5%
Insurance	2.7%
Manufacturing	2.2%
Office	2.1%
Parking	0.1%
Pharmacy	10.9%
Residential	0.6%
Restaurant	2.8%
Retail	11.2%
Retail Banking	7.7%
Specialty Retail	4.5%
Storage Facility	0.1%
Supermarket	1.1%
Technology	0.6%
Telecommunications	0.2%
100.0%

The purchased properties were 26.7% new and 73.3% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2012, two properties had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2012, our non-public programs, which were ARC Income Properties, ARC Income Properties II, ARC Income Properties

III, ARC Income Properties IV and ARC Growth Fund, LLC, had raised $54.4 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
Alabama	0.1%
Connecticut	0.6%
Delaware	4.8%
Florida	11.0%
Georgia	3.5%
Illinois	6.6%
Louisiana	2.3%
Michigan	11.5%
North Carolina	0.1%
New Hampshire	0.5%
New Jersey	13.0%
New York	9.7%
Ohio	10.3%
Pennsylvania	9.5%
South Carolina	8.4%
Texas	5.0%
Virginia	1.2%
Vermont	2.2%
100%

The properties are all commercial single tenant facilities with 81.0% retail banking, 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2012, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long-term notes payable issued in private placements.

For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, incorporated on August 17, 2007, is a Maryland corporation that qualified as a REIT for federal income tax purposes. ARCT was formed to acquire a diversified portfolio of commercial real estate, primarily freestanding single tenant properties net leased to credit worthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock, excluding 25.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $10.00 per share, subject to certain volume and other discounts. In March 2008, ARCT commenced real estate operations. ARCT’s initial public offering closed in July 2011 having raised $1.7 billion in gross proceeds from the sale of 179.4 million shares of common stock and having incurred, cumulatively to that date, $198.0 million in offering costs, commissions and dealer manager fees for the sale of its common stock. ARCT operated as a non-traded REIT through February 29, 2012. Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which the Company became a self-administered REIT managed full-time by its own management team, or the Internalization.

Concurrent with the Internalization, the ARCT listed its common stock on The NASDAQ Global Select Market under the symbol “ARCT”, or the Listing. In connection with the Listing, the ARCT offered to purchase up to $220.0 million in shares of common stock from its stockholders, pursuant to a modified “Dutch Auction” cash tender offer, or the Tender Offer. As a result of the Tender Offer, in April 2012, ARCT had purchased 21.0 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the Tender Offer. On September 6, 2012, ARCT entered into an Agreement and Plan of Merger with Realty Income Corporation, a Maryland corporation and its subsidiary, which was subsequently amended on January 6, 2013. The merger was approved by both companies’ boards of directors and was subsequently approved by both companies’ stockholders on January 16, 2013. The merger closed on January 22, 2013, pursuant to which ARCT merged with and into a subsidiary of Realty Income Corporation and trading of ARCT’s shares was suspended at market close on that date. As of December 31, 2012, ARCT had total real estate investments, at cost, of $2.2 billion, comprised of 515 properties.

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc., or NYRR, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRR was incorporated on October 6, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. NYRR filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. NYRR had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). On December 15, 2011, NYRR exercised its option to convert all its outstanding preferred shares into 2.0 million shares of common stock on a one-to-one basis. As of February 28, 2013, NYRR had received aggregate gross proceeds of $217.4 million which includes the sale of 21.4 million shares in its public offering and $4.7 million from its distribution reinvestment plan. As of February 28, 2013, there were 23.9 million shares of NYRR common stock outstanding, including restricted stock, converted preferred shares, and shares issued under its distribution reinvestment plan. As of February 28, 2013, NYRR had total real estate investments, at cost, of $350.7 million, comprised of 16 properties. As of December 31, 2012, NYRR had incurred, cumulatively to that date, $25.7 million in selling commissions, dealer manager fees and offering costs for the sale of its common stock and $9.1 million for acquisition costs related to its portfolio of properties.

Phillips Edison — ARC Shopping Center REIT, Inc.

Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, a Maryland corporation, is the third publicly offered REIT sponsored by American Realty Capital. PE-ARC was incorporated on October 13, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. PE-ARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. PE-ARC invests primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of February 28, 2013, PE-ARC had received aggregate gross offering proceeds of $182.8 million which includes the sale of 18.5 million shares of common stock in its public offering and $2.1 million from its distribution reinvestment program. As of February 28, 2013 PE-ARC had acquired 34 properties, 20 of which are held through a 54% owned joint venture, and had total approximate real estate investments at cost of $420.2 million. As of December 31, 2012, PE-ARC had incurred, cumulatively to that date, $18.9 million in offering costs for the sale of its common stock and $6.2 million for acquisition costs related to its portfolio of properties.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was organized on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC RCA filed its registration statement with the SEC on September 14, 2010 and became effective on March 17, 2011. As of February 28, 2013, ARC RCA had received aggregate gross proceeds of $9.2 million from the sale of 0.9 million shares in its public offering, including proceeds from its distribution reinvestment plan. As of

February 28, 2013, ARC RCA acquired two properties for a purchase price of $54.2 million. As of December 31, 2012, ARC RCA has incurred, cumulatively to that date, $6.6 million in offering costs for the sale of its common stock and $1.0 million for acquisition costs related to its portfolio of properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC DNAV was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013, ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of February 28, 2013, ARC DNAV had received aggregate gross proceeds of $9.9 million from the sale of 1.0 million shares in its public offering. As of February 28, 2013, ARC DNAV had acquired eight properties with total real estate investments, at cost, of $27.4 million. As of December 31, 2012, ARC DNAV had incurred, cumulatively to that date, $3.9 million in offering costs from the sale of its common stock and $0.7 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, was the seventh publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and became effective on March 31, 2011. As of February 28, 2013, ARCT III had received aggregate gross proceeds of $1.8 billion which includes the sale of 174.0 million shares in its public offering and $31.9 million from its distribution reinvestment plan. As of February 28, 2013, ARCT III owned 533 single tenant, freestanding properties and had total real estate investments, at cost, of $1.7 billion. As of December 31, 2012, ARCT III had incurred, cumulatively to that date, $196.5 million in offering costs for the sale of its common stock and $40.8 million for acquisition costs related to its portfolio of properties. On December 17, 2012, ARCT III and ARCP entered into an Agreement and Plan of Merger under which ARCP acquired all of the outstanding shares of ARCT III. The merger was approved by the independent members of both companies’ boards of directors and was subsequently approved by both companies’ stockholders on February 26, 2013. On February 26, 2013, ARCP stockholders approved the issuance of common stock in connection with the merger and ARCT III stockholders approved the merger. The merger closed on February 28, 2013, pursuant to which ARCT III merged with and into a subsidiary of ARCP. On March 1, 2013, in connection with the merger, ARCT III stockholders received their respective cash or stock consideration from ARCP, as elected, pursuant to terms of the Agreement and Plans of Merger on March 1, 2013.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On September 6, 2011, ARCP completed its initial public offering of 5.6 million shares of common stock. ARCP’s common stock is traded on The NASDAQ Capital Market under the symbol “ARCP.” On November 2, 2011, ARCP completed an underwritten follow-on offering of 1.5 million shares of common stock. In addition, on November 7, 2011, ARCP closed on the underwriters’ overallotment option of an additional 0.1 million shares of common stock. On June 18, 2012 ARCP closed its secondary offering of 3.3 million shares of common stock. In addition, on July 9, 2012, ARCP closed on the underwriters’ overallotment option of an additional 0.5 million shares of common stock. In January 2013, ARCP commenced its “at the market” equity offering. In aggregate, ARCP has received $128.7 million of proceeds from the sale of common and convertible preferred stock. As of February 28, 2013, ARCP owned 158 single tenant, freestanding properties and real estate investments, at a purchase price of $307.7 million. On December 17, 2012, ARCT III and ARCP entered into an Agreement and Plan of Merger under which ARCP acquired all of the outstanding shares of ARCT III. The merger has been approved by the independent members of both companies’ boards of directors and was subsequently approved by both companies’ stockholders on February 26, 2013. On February 26, 2013, ARCP stockholders approved the issuance of common stock in connection with the merger and ARCT III stockholders approved the merger.

The merger closed on February 28, 2013, pursuant to which ARCT III merged with and into a subsidiary of ARCP. On March 1, 2013, in connection with the merger, ARCT III stockholders received pursuant to terms of the Agreement and Plan of Merger their respective cash or stock consideration from ARCP, as elected, on March 1, 2013. On March 15, 2013, the closing price per share of common stock of ARCP was $14.09.

American Realty Capital Global Trust, Inc.

American Realty Capital Global Trust, Inc., or ARC Global, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARC Global was incorporated on July 13, 2011 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARC Global filed its registration statement with the SEC on October 27, 2011, which was declared effective by the SEC on April 20, 2012. As of February 28, 2013, ARC Global received aggregate gross proceeds of $3.9 million from the sale of 0.4 million shares in its public offering. As of February 28, 2013, ARC Global had acquired one property with a base purchase price of $2.6 million. As of December 31, 2012, ARC Global had incurred, cumulatively to that date, $2.6 million in offering costs for the sale of its common stock and $0.2 million for acquisition costs related to its property acquisition.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust IV, Inc., or ARCT IV, a Maryland corporation, is the tenth publicly offered REIT sponsored by American Realty Capital. ARCT IV was incorporated on February 14, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARCT IV filed its registration statement with the SEC on March 22, 2012, which was declared effective by the SEC on June 8, 2012. As of February 28, 2013, ARCT IV received aggregate gross proceeds of $671.5 million from the sale of 27.2 million shares in its public offering and $1.7 million under its distribution reinvestment plan. As of February 28, 2013, ARCT IV owned 74 freestanding properties at a purchase price of $154.2 million. As of December 31, 2012, ARCT IV had incurred, cumulatively to that date, $36.8 million in offering costs for the sale of its common stock and $2.3 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust II, Inc.

American Realty Capital Healthcare Trust II, Inc., or ARC HT II, a Maryland corporation, is the eleventh publicly offered REIT sponsored by American Realty Capital. ARC HT II was incorporated on October 15, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARC HT II filed its registration statement with the SEC on October 31, 2012, which was declared effective by the SEC on February 14, 2013. As of February 28, 2013, ARC HT II received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of February 28, 2013, ARC HT II has not acquired any properties. As of December 31, 2012, ARC HT II had incurred, cumulatively to that date, $0.8 million in offering costs for the sale of its common stock.

ARC Realty Finance Trust, Inc.

ARC Realty Finance Trust, Inc., or ARC RFT, a Maryland corporation, is the twelfth publicly offered REIT sponsored by American Realty Capital. ARC RFT was incorporated on November 15, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARC RFT filed its registration statement publicly with the SEC on January 22, 2013, which was declared effective by the SEC on February 12, 2013. As of February 28, 2013, ARC RFT received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of February 28, 2013, ARC RFT has not made any investments. As of December 31, 2012, ARC RFT had incurred, cumulatively to that date, $0.9 million in offering costs for the sale of its common stock.

American Realty Capital Trust V, Inc.

American Realty Capital Trust V, Inc., or ARCT V, a Maryland corporation, is the thirteenth publicly offered REIT sponsored by American Realty Capital. ARCT V was incorporated on January 22, 2013 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARCT V filed its registration statement publicly with the SEC on March 6, 2013, which has yet to be declared effective. As of February 28, 2013, ARCT V received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of February 28, 2013, ARCT V has yet to make any investments. As of January 31, 2013, ARCT V had incurred, cumulatively to that date, $0.2 million in offering costs for the sale of its common stock.

Business Development Corporation of America

The American Realty Capital group of companies also has sponsored Business Development Corporation of America, or BDCA, a Maryland corporation. BDCA was organized on May 5, 2010 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. As of February 28, 2013, BDCA had raised gross proceeds of $204.7 million which includes the sale of 19.5 million shares in its public offering and $2.7 million from its distribution reinvestment program. As of February 28, 2013, BDCA’s investments, at original cost, were $290.9 million. As of December 31, 2012, BDCA had incurred, cumulatively to that date, $2.0 million in offering costs for the sale of its common stock.

Liquidity of Public Programs

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor, which for this purpose excludes ARCP, a REIT that has always been listed on a national securities exchange, commencing with The NASDAQ Capital Market and, subsequently, The NASDAQ Global Select Market. American Realty Capital has sponsored the following other NYRR, PE-ARC, ARC RCA, ARC DNAV, ARCT III, ARC Global, ARCT IV, ARC HT II, ARCT V and BDCA.

ARCT was a non-traded REIT until March 1, 2012, when it listed its shares of common stock on The NASDAQ Global Select Market. ARCT’s prospectus for its initial public offering provided that it would seek to consummate a listing of shares of its common stock on a national securities exchange by the tenth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARCT achieved a listing on a national securities exchange within the time it contemplated to do so. ARCT III was a non-traded REIT until February 28, 2013, when it merged with and into a subsidiary of ARCP. ARCT III’s prospectus for its initial public offering provided that it would seek to effect a sale or merger of ARCT III by the fifth anniversary of the termination of its initial public offering. By consummating the merger of itself with and into a subsidiary of ARCP, ARCT III achieved a sale or merger of ARCT III within the time that it contemplated to do so.

The prospectus for each of these other public programs states a date or time period by which it may be liquidated or engage in another liquidity event. Further, NYRR, PE-ARC, ARC RCA, ARC DNAV, ARC Global, ARC HT II, ARC RFT and BDCA are in their offering and acquisition stages. Other than ARCT and ARCT III none of these public programs have reached the stated date or time period by which they may be liquidated or engage in another liquidity event.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by our sponsor. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by our dealer manager through soliciting dealers. On September 7, 2011, the note holders were repaid, the properties were contributed to ARCP as part of its formation transaction, and the mortgage loans were repaid.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by ARCT in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by our dealer manager through soliciting dealers. In May 2011, the notes were repaid in full including accrued interest and the program was closed.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through soliciting dealers. On September 7, 2011, the note holders were repaid and the property was contributed to ARCP as part of its formation transaction.

ARC Income Properties IV, LLC implemented a note program that raised gross proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six retail stores triple net leased to Tractor Supply stores for $21.2 million. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every 5 years. The notes issued under this program by ARC Income Properties IV, LLC were sold by our dealer manager through soliciting dealers.

ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010, all properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $4.8 million.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10.1 million.

American Realty Capital Operating Partnership, L.P. purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party, a Section 1031 Exchange Program. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1.1 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. In November 2012, the third party’s interest was purchased by American Realty Capital Operating Partnership, L.P.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, previously had transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Our dealer manager, our dealer manager, has offered membership interests of up to 49%, or $2.6 million, in ARC DST I to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2.6 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. In October through November 2012, the third party’s interests in the properties were purchased by American Realty Capital Operating Partnership, L.P.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Our dealer manager, has offered membership interests of 35.2%, or $0.5 million, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $0.5 million have been accepted by American Realty Capital Operating Partnership, L.P pursuant to this program. In October 2012, the third party’s interest in the properties was purchase by American Realty Capital Operating Partnership, L.P.

American Realty Capital Operating Partnership, L.P. also has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Our dealer manager, has offered membership interests of up to 49%, or $3.1 million, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3.1 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. In October 2012, the third party’s interests in the properties were purchase by American Realty Capital Operating Partnership, L.P.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Our dealer manager, has offered membership interests of up to 49%, or $7.3 million, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7.3 million had been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY, under a tenant-in-common structure with an affiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date cash payments of $0.6 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. In October 2012, the third party’s interests in the properties were purchase by American Realty Capital Operating Partnership, L.P.

Adverse Business Developments and Conditions

The net losses incurred by public and non-public programs are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, for the years ended December 31, 2012, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC was an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities were owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which did not occur), will be borne by Messrs. Schorsch and Kahane and their respective families. On September 7, 2011, the note-holders in ARC Income Properties, LLC and ARC Income Properties III, LLC were repaid and the properties were contributed to ARCP as part of its formation transaction. Additionally, the mortgage loans in ARC Income Properties, LLC were repaid.

ARC Growth Fund, LLC was different from our other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

From 2008 through 2012, our sponsor’s programs referenced above have experienced a non-renewal of eight leases, five units of which have been leased to new tenants. ARCP sold one of the related properties in 2012. Further, none of these programs have been subject to mortgage foreclosure or significant losses on the sales of properties during the same period of time.”

Description of Securities

The following disclosure hereby replaces the first paragraph immediately following the heading “Distribution Policy and Distributions” on page 229 of the Prospectus.

“We intend to pay regular distributions to our stockholders. Because all of our operations will be performed indirectly through our operating partnership, our ability to pay distributions depends on our operating partnership’s ability to pay distributions to its partners, including to us. If we do not have enough cash from operations to fund the distribution, we may fund distributions from unlimited amounts of any source, including borrowing funds, issuing additional securities or selling assets in order to fund the distributions or making the distributions out of net proceeds from this offering. We have accounts payable and accrued expenses outstanding. Had these accounts payable and accrued expenses been paid there would be less in cash flow from operations available to pay distributions. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.”

Summary of Our Organizational Documents

The following disclosure is hereby added immediately following the first sentence of the first paragraph under the section “Inspection of Books and Records; Stockholder Lists” on page 242 of the Prospectus.

“Under Maryland law, these records include: our bylaws; minutes of the proceedings of our stockholders; an annual statement of affairs; and voting trust agreements deposited with us at our principal office. To the extent that one of our current stockholders makes a request for a record that does not fit within the items listed here, we will consult with our board of directors to determine whether the stockholder shall receive the requested record. After such consultation, we will notify the stockholder of the acceptance or rejection of their request for the record within a reasonable time of their request.”

Summary of Our Operating Partnership Agreement

The section entitled “Summary of Our Operating Partnership Agreement” on page 249 of the Prospectus is hereby replaced in its entirety by the following disclosure.

“The following is a summary of the material terms of the agreement of limited partnership of our operating partnership. This summary and the descriptions of the operating partnership agreement provisions elsewhere in this prospectus are qualified by such agreement itself, which is filed as an exhibit to our registration statement, of which this prospectus is a part. See the section entitled “Where You Can Find Additional Information” in this prospectus.

Conducting our operations through the operating partnership allows the sellers of properties to contribute their property interests to the operating partnership in exchange for OP Units rather than for cash or our common stock. This enables the seller to defer some or all of the potential taxable gain on the transfer. From the seller’s perspective, there are also differences between the ownership of common stock and partnership units, some of which may be material because they impact the business organization form, distribution rights, voting rights, transferability of equity interests received and U.S. federal income taxation.

Description of Partnership Units

Partnership interests in the operating partnership, other than the special limited partner interest, are divided into “units.” The operating partnership has three classes of units: (a) GP Units; (b) OP Units and (c) Class B Units.

GP Units

GP Units represent an interest as a general partner in the operating partnership and we, as general partner, will hold all such units. In return for the initial capital contribution of $200,000 we made, the operating partnership issued to us 20,000 general partnership units that were subsequently redesignated as 20,000 GP Units.

In our capacity as general partner, we manage the operating partnership and are liable for certain unpaid debts and liabilities of the operating partnership.

Limited Partnership Units Generally

Limited partnership units represent an interest as a limited partner in the operating partnership. The operating partnership may issue additional partnership units and classes of partnership units with rights different from, and superior to, those of limited partnership units of any class, without the consent of the limited partners. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units.

Limited partners of any class do not have the right to participate in the management of the operating partnership. Limited partners of any class who do not participate in the management of the operating partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of the operating partnership beyond the amount of their capital contributions. The voting rights of the limited partners of any class are generally limited to approval of specific types of amendments to the operating partnership agreement. With respect to such amendments, each OP Unit has one vote. See the section entitled “— Management of the Operating Partnership” below for a more detailed discussion of this subject.

In general, each OP Unit and Class B Unit (and GP Unit) will share equally in distributions from the operating partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Upon the operating partnership’s liquidation, OP Units and Class B Units (and GP Units) also will share equally on a unit-by-unit basis in the assets of the operating partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units and payment of the portion distributable to the special limited partner. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes will be allocated to each limited partnership common unit, regardless of whether any distributions are made by the operating partnership. See the section entitled “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” in this prospectus for a description of the manner in which income, gain, loss and deductions are allocated under the operating partnership agreement. As general partner, we may amend the allocation and distribution sections of the operating partnership agreement to reflect the issuance of additional units and classes of units without the consent of the limited partners.

Under certain circumstances, holders of limited partnership units of any class may be restricted from transferring their interests without the consent of the general partner. See the section entitled “— Transferability of Interests” below for a discussion of certain restrictions imposed by the operating partnership agreement on such transfers.

OP Units

For each OP Unit received, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of OP Units will not be obligated to make additional capital contributions to the operating partnership. Further, such holders will not have the right to make additional capital contributions to the operating partnership or to purchase additional OP Units without our consent as general partner. For further information on capital contributions, see the section entitled “—  Capital Contributions” below.

After owning an OP Unit for one year, OP Unit holders generally may, subject to certain restrictions, exchange OP Units for the cash value of a corresponding number of shares of our common stock or, at the option of the operating partnership, a corresponding number of shares of our common stock. See the section entitled “— Limited Partner Exchange Rights” below for a description of these rights and the amount and types of consideration a limited partner is entitled to receive upon exercise of such rights. These exchange rights are accelerated in the case of some extraordinary transactions. See the section entitled “— Extraordinary Transactions” below for an explanation of the exchange rights under such circumstances.

Class B Units

Effective October 1, 2012, the payment of asset management fees in cash, shares or restricted stock grants, or any combination thereof, to the advisor and the subordination thereof to distribution coverage was eliminated and replaced with the potential issuance to the advisor of Class B Units. Class B Units represent limited partnership interests in the operating partnership intended to be profits interests. We, as the general partner, shall cause the operating partnership to issue Class B Units to the advisor in connection with the services provided by the advisor under the advisory agreement to manage the assets of the operating partnership. The Class B Units shall be issuable quarterly in arrears subject to the approval of the general partner’s board of directors. The number of Class B Units issuable to the advisor quarterly is determined by dividing (a) the excess of 0.1875% of the cost of our assets over the amount of any oversight fee payable to the advisor for such quarter by (b) the value of one share of common stock as of the end of such quarter.

Class B Units are subject to forfeiture until such time as: (a) the value of the operating partnership’s assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pretax, non-compounded annual return thereon, or the “economic hurdle”; (b) any one of the following events occurs concurrently with or subsequently to the achievement of the economic hurdle described above: (i) a listing of our common stock on a national securities exchange; (ii) a transaction to which we or our operating partnership shall be a party, as a result of which OP Units or our common stock shall be exchanged for or converted into the right, or the holders of such securities shall otherwise be entitled, to receive cash, securities or other property or any combination thereof; or (iii) the termination of the advisory agreement without cause; and (c) the advisor pursuant to the advisory agreement is providing services to us immediately prior to the occurrence of an event of the type described in clause (b) above, unless the failure to provide such services is attributable to the termination without cause of the advisory agreement by an affirmative vote of a majority of our independent directors after the economic hurdle described above has been met. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated for any reason other than a termination without cause. Any outstanding Class B Units will be forfeited immediately if the advisory agreement is terminated without cause by an affirmative vote of a majority of our board of directors before the economic hurdle described above has been met.

After a Class B Unit is no longer subject to forfeiture as described in the previous paragraph, if the capital account attributable to such Class B Unit has been sufficiently adjusted pursuant to the special allocations described below in “— Allocations”, the Class B Unit will automatically convert into an OP Unit. The holder of Class B Units has the right to make capital contributions to the operating partnership in exchange for OP Units, subject to the approval of the general partner, in order to trigger a revaluation of the operating partnership’s assets and a corresponding allocation of any unrealized gain in the event of a listing of our common stock on a national securities exchange, other liquidity events and the termination of the advisory agreement.

Management of the Operating Partnership

The operating partnership is organized as a Delaware limited partnership pursuant to the terms of the operating partnership agreement. We are the general partner of the operating partnership and conduct substantially all of our business through it. Pursuant to the operating partnership agreement, we, as the general partner, have full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to enter into major transactions, such as acquisitions, dispositions and refinancings, and to cause changes in the operating partnership’s business and distribution policies. Further, we may, without the consent of the limited partners:

•	file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the partnership’s debts under Title 11 of the United States Bankruptcy Code, or any other federal or state insolvency law, or corresponding provisions of future laws, or file an answer consenting to or acquiescing in any such petition; or
•	cause the operating partnership to make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts as they mature.

The limited partners, in their capacities as such, will have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the operating partnership agreement and as required by applicable law. Further, the limited partners have no right to remove us as the general partner.

As general partner, we also may amend the operating partnership agreement without the consent of the limited partners. However, the following amendments will require the unanimous written consent of the affected limited partners or the consent of limited partners holding more than 50% of the voting power in the operating partnership:

•	any amendment that alters or changes the distribution rights of limited partners, subject to the exceptions discussed below under the “Distributions” portion of this section;
•	any amendment that alters or changes the limited partner’s exchange rights;
•	any amendment that imposes on limited partners any obligation to make additional capital contributions; or
•	any amendment that alters the terms of the operating partnership agreement regarding the rights of the limited partners with respect to extraordinary transactions.

Indemnification

To the extent permitted by law, the operating partnership agreement provides for indemnification of us when acting in our capacity as general partner. It also provides for indemnification of directors, officers and other persons that we may designate under the same conditions, and subject to the same restrictions, applicable to the indemnification of officers, directors, employees and stockholders under our charter. See the section entitled “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” in this prospectus.

Transferability of Interests

Under the operating partnership agreement, we may not withdraw from the partnership or transfer or assign all of our general partnership interest without the consent of holders of two-thirds of the limited partnership units, except in connection with the sale of all or substantially all of our assets. Under certain circumstances and with the prior written consent of the general partner and satisfaction of other conditions set forth in the operating partnership agreement, holders of limited partnership units may withdraw from the partnership and transfer and/or encumber all or any part of their units.

In addition, limited partnership units will not be registered under the federal or state securities laws. As a result, the ability of a holder to transfer its units may be restricted under such laws.

Extraordinary Transactions

The operating partnership agreement generally permits us and/or the operating partnership to engage in any authorized business combination without the consent of the limited partners. A business combination is any merger, consolidation or other combination with or into another entity, or the sale of all or substantially all the assets of any entity, or any liquidation, reclassification, recapitalization or change in the terms of the equity stock into which a unit may be converted. We are required to send to each limited partner notice of a proposed business combination at least 15 days prior to the record date for the stockholder vote on the combination, if any.

Any limited partners who timely exchange their units prior to the record date for the stockholder vote on a business combination shall be entitled to vote their shares in any stockholder vote on the business combination. Limited partners who exchange their units after the record date may not vote their shares in any stockholder vote on the proposed business combination.

We cannot consummate a business combination (other than one in which we are the surviving entity) unless all limited partners receive, or have the right to election to receive, for each OP Unit or Class B Unit they own, an amount of cash, securities or other property equal to the amount of cash, securities or other property or value paid in the combination to a holder of a share of common stock. If, in connection with a business combination, a tender or similar offer has been accepted by holders of more than 50% of the outstanding common stock, then each limited partner will have the option to exchange its OP Units or Class B Units for the amount of cash, securities or other property which the limited partner would have received had it exercised its exchange rights under the operating partnership agreement, and tendered the shares of common stock received upon exercise of the exchange rights immediately prior to the expiration of the offer.

However, we may merge into or consolidate with another entity without adhering to these limitations if, immediately after the merger or consolidation, substantially all the assets of the surviving entity, other than the partnership units held by us, are contributed to the operating partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets contributed as determined by the surviving entity’s general partner in good faith and the surviving entity’s general partner expressly agrees to assume all of our obligations as general partner under the operating partnership agreement.

Issuance of Additional Units

As general partner of the operating partnership, we will be able to cause, without the consent of the limited partners, the operating partnership to issue additional units representing general and/or limited partnership interests. A new issuance may include preferred units, which may have rights which are different than, and/or superior to, those of GP Units, OP Units and Class B Units. Furthermore, the operating partnership agreement requires the issuance of additional units to us corresponding with any issuance of stock by us pursuant to the distribution reinvestment program or as a result of our distributing stock in order to meet our annual distribution requirement to maintain our status as a REIT.

Capital Contributions

The operating partnership agreement provides that, if the operating partnership requires additional funds at any time, or from time to time, in excess of funds available to it from prior borrowings or capital contributions, we, as general partner, have the right to raise additional funds required by the operating partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of such required funds as an additional capital contribution. The operating partnership agreement also provides that we must contribute cash or other property received in exchange for the issuance of equity stock to the operating partnership in exchange for units. Upon the contribution of cash or other property received in exchange for the issuance of common shares, we will receive one OP Unit for each share issued by us. Upon the contribution of the cash or other property received in exchange for the issuance of each share of equity stock other than shares of common stock, we will receive one unit with rights and preferences respecting distributions corresponding to the rights and preferences of the equity stock that we issued. If we contribute additional capital to the operating partnership, our partnership interest will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis if we contribute any additional capital.

Distributions

The operating partnership agreement sets forth the manner in which distributions from the partnership will be made to partners. Distributions from the partnership are made at the times and in the amounts determined by us, as the general partner. Under the operating partnership agreement, preferred units, if any, may entitle their holders to distributions prior to the payment of distributions for the other units.

The operating partnership agreement provides that cash available for distribution, excluding net proceeds from any sale or other disposition of properties of the operating partnership, or net sales proceeds, will be distributed to the partners holding GP Units, OP Units and/or Class B Units based on their percentage interests. Net sales proceeds will be distributed to partners as follows:

•	first, 100% to us as holder of GP Units and OP Units (which we will distribute to the holders of our common stock) and any other holder of OP Units entitled to such distributions in proportion to each such partner’s percentage interests, until our stockholders’ and such OP Unit holders’ “net investment” balance is zero;
•	second, 100% to us as holder of GP Units and OP Units (which we will distribute to the holders of our common stock) and any other holder of OP Units entitled to such distributions in proportion to each such partner’s percentage interests, until our stockholders and such OP Unit holders have received a cumulative, pre-tax, non-compounded return of 6% per year on their average “net investment” balance; and
•	thereafter, 15% to the special limited partner, and 85% to us as holder of GP Units and OP Units (which we will distribute to the holders of our common stock) and any other holder of OP Units and/or Class B Units entitled to such distributions in accordance with each such partner’s percentage interests.

The return calculation described above applies to all distributions received and not just distributions of net sales proceeds. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to any limited partners, and to us, which we will then distribute to our stockholders. As it relates to our stockholders, “net investment” means the excess of gross proceeds raised in all offerings over all prior distributions of net sales proceeds and any amounts paid by us to repurchase shares of our stock pursuant to our share repurchase program or otherwise. As it relates to the limited partners, “net investment” means the excess of capital contributions made by limited partners over all prior distributions to the limited partners of net sales proceeds (other than distributions on limited partner interests held directly or indirectly by us as the general partner) and any proceeds or property used to redeem limited partner interests (except those held directly or indirectly by us as the general partner).

American Realty Capital Healthcare Special Limited Partnership, LLC also will be entitled to defer distributions under some circumstances and to receive subordinated distributions from the operating partnership upon a listing of our common stock on a national securities exchange, other liquidity events and the termination of the advisory agreement. For a more detailed discussion of such distributions, see the section entitled “Management Compensation” in this prospectus.

The operating partnership agreement also provides that, as general partner, we have the right to amend the distribution provisions of the operating partnership agreement to reflect the issuance of additional classes of units. The operating partnership agreement further provides that, as general partner, we shall use our best efforts to ensure sufficient distributions are made to meet the annual REIT distribution requirements and to avoid U.S. federal income and excise taxes on our earnings.

Liquidation

Upon the liquidation of the operating partnership, after payment of debts and obligations, any remaining assets of the partnership will be distributed to partners pro rata in accordance with their positive capital accounts.

Allocations

The operating partnership agreement provides that net income, net loss and any other individual items of income, gain, loss or deduction of the operating partnership (other than net gain or net loss from the sale of property of the operating partnership) will be allocated among the partners in accordance with their percentage interests. Net gain, net loss and items of income, gain, loss or deduction of the operating partnership from the sale of property of the operating partnership shall be allocated among the partners in such a manner that (after giving effect to the allocation pursuant to the first sentence of this paragraph) the capital accounts of each partner, immediately after making such allocation, is, as nearly as possible, equal proportionately to the distributions of net sales proceeds that would be made to such partner if the operating partnership were dissolved, its affairs wound up and its assets were sold for cash, all operating partnership liabilities were satisfied, and the net sales proceeds of the operating partnership were distributed to the partners immediately after making such allocation.

Notwithstanding the previous paragraph, the operating partnership agreement provides that the following special allocations shall be made prior to the allocations in the prior paragraph. Net gain and items of income and gain of the operating partnership from the sale of property of the operating partnership, and unrealized gain from the revaluation of the operating partnership’s assets, shall be allocated to the holders of Class B Units until their capital account balances attributable to their holdings of Class B Units are equal to the average capital account balance of holders of OP Units attributable to such OP Units, and such allocations shall be made on a unit-by-unit basis in order to allow for the greatest number of Class B Units to convert into OP Units at any one time. Furthermore, after the allocations made in the previous sentence, net gain and items of income and gain of the operating partnership from the sale of assets of the operating partnership, and unrealized gain from the revaluation of the operating partnership’s assets, shall be allocated to the special limited partner until the special limited partner has received aggregate allocations of income for all fiscal years equal to the aggregate amount of distributions the special limited partner is entitled to receive or has received for such fiscal year and all prior fiscal years. If the special limited partner is entitled to received distributions pursuant to a promissory note issued to it in connection with the listing of our common stock or the termination of the advisory agreement, unrealized gain from the revaluation of the operating partnership’s assets shall be allocated to the special limited partner until the special limited partner has received aggregate allocations equal to the amount of distributions the special limited partner is entitled to receive pursuant to such promissory note.

Operations

The operating partnership agreement requires that the partnership be operated in a manner that will:

•	satisfy the requirements for our classification as a REIT;
•	avoid any U.S. federal income or excise tax liability, unless we otherwise cease to qualify as a REIT; and
•	ensure that the operating partnership will not be classified as a publicly traded partnership under the Code.

Pursuant to the operating partnership agreement, the operating partnership will assume and pay when due, or reimburse us for, payment of all administrative and operating costs and expenses incurred by the operating partnership and the administrative costs and expenses that we incur on behalf, or for the benefit, of the operating partnership.

Limited Partner Exchange Rights

Pursuant to the operating partnership agreement, each holder of an OP Unit has the right, but not the obligation, to exchange all or a portion of their OP Units for cash or, at the operating partnership’s option, for shares of our common stock on such terms and subject to such conditions and restriction as will be contained in one or more exchange rights agreements among us, as the general partner, the operating partnership and one or more limited partner, provided, that such OP Units shall have been outstanding for at least one year (or such lesser time as determined by us in our sole and absolute discretion). The form of the exchange rights agreement shall be provided by the general partner.

Exercise of exchange rights will be a taxable transaction in which gain or loss will be recognized by the limited partner exercising its right to exchange its units for the cash value of a corresponding number of shares of our common stock or, at the option of the operating partnership, a corresponding number of shares of our common stock, to the extent that the amount realized exceeds the limited partner’s adjusted basis in the units exchanged.

Special Limited Partner

American Realty Capital Healthcare Special Limited Partnership, LLC, the parent of our advisor, is a Delaware limited liability company formed on August 20, 2010 and is the special limited partner of our operating partnership. Except as set described below, the special limited partner does not hold any general partnership interests or limited partnership interests and does not have any voting rights, approval rights, rights to distributions or any other rights under the partnership agreement. The special limited partner is entitled to receive subordinated distributions of net proceeds in connection with the sale of the assets of our operating partnership, upon a listing of our common stock on a national securities exchange, other liquidity events and the termination of the advisory agreement. Any such subordinated distribution to the special limited partner is related to our successful performance. Such distribution is calculated as 15% of the excess of (a) an amount equal to the value of our stock or assets determined as of the listing of our common stock, termination of the advisory agreement or other liquidity event, as applicable, plus the amount of all distributions made to investors prior to such time over (b) the amount the investors would receive as a return of their net capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. If the special limited partner is entitled to receive a subordinated distribution, other than pursuant to a promissory note issued to it in connection with the listing of our common stock or the termination of the advisory agreement, the special limited partner shall be entitled to contribute the right to receive such subordinated distribution to the operating partnership in exchange for OP Units in an amount equal to the value of such subordinated distribution right. If the special limited partner obtains OP Units in this manner, the special limited partner shall have all the rights of any holder of OP Units, including the limited partner exchange right described herein. For a more detailed discussion of such distributions, see the section entitled “Management Compensation” in this prospectus.

Tax Matters

Pursuant to the operating partnership agreement, we will be the tax matters partner of the operating partnership, and as such, will have authority to make tax decisions under the Code on behalf of the operating partnership. Tax income and loss generally will be allocated in a manner that reflects the entitlement of the general partner, limited partners and the special limited partner to receive distributions from the operating partnership. We will file a U.S. federal income tax return annually on behalf of the operating partnership on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required. To the extent that any special purpose entity is not wholly owned by the operating partnership or is a taxable REIT subsidiary, we will arrange for the preparation and filing of the appropriate tax returns for such special purpose entity for U.S. federal income tax purposes. For a description of other tax consequences stemming from our investment in the operating partnership, see the section entitled “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” in this prospectus.

Duties and Conflicts

Except as otherwise set forth under the sections entitled “Conflicts of Interest” and “Management” in this prospectus, any limited partner may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Term

The operating partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated (i) upon our dissolution, bankruptcy, insolvency or termination, (ii) an election made by us, as the general partner, with the consent of the limited partners holding at least a majority of the percentage interest of the limited partners (including limited partner interests held by the general partner), (iii) an event of withdrawal by us, as the general partner (as defined in the Delaware Revised Uniform Limited Partnership Act), other than an event of bankruptcy, unless, within ninety days after such event of withdrawal, a majority in interest of the remaining limited partners consent to continuing the business of the operating partnership and to the appointment of a successor general partner, (iv) upon the sale or other disposition of all or substantially all the assets of the operating partnership unless we, as general partner, elect to continue the business of the operating partnership to collect the indebtedness or other consideration to be received in exchange for the assets of the operating partnership, or (v) by operation of law.”

Plan of Distribution

The following disclosure hereby replaces in its entirety the first sentence of the section “Shares Purchased by Affiliates and Participating Broker Dealers,” on page 258 of the Prospectus.

“Our executive officers and directors, as well as officers and employees of our dealer manager and our advisor and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates and “Friends,” may purchase shares offered in this offering at a discount.”

How to Subscribe

The second to last sentence of the second paragraph on page 263 of the Prospectus is hereby replaced with the following disclosure.

“This option, however, is not available to residents of Louisiana.”

Experts

The section “Experts” on page 266 of the Prospectus is hereby replaced with the following disclosure.

“EXPERTS

The audited consolidated financial statements and financial statement schedule of American Realty Capital Healthcare Trust, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.”

Incorporation of Certain Information by Reference

The following disclosure hereby replaces in its entirety the section “Incorporation of Certain Information by Reference” beginning on page 266 of the Prospectus.

“INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus, any prospectus supplement or any other subsequently filed prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, as supplemented, or the registration statement of which this prospectus, as supplemented, is a part.

You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by or on behalf of our sponsor, http://www.americanrealtycap.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 12, 2013, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2013;
•	Current Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on January 2, 2013, January 24, 2013, February 7, 2013, March 15, 2013, April 4, 2013, April 9, 2013, April 18, 2013; and
•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 30, 2012, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call Realty Capital Securities, LLC at Three Copley Place, Suite 3300, Boston, MA 02116, 1-866-771-2088, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.”

Electronic Delivery of Documents

The following disclosure hereby replaces in their entirety the first and second sentences of the section “Electronic Delivery of Documents” on page 267 of the Prospectus.

“Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual, quarterly and other reports, proxy statements, distribution notices and other information, or documents, electronically by so indicating on the subscription agreement, or by sending us instruction in writing in a form acceptable to us to receive such documents electronically. Unless otherwise provided in this prospectus or unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail.”

Prior Performance Tables

The prior performance tables contained in Appendix A of the Prospectus are hereby replaced with the prior performance tables attached to this Supplement No. 9 as Appendix A. The revised prior performance tables supersede and replace the prior performance tables contained in the Prospectus.

Distribution Reinvestment Plan

The distribution reinvestment plan contained in Appendix B of the Prospectus is hereby replaced with the distribution reinvestment plan attached to this Supplement No. 9 as Appendix B. The revised distribution reinvestment plan supersedes and replaces the distribution reinvestment plan contained in the Prospectus.

Subscription Agreements

The form of subscription agreement contained in Appendix C-1 of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 9 as Appendix C-1. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

The form of multi-offering subscription agreement contained in Appendix C-2 of the Prospectus is hereby replaced with the revised form of multi-offering subscription agreement attached to this Supplement No. 9 as Appendix C-2. The revised form of multi-offering subscription agreement supersedes and replaces the form of multi-offering subscription agreement contained in the Prospectus.

Transfer on Death Designation

The transfer on death designation contained in Appendix D of the Prospectus is hereby replaced with the revised transfer on death designation attached to this Supplement No. 9 as Appendix D. The revised transfer on death designation supersedes and replaces the transfer on death designation contained in the Prospectus.

Letter of Direction

The form of Letter of Direction contained on page E-1 of the Prospectus is hereby replaced with the revised form of Letter of Direction attached to this Supplement No. 9 as Appendix E. The revised form of Letter of Direction supersedes and replaces the form Letter of Direction in the Prospectus.

APPENDIX A

PRIOR PERFORMANCE TABLES

The tables below provide summarized information concerning programs sponsored directly or indirectly by our sponsor. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsors and their affiliates. We do not believe that our affiliated programs currently in existence are in direct competition with our investment objectives, except for ARC HT II. For additional information see the section entitled “Prior Performance Summary.”

Certain of the tables below provide information with respect to American Realty Capital Trust, Inc. (“ARCT”). ARCT was a public program sponsored by our sponsor. On January 22, 2013, ARCT merged with and into a subsidiary of Realty Income Corporation.

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the parent of our sponsor and its affiliates in raising and investing funds for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2012, its last year before termination, and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its last year before termination. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

	American Realty Capital Trust, Inc.			American Realty Capital Trust III, Inc.
(dollars in thousands)	Dollar Amount Raised		Percentage of total Dollar Amount Raised	Dollar Amount Raised		Percentage of total Dollar Amount Raised
Dollar amount offered	$1,500,000			$1,500,000
Dollar amount raised	1,695,813			1,750,291
Dollar amount raised from non-public program and private investments	37,460	(1)		—
Total dollar amount raised	$1,733,273		100.00%	$1,750,291		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$168,269		9.71%	170,433		9.74%
Organizational expenses	29,692	(2)	1.71%	26,052		1.49%
Other	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%
Available for investment	$1,535,312		88.58%	$1,553,806		88.77%
Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	—		0.00%
Cash down payment	2,157,713	(3)	124.49%	1,529,812		87.40%
Acquisition fees	41,320		2.38%	38,646		2.21%
Other	—		0.00%	—		0.00%
Total acquisition costs	$2,199,033		126.87%	$1,568,458		89.61%
Percentage leverage (mortgage financing divided by total acquisition costs)	32.8%			14.6%
Date offering began	3/18/2008			3/31/2011
Number of offerings in the year	1			1
Length of offerings (in months)	39	(4)		18	(5)
Months to invest 90% of amount available for investment (from beginning of the offering)	39			18

(1)	American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, Inc. The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, Inc is also included as a stand-alone program and is included separately in information about private programs.
(2)	Excludes offering costs from proceeds assumed from the distribution reinvestment plan.

(3)	Includes $12.0 million investment made in joint venture with American Realty Capital New York Recovery REIT, Inc. for the purchase of real estate and $17.3 million of other investments in common stock.
(4)	American Realty Capital Trust, Inc. completed its offering in July 2011. The data above includes uses of offering proceeds through December 31, 2011.
(5)	American Realty Capital Trust III, Inc. completed its offering in September 2012. The data above includes uses of offering proceeds through December 31, 2012.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of our sponsor and its affiliates as a sponsor in raising and investing funds in ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2011 and ARC Growth Fund, LLC from its inception on July 24, 2008 to its termination on December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties, III, LLC			ARC Income Properties, IV, LLC		ARC Growth Fund, LLC
(dollars in thousands)	Dollar Amount Raised	Percentage of Total Dollar Amount Raised	Dollar Amount Raised	Percentage of Total Dollar Amount Raised	Dollar Amount Raised		Percentage of Total Dollar Amount Raised	Dollar Amount Raised	Percentage of Total Dollar Amount Raised	Dollar Amount Raised	Percentage of Total Dollar Amount Raised
Dollar amount offered	$19,537		$13,000		$11,243			$5,350		$7,850
Dollar amount raised	19,537		13,000		11,243			5,215		5,275
Dollar amount contributed from sponsor and affiliates(1)	1,975		—		—			—		2,575
Total dollar amount raised	$21,512	100.00%	$13,000	100.00%	$11,243		100.00%	$5,215	100.00%	$7,850	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196	5.56%	$323	2.48%	$666		5.92%	$397	7.61%	$—	0.00%
Organizational expenses	—	0.00%	—	0.00%	—		0.00%	—	0.00%	—	0.00%
Other	—	0.00%	—	0.00%	—		0.00%	—	0.00%	—	0.00%
Reserves	—	0.00%	—	0.00%	—		0.00%	—	0.00%	—	0.00%
Available for investment	$20,316	94.44%	$12,677	97.52%	$10,577		94.08%	$4,818	92.39%	$7,850	100.00%
Acquisition costs:
Prepaid items and fees related to purchased property	$—	0.00%	$—	0.00%	$—		0.00%	$—	0.00%	$—	0.00%
Cash down payment	11,302	52.54%	9,086	69.89%	9,895		88.01%	4,780	91.66%	5,440	69.30%
Acquisition fees	7,693	35.76%	2,328	17.91%	682		6.07%	—	0.00%	2,410	30.70%
Other	—	0.00%	—	0.00%	—		0.00%	—	0.00%	—	0.00%
Total acquisition costs	$18,995 (2)	88.30%	$11,414 (3)	87.80%	$10,577	(4)	94.08%	$4,780 (5)	91.66%	$7,850 (6)	100.00%
Percentage leverage (mortgage financing divided by total acquisition costs)	434.97%		292.61%		141.19%			344.35%		253.20%
Date offering began	6/09/2008		9/17/2008		9/29/2009			6/23/2011		7/24/2008
Number of offerings in the year	1		1		1			1		1
Length of offerings (in months)	7		4		3			4		1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7		4		3			4		1

(1)	Includes separate investment contributed by sponsor and affiliates for purchase of portfolio properties and related expenses.
(2)	Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.

(3)	Total acquisition costs of properties exclude $33.4 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 60.1% at December 31, 2010. This program ended when the notes were repaid on May 16, 2011. The related properties were owned by American Realty Capital Trust, Inc. on December 31, 2012.
(4)	Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.
(5)	Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquisition purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2011.
(6)	Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquisition purchase price was $63.6 million. The program was concluded at December 31, 2010.

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to the parent of our sponsor and its affiliates for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2012, the year before termination and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its year before termination.

(dollars in thousands)	American Realty Capital Trust, Inc.	American Realty Capital Trust III, Inc.
Date offering commenced	3/18/2008	3/31/2011
Dollar amount raised	$1,733,273	$1,750,291
Amount paid to sponsor from proceeds of offering
Underwriting fees	$168,269	$170,433
Acquisition fees:
Real estate commissions	$—	$—
Advisory fees – acquisition fees	21,281	15,298
Other – organizational and offering costs	15,944	20,464
Other – financing coordination fees	9,257	3,029
Other – acquisition expense reimbursements	11,921	10,779
Dollar amount of cash generated from operations before deducting payments to sponsor	60,876	4,365
Actual amount paid to sponsor from operations:
Property management fees	$—	$—
Partnership management fees	—	—
Reimbursements	—	—
Leasing commissions	—	—
Other (asset management fees)	7,071	212
Total amount paid to sponser from operations	$7,071	$212
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$1,485	$—
Notes	—	—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$45	$—
Incentive fees	—	—
Other – Financing coordination fees	$—	$—

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to our sponsor and its affiliates for ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011. ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010 and ARC Growth Fund, LLC. from its inception on July 24, 2008 to its termination on December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Income Properties IV, LLC		ARC Growth Fund, LLC
Date offering commenced	6/05/2008		8/12/2008		9/29/2009		6/23/2011		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$5,215	(2)	$7,850	(3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		$666		$397		$—
Acquisition fees
Real estate commissions	$—		$—		$—		$—		$—
Advisory fees – acquisition fees	$2,959		$423		$662		$—		$1,316
Other – organizational and offering costs	$—		$—		$—		$—		$—
Other – financing coordination fees	$939		$333		$149		$—		$45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(3,091)		$2,291		$(724)		$(691)		$(5,325)
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—		$—
Partnership management fees	—		—		—		—		—
Reimbursements	—		—		—		—		—
Leasing commissions	—		—		—		—		—
Other (explain)	—		—		—		—		—
Total amount paid to sponsor from operations	$—		$—		$—		$—		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—		$—		$—		$—		$13,560
Notes	—		—		—		—		$18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—		—
Incentive fees	—		—		—		—		—
Other (disposition fees)	—		—		—		—		$1,169
Other (refinancing fees)	—		—		—		—		$39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from sponsor and affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates.

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

Table III summarizes the operating results of American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2012, its last year before termination and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its last year before termination. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

	American Realty Capital Trust, Inc.				American Realty Capital Trust III, Inc.
(dollars in thousands)	Year Ended December 31, 2011	Year Ended December31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2012	Year Ended December 31, 2012	Period From October 15, 2010 (Date of Inception) to December 31, 2010
Gross revenues	$129,982	$45,233	$15,511	$5,549	$49,971	$795	$—
Profit (loss) on sales of properties	(44)	143	—	—	—	—	—
Less:
Operating expenses	45,041	15,265	1,158	2,002	44,202	2,385	—
Interest expense	39,912	18,109	10,352	4,774	6,542	35	—
Depreciation	54,764	17,280	6,581	2,534	25,524	414	—
Amortization	14,176	4,374	1,735	522	5,854	85	—
Net income (loss) before noncontrolling interests – GAAP Basis	(23,955)	(9,652)	(4,315)	(4,283)	(32,151)	(2,124)	—
Loss from discontinued operations	—	—	—	—	—	—	—
Net income (loss) attributable to noncontrolling interests – GAAP Basis	(1,121)	(181)	49	—	30	—	—
Net income (loss) GAAP basis	$(25,076)	$(9,833)	$(4,266)	$(4,283)	$(32,121)	$(2,124)	$—
Taxable income (loss)
From operations	$(25,032)	$(9,976)	$(4,266)	$(4,283)	$(32,121)	$(2,124)	$—
From gain (loss) on sale	(44)	143	—	—	—	—	—
Cash generated (deficiency) from (used by) operations(1)	49,525	9,864	$(2,526)	$4,013	5,542	(1,177)	—
Cash generated (deficiency) from sales	581	900	—	—	—	—	—
Cash generated (deficiency) from refinancing	—	—	—	—	224,300	5,060	—
Cash generated (deficiency) from operations, sales and refinancing	$50,106	$10,764	$(2,526)	$4,013	$229,842	$3,883	$—
Less: Cash distribution to investors
From operating cash flow	$47,524	$9,864	$1,818	$296	$5,542	$—	$—
From sales and refinancing	—	900	—	—	23,285	294	—
From other(2)	—	647	70	—	26,784	271	—
Cash generated (deficiency) after cash distributions	$2,582	$(647)	$(4,414)	$3,717	$174,231	$3,318	$—
Less: Special items
Cash generated (deficiency) after cash distributions and special items	$2,582	$(647)	$(4,414)	$3,717	$174,231	$3,318	$—
Tax and distribution data per $1,000 invested
Federal income tax results:(3)(4)
Ordinary income (loss)
from operations	$(19.00)	$(23.55)	$(22.75)	$(0.33)	$(13.96)	$(4.04)	$—
from recapture	—	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—	—

	American Realty Capital Trust, Inc.				American Realty Capital Trust III, Inc.
(dollars in thousands)	Year Ended December 31, 2011	Year Ended December31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2012	Year Ended December 31, 2012	Period From October 15, 2010 (Date of Inception) to December 31, 2010
Cash distributions to investors
Source (on GAAP Basis)
Investment income	$—	$1.44	$—	$—	$—	$—	$—
Return of capital	43.51	16.78	(13.06)	1.22	31.77	5.52	—
Source (on GAAP basis)
Sales	$—	1.44	$—	$—	$—	$—	$—
Refinancing	—	—	—	—	13.30	2.87	—
Operations	43.51	15.75	12.57	1.22	3.17	—	—
Other	—	—	—	—	15.30	2.65	—

(1)	Includes cash paid for interest and acquisition costs.
(2)	Distributions paid from proceeds from the sale of common stock and through distribution reinvestment plans.
(3)	Based on amounts raised as of the end of each period.
(4)	Federal tax results for the year ended December 31, 2012 is not available as of the date of this filing. Extensions of time to file tax returns for the year ended December 31, 2012 have been filed for each program, and estimated information is provided for all programs based on preliminary tax returns by outside accountants.

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC, and ARC Growth Fund, LLC as of the dates indicated.

(table begins on the following page)

	ARC Income Properties, LLC				ARC Income Properties II, LLC				ARC Income Properties III, LLC			ARC Income Properties IV, LLC		ARC Growth Fund, LLC
(dollars in thousands)	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Period from January 1, 2011 to May 16, 2011(2)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Year Ended December 31, 2011	Period from June 24, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
Gross revenues	$4,652	$7,008	$5,347	$1,341	$1,383	$3,507	$3,423	$337	$1,548	$2,237	$341	$1,549	$94	$—	$95	$185	$8
Profit (loss) on sales of properties	—				(44)	143			—			—		—	(251)	(4,682)	9,746
Less:
Operating expenses	122	320	2,847	5	45	113	7	—	51	36	918	86	489	—	234	528	2,004
Interest expense	4,504	6,525	4,993	688	1,690	2,151	2,161	162	1,434	1,359	186	1,134	100	—	—	1,494	597
Interest expense – investors notes	1,323	1,935	1,583	381	430	1,167	1,024	11	671	986	201	446	90	—	—	—	—
Depreciation	2,346	3,519	2,676	909	710	1,748	1,758	200	495	642	127	642	54	—	195	592	344
Amortization	527	976	886	—	268	663	670	—	187	249	42	218	18	—	—	—	—
Net Income (loss) GAAP Basis	$(4,170)	$(6,267)	$(7,638)	$(642)	$(1,804)	$(2,192)	$(2,197)	$(36)	$(1,290)	$(1,035)	$(1,133)	$(977)	$(657)	$—	$(585)	$(7,111)	$6,809
Taxable income (loss)
From operations	$(4,170)	$(6,267)	$(7,638)	$(642)	$(1,760)	$(2,335)	$(2,197)	$(36)	$(1,290)	$(1,035)	$(1,133)	$(977)	$(443)	$—	$(334)	$(2,429)	$(2,937)
From gain (loss) on sale	$—	$—	$—	$—	$(44)	$143	$—	$—	$—	$—	$—	$—	$—	$—	$(251)	$(4,682)	$9,746
Cash generated (deficiency) from operations(3)	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$560	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$(691)	$—	$(330)	$(1,769)	$(3,226)
Cash generated (deficiency) from sales	—	—	—	—	—	246	—	—	—	—	—	—	—	—	—	(447)	11,158
Cash generated (deficiency) from refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated (deficiency) from operations, sales and refinancing	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$(691)	$—	$(330)	$(2,216)	$7,932

	ARC Income Properties, LLC				ARC Income Properties II, LLC				ARC Income Properties III, LLC			ARC Income Properties IV, LLC		ARC Growth Fund, LLC
(dollars in thousands)	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Period from January 1, 2011 to May 16, 2011(2)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Year Ended December 31, 2011	Period from June 24, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
Less: Cash interest payments made to investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cash generated (deficiency) after cash distributions	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$—	$(691)	$(330)	$(2,216)	$7,932
Less: Special items
Cash generated (deficiency) after cash distributions and special items	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$—	$(691)	$(330)	$(2,216)	$7,932

(1)	On September 6, 2011, the real estate assets and certain liabilities of ARC Income Properties, LLC and ARC Income Properties III, LLC were contributed in the formation transaction of American Realty Capital Properties, Inc.
(2)	The program ended on May 16, 2011, when the notes were repaid. These properties were owned by American Realty Capital Trust, Inc. on December 31, 2012.
(3)	Includes cash paid for interest including interest payments to investors.

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

Table IV includes the operations of American Realty Capital Trust, Inc., which completed its operations on March 1, 2012 when it listed its common stock on The NASDAQ Global Select Market and internalized its management.

Program name	American Realty Capital Trust, Inc.
Dollar amount raised	$1,733,273
Number of properties purchased	487
Date of closing of offering	7/18/2011
Date of first sale of property	3/1/2012
Date of final sale of property	3/1/2012
Tax and distribution data per $1,000 invested through
Federal income tax results:
Ordinary income (loss)
– from operations	$(46.96)
– from recapture	—
Capital gain (loss)	0.02
Deferred gain	—
Capital	—
Ordinary	—
Cash distributions to investors
Source (on GAAP Basis)
– Investment income	$1.44
– Return of capital	47.74
Source (on cash basis)
– Sales	$1.44
– Refinancing	—
– Operations	47.74
– Other(1)	10.49
Receivable on net purchase money financing	—

(1)	American Realty Capital Trust, Inc.'s price per share was $10.49 on March 1, 2012, at the end of its first day of trading on the NASDAQ Global Select Market.

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

Table IV summarizes the results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Growth Fund, LLC, each a completed program of affiliates of our sponsor as of December 31, 2011.

(dollars in thousands) Program name	ARC Income Properties, LLC	ARC Income Properties II, LLC	ARC Income Properties III, LLC	ARC Growth Fund, LLC
Dollar amount raised	$21,512	$13,000	$11,243	$7,850
Number of properties purchased	62	50	1	52
Date of closing of offering	June 2008	September 2008	September 2009	July 2008
Date of first sale of property	September 2011(2)	May 2011(3)	September 2011(2)	July 2008
Date of final sale of property	September 2011(2)	May 2011(3)	September 2011(2)	December 2010
Tax and distribution data per $1,000 investment through 12/31/2010(1)
Federal income tax results:
Ordinary income (loss)
- From operations	$—	$—	$—	$—
- From recapture	$—	$—	$—	$—
Capital gain (loss)	$—	$—	$—	$—
Deferred gain	$—	$—	$—	$—
Capital	$—	$—	$—	$—
Ordinary	$—	$—	$—	$—
Cash distributions to investors
Source (on GAAP basis)
- Investment income	—	—	—	—
- Return of capital	$19,537	$13,000	$11,243	$7,226
Source (on cash basis)
- Sales	$19,537	$13,000	$11,243	$7,226
- Refinancing	$—	$—	$—	$—
- Operations	$—	$—	$—	$—
- Other
Receivable on net purchase money financing	$—	$—	$—	$—

(1)	Programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.
(2)	The real estate assets and certain liabilities of these programs were contributed to American Realty Capital Properties, Inc. as part of its formation transaction.
(3)	The notes used to purchase these properties were paid off in May 2011, these properties were owned by American Realty Capital Trust, Inc. on December 31, 2012.

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

Table V summarizes the sales or disposals of properties by American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2012, its last year before termination and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its last year before termination. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

(dollars in thousands)
			Selling Price, Net of Closing costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of Property Operating Cash Receipts Over Cash Expenditures(5)
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program(1)	Adjustments resulting from application of GAAP(2)	Total(3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs(4)	Total
American Realty Capital Trust, Inc.:
PNC Bank Branch – New Jersey	November – 08	September 2010	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch – New Jersey	November – 08	January 2011	$79	$502	$—	$—	$581	$502	$178	$680	$1,305

American Realty Capital Trust III, Inc.: Not applicable

(1)	No purchase money mortgages were taken back by program.
(2)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(4)	Amounts shown do not include a prorata share of the offering costs. There were no carried interests received in lieu of commissions on connection with the acquisition of property.
(5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs. All figures below are through December 31, 2012.

			Selling Price Net of Closing Costs and GAAP Adjustments (dollars in thousands)					Costs of properties Including Closing Costs and Soft Costs (dollars in thousands)			Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total
ARC Income Properties, LLC:
Citizens Bank branches(1)	July to August-09	September-11	$23,300	$82,622	$—	$—	$105,922	$96,883	$4,734	$101,617	$6,815
ARC Income Properties II, LLC:
PNC Bank Branch – New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch – New Jersey	November-08	January-11	79	502	—	—	581	502	178	680	1,305
			$467	$1,014	$—	$—	$1,481	$1,014	$365	$1,379	$2,340
ARC Income Properties III, LLC:
Home Depot(1)	November-09	September-11	$11,325	$13,850	$—	$—	$25,175	$25,925	$20	$25,945	$2,288
ARC Growth Fund, LLC:
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)

			Selling Price Net of Closing Costs and GAAP Adjustments (dollars in thousands)					Costs of properties Including Closing Costs and Soft Costs (dollars in thousands)			Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
Seminole, FL	July-08	March-10	—	1,098			1,098	1,098	1,061	2,159	(48)
Port Richey, FL(1)	July-08	December-10	—	544	—	—	544	544	1,086	1,630	(71)
Punta Gorda, FL(1)	July-08	December-10	—	690	—	—	690	690	1,550	2,240	(72)
Lawrenceville, GA(1)	July-08	December-10	—	695	—	—	695	695	1,381	2,076	(73)
Norristown, PA(1)	July-08	December-10	—	471	—	—	471	471	943	1,414	(83)
			$43,243	$20,838	$—	$—	$64,081	$19,375	$47,850	$67,225	$(788)

(1)	Sale of property was to related party.
(2)	No purchase money mortgages were taken back by program.
(3)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in lieu of commissions on connection with the acquisition of property.
(6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

APPENDIX B

DISTRIBUTION REINVESTMENT PLAN

American Realty Capital Healthcare Trust, Inc.
EFFECTIVE AS OF FEBRUARY 18, 2011

American Realty Capital Healthcare Trust, Inc., a Maryland corporation (the “Company”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by the Company, Realty Capital Securities, LLC (the “Dealer Manager”) or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any purchaser of shares of common stock of the Company, par value $0.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan, and subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or its affiliates (an “ Affiliated Program ”), may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares or shares of stock or units of limited partnership interest of an Affiliated Program (collectively “Securities”) owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.

2. Distribution Reinvestment.  The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company or an Affiliated Participant with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Board of the Company or the board or general partner of an Affiliated Program, as applicable.

3. General Terms of Plan Investments.

(a) The Company intends to offer Shares pursuant to the Plan at the higher of 95% of the estimated value of one share as estimated by the Company’s board of directors or $9.50 per share, regardless of the price per Security paid by the Participant for the Securities in respect of which the Distributions are paid. A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase shares in the public offering of shares pursuant to the Company’s prospectus outside of the Plan at prices below $9.50 per share.

(b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(c) Dealer Manager fees will not be paid for the Shares purchased pursuant to the Plan.

(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by

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the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.

(f) Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of Company or its transfer agent.

(g) A Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Company’s charter (as may be amended, amended and restated, supplemented or otherwise modified from time to time). For purposes of this Plan, “Ownership Limit” shall mean the prohibition on beneficial ownership of not more than 9.8% in value of the aggregate of the outstanding shares of our stock or not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of outstanding shares of our stock.

4. Absence of Liability.  The Company, the Dealer Manager and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. The Company, the Dealer Manager and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. All material information regarding the distribution to the Participant and the effect of reinvesting such distribution, including the tax consequences thereof, shall be provided to each Participant at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8. Reinvestment in Subsequent Programs.

(a) After the termination of the Company’s initial public offering of Shares pursuant to the Company’s prospectus dated February 18, 2011 (the “Initial Offering”), the Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or an Affiliated Program (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);

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(iii) this offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program;

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program; and

(vi) the Subsequent Program has accepted an aggregate amount of subscriptions in excess of its minimum offering amount.

(b) The Company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through this Plan, if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act;

(iii) this offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

9. Termination.

(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

(c) Each Participant in the Plan shall have a reasonable opportunity to withdraw from the Plan at least annually after the receipt of all material information regarding the distribution to the Participant and the effect of reinvesting such distribution, including the tax consequences thereof, which shall be provided to each Participant at least annually.

10. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

11. Amendment to or Termination of the Plan.

(a) Except for Section 9(a) of this Plan which shall not be amended prior to a listing of the Shares on a national securities exchange, the terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

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(b) The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

12. Participation by Limited Partners of American Realty Capital Healthcare Trust Operating Partnership, L.P.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of American Realty Capital Healthcare Trust Operating Partnership, L.P. (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

13. Governing Law.  This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

14. Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the DRIP Administrator, addressed to DRIP Administrator, c/o DST Systems, Inc., 430 W 7th St., Kansas City, MO 64105-1407, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

15. Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of certificates. The Company will not issue share certificates except to stockholders who make a written request to the Administrator.

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American Realty Capital Healthcare Trust, Inc.
SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERING DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THE OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS AGREEMENT.

IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

EFFECTIVE APRIL 10, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

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Please indicate the offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **American Realty Capital Healthcare Trust, Inc. ("ARC-HT")**

▸ State in which sale was made: ______

☐ Initial Investment

☐ Additional Investment:

Acct# ____________

Investment Amount

$ ____________________

▸ *$2,500 minimum investment*

▸ *$100 increments for additional investments*

Payment Method: Please indicate the method of payment below.

☐ Check Enclosed

☐ Subscription amount wired

☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARC-HT, make checks payable to:** American Realty Capital Healthcare Trust, Inc.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership *(Non-Qualified)*

☐ **Individual** – *One signature required & initial.*

☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*

☐ **Tenants in Common** – *All parties must sign & initial.*

☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*

☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.*

State of ______ Custodian for ____________________

☐ **Estate** – *Personal representative signature required.*

Name of Executor: ____________________

Include a copy of the court appointment.

☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.*

Name of Trustee: ____________________

☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*

☐ **Transfer on Death**[(1)] – *Must complete separate Transfer on Death Registration Form.*

☐ **Other** (Specify) – ____________________

Include title and signature pages.

2b. Custodial Ownership *(Qualified)*

☐ **Traditional IRA*** – *One signature required.*

☐ **Roll-Over IRA*** – *One signature required.*

☐ **Roth IRA*** – *One signature required.*

☐ **KEOGH Plan*** – *One signature required.*

☐ **Simplified Employee Pension/Trust (S.E.P.)***

☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*

☐ **Other** (Specify) – ____________________

**Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.*

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

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EFFECTIVE APRIL 10, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ______ ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.
Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

C-1-2

EFFECTIVE APRIL 10, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Distributions

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Healthcare Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP.*

* *Tennessee investors cannot participate in the Automatic Purchase Plan.*

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by American Realty Capital Healthcare Trust, Inc. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

3 *Each investor who elects to have distributions reinvested agrees to notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stockholder's initial purchase of our shares.*

4 *I authorize American Realty Capital Healthcare Trust, Inc. or its agent, American National Stock Transfer, LLC, by or through a third party provider, (collectively referred to as "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution __________

Mailing Address __________

City, State, Zip __________

Account # __________

Bank's ABA/Routing # __________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **American Realty Capital Healthcare Trust, Inc.**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from American Realty Capital Healthcare Trust, Inc. a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to American Realty Capital Healthcare Trust, Inc. as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if American Realty Capital Healthcare Trust, Inc. is unable to obtain a valid e-mail address for me, American Realty Capital Healthcare Trust, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature __________ Date (mm/dd/yyyy) __________

Co-Owner Signature (if applicable) __________ Date (mm/dd/yyyy) __________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is __________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

C-1-3

EFFECTIVE APRIL 10, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
I/we acknowledge receipt of the final Prospectus of ARC-HT, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC-HT, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in ARC-HT shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Alabama residents only: In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in ARC-HT and other similar programs.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investor's maximum investment in ARC-HT should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings).*		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC-HT offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Massachusetts, Ohio, Iowa, Oregon, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC-HT and its affiliates cannot exceed 10% of the Massachusetts, Iowa, Oregon, Washington or New Mexico resident's net worth. It shall be unsuitable for an Ohio investor's aggregate investment in shares of ARC-HT, its affiliates and in other non-traded real estate investment trusts to exceed ten percent (10%) of his, her or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Pennsylvania and Michigan residents only: A Pennsylvania or Michigan investor cannot invest more than 10% of their net worth in ARC-HT.		
Tennessee residents only: In addition to the general suitability requirements described above, the investor's maximum investment in ARC-HT shares and shares of its affiliates shall not exceed 10% of the Tennessee investor's net worth.		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the ARC-HT securities registered with the Securities Division.		
California residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000, with the investor's maximum investment in ARC-HT shares not to exceed 10% of the investor's net worth *(exclusive of home, home furnishings and automobile).*		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC-HT offering.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC-HT offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

C-1-4

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER. THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR THIS OFFERING (AT LEAST FIVE BUSINESS DAYS). THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN 10 BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

Subscriber Signature(s)

6a

IMPORTANT: The investor must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.*

* *Your ability to sell shares pursuant to the Share Repurchase Program is severely restricted. The Share Repurchase Program may be suspended or terminated at any time, and redemption requests may be rejected for any reason. You may not be able to sell your shares.*

SIGNATURE OF OWNER AND CO-OWNER (IN ORDER TO HAVE THIS AGREEMENT EXECUTED, THE INVESTOR(S) MUST SIGN THIS SECTION 6A)

In addition, if the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor also authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares. Signing Section 6B will not constitute an execution of this subscription agreement.

Owner Signature ______________________ Date (mm/dd/yyyy) __________

Co-Owner Signature (if applicable) ______________________ Date (mm/dd/yyyy) __________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________ Date (mm/dd/yyyy) __________

6b

Substitute Form W-9
ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007)

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal

Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor | Print Name | Date

Signature of Joint Owner, if applicable | Print Name | Date

EFFECTIVE APRIL 10, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

C-1-5

C-1-6

C-1-7

EFFECTIVE APRIL 10, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

☐ **Special Alabama Undertaking Regarding APP:** The Firm must check this box if the Automatic Purchase Plan ("APP") box in Section 5 is checked and either the sale was made in Alabama or Alabama is the state designated as the investor's address. By checking the box at the beginning of this paragraph, the Firm covenants and agrees that: (1) the Firm will obtain updated suitability information from such investor on a quarterly basis; (2) this updated information will be provided in writing and signed by the investor; (3) if written suitability information is more than 90 days old, then the investor may not participate in the Automatic Purchase Plan until the information is updated; and (4) the updated information shall consist of the information that an investor is required to provide under Section 6 of this Subscription Agreement.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2310 of the FINRA Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box ____________________

Mailing Address ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required) ____________________

Representative # ____________________

Registered Representative or Advisor [I.A.] Address or P.O. Box ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required) ____________________

Signature(s) of Registered Representative(s) or Advisor(s) (Required) ____________________

Date ____________________

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer) ____________________

Date ____________________

8

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail

For Overnight Deliveries

▸ **Should you have any questions or concerns and require customer service to handle your request or inquiry, please contact our transfer agent at:**

American National Stock Transfer, LLC
405 Park Avenue, 12th Floor, New York, NY 10022
Phone: (877) 373-2522 | Facsimile: (646) 861-7793

FOR COMPANY USE ONLY:

Amount ____________________

Date ____________________

Check/Wire# ____________________

Account # ____________________

Registered Representative # ____________________

Firm # ____________________

Custodian ID# ____________________

Transfer Agent Reviewer ____________________

C-1-8

ARC Global | ARC DailyNAV | ARCT V | ARC-HT | ARC-HT II | NYRR | ARC Retail | BDCA | PE-ARC | UDF IV

EFFECTIVE APRIL 19, 2013
PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

Multi-Offering SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. INVESTORS IN ALABAMA, ARKANSAS, MARYLAND, MASSACHUSETTS OR TENNESSEE (OR ARC-HT INVESTORS IN SOUTH CAROLINA) MAY NOT USE THIS MULTI-OFFERING SUBSCRIPTION AGREEMENT TO SUBSCRIBE FOR SHARES OF ANY OFFERING DESCRIBED HEREIN BUT INSTEAD SHOULD REFER TO THE SUBSCRIPTION AGREEMENT FOR EACH OFFERING.
IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS AGREEMENT.
IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

SUBSCRIPTION AGREEMENT

10

C-2-1

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

* *Retail shares are sold to the public through broker dealers and are subject to applicable selling commissions and dealer manager fees (see prospectus for details).*

** *Institutional shares are sold through RIAs and broker dealers that are managing wrap or fee-based accounts and are subject to an annual platform fee equal to 70 basis points of net asset value (see prospectus for details).*

Investment		Investment Amount
☐ **American Realty Capital Global Trust, Inc. ("ARC Global")** ▸ State in which sale was made: _______	☐ Initial Investment ☐ Additional Investment: Acct# ____________	$ ____________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV")** ▸ State in which sale was made: _______	☐ Initial Investment: ☐ *Retail ** (or) ☐ *Institutional *** ☐ Additional Investment: ☐ *Retail ** (or) ☐ *Institutional *** Acct# ____________	$ ____________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Trust V, Inc. ("ARCT V")** ▸ State in which sale was made: _______	☐ Initial Investment ☐ Additional Investment: Acct# ____________	$ ____________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Healthcare Trust, Inc. ("ARC-HT")** ▸ State in which sale was made: _______	☐ Initial Investment ☐ Additional Investment: Acct# ____________	$ ____________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Healthcare Trust II, Inc. ("ARC-HT II")** ▸ State in which sale was made: _______	☐ Initial Investment ☐ Additional Investment: Acct# ____________	$ ____________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital New York Recovery REIT, Inc. ("NYRR")** ▸ State in which sale was made: _______	☐ Initial Investment ☐ Additional Investment: Acct# ____________	$ ____________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital – Retail Centers of America, Inc. ("ARC Retail")** ▸ State in which sale was made: _______	☐ Initial Investment ☐ Additional Investment: Acct# ____________	$ ____________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **Business Development Corporation of America ("BDCA")** ▸ State in which sale was made: _______	☐ Initial Investment ☐ Additional Investment: Acct# ____________	$ ____________ ▸ *$1,000 minimum investment*
☐ **Phillips Edison – ARC Shopping Center REIT, Inc. ("PE-ARC")** ▸ State in which sale was made: _______	☐ Initial Investment ☐ Additional Investment: Acct# ____________	$ ____________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **United Development Funding IV ("UDF IV")‡** ▸ State in which sale was made: _______ ‡ *Stated share price of $20 per share*	☐ Initial Investment ☐ Additional Investment: Acct# ____________	$ ____________ ▸ *$2,500 minimum investment* ▸ *$1,000 minimum investment if purchased through IRA or other qualified account* ▸ *$1,000 minimum for additional investments*

Payment Method: Please indicate the method of payment: ☐ Check Enclosed ☐ Subscription amount wired ☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - ▸ **For ARC Global** *(except ARC Global investors in OH and PA)*, **ARC Daily NAV** *(except ARC Daily NAV investors in OH and PA)*, **ARCT V (except ARCT V investors in PA), ARC-HT, ARC-HT II, (except ARC-HT II investors in PA and WA) ARC Retail** *(except ARC Retail investors in OH and PA)*, **NYRR, BDCA, PE-ARC and UDF IV, make checks payable to the respective offering:** American Realty Capital Global Trust, Inc. (or) American Realty Capital Daily Net Asset Value Trust, Inc. (or) American Realty Capital Trust V, Inc. (or) American Realty Capital Healthcare Trust, Inc. (or) American Realty Capital Healthcare Trust II, Inc. (or) American Realty Capital New York Recovery REIT, Inc. (or) American Realty Capital – Retail Centers of America, Inc. (or) Business Development Corporation of America (or) Phillips Edison – ARC Shopping Center REIT, Inc. (or) United Development Funding IV.
  - ▸ **For ARC Global investors in OH and PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Global Trust, Inc.
  - ▸ **For ARC Retail investors in OH and PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital – Retail Centers of America, Inc.
  - ▸ **For ARC Daily NAV investors in OH and PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Daily Net Asset Value Trust, Inc.
  - ▸ **For ARCT V investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for America Realty Capital Trust V, Inc.
  - ▸ **For ARC-HT II investors in PA and WA, make checks payable to:** UMB Bank, NA, Escrow Agent for America Realty Capital Healthcare Trust II, Inc.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (*i.e.*, entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

2a. Non-Custodial Ownership *(Non-Qualified)*

- ☐ **Individual** – *One signature required & initial.*
- ☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*
- ☐ **Tenants in Common** – *All parties must sign & initial.*
- ☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*
- ☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.* State of _______ Custodian for ____________
- ☐ **Estate** – *Personal representative signature required.* Name of Executor: ____________ *Include a copy of the court appointment.*
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.* Name of Trustee: ____________
- ☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*
- ☐ **Transfer on Death**(1) – *Must complete separate Transfer on Death Registration Form.*
- ☐ **Other** (Specify) – ____________ *Include title and signature pages.*

2b. Custodial Ownership *(Qualified)*

- ☐ **Traditional IRA*** – *One signature required.*
- ☐ **Roll-Over IRA*** – *One signature required.*
- ☐ **Roth IRA*** – *One signature required.*
- ☐ **KEOGH Plan*** – *One signature required.*
- ☐ **Simplified Employee Pension/Trust (S.E.P.)***
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*
- ☐ **401(k)** *(Only available for ARC Daily NAV)*
- ☐ **Other** (Specify) – ____________

* Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/Administrator and plan participants/Investors is required for investment through these types of accounts.

C-2-2

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ________________________________

CITY STATE/PROVINCE COUNTRY

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required):________________

Account No. (required):________________

☐ Foreign national identity documents Bank Name (required):________________

Phone No. (required):________________

Number for the document checked above and country of issuance: ________________

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES. *Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.*

C-2-3

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

5 Distributions

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Footnotes:

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by each program. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

2 *Ohio investors in ARC Global, ARC Daily NAV and ARC Retail, cannot participate in the Distribution Reinvestment Plan. Other Ohio investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs.*

3 *Each investor who elects to have distributions reinvested agrees to notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the Distribution Reinvestment Plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stockholder's initial purchase of our shares.*

4 *I authorize American Realty Capital Global Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Trust V, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital Healthcare Trust II, Inc., American Realty Capital New York Recovery REIT, Inc., American Realty Capital – Retail Centers of America, Inc., Business Development Corporation of America, Phillips Edison – ARC Shopping Center REIT Inc., United Development Funding IV or its agent, American National Stock Transfer, LLC, by or through a third party provider, (as applicable, the "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Global Trust, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Daily Net Asset Value Trust, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL TRUST V, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Trust V, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Healthcare Trust, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Healthcare Trust II, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

▸ *I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

▸ *I hereby subscribe for Shares of American Realty Capital – Retail Centers of America, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

▸ *I hereby subscribe for Shares of Business Development Corporation of America and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.

▸ *I hereby subscribe for Shares of Phillips Edison – ARC Shopping Center REIT, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Dividend Reinvestment Plan**[3] *Investor elects to participate in the Dividend Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

UNITED DEVELOPMENT FUNDING IV

▸ *I hereby subscribe for Shares of United Development Funding IV and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

C-2-4

5a Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution

Mailing Address

City, State, Zip

Account #

Bank's ABA/Routing #

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **American Realty Capital – Retail Centers of America, Inc.** ☐ **Business Development Corporation of America** ☐ **Phillips Edison – ARC Shopping Center REIT, Inc.**

☐ **United Development Funding IV**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from the respective offering(s) a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to the respective offering(s) as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if the respective offering(s) is/are unable to obtain a valid e-mail address for me, the respective offering(s) will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ______________________ Date (mm/dd/yyyy) __________

Co-Owner Signature (if applicable) ______________________ Date (mm/dd/yyyy) __________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ______________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6 **IMPORTANT:** Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

NOTE: ***Investors in Alabama, Arkansas, Maryland, Massachusetts, or Tennessee (or ARC-HT investors in South Carolina) may not use this multi-offering subscription agreement to subscribe for shares of any offering described herein but instead should refer to the subscription agreement for each offering.***

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial <u>ALL</u> appropriate representations below)**	**Owner**	**Co-Owner**
For Investors of ALL Offerings:		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares of any offering.		
California residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: A Michigan investor cannot invest more than 10% of their net worth in each Issuer.		

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

C-2-5

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 Continued

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For Investors of ALL Offerings *(Continued)*:		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities registered by us for any offering with the Securities Division.		
For American Realty Capital Global Trust, Inc. ("ARC Global") Investors Only:		
I/we have received the final prospectus of ARC Global at least five (5) business days prior to the date of this subscription agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Global, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: In addition to the suitability requirements described above, investors' maximum investment in the ARC Global shares will be limited to 10% of the investor's liquid net worth.		
Ohio, Oregon, Washington, New Jersey and New Mexico residents only: In addition to the suitability requirements described above, the investor's maximum investment in ARC Global and its affiliates cannot exceed 10% of the Oregon, Washington, New Jersey or New Mexico resident's net worth. An Ohio investor's aggregate investment in the ARC Global shares, shares of our affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth *(total assets exclusive of home, home furnishings, and automobiles minus total liabilities)* that is comprised of cash, cash equivalents, and readily marketable securities. For Ohio investors, ARC Global will not release subscriptions from escrow until it has received $20,000,000 in subscriptions from other jurisdictions.		
Pennsylvania Residents only: A Pennsylvania investor's maximum investment in the ARC Global offering cannot exceed 10% of his or her net worth. ARC Global will not release Pennsylvania subscriptions from escrow until it has received $75,000,000 in subscriptions from other jurisdictions.		
Iowa residents only: The maximum investment allowable in ARC Global or its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities, but excluding IRA assets owned or held by investors.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC Global offering.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor's maximum investment in ARC Global should not exceed 10% of the investor's net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Global offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Texas residents only: A Texas investor must have had, during the last tax year, or estimate that the Texas investor will have, during the current tax year: (a) a minimum annual gross income of $100,000 and a minimum net worth of $100,000; or (b) a minimum net worth of at least $250,000. Net worth shall be determined exclusive of home, home furnishings and automobiles. The investor's maximum investment in the ARC Global offering shall not exceed 10% of the investor's liquid net worth.		
For American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC Daily NAV, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Daily NAV, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Daily NAV offering not to exceed 10% of the Kentucky investor's liquid net worth.

C-2-6

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 Continued

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV") Investors Only *(Continued)*:		
Ohio, Iowa, Oregon, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Daily NAV and its affiliates cannot exceed 10% of the Iowa, Oregon, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARC Daily NAV shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth *(total assets exclusive of home, home furnishings, and automobiles minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities. For Ohio investors, ARC Daily NAV will not release subscriptions from escrow until it has received $20,000,000 in subscriptions in other jurisdictions.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC Daily NAV offering.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor's maximum investment in ARC Daily NAV should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Daily NAV offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Texas residents only: An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000. The investor's maximum investment in the ARC Daily NAV offering shall not exceed 10% of the investor's liquid net worth.		
Pennsylvania Residents only: A Pennsylvania investor's maximum investment in the ARC Daily NAV offering cannot exceed 10% of his or her net worth. ARC Daily NAV will not release Pennsylvania subscriptions from escrow until it has received $75,000,000 in subscriptions from other jurisdictions.		

For American Realty Capital Trust V, Inc. ("ARCT V") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARCT V, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARCT V, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARCT V offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in ARCT V shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
California residents only: In addition to the general suitability requirements described above, California investors' maximum investment in ARCT V shares will be limited to 10% of their net worth *(exclusive of home, home furnishings and automobile)*.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the shares in the ARCT V offering as registered with the Securities Division.		
Nebraska residents only: Investments must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. The investor's maximum in investment in ARCT V and its affiliates cannot exceed 10% of the investor's net worth.		
Ohio, Oregon and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARCT V and its affiliates cannot exceed 10% of the Oregon or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARCT V shares, shares of its affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

C-2-7

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital Trust V, Inc. ("ARCT V") Investors Only *(Continued)*:		
Pennsylvania residents only: A Pennsylvania investor cannot invest more than 10% of his or her net worth in ARCT V. ARCT V cannot accept subscriptions from Pennsylvania residents until it raises $85,000,000 from other jurisdictions.		
Iowa residents only: The maximum investment allowable in ARCT V or its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities, but excluding IRA assets owned or held by investors.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARCT V offering.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARCT V offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
New Jersey residents only: Investors who reside in the state of New Jersey must have either (i) a minimum liquid net worth of $100,000 and a minimum annual gross income of not less than $85,000 or (ii) a minimum liquid net worth of $350,000. Additionally, a New Jersey investor's total investment in ARCT V, its affiliates and in other non-traded real estate investment trusts shall not exceed 10% of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that consists of cash, cash equivalents, and readily marketable securities.		

For American Realty Capital Healthcare Trust, Inc. ("ARC-HT") Investors Only:	Owner	Co-Owner
I/we acknowledge receipt of the final Prospectus of ARC-HT, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC-HT, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investor's maximum investment in ARC-HT should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Ohio, Iowa, Oregon, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC-HT and its affiliates cannot exceed 10% of the Iowa, Oregon, Washington or New Mexico resident's net worth. It shall be unsuitable for an Ohio investor's aggregate investment in shares of ARC-HT, its affiliates and in other non-traded real estate investment trusts to exceed ten percent (10%) of his, her or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Pennsylvania Residents only: A Pennsylvania investor's maximum investment in the ARC-HT offering cannot exceed 10% of his or her net worth.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC-HT offering not to exceed 10% of the Kentucky investor's liquid net worth.		
California residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000, with the investor's maximum investment in ARC-HT shares not to exceed 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC-HT offering.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC-HT offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

C-2-8

6 *Continued*

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital Healthcare Trust II, Inc. ("ARC-HT II") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC-HT II, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC-HT II, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor's maximum investment in ARC-HT II should not exceed 10% of the investor's net worth		
Ohio, Oregon and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC-HT II and its affiliates cannot exceed 10% of the Oregon or New Mexico resident's net worth. It shall be unsuitable for an Ohio investor's aggregate investment in shares of ARC-HT II, its affiliates and in other non-traded real estate investment trusts to exceed ten percent (10%) of his, her or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Pennsylvania and Michigan residents only: A Pennsylvania or Michigan investor cannot invest more than 10% of their net worth in ARC-HT II. ARC-HT II cannot accept subscriptions from Pennsylvania residents until it raises $85,000,000 from other jurisdictions.		
Iowa residents only: The maximum investment allowable in ARC-HT II or its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
New Jersey residents only: A New Jersey investor must have either (a) a minimum liquid net worth of $100,000 and an annual income of $85,000 or (b) a minimum liquid net worth of $350,000. In addition, a New Jersey investor's total investment in the ARC-HT II offering and in other non-traded real estate investment trusts shall not exceed 10% of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC-HT II offering not to exceed 10% of the Kentucky investor's liquid net worth.		
California residents only: In addition to the general suitability requirements described above, California investors' maximum investment in ARC-HT II shares shall not exceed 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC-HT II offering.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC-HT II offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Texas residents only: An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000. The investor's maximum investment in the ARC-HT II offering shall not exceed 10% of the investor's liquid net worth		
Washington residents only: ARC-HT II cannot accept subscriptions from Washington residents until it raises $10,000,000 from other jurisdictions.		
For American Realty Capital New York Recovery REIT, Inc. ("NYRR") Investors Only:		
I/we acknowledge receipt of the final Prospectus of NYRR, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of NYRR, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the NYRR offering not to exceed 10% of the Kentucky investor's liquid net worth.

C-2-9

6 ***Continued***

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For American Realty Capital New York Recovery REIT, Inc. ("NYRR") Investors Only *(Continued)*:		
Ohio, Iowa, Oregon, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in NYRR and its affiliates cannot exceed 10% of the Iowa, Oregon, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in NYRR shares, shares of its affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth *(total assets exclusive of home, home furnishings, and automobiles minus total liabilities)* that is comprised of cash, cash equivalents, and readily marketable securities.		
Pennsylvania Residents only: A Pennsylvania investor's maximum investment in the NYRR offering cannot exceed 10% of his or her net worth.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in NYRR should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the NYRR offering.		

For American Realty Capital – Retail Centers of America ("ARC Retail") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC Retail, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Retail, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Retail offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Ohio, Iowa, Oregon, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Retail and its affiliates cannot exceed 10% of the Iowa, Oregon, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARC Retail shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles *minus* total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. ARC Retail will not release proceeds from Ohio investors until it has raised an aggregate of $20,000,000 in subscriptions in other jurisdictions.		
Pennsylvania Residents only: A Pennsylvania investor's maximum investment in the ARC Retail offering cannot exceed 10% of his or her net worth. ARC Retail will not release Pennsylvania subscriptions from escrow until it has received $75,000,000 in subscriptions from other jurisdictions.		
Nebraska residents only: Investments must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. The investor's maximum in investment in ARC Retail and its affiliates cannot exceed 10% of the investor's net worth.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC Retail offering.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Retail offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

For Business Development Corporation of America ("BDCA") Investors Only:		
I/we acknowledge receipt of the final Prospectus of BDCA, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.

C-2-10

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 Continued

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For Business Development Corporation of America ("BDCA") Investors Only *(Continued)*:		
If an affiliate of BDCA, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
By signing below, you also acknowledge that: • You do not expect to be able to sell your shares regardless of how BDCA performs. • If you are able to sell your shares, you will likely receive less than your purchase price. • BDCA does not intend to list the shares on any securities exchange during the offering period or for what may be a significant time thereafter, and it does not expect a secondary market in the shares to develop. • Although BDCA has implemented a share repurchase program, only a limited number of shares are eligible for repurchase. Any such repurchases will be at a 7.5% discount to the current offering price in effect on the date of repurchase. BDCA may suspend or terminate its share repurchase program at any time. • You may not have access to the money you invest for an indefinite period of time until BDCA completes a liquidity event. Moreover, there is no assurance that BDCA will ever complete a liquidity event. • An investment in the shares is not suitable for you if you need access to the money you invest. • Because you will be unable to sell your shares, you will be unable to reduce your exposure on any market downturn. • Distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to BDCA for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses.		
Arizona residents only: The term of the BDCA offering shall be effective for a period of one year with the ability to renew for additional periods of one year.		
Iowa, Kentucky and New Jersey residents only: Investors must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Iowa investor's total investment in BDCA shall not exceed 10% of his or her net worth.		
Oregon residents only: In addition to the general suitability requirements described above, the investor's maximum investment in BDCA shares and shares of its affiliates shall not exceed 10% of his or her net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the BDCA offering and other similar offerings not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Nebraska residents only: Nebraska investors must meet the following suitability standards: (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $350,000, or (b) a net worth of at least $500,000; and (ii) investor will not invest more than 10% of their net worth in BDCA. For such investors, net worth should not include the value of one's home, home furnishings or automobiles.		
Idaho residents only: Investors who reside in the state of Idaho must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor's total investment in BDCA shall not exceed 10% of his or her liquid net worth. (The calculation of liquid net worth shall include only cash plus cash equivalents. Cash equivalents include assets which may be convertible to cash within one year.)		
North Dakota residents only: BDCA shares will only be sold to residents of North Dakota representing that their investment will not exceed 10% of his or her net worth and that they meet one of the established suitability standards.		
Texas residents only: Investors who reside in the state of Texas must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000; or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Texas investor's total investment in BDCA shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.		
Oklahoma residents only: Purchases by Oklahoma investors in BDCA should not exceed 10% of their net worth *(excluding home, home furnishings and automobiles)*.		
North Carolina residents only: Investors who reside in the state of North Carolina must have either (i) a minimum liquid net worth of $85,000 and minimum annual gross income of $85,000 or (ii) a minimum liquid net worth of $300,000.		
Ohio residents only: In addition to the suitability standards above, the state of Ohio requires that each Ohio investor will limit his or her investment in BDCA common stock to a maximum of 10% of his or her net worth.		
New Mexico residents only: In addition to the suitability standards above, the state of New Mexico requires that an investment by an New Mexico resident in BDCA, its affiliates and in other non-traded business development companies will not exceed 10% of the investor's net worth.

C-2-11

C-2-12

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

Subscriber Signature(s)

6a

IMPORTANT: The investor must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.*

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP. Be advised that APP may not be available with all programs and is not available for BDCA or UDF IV.

NOTE: The APP may not be available in certain states for certain products. Please consult the product's individual subscription agreement to confirm.

SIGNATURE OF OWNER AND CO-OWNER (IN ORDER TO HAVE THIS AGREEMENT EXECUTED, THE INVESTOR(S) MUST SIGN THIS SECTION 6A)

In addition, if the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor also authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares. Signing Section 6B will not constitute an execution of this subscription agreement.

Owner Signature ______________________________ Date (mm/dd/yyyy) ____________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ____________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________________ Date (mm/dd/yyyy) ____________

* *Your ability to sell shares pursuant to the Share Repurchase Program is severely restricted. The Share Repurchase Program may be suspended or terminated at any time, and redemption requests may be rejected for any reason. You may not be able to sell your shares.*

6b

Substitute Form W-9
ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007)

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal

Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Print Name	Date
Signature of Joint Owner, if applicable	Print Name	Date

C-2-13

C-2-14

C-2-15

C-2-16

EFFECTIVE APRIL 19, 2013: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

8

IMPORTANT: Please note that there are state-specific mailing addresses for the following offerings: ARC Global, ARC Daily NAV, ARC-HT II, ARCT V and ARC Retail.

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail	For Overnight Deliveries
American Realty Capital Global Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Global Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Daily Net Asset Value Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Daily Net Asset Value Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Trust V, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Trust V, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Healthcare Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Healthcare Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Healthcare Trust II, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Healthcare Trust II, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital New York Recovery REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital New York Recovery REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital – Retail Centers of America, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital – Retail Centers of America, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
Business Development Corporation of America c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Business Development Corporation of America** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
Phillips Edison–ARC Shopping Center REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Phillips Edison–ARC Shopping Center REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
United Development Funding IV c/o DST Systems, Inc P.O. Box 219096, Kansas City, MO 64121-9096	**United Development Funding IV** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407

State-Specific Mailing Address Differences for ARC Global, ARC Daily NAV, ARCT V, ARC-HT II and ARC Retail:

- **For ARC Global, ARC Daily NAV and ARC Retail investors in OH and PA, ARC-HT II investors in PA and WA and ARCT V investors in PA, mail to:**

American Realty Capital Global Trust, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital Daily Net Asset Value Trust, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital Trust V, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital Healthcare Trust II, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital – Retail Centers of America, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

- **Should you have any questions or concerns and require customer service to handle your request or inquiry, please contact our transfer agent at:**

American National Stock Transfer, LLC
405 Park Avenue, 12th Floor, New York, NY 10022
Phone: (877) 373-2522 | Facsimile: (646) 861-7793

FOR COMPANY USE ONLY:

Amount ______________________

Date ______________________

Check/Wire# ______________________

Account # ______________________

Registered Representative # ______________________

Firm # ______________________

Custodian ID# ______________________

Transfer Agent Reviewer ______________________

C-2-17

APPENDIX D

TRANSFER ON DEATH DESIGNATION

American Realty Capital Healthcare Trust, Inc.
TRANSFER ON DEATH FORM (TOD)
This form is NOT VALID for Trust or IRA accounts.
Both pages of this form must accompany the subscription agreement.

As our transfer agent, American National Stock Transfer, LLC, is located in New York, and thus, a Transfer on Death (“TOD”) designation pursuant to this form and all rights related thereto shall be governed by the laws of the State of New York.

PLEASE REVIEW THE FOLLOWING IN ITS ENTIRETY BEFORE COMPLETING THE TRANSFER ON DEATH FORM:

1. Eligible accounts:  Individual accounts and joint accounts with rights of survivorship are eligible. A TOD designation will not be accepted from residents of Louisiana.

2. Designation of beneficiaries:  The account owner may designate one or more beneficiaries of the TOD account. Beneficiaries are not “account owners” as the term is used herein.

3. Primary and contingent beneficiaries:  The account owner may designate primary and contingent beneficiaries of the TOD account. Primary beneficiaries are the first in line to receive the account upon the death of the account owner. Contingent beneficiaries, if any are designated, receive the account upon the death of the account owner if, and only if, there are no surviving primary beneficiaries.

4. Minors as beneficiaries:  Minors may be beneficiaries of a TOD account only if a custodian, trustee, or guardian is set forth for the minor on the transfer on death form. By not providing a custodian, trustee, or guardian, the account owner is representing that all of the named beneficiaries are not minors.

5. Status of beneficiaries:  Beneficiaries have no rights to the account until the death of the account owner or last surviving joint owner.

6. Joint owners:  If more than one person is the owner of an account registered or to be registered TOD, the joint owners of the account must own the account as joint tenants with rights of survivorship.

7. Transfer to designated beneficiaries upon the owner’s death:

a. Percentage designation:  Unless the account owner designates otherwise by providing a percentage for each beneficiary on the Transfer on Death Form, all surviving beneficiaries will receive equal portions of the account upon the death of the account owner.

b. Form of ownership:  Multiple beneficiaries will be treated as tenants in common unless the account owner expressly indicates otherwise.

c. Predeceasing beneficiaries:  If the account owner wishes to have the account pass to the children of the designated beneficiaries if the designated beneficiaries predecease the account owner, the account owner must check the box labeled Lineal Descendants per Stirpes (“LDPS”) in Section B of this form. If the box is not checked, the children of beneficiaries who die before you will not receive a portion of your account. If the account is registered LDPS and has contingent beneficiaries, LDPS takes precedence. If a TOD account with multiple beneficiaries is registered LDPS, the LDPS registration must apply to all beneficiaries. If the account is not registered LDPS, a beneficiary must survive the account owner to take the account or his or her part of the account. In the case of multiple beneficiaries, if one of the beneficiaries does not survive the account owner, the deceased beneficiary’s share of the account will be divided equally among the remaining beneficiaries upon the death of the account owner. If no beneficiary survives the account owner, the account will be treated as part of the estate of the account owner.

d. Notice of dispute:  Should the transfer agent receive written notice of a dispute over the disposition of a TOD account, re-registration of the account to the beneficiaries may be delayed.

D-1

8. Revocation or changes:  An account owner or all joint owners may revoke or change a beneficiary designation. The Change of Transfer on Death (TOD) Form is available for this purpose on our website www.americanrealtycap.com/materials/ or from your registered representative.

9. Controlling terms:  The language as set forth in the TOD account registration shall control at all times. Unless the transfer agent is expressly instructed by the account owner to change the status of the account or the beneficiary designation prior to the account owner’s death, the person or persons set forth as the beneficiaries of the account shall remain the beneficiaries of the account, and events subsequent to the registration of the account as a TOD account shall not change either the rights of the persons designated as beneficiaries or the status of the account as a TOD account.

a. Divorce:  If the account owner designated his or her spouse as a TOD beneficiary of the account, and subsequently the account owner and the beneficiary are divorced, the fact of the divorce will not automatically revoke the beneficiary designation. If the account owner wishes to revoke the beneficiary designation, the account owner must notify American Realty Capital Healthcare Trust, Inc. of the desired change in writing as specified in paragraph 8 above.

b. Will or other testamentary document:  The beneficiary designation may not be revoked by the account owner by the provisions of a will or a codicil to a will.

c. Dividends, interest, capital gains, and other distributions after the account owner’s death:

i. Accruals to the account which occur after the death of the account owner or last surviving joint owner, and are still in the account when it is re-registered to the beneficiaries, stay with the account and pass to the beneficiaries.

ii. Where the account has been coded for cash distributions, and such distributions have actually been paid out prior to notice to the transfer agent of the death of the account owner, such distributions are deemed to be the property of the estate of the original account owner and do not pass with the account to the designated beneficiaries.

10. TOD registrations may not be made irrevocable.

A — STOCKHOLDER INFORMATION

Name of stockholder(s) exactly as indicated on subscription agreement:

Stockholder Name	Mr.	Mrs.	Ms.
	☐	☐	☐
				First	Middle	Last
Co-Stockholder Name (if applicable)	Mr.	Mrs.	Ms.
	☐	☐	☐
				First	Middle	Last
Social Security Number(s) of Stockholder(s)					—
				Stockholder		Co-Stockholder
Daytime Telephone	State of Residence				(Not accepted from residents of Louisiana)

D-2

B — TRANSFER ON DEATH (Not permitted in Louisiana)

I (we) authorize American Realty Capital Healthcare Trust, Inc. to register the percentage of shares of common stock set forth below in beneficiary form, assigning investorship on my (our) death to the TOD beneficiary(ies) named below. Use an additional sheet of paper if space is needed to designate more TOD beneficiaries. Complete information must be provided for all TOD beneficiaries.

PRIMARY Beneficiary Name			TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
PRIMARY Beneficiary Name
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
PRIMARY Beneficiary Name
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
Contingent Beneficiary Name (Optional)
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
Contingent Beneficiary Name (Optional)
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship

☐ Lineal Descendents per Stirpes (“LDPS”):  Check if you wish to have the account pass to children of the above-designated beneficiary(ies) if the designated beneficiary(ies) predeceases the stockholder. The LDPS designation will apply to all designated beneficiaries.

D-3

C — SIGNATURE

By signing below, I (we) authorize American Realty Capital Healthcare Trust, Inc. to register the shares in beneficiary form as designated above. I (we) agree on behalf of myself (ourselves) and my (our) heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless American Realty Capital Healthcare Trust, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, officers and employees, from and against any and all claims, liabilities, damages, actions and expenses arising directly or indirectly relating to this TOD designation or the transfer of my (our) shares in accordance with this TOD designation. If any claims are made or disputes are raised in connection with this TOD designation or account, American Realty Capital Healthcare Trust, Inc. reserves the right to require the claimants or parties in interest to arrive at a final resolution by adjudication, arbitration, or other acceptable method, prior to transferring any TOD account assets. I (we) have reviewed all the information set forth on pages 1 and 2 of this form.

I (we) further understand that American Realty Capital Healthcare Trust, Inc. cannot provide any legal advice and I (we) agree to consult with my (our) attorney, if necessary, to make certain that any TOD designation is consistent with my (our) estate and tax planning and is valid. Sign exactly as the name(s) appear(s) on the statement of account. All investors must sign. This TOD is effective subject to the acceptance of American Realty Capital Healthcare Trust, Inc.

Signature — Co-Investor (If Applicable) Date
Signature — Investor (Required) Date

D-4

APPENDIX E

LETTER OF DIRECTION

           , 20

American Realty Capital Healthcare Trust, Inc.
c/o DST Systems, Inc.
430 W 7th Street
Kansas City, Missouri 64105-1407

Re:	Registered Investment Advisory Fees Account No. (“Account”)

Ladies and Gentlemen:

You are hereby instructed and authorized by me to deduct advisory fees payable to   , my registered investment advisor, in the following amount from my Account, and to pay such amount by check to my registered investment advisor, upon each distribution by American Realty Capital Healthcare Trust, Inc. (the “Company”) on my Account, as payment for my registered investment advisor’s advisory fees (select only one):

$  ; or

  % of Asset Value (calculated on a 365-day calendar year basis) to be paid by the Company on my Account.

I acknowledge that any and all advisory fees payable to my registered investment advisor are my sole responsibility and you are paying the amounts directed by me as an accommodation.

This letter shall serve as an irrevocable instruction to you to pay such advisory fees from my Account until such time as I provide you with written notice of my election to revoke this instruction.

Sincerely,

*	This election is not available for custodial ownership accounts, such as individual retirement accounts, Keogh plans and 401(k) plans, or Alabama or North Dakota investors.

E-1

PROSPECTUS

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

150,000,000 shares of common stock — maximum offering

American Realty Capital Healthcare Trust, Inc. is a Maryland corporation formed on August 23, 2010 to acquire a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. We intend to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our tax year ended December 31, 2011.

We are offering up to 150,000,000 shares of our common stock at a price of $10.00 per share on a “reasonable best efforts” basis through Realty Capital Securities, LLC, our dealer manager. “Reasonable best efforts” means that our dealer manager must use its good faith efforts and reasonable diligence to sell shares and is not obligated to purchase any specific number or dollar amount of shares. We also are offering up to 25,000,000 shares of our common stock pursuant to our distribution reinvestment plan at $9.50 per share.

Investing in our common stock involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” beginning on page 26 of this prospectus for a discussion of the risks which should be considered in connection with your investment in our common stock, including:

•	The amount of the distributions paid may decrease at any time. Due to the risks involved in the ownership of real estate, there is no guarantee of any return on your investment, and you may lose all or a portion of your investment.
•	For the three months ended March 31, 2012, we had cash flows provided by operations of $0.9 million and paid $1.3 million in total distributions, of which $0.7 million, or 55.6%, were funded from cash flows provided by operations and $0.6 million, or 44.4%, were funded under the distribution reinvestment plan, or the DRIP. Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flow from operations to pay distributions. Additionally, we may in the future pay distributions from sources other than from our cash flow from operations.
•	We are considered a “blind pool” offering because we only own 31 properties, have not identified any other properties or other real estate-related investments to acquire with the offering proceeds, have a limited operating history and have no established financing sources except as described in this prospectus.
•	We focus on acquiring medical office buildings and healthcare-related facilities located in the United States and are subject to risks inherent in concentrating investments in the healthcare industry.
•	The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of tenants to make lease payments to us.
•	We are depending on our advisor to select our investments and conduct our operations. Adverse changes in the financial condition of our advisor or our relationship with our advisor could adversely affect us.
•	No public market exists for our shares of common stock, nor may a public market ever exist and our shares are illiquid.
•	There are substantial conflicts among the interests of our investors, our interests and the interests of our advisor, our sponsor, our dealer manager and their respective affiliates regarding compensation, investment opportunities and management resources. The fees payable to our advisor or its affiliates are substantial and may result in our advisor recommending riskier investments.
•	We may incur substantial debt, which could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment if income on, or the value of, the property securing the debt falls.
•	Our failure to qualify or remain qualified as a REIT would result in higher taxes, may adversely affect our operations, would reduce the amount of income available for distribution and would limit our ability to make distributions to our stockholders.
•	There are limitations on ownership and transferability of our shares. Please see “Description of Securities — Restrictions on Ownership and Transfer.”
•	Our investment objectives and strategies may be changed without stockholder consent.
•	Our organizational documents permit us to pay distributions from unlimited amounts of any source. Until substantially all the proceeds from this offering are invested, we may use proceeds from this offering and financings to fund distributions until we have sufficient cash flow. There are no established limits on the amounts of net proceeds and borrowings that we may use to fund these distribution payments. Any of these distributions may reduce the amount of capital we ultimately invest in properties and other permitted investments and negatively impact the value of your investment.

Neither the Securities and Exchange Commission, or the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any future benefit or tax consequence that may flow from an investment in our common stock is not permitted.

This offering will end no later than February 18, 2013, which is two years from the effective date of this offering. If we have not sold all the shares within two years, we may continue the primary offering for an additional year until February 18, 2014. If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, these registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.

	Per Share	Maximum Offering
Public offering price, primary shares	$10.00	$1,500,000,000
Public offering price, distribution reinvestment plan(1)	$9.50	$237,500,000
Selling commissions and dealer manager fee(2)	$1.00	$150,000,000
Proceeds, before expenses, to us	$9.00	$1,350,000,000

(1)	We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.
(2)	Selling commissions and the dealer manager fee are paid only for primary shares offered on a reasonable best efforts basis and will equal 7% and 3% of aggregate gross proceeds, respectively. Each are payable to our dealer manager. Selling commissions will be reduced in connection with sales of certain minimum numbers of shares; see the section entitled “Plan of Distribution — Volume Discounts” in this prospectus.

Prospectus dated July 24, 2012

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

i

INVESTOR SUITABILITY STANDARDS

An investment in our common stock involves significant risk and is suitable only for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. Persons who meet this standard and seek to diversify their personal portfolios with a finite-life, real estate-based investment, which among its benefits hedges against inflation and the volatility of the stock market, seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation and who are able to hold their investment for a time period consistent with our liquidity plans are most likely to benefit from an investment in our company. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment not to consider an investment in our common stock as meeting these needs. Notwithstanding these investor suitability standards, potential investors should note that investing in shares of our common stock involves a high degree of risk and should consider all the information contained in this prospectus, including the “Risk Factors” section contained herein, in determining whether an investment in our common stock is appropriate.

In order to purchase shares in this offering, you must:

•	meet the applicable financial suitability standards as described below; and
•	purchase at least the minimum number of shares as described below.

We have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, home furnishings and automobiles, either:

•	minimum net worth of at least $250,000; or
•	minimum annual gross income of at least $70,000 and a minimum net worth of at least $70,000.

The minimum purchase is 250 shares ($2,500). You may not transfer fewer shares than the minimum purchase requirement. In addition, you may not transfer, fractionalize or subdivide your shares so as to retain less than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for individual retirement accounts, or IRAs, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs if each contribution is made in increments of $100. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and automobiles.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Nebraska

•	Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investor’s maximum investment in the issuer should not exceed 10% of the investor’s net worth (exclusive of home, auto and home furnishings).

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts, Ohio, Iowa, Oregon, Pennsylvania, Washington and New Mexico

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Ohio, Iowa, Oregon, Pennsylvania, Washington or New Mexico resident’s net worth. Note that Ohio investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs.

Michigan

•	The maximum investment allowable in the company for a Michigan investor is 10% of his or her net worth.

Tennessee

•	In addition to the general suitability requirements described above, the investor’s maximum investment in our shares and our affiliates shall not exceed 10% of the Tennessee investor’s net worth.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•	In addition to the general suitability requirements described above, no more than 10% of any Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000, with the investor’s maximum investment in our shares not to exceed 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs. Note that Alabama investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs.

North Dakota

•	Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in the company and its affiliates and meet one of the established suitability standards.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan or pension or profit-sharing plan), these minimum suitability standards must be satisfied by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase our common stock if the donor or the grantor is the fiduciary. Prospective investors with investment discretion over the assets of an individual retirement account, employee benefit plan or other retirement plan or arrangement that is covered by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or Section 4975 of the Code should carefully review the information in the section of this prospectus entitled “Investment by Tax-Exempt Entities and ERISA Considerations” and are required to consult their own legal and tax advisors on these matters.

In the case of gifts to minors, the minimum suitability standards must be met by the custodian of the account or by the donor.

In order to ensure adherence to the suitability standards described above, requisite criteria must be met, as set forth in the subscription agreement in the form attached hereto as Appendix C-1. In addition, our sponsor, our dealer manager and the soliciting dealers, as our agents, must make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor in the investor’s subscription agreement, including information regarding the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Alternatively, except for investors in Alabama, Arkansas, Maryland, Massachusetts, South Carolina (this offering only) or Tennessee, the requisite criteria may be met using the multi-offering subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s). Executed subscription agreements will be maintained in our records for six years.

RESTRICTIONS IMPOSED BY THE USA PATRIOT ACT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, or the “USA PATRIOT Act”, the shares of common stock offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;
•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•	subject to additional restrictions imposed by the following statutes or regulations, and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriation Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or
•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. We have attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “should,” “estimates,” “could” or similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those discussed under the heading “Risk Factors” below. We do not undertake publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law.

v

PROSPECTUS SUMMARY

As used herein and unless otherwise required by context, the term “prospectus” refers to this prospectus, as amended and supplemented from time to time. This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock. Except where the context suggests otherwise, the terms “company,” “we,” “us,” and “our” refer to American Realty Capital Healthcare Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including American Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership of which we are the sole general partner, which we refer to in this prospectus as “our operating partnership.”

What is American Realty Capital Healthcare Trust, Inc.?

American Realty Capital Healthcare Trust, Inc., incorporated on August 23, 2010, is a Maryland corporation that intends to qualify as a REIT commencing with its taxable year ended December 31, 2011. We expect to use the net proceeds of this offering primarily to acquire medical office buildings and healthcare-related facilities located in the United States. In the current market environment, we believe it is possible to buy high-quality commercial real estate, including medical office buildings and healthcare-related facilities, at a discount to replacement cost and with significant potential for appreciation. We also may invest in real estate securities and in other real estate entities and may originate or invest in real estate debt. We expect our real estate debt originations and investments to be focused on first mortgage loans, but they also may include real estate-related bridge loans, mezzanine loans and securitized debt. We do not plan to acquire undeveloped land, develop new real estate or substantially re-develop existing real estate. We also do not intend to invest in assets located outside of the United States.

We are one of ten publicly offered REITs sponsored by the American Realty Capital group of companies. For additional information concerning these other American Realty Capital-sponsored programs, please see the section in this prospectus entitled “Conflicts of Interest.”

Our executive offices are located at 405 Park Avenue, New York, New York 10022. Our telephone number is 212-415-6500, our fax number is 212-421-5799 and the e-mail address of our investor relations department is investorservices@americanrealtycap.com. Additional information about us and our affiliates may be obtained at www.thehealthcarereit.com or www.americanrealtycap.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

What are your principal investment objectives?

Our principal investment objectives are:

•	to acquire quality medical office buildings and healthcare-related facilities that generate sustainable growth in cash flow from operations to pay monthly cash distributions;
•	to preserve, protect and return the investors’ capital contributions;
•	to realize growth in the value of our investments upon our ultimate sale of such investments; and
•	to be prudent, patient and deliberate, taking into account current real estate markets.

We intend to carefully and diligently review and analyze each property we acquire to make sure it is consistent with our short- and long-term investment objectives. Our goal is to at all times maintain a strong balance sheet and always have sufficient funds to provide for short- and long-term operating needs. Macro-economic disruptions have broadly affected the economy and have caused an imbalance between buyers and sellers of real estate assets, including medical office buildings and other healthcare-related facilities. We anticipate that these tough economic conditions will create opportunities for our company to acquire such assets at higher capitalization rates, as the real estate markets continue to adjust.

What is the experience of your management team?

Our real estate team is led by seasoned professionals who have institutional experience investing through various real estate cycles. Our chief executive officer has more than 23 years of real estate experience and our president, chief operating officer and secretary has more than nine years of real estate experience. In addition, our chief investment officer has almost 20 years of real estate experience and our chief financial officer has 11 years of real estate experience. We believe a number of factors differentiate us from other non-traded REITs, including our property type focus, our lack of legacy issues, our opportunistic buy and sell strategy, and our institutional management team.

What is a REIT?

In general, a REIT is a company that:

•	combines the capital of many investors to acquire a large-scale diversified real estate portfolio under professional management;
•	allows individual investors to invest in a diversified real estate portfolio managed by a professional management team;
•	makes an election to be treated as a REIT for U.S. federal income tax purposes;
•	pays annual distributions to each investor of at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP) determined without regard to the deduction for dividends paid and excluding net capital gain; and
•	generally avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT generally is not subject to U.S. federal corporate income and excise taxes on that portion of its net income distributed to its stockholders, provided certain U.S. federal income tax requirements are satisfied.

Who is your advisor and what will it do?

American Realty Capital Healthcare Advisors, LLC, a Delaware limited liability company, is our external advisor and is responsible for managing our affairs on a day-to-day basis. Our advisor is an affiliate of the American Realty Capital group of companies and may contract with third parties or affiliates of the American Realty Capital group of companies to perform or assist with these functions.

What is the experience of your advisor?

Our advisor is a limited liability company that was formed in the State of Delaware on August 20, 2010. Our advisor does not have any operating history or experience managing a public company, other than with respect to us.

What is the experience of your sponsor?

American Realty Capital V, LLC, a Delaware limited liability company, wholly owns and controls our advisor and is our sponsor. American Realty Capital V, LLC is directly or indirectly owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch and William M. Kahane. Messrs. Messrs. Schorsch and Weil are executive officers of seven other publicly offered REITs sponsored by the American Realty Capital group of companies.

What is the role of the board of directors?

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our charter requires that a majority of our directors be independent of us, our sponsor, our advisor or any of our or their affiliates, and provides that our independent directors will be responsible for reviewing the performance of our advisor and must approve certain other matters set forth in our charter. Our directors will be elected annually by the stockholders. Although we have executive officers who manage our operations, we do not have any paid employees.

How will you structure the ownership and operation of your assets?

We expect to own substantially all our real estate properties through our operating partnership, which was formed on August 20, 2010. We may, however, own properties directly, through subsidiaries of our operating partnership or through other entities. We are the sole general partner of our operating partnership and our advisor is the initial limited partner of our operating partnership. Our ownership of properties in our operating partnership is referred to as an “UPREIT.” This UPREIT structure may enable sellers of properties to transfer their properties to our operating partnership in exchange for limited partnership units of our operating partnership, or OP units, and defer potential gain recognition for U.S. federal income tax purposes with respect to these transfers of properties. The holders of OP units may have their OP units exchanged for the cash value of a corresponding number of shares of our common stock or, at the option of our operating partnership, a corresponding number of shares of our common stock. At present, we have no plans to acquire any specific properties in exchange for OP units.

We will present our financial statements, operating partnership income, expenses and depreciation on a consolidated basis with our operating partnership. We intend to maintain the status of our operating partnership as a partnership for U.S. federal income tax purposes. As such, our operating partnership will be required to file a U.S. federal income tax return on Internal Revenue Service, or IRS, Form 1065 (or any applicable successor form). Pursuant to its limited partnership agreement, an allocable share of items of income, gain, deduction (including depreciation), loss and credit, will flow through our operating partnership to us to be included in the computation of our net taxable income for U.S. federal income tax purposes and will be reported to us on a Schedule K-1 to such Form 1065 (or any applicable successor form and/or schedule). However, these tax items generally will not flow through us to our stockholders. Rather, in general, our net income and net capital gain effectively will flow through us to our stockholders as and when dividends are paid to our stockholders.

Are there any risks involved in an investment in your shares?

Investing in our common stock involves a high degree of risk. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives, and therefore, you should purchase these securities only if you can afford a complete loss of your investment. Some of the more significant risks relating to this offering and an investment in our shares include:

•	We have a limited operating history and no established financing sources except as described in this prospectus;
•	You may not have the opportunity to evaluate our investments before you make your purchase of our common stock, thus making your investment more speculative;
•	No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid;
•	If we are unable to find a sufficient number of suitable investments, then we may not be able to achieve our investment objectives or continue to pay distributions;
•	Our properties may be adversely affected by the current economic downturn;
•	If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment in us will fluctuate with the performance of the specific properties we acquire;
•	We may be unable to pay or maintain cash distributions or increase distributions over time;
•	We may fund distributions from unlimited amounts of any source, including borrowing funds, using proceeds from this offering, issuing additional securities or selling assets in order to fund distributions if we are unable to make distributions with our cash flows from our operations. Distributions may reduce the amount of capital we ultimately invest in properties or other permitted investments, and negatively impact the value of your investment;
•	Our share repurchase program is subject to numerous restrictions, may be cancelled at any time and should not be relied upon as a means of liquidity;
•	There are numerous conflicts of interest between the interests of investors and our interests or the interests of our advisor, our sponsor and their respective affiliates;

•	The advisor incentive fee structure may result in our advisor recommending riskier or more speculative investments;
•	Our investment objectives and strategies may be changed without stockholder consent;
•	We are obligated to pay substantial fees to our advisor and its affiliates, including fees payable upon the sale of properties;
•	There are significant risks associated with maintaining as high level of leverage as permitted under our charter (which permits leverage of up to 300% of our total “net assets” (as defined by the Statement of Policy Regarding Real Estate Investment Trusts revised and adopted by the North American Securities Administrators Association on May 7, 2007, or the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments);
•	We depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of our tenants;
•	The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of tenants to make lease payments to us;
•	There are limitations on ownership and transferability of our shares;
•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently occurring in the United States credit markets;
•	We may fail to qualify or continue to qualify to be treated as a REIT;
•	Our dealer manager is an affiliate of our advisor and has not conducted an independent review of this prospectus; and
•	We may be deemed to be an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and thus subject to regulation under the Investment Company Act.

Have you satisfied the escrow conditions of this offering and how many shares do you currently have outstanding?

On May 12, 2011, we satisfied the general escrow conditions of this offering. On such date, we had received and accepted aggregate subscriptions in excess of the minimum of $2.0 million in shares, broke general escrow and issued shares of common stock to our initial investors who were admitted as stockholders. On January 13, 2012, we raised in excess of $75.0 million in aggregate gross proceeds from all investors for shares of our common stock and broke escrow with respect to all investors. Accordingly, we are now accepting subscriptions from investors in all states where we have cleared.

As of June 30, 2012, we had received aggregate gross proceeds of $225.3 million, consisting of $223.3 million from the sale of 22.4 million shares of common stock in our public offering and $2.0 million from our distribution reinvestment plan. As of June 30, 2012, there were 22.7 million shares of our common stock outstanding, including restricted stock and shares issued under the distribution reinvestment plan. As of June 30, 2012, there were 127.6 million shares of our common stock available for sale, excluding shares available under our distribution reinvestment plan.

What kind of offering is this?

We are offering an aggregate of up to 150.0 million shares of common stock in our primary offering on a reasonable best efforts basis at $10.00 per share through our dealer manager. Discounts are available for certain categories of purchasers. We also are offering up to 25.0 million shares of common stock under our distribution reinvestment plan at $9.50 per share, subject to certain limitations. We will offer shares of common stock in our primary offering until the earlier of February 18, 2013, which is two years from the effective date of this offering, and the date we sell 150.0 million shares. If we have not sold all the shares within two years, we may continue the primary offering for an additional year until February 18, 2014. If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, these registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We may terminate this offering at any time prior to the stated termination date. Our directors, officers, advisor and their respective affiliates may purchase for investment shares of our common stock in this offering and these purchases will not count toward meeting this minimum threshold.

How does a “reasonable best efforts” offering work?

When shares are offered to the public on a “reasonable best efforts” basis, the dealer manager is only required to use its good faith best efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all the shares that we are offering. We and the dealer manager do not believe that the meaning of reasonable best efforts is materially different from the generally understood meaning of best efforts in connection with the public offering of securities by dealer managers and placement agents, but have used the term reasonable best efforts to clarify that extraordinary efforts are not required to satisfy the standard.

Who should buy shares?

An investment in our shares may be appropriate for you if you meet the minimum suitability standards mentioned above, seek to diversify your personal portfolio with a finite-life, real estate-based investment, which among its benefits hedges against inflation and the volatility of the stock market, seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation, and are able to hold your investment for a time period consistent with our liquidity plans. Persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, are not appropriate investors for us, as our shares will not meet those needs.

In buying shares, are there any requirements that must be met?

Generally, you may buy shares pursuant to this prospectus if you have either (a) a net worth of at least $70,000 and a gross annual income of at least $70,000, or (b) a net worth of at least $250,000. For this purpose, net worth does not include your home, home furnishings and automobiles. Residents of certain states may have a different standard. You should read carefully the more detailed description under the section entitled “Investor Suitability Standards” immediately following the cover page of this prospectus.

In addition, generally, you must invest at least $2,500. Investors who already own our shares can make additional purchases for less than the minimum investment. You should read carefully the more detailed description of the minimum investment requirements appearing under the section entitled “Investor Suitability Standards” immediately following the cover page of this prospectus.

How will you use the proceeds raised in this offering?

Depending primarily on the number of shares we sell in this offering, the amounts listed in the table below represent our current estimates concerning the use of the offering proceeds. Since these are estimates, they may not accurately reflect the actual receipt or application of the offering proceeds.

The table does not give effect to special sales or volume discounts which could reduce selling commissions and many of the figures represent management’s best estimate because they cannot be precisely calculated at this time.

	Maximum Offering (Not Including the DRIP)
	Amount	Percent
Gross offering proceeds	$1,500,000,000	100.0%
Less offering expenses:
Selling commissions and dealer manager fee	$150,000,000	10.0
Organization and offering expenses	$22,500,000	1.5
Amount available for investment	$1,327,500,000	88.5%
Acquisition:
Acquisition fees	$13,275,000	0.9
Acquisition expenses	$6,637,500	0.4
Amount invested in properties	$1,307,587,500	87.2%

In what types of real property will you invest?

We intend to acquire a diversified portfolio of real estate, focusing primarily on investments and co-investments that produce recurring income. Our real estate investments will focus on medical office buildings and healthcare-related facilities. Healthcare-related facilities include facilities leased to hospitals, rehabilitation hospitals and centers, long-term acute care centers, surgery centers, assisted living facilities, skilled nursing facilities, memory care facilities, specialty medical and diagnostic service providers, laboratories, research firms, pharmaceutical and medical supply manufacturers and health insurance firms. We also may invest in real estate-related debt and investments with respect to the foregoing types of assets.

Have you paid distributions previously and if I buy shares will I receive distributions and how often?

Our first distribution was paid on August 1, 2011 to stockholders of record at the close of business each day during the period commencing July 21, 2011 (30 days after the date of our first property acquisition) through July 31, 2011. We have continued to pay distributions to our stockholders each month since our initial distribution payment in August 2011.

On December 10, 2011, our board of directors approved and we declared an increase to our existing distribution rate from a $0.66 to a $0.68 annualized rate. The board of directors unanimously approved such dividend increase as a result of our earnings growth through accretive acquisitions.

The new distribution rate began accruing on January 1, 2012. Our distributions will continue to be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00186301370 per day.

The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to qualify and maintain our status as a REIT under the Code. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured. We may also defer, suspend and/or waive advisor fees and expense reimbursements if we have not generated sufficient cash flow from our operations and other sources to fund distributions. For a further discussion, see the section of the Prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

During the three months ended March 31, 2012, distributions paid to common stockholders totaled $1.3 million, inclusive of $0.6 million of distributions issued under the DRIP. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

For the three months ended March 31, 2012, cash used to pay our distributions was primarily generated from cash flows from operations and shares issued under the DRIP. We have continued to pay distributions to our stockholders each month since our initial distribution payment in August 2011. There is no assurance that we will continue to declare distributions at this rate.

The following table shows the sources for the payment of distributions to common stockholders for the periods indicated.

	Three Months Ended March 31, 2012		Six Months Ended December 31, 2011
(In thousands)		Percentage of Distributions		Percentage of Distributions
Distributions:
Distributions paid in cash	$726		$376
Distributions reinvested	580		299
Total distributions	$1,306		$675
Source of distributions:
Cash flows provided by operations(1)	$726	55.6%	$—	—%
Proceeds from issuance of common stock	—	—%	376	55.7%
Common stock issued under the DRIP/Offering Proceeds	580	44.4%	299	44.3%
Proceeds from financings	—	—%
Total sources of distributions	$1,306	100.0%	$675	100.0%
Cash flows provided by (used in) operations (GAAP basis)	$851		$(1,887)
Net loss (in accordance with GAAP)	$(1,424)		$(3,773)

(1)	Cash flows used in operations for the three months ended March 31, 2012 and the six months ended December 31, 2011 included acquisition and transaction related expenses of $0.7 million and $3.2 million, respectively.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from August 23, 2010 (date of inception) through March 31, 2012 (in thousands):

For the Period from August 23, 2010 (date of inception) to March 31, 2012
Distributions paid:
Common stockholders in cash	$1,102
Common stockholders pursuant to DRIP	879
Total distributions paid	$1,981
Reconciliation of net loss:
Revenues	$8,021
Acquisition and transaction-related	(4,087)
Depreciation and amortization	(4,173)
Other operating expenses	(2,556)
Other non-operating expenses	(2,778)
Net income attributable to non-controlling interests	63
Net loss (in accordance with GAAP)(1)	$(5,510)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

Will you use leverage?

Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following that borrowing along with justification for exceeding that limit. This charter limitation, however, does not apply to individual real estate assets or investments.

In addition, it is currently our intention to limit our aggregate borrowings to 50% of the aggregate fair market value of our investments (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following that borrowing along with justification for borrowing that greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that that the cost of investment for that asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits.

What are your exit strategies?

It is our intention to begin the process of achieving a Liquidity Event (as defined below) not later than three to five years after the termination of this primary offering. As a result, we anticipate the occurrence of a Liquidity Event six to eight years after the effective date of this offering. A “Liquidity Event” could include a sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction.

If we do not begin the process of achieving a Liquidity Event by the fifth anniversary of the termination of this offering, our charter requires, unless extended by a majority of the board of directors and a majority of the independent directors, that we hold a stockholders meeting to vote on a proposal for our orderly liquidation of our portfolio. If the adoption of a plan of liquidation is postponed, our board of directors will reconsider whether liquidation is in the best interests of our stockholders at least annually. Further postponement of the adoption of a plan of liquidation will only be permitted if a majority of the directors, including a majority of independent directors, determines that liquidation would not be in the best interests of our stockholders. If our stockholders do not approve the proposal, we will resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning in the aggregate at least 10% of our then outstanding common stock. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and we could continue to operate as before. In such event, there will be no public market for shares of our common stock and you may be required to hold the shares indefinitely.

Market conditions and other factors could cause us to delay our Liquidity Event beyond the fifth anniversary of the termination of this primary offering. Even after we decide to pursue a Liquidity Event, we are under no obligation to conclude our Liquidity Event within a set time frame because the timing of our Liquidity Event will depend on real estate market conditions, financial market conditions, U.S. federal income tax consequences to stockholders, and other conditions that may prevail in the future. We also cannot assure you that we will be able to achieve a Liquidity Event.

What conflicts of interest will your advisor and its affiliates face?

Our advisor and its affiliates will experience conflicts of interest in connection with the management of our business affairs, including the following:

•	The management personnel of our advisor, each of whom may in the future make investment decisions for other American Realty Capital-sponsored programs and direct investments, must determine which investment opportunities to recommend to us or another American Realty Capital-sponsored program or joint venture, and must determine how to allocate resources among us and any other future American Realty Capital-sponsored programs;
•	Our advisor may structure the terms of joint ventures between us and other American Realty Capital-sponsored programs;
•	We have retained American Realty Capital Healthcare Properties, LLC, an affiliate of our advisor, to manage and lease some or all our properties;
•	Our advisor and its affiliates will have to allocate their time between us and other real estate programs and activities in which they may be involved in the future; and
•	Our advisor and its affiliates will receive fees in connection with transactions involving the purchase, financing, management and sale of our investments, and, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests are not wholly aligned with those of our stockholders.

Our officers and two of our directors also will face these conflicts because of their affiliation with our advisor. These conflicts of interest could result in decisions that are not in our best interests. We have established procedures to mitigate a number of these potential conflicts.

The following chart shows the ownership structure of the various American Realty Capital entities that are affiliated with us and our advisor.

*	Diluted as offering proceeds are raised.
(1)	The investors in this offering will own registered shares of common stock in American Realty Capital Healthcare Trust, Inc.
(2)	American Realty Capital V, LLC is directly or indirectly owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch and William M. Kahane.
(3)	Each property to be held in a special purpose entity.
(4)	Through its controlling interest in the advisor, American Realty Capital Healthcare Special Limited Partnership, LLC is entitled to receive the subordinated participation in net sales proceeds and the subordinated incentive listing distribution.
(5)	American Realty Capital Healthcare Special Limited Partnership, LLC is 100% owned by American Realty Capital V, LLC.
(6)	Realty Capital Securities, LLC is 100% owned by AR Capital, LLC (formerly known as American Realty Capital II, LLC), which is directly or indirectly owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch and William M. Kahane.

What are the fees that you will pay to the advisor, the advisor’s affiliates, the dealer manager and your directors?

Our advisor and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. We will reimburse our advisor for compensation, including salary, bonuses and related benefits, paid to our named executive officers. The most significant items of compensation and reimbursement are included in the table below. In the sole discretion of our advisor, our advisor may elect to have certain fees and commissions paid, in whole or in part, in cash or shares of our common stock. The selling commissions and dealer manager fee may vary for different categories of purchasers. The table below assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees. No effect is given to any shares sold through our DRIP.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
	Organizational and Offering Stage
Selling Commission	We will pay to our dealer manager 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our DRIP. Our dealer manager will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by these participating broker-dealer, with 2.5% thereof paid at the time of the sale and 1% thereof paid on each anniversary of the closing of the sale up to and including the fifth anniversary of the closing of the sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering.	$105,000,000 (assuming we pay 7% of gross proceeds) or $112,500,000 (assuming we pay 7.5% of gross proceeds)
Dealer Manager Fee	We will pay to our dealer manager 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our DRIP. Our dealer manager may reallow up to 1.5% of gross offering proceeds it receives as dealer manager fees to participating broker-dealers.	$45,000,000
Organization and Offering Expenses	We will reimburse our advisor up to 1.5% of gross offering proceeds for organization and offering expenses, which may include reimbursements to our advisor for other organization and offering expenses that it incurs for due diligence fees included in detailed and itemized invoices.	$22,500,000

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Operational Stage
Acquisition Fees	We will pay to our advisor or its assignees 1.0% of the contract purchase price of each property acquired (including our pro rata share of acquisition expenses and any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of acquisition expenses and any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment, but exclusive of acquisition fees and financing coordination fees.	$13,275,000 (or $26,550,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $53,100,000 assuming the maximum leverage of approximately 75% permitted by our charter)
Once the proceeds from this offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees (as described below) shall not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Acquisition Expenses	We will reimburse our advisor for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of our advisor and the corresponding payroll and payroll-related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire or originate, as applicable, the investment. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to that property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to that investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment or any reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to that property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to that investment), unless a majority of the board of directors (including a majority of the independent directors not otherwise interested in the transaction) approves the acquisition fees and acquisition expenses and determines the transaction to be commercially competitive, fair and reasonable to us.	$6,637,500 (or $13,275,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $26,550,000 assuming the maximum leverage of approximately 75% permitted by our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Asset Management Fees	We will pay our advisor or its assignees a fee equal to 0.75% per annum of average invested assets. For purposes of this prospectus, “average invested assets” means, for any period, the average of the aggregate book value of our assets invested, directly or indirectly, in properties, mortgage loans and other debt financing investments and other real estate-related investments permitted under our charter secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period; provided, however, that the asset management fee shall be reduced by any amounts payable to our property manager as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of average invested assets. This fee will be payable on the first business day of each month for the respective current month in the amount of 0.0625% of average invested assets as of such date, adjusted for appropriate closing dates for individual investments. This fee shall be payable, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. The amount of the asset management fee will be reduced to the extent that funds from operations, or FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such asset management fee is payable, is less than the distributions paid with respect to the six month period. For purposes of this determination, FFO, as adjusted, is FFO (as defined by the National Association of Real Estate Investment Trusts, or NAREIT), adjusted to add back (i) acquisition fees and related expenses and (ii) non-cash restricted stock grant amortization, if any. FFO, as adjusted, is not the same as FFO.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Property Management and Leasing Fees	If our property manager or an affiliate provides property management and leasing services for our properties, we will pay fees equal to (a) with respect to stand-alone, single-tenant net leased properties, 1.5% of gross revenues from the properties managed, and (b) with respect to all other types of properties, 2.5% of gross revenues from the properties managed. We also will reimburse the property manager and its affiliates for property-level expenses that any of them pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. Our property manager or an affiliate may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay our property manager an oversight fee equal to 1.0% of the gross revenues of the property managed. In no event will we pay our property manager or any affiliate both a property management fee and an oversight fee with respect to any particular property.	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.
Operating Expenses	We will reimburse our advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets and (ii) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain and use to finance properties or other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties or other permitted investments, we will pay the advisor or its assignees a financing coordination fee equal to 1.0% of the amount available and/or outstanding under that financing, including any assumed debt, subject to certain limitations. The advisor may reallow some of or all this financing coordination fee to reimburse third parties with whom it may subcontract to procure such financing.	$13,275,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $39,825,000 assuming the maximum leverage of approximately 75% permitted by our charter.
Once the proceeds from this offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees shall not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired.
Restricted Stock Awards	We have established an employee and director incentive restricted share plan pursuant to which our directors, officers and employees (if we ever have employees), employees of our advisor and its affiliates, employees of entities that provide services to us, directors of our advisor or of entities that provide services to us, certain of our consultants and certain consultants to our advisor and its affiliates or entities that provide services to us may be granted incentive awards in the form of restricted stock.	Restricted stock awards under our employee and director incentive restricted share plan may not exceed 5.0% of our outstanding shares on a fully diluted basis at any time, and in any event will not exceed 7,500,000 shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Compensation and Restricted Stock Awards to Independent Directors	We pay to our lead independent director a retainer of $55,000 per year in addition to the retainer of $30,000 per year that we pay to all of our independent directors, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee), $750 for each meeting the director attends virtually and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). We also will pay each independent director for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the company, in the following amounts:	The independent directors, as a group, will receive for a full fiscal year: (i) estimated aggregate compensation of approximately $132,000 and (ii) 9,000 restricted shares of common stock.
• $2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours, or
• $5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.
In either of the above cases, the company will reimburse, to the extent not otherwise reimbursed, an independent director’s reasonable expenses associated with attendance at such external seminar, conference, panel, forum or other industry-related event. An independent director cannot be paid or reimbursed for attendance at a single external seminar, conference, panel, forum or other industry-related event by us and another company for which he or she is a director.
Each independent director also is entitled to receive an award of 3,000 restricted shares of common stock under our employee and director incentive restricted share plan when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of a property in which our advisor or its affiliate or agent provides a substantial amount of services, we will pay such entity a real estate commission equal to 2.0% of the contract sales price of that property, but in no event will that commission be greater than one-half of the total brokerage commission if a brokerage commission is paid to a third-party broker in addition to the real estate commission paid to our advisor or its affiliate or agent; provided, however, that in no event may the sum of the real estate commissions paid to our advisor and its affiliates and agents and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission in light of the size, type and location of the property.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Substantial assistance in connection with the sale of a property includes the preparation of an investment package for the property (including an investment analysis, a property description and other due diligence information) or certain other substantial services performed by the advisor or its affiliate or agent in connection with a sale.
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange at the time of sale)	Our advisor or its assignees will receive from time to time, when available, 15% of remaining Net Sale Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Distribution (payable only if we are listed on an exchange, which we have no intention to do at this time)	Our advisor or its assignees will receive 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of this distribution.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Subordinated Distribution upon Termination of the Advisory Agreement	Upon termination or non-renewal of the advisory agreement, our advisor or its assignees will receive distributions from our operating partnership payable in the form of a non-interest bearing promissory note. In addition, our advisor or its assignees may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.	Not determinable at this time. There is no maximum amount of this distribution.

Historically, due to the apparent preference of the public markets for self-managed companies, non-traded REITs have engaged in internalization transactions (an acquisition of management functions by us from our advisor) pursuant to which they became self-managed prior to listing their securities on national securities exchanges. These internalization transactions can result in significant payments to affiliates of the advisor irrespective of the returns shareholders have received. We may engage in an internalization transaction and become self-managed in the future. Our charter and advisory agreement provide that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization transaction in the future.

What is your real estate portfolio comprised of currently?

Real Estate Portfolio

The Company acquires and operates commercial properties. As of June 30, 2012, the properties the Company owned were 97.2% leased on a weighted average basis. The Company’s portfolio of real estate properties is comprised of the following properties as of June 30, 2012:

Portfolio	Acquisition Date	Number of Properties	Square Feet	Occupancy	Remaining Lease Term(1)	Net Operating Income(2) (in thousands)	Base Purchase Price(3) (in thousands)	Capitalization Rate(4)	Annualized Rental Income(5) per Square Foot
Texarkana	Jun. 2011	1	18,268	100.0%	8.8	$431	$4,500	9.6%	$23.59
DaVita, Marked Tree	Jun. 2011	1	4,596	100.0%	9.3	128	1,444	8.9%	27.85
DaVita, Rockford	Jul. 2011	1	7,032	100.0%	8.8	191	2,050	9.3%	27.87
Carson Tahoe Specialty Medical Plaza	Sep. 2011	1	154,622	100.0%	5.6	2,483	28,990	8.6%	16.06
Durango Medical Plaza	Sep. 2011	1	73,094	76.8%	7.4	2,048	22,886	8.9%	28.96
CareMeridian Rehabilitation Facility – Phoenix	Sep. 2011	1	13,500	100.0%	12.0	844	9,016	9.4%	62.74
Reliant Rehabilitation Hospital – Dallas	Nov. 2011	1	64,600	100.0%	23.2	3,363	33,798	10.0%	52.49
Global Rehabilitation Hospital	Nov. 2011	1	40,828	100.0%	12.6	1,480	16,526	9.0%	36.71
Spring Creek Medical Plaza	Nov. 2011	1	22,345	100.0%	7.6	845	9,966	8.5%	38.49
Odessa Regional Medical Center	Dec. 2011	1	39,220	100.0%	10.9	595	7,359	8.1%	15.20
Methodist North Medical Office Building	Dec. 2011	1	73,302	100.0%	12.6	1,944	24,625	7.9%	26.55
Cooper Health Medical Office Building	Dec. 2011	1	11,000	100.0%	7.8	288	3,325	8.7%	26.18
Village Healthcare Center	Jan. 2012	1	7,750	100.0%	12.6	417	4,482	9.3%	53.81

Portfolio	Acquisition Date	Number of Properties	Square Feet	Occupancy	Remaining Lease Term(1)	Net Operating Income(2) (in thousands)	Base Purchase Price(3) (in thousands)	Capitalization Rate(4)	Annualized Rental Income(5) per Square Foot
Biolife Plasma Services	Jan. 2012	1	15,000	100.0%	8.7	460	5,747	8.0%	30.67
University of Wisconsin Medical Center	Mar. 2012	1	31,374	100.0%	9.3	714	9,161	7.8%	23.27
Carson Tahoe Medical Office Building	Mar. 2012	1	38.426	82.1%	7.7	667	8,500	7.8%	18.74
Henry Ford Dialysis Center	Mar. 2012	1	10,100	100.0%	11.3	239	2,878	8.3%	23.66
Mercy Health Plaza	Apr. 2012	1	42,430	100.0%	9.8	883	11,045	8.0%	20.81
East Point Medical Office Building	Apr. 2012	1	34,500	100.0%	11.0	910	10,516	8.7%	26.38
DaVita Dialysis III	May 2012	1	5,725	100.0%	10.8	168	1,874	9.0%	29.34
Reliant Rehabilitation Hospital – Houston	May 2012	1	65,000	100.0%	24.8	3,144	31,593	10.0%	48.37
PAPP Clinic	May 2012	1	31,213	100.0%	9.5	445	5,400	8.2%	14.26
Unitron	May 2012	1	81,927	100.0%	8.6	793	9,390	8.4%	9.68
Cooper Health Medical Office Building	May 2012	1	16,314	100.0%	9.9	392	4,620	8.5%	24.03
Fresenius Medical – Metairie, LA	May 2012	1	18,149	100.0%	13.3	313	3,739	8.4%	17.25
Sunnyvale Medical Plaza	May 2012	1	48,910	88.3%	7.2	993	12,300	8.1%	21.30
Texas Clinic at Arlington	May 2012	1	66,824	95.7%	6.0	1,670	21,300	7.8%	25.35
Pinnacle Health	Jun. 2012	1	52,600	100.0%	8.0	1,354	12,900	10.5%	28.04
Cancer Care Partners	Jun. 2012	1	63,000	100.0%	13.5	2,158	26,800	8.1%	34.25
		31	1,151,649	97.2%	12.5	$30,360	$346,730	8.8%	$26.71

(1)	Remaining lease term in years as of June 30, 2012, calculated on a weighted-average basis.
(2)	Annualized net operating income as of March 31, 2012 for the leases in place in the property portfolio as of March 31, 2012. Annualized net operating income as of acquisition date for the leases in place in the property portfolio after March 31, 2012. Net operating income is rental income on a straight-line basis, which include tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.
(3)	Contract purchase price, excluding acquisition related costs.
(4)	Net operating income divided by base purchase price.
(5)	Annualized rental income as of June 30, 2012 for the property portfolio on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the properties we owned as of June 30, 2012 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of the Total Portfolio	Leased Rentable Sq. Ft.	Percent of Portfolio Rentable Sq. Ft. Expiring
July 1, 2012 – December 31, 2012	—	$—	—	—	—
2013	—	—	—	—	—
2014	4	261	0.8%	10,222	0.9%
2015	3	221	0.7%	8,149	0.7%
2016	9	941	3.1%	44,331	4.0%
2017	13	1,127	3.7%	44,825	4.0%
2018	15	3,693	12.0%	190,786	17.0%
2019	5	654	2.1%	27,006	2.4%
2020	5	1,960	6.4%	50,474	4.5%
2021	9	4,012	13.0%	219,172	19.6%
Total	63	$12,869	41.8%	594,965	53.1%

(1)	Annualized rental income as of June 30, 2012 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Tenant Concentration

The following table lists tenants whose square footage is greater than 10% of the total portfolio square footage as of June 30, 2012:

Tenant	Number of Units Occupied by Tenant	Square Feet	Square Feet as a % of Total Portfolio	Lease Expiration	Average Remaining Lease Term(1)	Renewal Options	Annualized Rental Income(2)	Annualized Rental Income(2) per Sq. Ft.
							(in thousands)
Carson Tahoe Regional Healthcare	7	131,752	11.8%	Various	6.4	Various	$2,331	$17.69
Reliant Rehabilitation	2	129,600	11.6%	Various	24.0	2 - 10 yr.	$6,535	$50.42

(1)	Remaining lease term in years as of June 30, 2012.
(2)	Annualized rental income as of June 30, 2012 for the property portfolio on a straight-line basis, which include tenant concessions such as free rent, as applicable.

May I reinvest my distribution in additional shares of American Realty Capital Healthcare Trust, Inc.?

Pursuant to our DRIP, you may elect to have the distributions you receive from us reinvested, in whole or in part, in additional shares of our common stock. The purchase price per share under our DRIP will be the higher of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. No selling commissions or dealer manager fees will be paid on shares sold under our DRIP.

If you participate in the DRIP, you will not receive the cash from your distributions, other than special distributions that are designated by our board of directors. As a result, you may have a tax liability with respect to your share of our taxable income, but you will not receive cash distributions to pay that liability. We may terminate the DRIP at our discretion at any time upon ten days’ prior written notice to you.

Additionally, we will be required to discontinue sales of shares under the DRIP on the earlier of February 18, 2014, which is three years from the effective date of this offering, and the date we sell all the shares registered for sale under the DRIP unless we file a new registration statement with the Securities and Exchange Commission, or the SEC, and applicable states. If we have not sold all the shares in our primary offering within two years, we may continue the offering for an additional year until February 18, 2014. If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, these registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the DRIP.

How do I subscribe for shares?

If you choose to purchase shares in this offering and you are not already a stockholder, you will need to complete and sign the subscription agreement in the form attached hereto as Appendix C-1 for a specific number of shares and pay for the shares at the time you subscribe. Alternatively, unless you are an investor in Alabama, Arkansas, Maryland, Massachusetts, South Carolina (this offering only) or Tennessee, you may complete and sign the multi-offering subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s).

If I buy shares in this offering, how may I sell them later?

Our common stock is currently not listed on a national securities exchange and we will not seek to list our stock until the time our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of some interim liquidity, our board of directors has adopted a share repurchase program that enables our stockholders to sell their shares back to us after you have held them for at least one year, subject to the significant conditions and limitations in our share repurchase program. Our sponsor, advisor, directors and affiliates are prohibited from receiving a fee on any share repurchases. Repurchase requests made in connection with the death or disability of a stockholder will always be honored so long as our company remains a non-traded REIT. Any future changes to the share repurchase program will require approval by a majority of voting stockholders.

Repurchases of shares of our common stock, when requested, are at our sole discretion and generally will be made quarterly. We will limit the number of shares repurchased during any calendar year to 5% of the weighted average number of shares of common stock outstanding on December 31st of the previous calendar year. In addition, we are only authorized to repurchase shares using the proceeds received from our DRIP and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from our DRIP in that same quarter. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.

Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share repurchase program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share repurchase program. Subject to funds being available, until we establish estimated values for our shares, which we expect to do beginning 18 months after termination of the offering, the purchase price for shares repurchased under our share repurchase program will be based on the amount paid to us for the purchase of common stock (which will equal a percentage ranging from 90% to 97.5% until a stockholder has continuously held his shares for at least four years). We will repurchase shares on the last business day of each quarter (and in all events on a date other than a dividend payment date).

The share repurchase program immediately will terminate if our shares are listed on any national securities exchange. In addition, our board of directors may amend, suspend (in whole or in part) or terminate the share repurchase program at any time upon notice to our stockholders. Further, our board of directors reserves the right, in its sole discretion, to reject any requests for repurchases.

What are my voting rights?

We hold annual meetings of our stockholders for the purpose of electing our directors and conducting other business matters that may be presented at these meetings. We also may call special meetings of stockholders from time to time. You are entitled to one vote for each share of common stock you own at any of these meetings.

Are there any special restrictions on the ownership or transfer of shares?

Our charter contains restrictions on ownership and transfer of the shares that, among other restrictions, prevent any one person from owning more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, unless exempted by our board of directors. Our charter also limits your ability to transfer your shares to prospective stockholders unless (a) they meet the minimum suitability standards regarding income or net worth, which are described in the “Investor Suitability Standards” section immediately following the cover page of this prospectus, and (b) the transfer complies with minimum purchase requirements, which are described in the sections entitled “Investor Suitability Standards” and “How to Subscribe.”

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?

Prospective investors with investment discretion over the assets of an individual retirement account, employee benefit plan or other retirement plan or arrangement that is covered by ERISA or Section 4975 of the Code should carefully review the information in the section of this prospectus entitled “Investment by Tax-Exempt Entities and ERISA Considerations” and are required to consult their own legal and tax advisors on these matters.

May I make an investment through my IRA, SEP or other tax-deferred account?

Yes. You may make an investment through your individual retirement account, or an IRA, a simplified employee pension, or a SEP, plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (a) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (b) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (c) whether the investment will generate unrelated business taxable income, or a UBTI, to your IRA, plan or other account, (d) whether there is sufficient liquidity for that investment under your IRA, plan or other account, (e) the need to value the assets of your IRA, plan or other account annually or more frequently, and (f) whether the investment would constitute a non-exempt prohibited transaction under applicable law.

Are there any Investment Company Act considerations?

We intend to conduct our operations so that the company and each of its subsidiaries are not required to register as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under the standard set forth in Section 3(a)(1)(C) of the Investment Company Act, or the 40% test, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. “Investment securities” exclude U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset. Subject to certain conditions, we also may invest in mortgage related securities or mortgage related loans. See the section entitled “Investment Strategy, Objectives and Policies — Investment Company Act Considerations” in this prospectus.

We intend to conduct our operations so that the company and most, if not all, of its wholly owned and majority-owned subsidiaries owns or proposes to acquire “investment securities” having a value of not more than 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. “Investment securities” excludes (A) government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries which (i) are not investment companies, and (ii) are not relying on the exception from the definition of investment company under Section 3(c)(1) or 3(c)(7) of the Investment Company Act. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the company and each wholly owned and majority-owned subsidiary with this test. We expect that most, if not all, of the company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the company and most, if not all, of its wholly owned and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the company nor any of its wholly or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, the company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act. If the company or any of its wholly or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act. For a more detailed discussion on the requirements of this exemption and how we will classify our assets in order to comply with this exemption, see the section of this prospectus captioned “Investment Strategy, Objectives and Policies — Investment Company Act Considerations.” The method we use to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action positions taken by the SEC staff in the past. No assurance can be given that the SEC staff will concur with our classification of our assets or that the SEC staff will not, in the future, issue further guidance that may require us to reclassify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by that person, or by another company which is a majority-owned subsidiary of that person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly or majority-owned is an “investment company” under the Investment Company Act.

Qualification for exemption from the definition of “investment company” under the Investment Company Act will limit our ability to make certain investments. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Who is the transfer agent?

The name and address of our transfer agent is as follows:

DST Systems, Inc.
430 W 7th St
Kansas City, MO 64105-1407
Phone (866) 771-2088
Fax (877) 694-1113

To ensure that any account changes are made promptly and accurately, all changes (including your address, ownership type and distribution mailing address) should be directed to the transfer agent.

What types of reports on my investment and tax information will I receive?

We will provide you with periodic updates on the performance of your investment with us, including:

•	following our commencement of distributions to stockholders, four quarterly or 12 monthly distribution reports;
•	three quarterly financial reports;
•	an annual report;
•	an annual IRS Form 1099, if applicable, which will be placed in the mail by January 31 of each year; and
•	supplements to the prospectus during the offering period, via mailings or website access.

Who can help answer my questions about the offering?

If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Realty Capital Securities, LLC
Three Copley Place
Suite 3300
Boston, MA 02116
1-877-373-2522
www.rcsecurities.com

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. These risks could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition as of the date of this prospectus.

Risks Related to an Investment in American Realty Capital Healthcare Trust, Inc.

We have a limited operating history and have no established financing sources except as set forth in this prospectus, and the prior performance of other real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.

We have a limited operating history and you should not rely upon the past performance of other real estate investment programs sponsored by affiliates of our advisor to predict our future results. We were incorporated in August 2010. The recent real estate experience of the American Realty Capital group of companies principally has focused on triple-net leasing, rather than the ownership and operation of real estate properties, and recently organized real estate investment programs acquiring or formed to acquire office and retail buildings in the metropolitan New York area and existing anchored, stabilized core retail properties, including power centers, lifestyle centers and grocery-anchored shopping centers. Accordingly, the prior performance of real estate investment programs sponsored by affiliates of the American Realty Capital group of companies and our advisor may not be indicative of our future results.

Moreover, neither our advisor nor we have any established financing sources, other than the proceeds from this offering and as otherwise described in this prospectus. Presently, both we and our advisor have been funded by proceeds from this offering. If our capital resources, or those of our advisor, are insufficient to support our operations, we will not be successful.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment strategies;
•	increase awareness of the American Realty Capital Healthcare Trust, Inc. name within the investment products market;
•	expand and maintain our network of licensed securities brokers and other agents;
•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•	respond to competition for our targeted real estate properties and other investments as well as for potential investors; and
•	continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

You will not have the opportunity to evaluate our investments before we make them, which makes an investment in us more speculative.

We will not provide you with information to evaluate our investments prior to our acquisition of the investments. We will seek to invest substantially all the offering proceeds available for investment, after the payment of fees and expenses, in the acquisition of medical office buildings and healthcare-related facilities. We also may, in the discretion of our advisor, invest in other types of real estate or in entities that invest in real estate. In addition, our advisor may make or invest in mortgage, bridge or mezzanine loans or participations therein on our behalf if our board of directors determines, due to the state of the real estate market or in order to diversify our investment portfolio or otherwise, that those investments are advantageous to us.

You may be more likely to sustain a loss on your investment because our sponsor does not have as strong an economic incentive to avoid losses as does a sponsor who has made significant equity investments in its company.

Our sponsor has only invested $200,000 in us through the purchase of 20,000 shares of our common stock at $10.00 per share. Therefore, since we have raised enough proceeds to be able to reimburse our sponsor for our significant organization and offering expenses, our sponsor will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our sponsor may have less to lose from a decrease in the value of our shares as does a sponsor that makes more significant equity investments in its company.

There is no public trading market for our shares and there may never be one; therefore, it will be difficult for you to sell your shares.

There currently is no public market for our shares and there may never be one. If you are able to find a buyer for your shares, you may not sell your shares unless the buyer meets applicable suitability and minimum purchase standards and the sale does not violate state securities laws. Our charter also prohibits the ownership of more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock by a single investor, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share repurchase program includes numerous restrictions that would limit your ability to sell your shares to us. Our board of directors may reject any request for repurchase of shares, or amend, suspend or terminate our share repurchase program upon notice. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you likely will have to sell them at a substantial discount to the price you paid for the shares. It also is likely that your shares would not be accepted as the primary collateral for a loan. You should purchase the shares only as a long-term investment because of the illiquid nature of the shares.

If we, through our advisor, are unable to find suitable investments, then we may not be able to achieve our investment objectives.

Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our advisor, in acquiring our investments, selecting tenants for our properties and securing independent financing arrangements. Except for those investments described in this prospectus, as supplemented, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the management of our advisor. We cannot be sure that our advisor will be successful in obtaining a sufficient number of suitable investments on financially attractive terms or that, if it makes sufficient investments on our behalf, our objectives will be achieved.

We may suffer from delays in locating suitable investments, which could adversely affect our ability to make distributions and the value of your investment.

We could suffer from delays in locating suitable investments, particularly as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs. Delays we encounter in the selection, acquisition and, if we develop properties, development of properties, likely would adversely affect our ability to make distributions and the value of your overall returns. In particular, where we acquire properties prior to the start of construction or during the early stages of construction, it typically will take several months to complete construction and rent available space. Therefore, you could suffer delays in the receipt of cash distributions attributable to those particular properties. If our advisor is unable to obtain further suitable investments, we will hold the uninvested proceeds of this offering in an interest bearing account or invest the uninvested proceeds in short-term, investment-grade investments. This will reduce our return and could reduce distributions to you.

We may change our targeted investments without stockholder consent.

We expect to use substantially all the net proceeds of this offering to acquire medical office buildings and healthcare-related facilities. Though this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to our stockholders.

Our properties may be adversely affected by the residual effects of the recent economic downturn.

As of the date of this prospectus, the capital and credit markets have been experiencing volatility and disruption for over three years. The residual effects of the recent economic downturn could have a negative impact on our portfolio. If real property or other real estate related asset values continue to decline after we acquire them, we may have a difficult time making new acquisitions or generating returns on your investment. If the current debt market environment persists, we may modify our investment strategy in order to optimize our portfolio performance. Our options would include limiting or eliminating the use of debt and focusing on those investments that do not require the use of leverage to meet our portfolio goals.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make and the value of your investment in us will fluctuate with the performance of the specific properties we acquire.

This offering is being made on a reasonable best efforts basis, whereby the brokers participating in the offering are only required to use their reasonable best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. If we are unable to raise substantial proceeds, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In these events, the likelihood of our profitability being affected by the performance of any one of our investments will increase. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to pay distributions could be adversely affected.

If we internalize our management functions, we may be unable to obtain key personnel, and our ability to achieve our investment objectives could be delayed or hindered, which could adversely affect our ability to pay distributions to you and the value of your investment.

We may engage in an internalization transaction and become self-managed in the future. If we internalize our management functions, certain key employees may not become our employees but may instead remain employees of our advisor or its affiliates. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our investments, which could result in us being sued and incurring litigation-associated costs in connection with the internalization transaction.

If our advisor loses or is unable to obtain key personnel, including in the event another American Realty Capital-sponsored program internalizes its advisor, our ability to implement our investment strategies could be delayed or hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success also depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor, including Edward M. Weil, Jr., whom would be difficult to replace. Our advisor does not have an employment agreement with any of these key personnel and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. This could occur, among other ways, if another American Realty Capital-sponsored program internalizes its advisor. If that occurs, key personnel of our advisor, who also are key personnel of the internalized advisor, would become employees of the other program and would no longer be available to our advisor. Further, we do not intend to separately maintain key person life insurance on Mr. Weil, or any other person. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for these personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining these skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

We may be unable to pay or maintain distributions from cash available from operations or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions will be based principally on cash available from our operations, but we may be required to borrow funds or sell assets to fund these distributions. The amount of cash available for distributions is affected by many factors, such as our ability to buy properties as offering proceeds become available, rental income from these properties and our operating expense levels, as well as many other variables. Actual cash available for distributions may vary substantially from estimates. With limited operating history, we cannot assure you that we will be able to pay or maintain our current level of distributions or that distributions will increase over time. We cannot give any assurance that rents from the properties we acquire will increase, that the securities we buy will increase in value or provide constant or increased distributions over time, or that future acquisitions of real properties, mortgage, bridge or mezzanine loans or any investments in securities will increase our cash available for distributions to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders. We may not have sufficient cash from operations to make a distribution required to qualify for or maintain our qualification as a REIT. We may pay distributions from unlimited amounts of any source, including borrowing funds, using proceeds from this offering, issuing additional securities or selling assets. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except in accordance with our organizational documents and Maryland law. Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties and other permitted investments. This, in turn, would reduce the value of your investment.

Our rights and the rights of our stockholders to recover claims against our officers, directors and our advisor are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, subject to certain limitations set forth therein or under Maryland law, our charter provides that no director or officer will be liable to us or our stockholders for monetary damages and requires us to indemnify our directors, our officers and our advisor and our advisor’s affiliates and permits us to indemnify our employees and agents. We and our stockholders also may have more limited rights against our directors, officers, employees and agents, and our advisor and its affiliates, than might otherwise exist under common law, which could reduce your and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents, or our advisor and its affiliates in some cases which would decrease the cash otherwise available for distribution to you.

Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

For the three months ended March 31, 2012, we had cash flows provided by operations of $0.9 million and paid $1.3 million in total distributions, of which $0.7 million, or 55.6%, were funded from cash flows provided by operations and $0.6 million, or 44.4%, were funded under the DRIP / offering proceeds. For the six months ended December 31, 2011, our cash flow used in operations of approximately $(1.9 million) was a shortfall of approximately $0.7 million, or 100%, to our distributions paid of $0.7 million during such period, and such shortfall was paid from proceeds of this offering and common stock issued under the DRIP. Additionally, we may in the future pay distributions from sources other than from our cash flow from operations.

Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flow from operations to pay distributions. Our inability to acquire additional properties or other real estate-related investments may result in a lower return on your investment than you expect. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, the sale of additional securities, advances from our advisor, and/or our advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the proceeds from this offering. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering expenses in connection with this offering. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

If we fund distributions from the proceeds of this offering, we will have less funds available for acquiring properties or other real estate-related investments. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of this offering may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you upon a liquidity event, any or all of which may have an adverse effect on your investment.

If any of our public communication are held to be in violation of federal securities laws relating to public communications, we could be subject to potential liability. Investors in this offering should rely only on the statements made in this prospectus, as supplemented to date, in determining whether to purchase shares of our common stock.

From time to time, we or our representatives make public statements relating to our business and its prospects. Such communications are subject to federal securities laws. If any of our public communications are held by a court to be in violation of Section 5 of the Securities Act and a claim for damages is brought against us in connection therewith by one or more of our stockholders that purchased shares of our common stock on the basis of such communications before receiving a copy of this prospectus as supplemented to date, and potentially other stockholders, we could be subject to liability in connection with the shares we sold such persons during such period. Such stockholders would have a period of 12 months following the date of any violation determined by a court to have occurred to bring a Section 5 claim. Our liability in a Section 5 claim could include statutory interest from the date of such stockholder’s purchase, in addition to possibly other damages determined by a court. In the event that any of our communications are claimed to have been made in violation of Section 5 of the Securities Act, we expect that we would vigorously contest such claim. Nevertheless, we could not give any assurance as to any court’s ultimate determination with respect to any such claim. Accordingly, there is a risk that we could be subject to potential liability with respect to any Section 5 claim brought against us, and such liability may adversely affect our operating results or financial position.

Risks Related to Conflicts of Interest

We will be subject to conflicts of interest arising out of our relationships with our advisor and its affiliates, including the material conflicts discussed below.

Our advisor will face conflicts of interest relating to the purchase and leasing of properties, and these conflicts may not be resolved in our favor, which could adversely affect our investment opportunities.

Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future. We may buy properties at the same time as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of our advisor. There is a risk that our advisor will choose a property that provides lower returns to us than a property purchased by another American Realty Capital-sponsored program. We cannot be sure that officers and key personnel acting on behalf of our advisor and on behalf of managers of other American Realty Capital-sponsored programs will act in our best interests when deciding whether to allocate any particular property to us. In addition, we may acquire properties in geographic areas where other American Realty Capital-sponsored programs own properties. In such a case, a conflict could arise in the acquisition or leasing of properties if we and another American Realty Capital-sponsored program were to compete for the same properties or tenants in negotiating leases, or a conflict could arise in connection with the resale of properties if we and another American Realty Capital-sponsored program were to attempt to sell similar properties at the same time. Conflicts of interest also may exist at such time as we or our affiliates managing properties on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances.

Also, we may acquire properties from, or sell properties to, other American Realty Capital-sponsored programs. If one of the other American Realty Capital-sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment. Similar conflicts of interest may apply if our advisor determines to make or purchase mortgage, bridge or mezzanine loans or participations therein on our behalf, since other American Realty Capital-sponsored programs may be competing with us for these investments.

Our advisor will face conflicts of interest relating to joint ventures, which could result in a disproportionate benefit to the other venture partners at our expense.

We may enter into joint ventures with other American Realty Capital-sponsored programs for the acquisition, development or improvement of properties. Our advisor may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since our advisor and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to that joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceeds the percentage of our investment in the joint venture.

Our advisor, sponsor and dealer manager and their officers and employees and certain of our executive officers and other key personnel face competing demands relating to their time, and this may cause our operating results to suffer.

Our advisor, sponsor and dealer manager and their officers and employees and certain of our executive officers and other key personnel and their respective affiliates are key personnel, general partners, sponsors, managers, owners and advisors of other real estate investment programs, including American Realty Capital-sponsored REITS, some of which have investment objectives and legal and financial obligations similar to ours, and may own real properties or provide services with respect to other real properties, some of which compete with us, as well as owning other business interests. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. If this occurs, the returns on our investments may suffer.

The management of multiple REITs, especially REITs in the development stage, by our executive officers and officers of our advisor may significantly reduce the amount of time our executive officers and officers of our advisor are able to spend on activities related to us and may cause other conflicts of interest, which may cause our operating results to suffer.

Our executive officers and officers of our advisor are part of the senior management or are key personnel of the other American Realty Capital-sponsored REITs and their advisors. Six of the American Realty Capital-sponsored REITs, including us and American Realty Capital — Retail Centers of America, Inc., or ARC RCA, American Realty Capital Daily Net Asset Value Trust, Inc., or ARC DNAV, American Realty Capital Trust III, Inc., or ARCT III, American Realty Capital Trust IV, Inc., or ARCT IV and American Realty Capital Global Daily Net Asset Value Trust, Inc., or ARC Global DNAV, have registration statements that became effective in the past 18 months and currently are offering securities. In addition, American Realty Capital Trust, Inc., or ARCT, completed its initial public offering of common stock in July 2011 for gross proceeds of approximately $1.7 billion, and as of March 1, 2012, ARCT’s shares of common stock were approved for listing and began trading on The NASDAQ Global Select Market under the symbol “ARCT”. In connection with such listing, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC. American Realty Capital Properties, Inc., or ARCP, which currently trades on The NASDAQ Capital Market under the symbol “ARCP,” completed its initial public offering of common stock in September 2011. As a result, such REITs will have concurrent and/or overlapping fundraising, acquisition, operational and disposition and liquidation phases as us, which may cause conflicts of interest to arise throughout the life of our company with respect to, among other things, finding investors, locating and acquiring properties, entering into leases and disposing of properties. The conflicts of interest each of our executive officers and each officer of our advisor will face may delay our fund raising and investment of our proceeds due to the competing time demands and generally cause our operating results to suffer.

We will compete for investors with other programs of our sponsor, which could adversely affect the amount of capital we have to invest.

The American Realty Capital group of companies is currently the sponsor of nine other public offerings of non-traded REIT shares, the majority of which will be ongoing during a significant portion of our offering period. These programs all have filed registration statements for the offering of common stock and either are or intend to elect to be taxed as REITs. These offerings are taking place concurrently with our offering, and our sponsor is likely to sponsor other offerings during our offering period. Our dealer manager is the dealer manager for these other offerings. Additionally, our sponsor is the sponsor of ARCT and ARCP, both of which are REITs that are actively traded on The NASDAQ Stock Market, either or both of which may have one or more offerings during our offering period. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.

Our officers and directors face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.

Certain of our executive officers, including Nicholas S. Schorsch, who also serves as the chairman of our board of directors, and Edward M. Weil, Jr., president, chief operating officer and secretary, also are officers of our advisor, our property manager, our dealer manager and other affiliated entities, including the advisor and property manager of other REITs sponsored by the American Realty Capital group of companies. As a result, these individuals owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties, to affiliated entities, (c) the timing and terms of the investment in or sale of an asset, (d) development of our properties by affiliates, (e) investments with affiliates of our advisor, (f) compensation to our advisor, and (g) our relationship with our dealer manager and property manager. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

Our advisor faces conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Under our advisory agreement, our advisor and its affiliates will be entitled to fees that are structured in a manner intended to provide incentives to our advisor to perform in our best interests and in the best interests of our stockholders. However, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests are not wholly aligned with those of our stockholders. In that regard, our advisor could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our advisor to fees. In addition, our advisor’s or its affiliates’ entitlement to fees and distributions upon the sale of our assets and to participate in sale proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return that would entitle the advisor to compensation relating to those sales, even if continued ownership of those investments might be in our best long-term interest. Our advisory agreement will require us to pay a performance-based termination distribution to our advisor or its affiliates if we terminate the advisory agreement prior to the listing of our shares for trading on an exchange or, absent a listing, in respect of its participation in net sales proceeds. To avoid paying this fee, our independent directors may decide against terminating the advisory agreement prior to our listing of our shares or disposition of our investments even if, but for the termination distribution, termination of the advisory agreement would be in our best interest. In addition, the requirement to pay the distribution to the advisor or its affiliates at termination could cause us to make different investment or disposition decisions than we would otherwise make, in order to satisfy our obligation to pay the distribution to the terminated advisor. Moreover, our advisor will have the right to terminate the advisory agreement upon a change of control of our company and thereby trigger the payment of the performance distribution, which could have the effect of delaying, deferring or preventing the change of control.

There is no separate counsel for us and our affiliates, which could result in conflicts of interest.

Proskauer Rose LLP acts as legal counsel to us and also represents our advisor and some of its affiliates. There is a possibility in the future that the interests of the various parties may become adverse and, under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one or all those parties. If any situation arises in which our interests appear to be in conflict with those of our advisor or its affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should a conflict of interest not be readily apparent, Proskauer Rose LLP may inadvertently act in derogation of the interest of the parties which could affect our ability to meet our investment objectives.

Risks Related to This Offering and Our Corporate Structure

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or number, whichever is more restrictive) of any class or series of the outstanding shares of our stock.

This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

Our charter permits our board of directors to issue up to 350,000,000 shares of stock. In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue. Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our common stock.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired and may limit your ability to exit the investment.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving our advisor or any affiliate of our advisor. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and our advisor or any of its affiliates. As a result, our advisor and any of its affiliates may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Maryland law limits the ability of a third-party to buy a large stake in us and exercise voting power in electing directors.

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by employees who are directors of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

The company is not registered, and does not intend to register itself or any of its subsidiaries, as an investment company under the Investment Company Act. If we become obligated to register the company or any of its subsidiaries as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

The company intends to conduct its operations, directly and through wholly or majority-owned subsidiaries, so that the company and each of its subsidiaries is not an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” “Investment securities” excludes (A) government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries which (i) are not investment companies, and (ii) are not relying on the exception from the definition of investment company under Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

Since we will be primarily engaged in the business of acquiring real estate, we believe that the company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. If the company or any of its wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act.

Under Section 3(c)(5)(C), the SEC staff generally requires the company to maintain at least 55% of its assets directly in qualifying assets and at least 80% of the entity’s assets in qualifying assets and in a broader category of real estate related assets to qualify for this exception. Mortgage-related securities may or may not constitute qualifying assets, depending on the characteristics of the mortgage-related securities, including the rights that we have with respect to the underlying loans. The company’s ownership of mortgage-related securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations.

The method we use to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us or one or more of our wholly or majority-owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exclusion from regulation under the Investment Company Act. To avoid being required to register the company or any of its subsidiaries as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register the company as an investment company but failed to do so, we would be prohibited from engaging in our business, and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

If you do not agree with the decisions of our board of directors, you only have limited control over changes in our policies and operations and may not be able to change our policies and operations.

Our board of directors determines our major policies, including our policies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders except to the extent that the policies are set forth in our charter. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on the following:

•	the election or removal of directors;
•	any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to (a) increase or decrease the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue, (b) effect certain reverse stock splits, and (c) change our name or the name or other designation or the par value of any class or series of our stock and the aggregate par value of our stock;
•	our liquidation or dissolution;
•	certain reorganizations of our company, as provided in our charter; and

•	certain mergers, consolidations or sales or other dispositions of all or substantially all our assets, as provided in our charter.

All other matters are subject to the discretion of our board of directors.

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investments.

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the stockholders. These policies may change over time. The methods of implementing our investment policies also may vary, as new real estate development trends emerge and new investment techniques are developed. Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by our board of directors without the approval of our stockholders. As a result, the nature of your investment could change without your consent.

We will not calculate the net asset value per share for our shares until 18 months after completion of our last offering. Therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering and for a substantial period of time thereafter.

We do not intend to calculate the net asset value per share for our shares until 18 months after the completion of our last offering. Beginning 18 months after the completion of the last offering of our shares (excluding offerings under our DRIP), our board of directors will determine the value of our properties and our other assets based on the information our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole. We will disclose this net asset value to stockholders in our filings with the SEC. Therefore, you will not be able to determine the net asset value of your shares on an on-going basis during this offering. Furthermore, the value determined by our board of directors after 18 months will be only an estimate and may not represent the actual value of your shares or the price at which a third party would be willing to purchase your shares.

You are limited in your ability to sell your shares pursuant to our share repurchase program and may have to hold your shares for an indefinite period of time.

Our board of directors may amend the terms of our share repurchase program without stockholder approval. Our board of directors also is free to amend, suspend or terminate the program upon notice or to reject any request for repurchase. In addition, the share repurchase program includes numerous restrictions that would limit your ability to sell your shares. Generally, you must have held your shares for at least one year in order to participate in our share repurchase program. Subject to funds being available, until we establish estimated values for our shares, the purchase price for shares repurchased under our share repurchase program will be based on the amount paid to us for the purchase of common stock (which will equal a percentage ranging from 90% to 97.5% until a stockholder has continuously held his shares for at least four years, at which point such percentage will be 100%). We expect to begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments beginning 18 months after the close of this offering. We do not currently anticipate obtaining appraisals for our investments (other than investments in transactions with our sponsor, advisor or directors or their respective affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. The limits on repurchases under our share repurchase plan might prevent us from accommodating all repurchase requests made in any year. These restrictions severely limit your ability to sell your shares should you require liquidity, and limit your ability to recover the value you invested or the fair market value of your shares.

We established the offering price on an arbitrary basis; as a result, the actual value of your investment may be substantially less than what you pay.

Our board of directors has arbitrarily determined the selling price of the shares, and this price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of the prospectus or us customarily performed in underwritten offerings.

Our dealer manager is one of our affiliates and will not make an independent review of us or the offering. The due diligence investigation of us by our dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker. In addition, we do not, and do not expect to, have research analysts reviewing our performance or our securities on an ongoing basis. Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of us and this offering. If your broker-dealer does not conduct an independent review, you will not have the benefit of an independent review of us, our performance, the value of our common stock relative to publicly traded companies or the terms of this offering.

Your interest in us will be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Our charter currently has authorized 350,000,000 shares of stock, of which 300,000,000 shares are classified as common stock and 50,000,000 are classified as preferred stock. Subject to any limitations set forth under Maryland law, our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock, or the number of authorized shares of any class or series of stock or may classify or reclassify any unissued shares without the necessity of obtaining stockholder approval. All our shares may be issued in the discretion of our board of directors, except that the issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. Existing stockholders and investors purchasing shares in this offering likely will suffer dilution of their equity investment in us, if we: (a) sell shares in this offering or sell additional shares in the future, including those issued pursuant to our DRIP; (b) sell securities that are convertible into shares of our common stock; (c) issue shares of our common stock in a private offering of securities to institutional investors; (d) issue restricted share awards to our directors; (e) issue shares to our advisor or its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement; or (f) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of OP units. In addition, the partnership agreement for our operating partnership contains provisions that would allow, under certain circumstances, other entities, including other American Realty Capital-sponsored programs, to merge into or cause the exchange or conversion of their interest for OP units. Because the OP units may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between our operating partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these reasons, among others, you should not expect to be able to own a significant percentage of our shares.

Future offerings of equity securities which are senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of equity securities. Under our charter, we may issue, without stockholder approval, preferred stock or other classes of common stock with rights that could dilute the value of your shares of common stock. Any issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. Upon liquidation, holders of our shares of preferred stock will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible, exercisable or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the per share trading price of our common stock and diluting their interest in us.

Payment of fees and distributions to our advisor and its affiliates reduces cash available for investment and distribution.

Our advisor and its affiliates will perform services for us in connection with conducting our operations and managing the portfolio of real estate and real estate-related debt and investments. Our advisor and its affiliates will be paid substantial fees and receive substantial distributions for these services, which reduces the amount of cash available for investment in properties or distribution to stockholders.

Because of our holding company structure, we depend on our operating subsidiary and its subsidiaries for cash flow and we will be structurally subordinated in right of payment to the obligations of our operating subsidiary and its subsidiaries.

We are a holding company with no business operations of our own. Our only significant asset is and will be the general partnership interests of our operating partnership. We conduct, and intend to conduct, all of our business operations through our operating partnership. Accordingly, our only source of cash to pay our obligations is distributions from our operating partnership and its subsidiaries of their net earnings and cash flows. We cannot assure you that our operating partnership or its subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to make distributions to our stockholders from cash flows from operations. Each of our operating partnership’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from these entities. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy your claims as stockholders only after all of our and our operating partnerships and its subsidiaries liabilities and obligations have been paid in full.

General Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results are subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;
•	changes in supply of or demand for similar or competing properties in an area;
•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;
•	changes in tax, real estate, environmental and zoning laws; and
•	periods of high interest rates and tight money supply.

These and other risks may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties.

If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases.

Any of our tenants, or any guarantor of a tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. A bankruptcy filing of our tenants or any guarantor of a tenant’s lease obligations would bar all efforts by us to collect pre-bankruptcy debts from these entities or their properties, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If a lease is assumed, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid. This claim could be paid only if funds were available, and then only in the same percentage as that realized on other unsecured claims.

A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. A tenant or lease guarantor bankruptcy could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for distributions to you. In the event of a bankruptcy, we cannot assure you that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distributions to you.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

If we enter into sale-leaseback transactions, we will use commercially reasonable efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” for tax purposes, thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes. However, we cannot assure you that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

Properties that have vacancies for a significant period of time could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash to be distributed to stockholders. In addition, because properties’ market values depend principally upon the value of the properties’ leases, the resale value of properties with prolonged vacancies could suffer, which could further reduce your return.

We may obtain only limited warranties when we purchase a property and would have only limited recourse if our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells its property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all our invested capital in the property as well as the loss of rental income from that property.

We may be unable to secure funds for future tenant improvements or capital needs, which could adversely impact our ability to pay cash distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. In addition, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops, even if our leases with tenants require tenants to pay routine property maintenance costs. We will use substantially all of this offering’s gross proceeds to buy real estate and pay various fees and expenses. We intend to reserve only 0.1% of the gross proceeds from this offering for future capital needs. Accordingly, if we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct these defects or to make these improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased that property, which may lead to a decrease in the value of our assets.

Many of our leases will not contain rental increases over time. Therefore, the value of the property to a potential purchaser may not increase over time, which may restrict our ability to sell a property, or if we are able to sell that property, may lead to a sale price less than the price that we paid to purchase the property.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to you. Lock out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing that indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to those properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of the shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Rising expenses could reduce cash flow and funds available for future acquisitions.

Any properties that we buy in the future will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses. The properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. We expect that many of our properties will require the tenants to pay all or a portion of these costs and expenses and, accordingly, if the tenants are unable to pay these costs and expenses, we will have to pay these costs and expenses. We may, however, enter into leases or renewals of leases that do not require tenants to pay these costs and expenses. If we are unable to lease properties on a basis requiring the tenants to pay all or some of these costs and expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could adversely affect funds available for future acquisitions or cash available for distributions.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

We will carry comprehensive general liability coverage and umbrella liability coverage on all our properties with limits of liability which we deem adequate to insure against liability claims and provide for the costs of defense. Similarly, we are insured against the risk of direct physical damage in amounts we estimate to be adequate to reimburse us on a replacement cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the rehabilitation period. Material losses may occur in excess of insurance proceeds with respect to any property, as insurance may not be sufficient to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans. It is uncertain whether these insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties. In these instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for these losses. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government, and extends the federal terrorism insurance backstop through 2014. We cannot be certain how this act will impact us or what additional cost to us, if any, could result. If an act of terrorism damaged or destroyed one or more of our properties, we could lose both our invested capital and anticipated profits from that property.

Real estate-related taxes may increase and if these increases are not passed on to tenants, our income will be reduced.

Some local real property tax assessors may seek to reassess some of our properties as a result of our acquisition of the property. Generally, from time to time our property taxes increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. There is no assurance that renewal leases or future leases will be negotiated on the same basis, even if some tenant leases permit us to pass through such tax increases to the tenants for payment. Increases not passed through to tenants will adversely affect our income, cash available for distributions, and the amount of distributions to you.

Properties may be subject to restrictions on their use that affect our ability to operate a property.

Some of our properties may be contiguous to other parcels of real property, comprising part of the same commercial center. In connection with these properties, there are significant covenants, conditions and restrictions, known as “CC&Rs,” restricting the operation of these properties and any improvements on these properties, and related to granting easements on these properties. Moreover, the operation and management of the contiguous properties may impact these properties. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions.

Our operating results may be negatively affected by potential construction delays and resultant increased costs and risks.

We may use proceeds from this offering to acquire properties upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning, environmental concerns of governmental entities and/or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance also may be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

We may invest in unimproved real property. For purposes of this paragraph, “unimproved real property” does not include properties acquired for the purpose of producing rental or other operating income, properties under development or construction, and properties under contract for development or in planning for development within one year. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental concerns of governmental entities and/or community groups. If we invest in unimproved property other than property we intend to develop, your investment will be subject to the risks associated with investments in unimproved real property.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Our properties face competition that may affect tenants’ ability to pay rent and the amount of rent paid to us may affect the cash available for distributions and the amount of distributions.

Some of our properties may be located in developed areas. In these areas, there are and will be numerous other properties within the market area of each of our properties that will compete with us for tenants. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for customer traffic and creditworthy tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties that we would not have otherwise made, thus affecting cash available for distributions, and the amount available for distributions to you.

Delays in acquisitions of properties may have an adverse effect on your investment.

There may be a substantial period of time before the proceeds of this offering are invested. Delays we encounter in the selection and/or acquisition of properties could adversely affect your returns. Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the payment of cash distributions attributable to those particular properties.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. State and federal laws in this area are constantly evolving. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties, may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

We may not obtain an independent third-party environmental assessment for every property we acquire. In addition, any assessment that we do obtain may not reveal all environmental liabilities or that a prior owner of a property did not create a material environmental condition not known to us. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of our properties, we intend to sell them for cash, if possible. However, in some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash distributions to our stockholders.

Our recovery of an investment in a mortgage, bridge or mezzanine loan that has defaulted may be limited.

There is no guarantee that the mortgage, loan or deed of trust securing an investment will, following a default, permit us to recover the original investment and interest that would have been received absent a default. The security provided by a mortgage, deed of trust or loan is directly related to the difference between the amount owed and the appraised market value of the property. Although we intend to rely on a current real estate appraisal when we make the investment, the value of the property is affected by factors outside our control, including general fluctuations in the real estate market, rezoning, neighborhood changes, highway relocations and failure by the borrower to maintain the property. In addition, we may incur the costs of litigation in our efforts to enforce our rights under defaulted loans.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions.

Our properties will be subject to the Americans with Disabilities Act of 1990, or the Disabilities Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance may affect cash available for distributions and the amount of distributions to you.

Economic conditions may adversely affect our income and we could be subject to risks associated with acquiring discounted real estate assets.

U.S. and international markets have recently experienced increased levels of volatility due to a combination of many factors, including decreasing values of home prices, limited access to credit markets, higher fuel prices, less consumer spending and a recent national and global recession. The effects of the recent market dislocation may persist as financial institutions continue to take the necessary steps to restructure their business and capital structures. As a result, this economic downturn has reduced demand for space and removed support for rents and property values. Since we cannot predict when the real estate markets will fully recover, the value of our properties may decline if recent market conditions persist or worsen.

In addition, we will be subject to the risks generally incident to the ownership of discounted real estate assets. Such assets may be purchased at a discount from historical cost due to, among other things, substantial deferred maintenance, abandonment, undesirable locations or markets, or poorly structured financing of the real estate or debt instruments underlying the assets, which has since lowered their value. Further, the continuing instability in the financial markets has limited the availability of lines of credit and the degree to which people and entities have access to cash to pay rents or debt service on the underlying the assets. Such illiquidity has the effect of increasing vacancies, increasing bankruptcies and weakening interest rates commercial entities can charge consumers, which can all decrease the value of already discounted real estate assets. Should conditions persist or worsen, the continued inability of the underlying real estate assets to produce income may weaken our return on our investments, which, in turn, may weaken your return on investment.

Further, irrespective of the instability the financial markets may have on the return produced by discounted real estate assets, the evolving efforts to correct the instability make the valuation of these assets highly unpredictable. The fluctuation in market conditions make judging the future performance of these assets difficult. There is a risk that we may not purchase real estate assets at absolute discounted rates and that these assets may continue to decline in value.

Healthcare Industry Risks

Our real estate investments will be concentrated in medical office buildings and healthcare-related facilities, making us more vulnerable economically than if our investments were diversified.

As a REIT, we will invest primarily in real estate. Within the real estate industry, we will focus on the acquisition and ownership of medical office buildings and healthcare-related facilities. We are subject to risks inherent in concentrating investments in real estate. These risks resulting from a lack of diversification become even greater as a result of our business strategy to invest to a substantial degree in medical office buildings and healthcare-related facilities. A downturn in the commercial real estate industry generally could significantly adversely affect the value of our properties. A downturn in the healthcare industry could negatively affect our lessees’ ability to make lease payments to us and our ability to make distributions to our stockholders. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or if our portfolio did not include a concentration in medical office buildings and healthcare-related facilities.

Certain of our properties may not have efficient alternative uses, so the loss of a tenant may cause us to not be able to find a replacement or cause us to spend considerable capital to adapt the property to an alternative use.

Some of the properties we will seek to acquire are medical office buildings and healthcare-related facilities that may only be suitable for similar healthcare-related tenants. If we or our tenants terminate the leases for these properties or our tenants lose their regulatory authority to operate such properties, we may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses. Any loss of revenues or additional capital expenditures required as a result may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our properties and tenants may be unable to compete successfully, which could result in lower rent payments, reduce our cash flow from operations and amount available for distributions to you.

The properties we will acquire may face competition from nearby hospitals and other medical facilities that provide comparable services. Some of those competing facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our properties. Similarly, our tenants face competition from other medical practices in nearby hospitals and other medical facilities. Our tenants’ failure to compete successfully with these other practices could adversely affect their ability to make rental payments, which could adversely affect our rental revenues. Further, from time to time and for reasons beyond our control, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients. This could adversely affect our tenants’ ability to make rental payments, which could adversely affect our rental revenues. Any reduction in rental revenues resulting from the inability of our properties and our tenants to compete successfully may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.

Sources of revenue for our tenants may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs have intensified in recent years and will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs. The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. It is possible that our tenants will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement to managed care plans have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. These changes could have a material adverse effect on the financial condition of some or all of our tenants in our properties. The financial impact on our tenants could restrict their ability to make rent payments to us, which would have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

A reduction in Medicare payment rates for skilled nursing facilities may have an adverse effect on the Medicare reimbursements received by certain of our tenants, which could adversely affect us.

On July 29, 2011, the Centers for Medicare and Medicaid Services, or CMS, announced a final rule reducing Medicare skilled nursing facility payments by 11.1%, or $3.87 billion, in fiscal year 2012. In addition to this reduction, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. We currently own two buildings licensed as skilled nursing facilities. The operators of these facilities estimates that approximately 5% of patient revenue is from Medicaid or Medicare. The percentage of patient revenue received from Medicaid or Medicare for this facility may increase in the future and we may acquire other skilled nursing facility assets that rely on revenue from Medicaid or Medicare. This reduction in Medicare payments and aspects of certain of these government initiatives, such as further reductions in funding of the Medicare and Medicaid programs, additional changes in reimbursement regulations by CMS, enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors, and additional operational requirements, could adversely affect us.

We face increasing competition for the acquisition of properties, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

We compete with many other entities engaged in real estate investment activities for acquisitions of medical office buildings and healthcare-related facilities, including national, regional and local operators, acquirers and developers of medical office buildings and healthcare-related facilities. The competition for medical office buildings and healthcare-related facilities may significantly increase the price we must pay for medical office buildings and healthcare-related facilities or other assets we seek to acquire and our competitors may succeed in acquiring those properties or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger healthcare real estate REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition will result in increased demand for these assets and therefore increased prices paid for them. Because of an increased interest in single-property acquisitions among tax-motivated individual purchasers, we may pay higher prices if we purchase single properties in comparison with portfolio acquisitions. If we pay higher prices for properties, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be materially and adversely affected.

A high concentration of our properties in a particular geographic area would magnify the effects of downturns in that geographic area.

In the event that we have a concentration of properties in any particular geographic area, any adverse situation that disproportionately affects that geographic area would have a magnified adverse effect on our portfolio.

The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our tenants to make rent payments to us.

The healthcare industry is heavily regulated by federal, state and local governmental bodies. The tenants in medical facilities we acquire generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, and relationships with physicians and other referral sources. Changes in these laws and regulations could negatively affect the ability of our tenants to make lease payments to us and our ability to make distributions to our stockholders. Many of our medical facilities and their tenants may require a license or certificate of need, or CON, to operate. Failure to obtain a license or CON, or loss of a required license or CON, would prevent a facility from operating in the manner intended by the tenant. These events could materially adversely affect our tenants’ ability to make rent payments to us. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction of medical facilities, by requiring a CON or other similar approval. State CON laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state CON laws on our improvement of medical facilities or the operations of our tenants. In addition, state CON laws often materially impact the ability of competitors to enter into the marketplace of our facilities. The repeal of CON laws could allow competitors to freely operate in previously closed markets. This could negatively affect our tenants’ abilities to make current payments to us. In limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require new CON authorization to re-institute operations. As a result, a portion of the value of the facility may be reduced, which would adversely impact our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Some tenants of our medical office buildings and healthcare-related facilities will be subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make rent payments to us.

There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs.

Our lease arrangements with certain tenants may also be subject to these fraud and abuse laws. These laws include the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of any item or service reimbursed by Medicare or Medicaid; the Federal Physician Self-Referral Prohibition, which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship; the False Claims Act, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including claims paid by the Medicare and Medicaid programs; and the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health and Human Services to impose monetary penalties for certain fraudulent acts. Each of these laws includes criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. Certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Additionally, states in which the facilities are located may have similar fraud and abuse laws. Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of any of these penalties upon one of our tenants could jeopardize that tenant’s ability to operate or to make rent payments, which may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Adverse trends in healthcare provider operations may negatively affect our lease revenues and our ability to make distributions to our stockholders.

The healthcare industry currently is experiencing changes in the demand for and methods of delivering healthcare services; changes in third party reimbursement policies; significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas; continuing pressure by private and governmental payors to reduce payments to providers of services; and increased scrutiny of billing, referral and other practices by federal and state authorities. These factors may adversely affect the economic performance of some or all of our tenants and, in turn, our lease revenues and our ability to make distributions to our stockholders.

Tenants of our medical office buildings and healthcare-related facilities may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their rent payments to us.

As is typical in the healthcare industry, certain types of tenants of our medical office buildings and healthcare-related facilities may often become subject to claims that their services have resulted in patient injury or other adverse effects. Many of these tenants may have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by these tenants may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to these tenants due to state law prohibitions or limitations of availability. As a result, these types of tenants operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. Recently, there has been an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on a tenant’s financial condition. If a tenant is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a tenant is required to pay uninsured punitive damages, or if a tenant is subject to an uninsurable government enforcement action, the tenant could be exposed to substantial additional liabilities, which may affect the tenant’s ability to pay rent, which in turn could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may experience adverse effects as a result of potential financial and operational challenges faced by the operators of our senior healthcare facilities.

Operators of our senior healthcare facilities may face operational challenges from potentially reduced revenue streams and increased demands on their existing financial resources. Our skilled nursing operators’ revenues are primarily derived from governmentally funded reimbursement programs, such as Medicare and Medicaid. Accordingly, our facility operators are subject to the potential negative effects of decreased reimbursement rates offered through such programs. Our operators’ revenue may also be adversely affected as a result of falling occupancy rates or slow lease-ups for assisted and independent living facilities due to the recent turmoil in the capital debt and real estate markets. In addition, our facility operators may incur additional demands on their existing financial resources as a result of increases in senior healthcare operator liability, insurance premiums and other operational expenses. The economic deterioration of an operator could cause such operator to file for bankruptcy protection. The bankruptcy or insolvency of an operator may adversely affect the income produced by the property or properties it operates. Our financial position could be weakened and our ability to make distributions could be limited if any of our senior healthcare facility operators were unable to meet their financial obligations to us.

Our operators’ performance and economic condition may be negatively affected if they fail to comply with various complex federal and state laws that govern a wide array of referrals, relationships and licensure requirements in the senior healthcare industry. The violation of any of these laws or regulations by a senior healthcare facility operator may result in the imposition of fines or other penalties that could jeopardize that operator’s ability to make payment obligations to us or to continue operating its facility. In addition, legislative proposals are commonly being introduced or proposed in federal and state legislatures that could affect major changes in the senior healthcare sector, either nationally or at the state level. It is impossible to say with any certainty whether this proposed legislation will be adopted or, if adopted, what effect such legislation would have on our facility operators and our senior healthcare operations.

Recent healthcare reform legislation may affect our revenue and financial condition.

In March 2010, the Patient Protection and Affordable Care Act and the Healthcare and Education Reconciliation Act of 2010, or collectively the Healthcare Acts, were signed into law. Together, the Healthcare Acts serve as the primary vehicle for comprehensive healthcare reform in the United States. The Acts are intended to reduce the number of individuals in the United States without health insurance and effect significant other changes to the ways in which healthcare is organized, delivered and reimbursed. The complexities and ramifications of the new legislation are significant, and will be implemented in a phased approach beginning in 2010 and concluding in 2018. On June 28, 2012, the Supreme Court of the United States largely upheld the constitutionality of the Healthcare Acts. At this time, the effects of healthcare reform and its impact on our business, our revenues and financial condition and those of our tenants are not yet known. As a result of the potential for changes to the Healthcare Acts as a result of efforts to amend or repeal them, clarifications and modifications resulting from the rule-making process, the development of agency guidance and future judicial interpretations, whether and how many states decide to expand or not to expand Medicaid coverage, and budgetary issues at federal and state levels, we are unable to predict the net impact of the Healthcare Acts on us. Accordingly, the reform could adversely affect the cost of providing healthcare coverage generally and the financial success of our tenants and consequently us.

If we enter into long-term leases with tenants, those leases may not result in fair value over time.

Long-term leases do not allow for significant changes in rental payments and do not expire in the near term. If we do not accurately judge the potential for increases in market rental rates when negotiating these long-term leases, significant increases in future property operating costs could result in receiving less than fair value from these leases. These circumstances would adversely affect our revenues and funds available for distribution.

Risks Associated with Debt Financing

We may incur mortgage indebtedness and other borrowings, which may increase our business risks.

We expect that in most instances, we will acquire real properties by using either existing financing or borrowing new funds. In addition, we may incur mortgage debt and pledge all or some of our real properties as security for that debt to obtain funds to acquire additional real properties. We may borrow if we need funds to satisfy the REIT tax qualifications requirement that we generally distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. We also may borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT for U.S. federal income tax purposes.

Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors. There is no limitation on the amount we may borrow against any single improved property. Under our charter, our borrowings may not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding this limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is our intention to limit our borrowings to 50% of the aggregate fair market value of our investments (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless excess borrowing is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for such excess borrowing. At the date of acquisition of each asset, we anticipate that that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. We expect that during the period of this offering we seek independent director approval of borrowings in excess of these limitations since we will then be in the process of raising our equity capital to acquire our portfolio. As a result, we expect that our debt levels will be higher until we have invested most of our capital.

If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For U.S. federal income tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In such event, we may be unable to pay the amount of distributions required in order to maintain our REIT status. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we provide a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected which could result in our losing our REIT status and would result in a decrease in the value of your investment.

The current state of debt markets could have a material adverse impact on our earnings and financial condition.

The domestic and international commercial real estate debt markets are currently experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor these increases into the economics of future acquisitions. This may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. If these disruptions in the debt markets persist, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing.

In addition, the state of the debt markets could have an impact on the overall amount of capital invested in real estate which may result in price or value decreases of real estate assets. This could negatively impact the value of our assets after the time we acquire them.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or, replace American Realty Capital Healthcare Advisors, LLC as our advisor. These or other limitations may adversely affect our flexibility and our ability to achieve our investment and operating objectives.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.

We expect that we will incur indebtedness in the future. To the extent that we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on these investments.

Risks Associated with Real Estate-Related Debt and Other Investments

Any real estate debt security that we originate or purchase is subject to the risks of delinquency and foreclosure.

We may originate and purchase real estate debt securities, which are subject to risks of delinquency and foreclosure and risks of loss. Typically, we will not have recourse to the personal assets of our borrowers. The ability of a borrower to repay a real estate debt security secured by an income-producing property depends primarily upon the successful operation of the property, rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the real estate debt security may be impaired. A property’s net operating income can be affected by, among other things:

•	increased costs, added costs imposed by franchisors for improvements or operating changes required, from time to time, under the franchise agreements;
•	property management decisions;
•	property location and condition;
•	competition from comparable types of properties;
•	changes in specific industry segments;
•	declines in regional or local real estate values, or occupancy rates; and
•	increases in interest rates, real estate tax rates and other operating expenses.

We bear the risks of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the real estate debt security, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to you. In the event of the bankruptcy of a borrower, the real estate debt security to that borrower will be deemed to be collateralized only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the real estate debt security will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a real estate debt security can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed real estate debt security. We also may be forced to foreclose on certain properties, be unable to sell these properties and be forced to incur substantial expenses to improve operations at the property.

Continued disruptions in the financial markets and challenging economic conditions could adversely impact the commercial mortgage market, as well as the market for real estate-related debt investments generally, which could hinder our ability to implement our business strategy and generate returns to our stockholders.

We may allocate a percentage of our portfolio to real estate-related investments such as mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. The returns available to investors in these investments are determined by (a) the supply and demand for these investments, (b) the performance of the assets underlying the investments, and (c) the existence of a market for these investments, which includes the ability to sell or finance these investments.

During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.

For more than three years, concerns pertaining to the deterioration of credit in the residential mortgage market have expanded to almost all areas of the debt capital markets, including corporate bonds, asset-backed securities and commercial real estate bonds and loans. We cannot foresee when these markets will fully stabilize. This instability may interfere with the successful implementation of our business strategy.

We may invest in non-recourse loans, which will limit our recovery to the value of the mortgaged property.

Our mortgage loan assets may be non-recourse loans. With respect to our non-recourse mortgage loan assets, in the event of a borrower default, the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan, may be less than the amount owed under the mortgage loan. As to those mortgage loan assets that provide for recourse against the borrower and its assets generally, we cannot assure our stockholders that the recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the mortgaged property securing that mortgage loan.

Interest rate fluctuations will affect the value of our mortgage assets, net income and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect our income in many ways and present a variety of risks including the risk of variances in the yield curve, a mismatch between asset yields and borrowing rates, and changing prepayment rates.

Variances in the yield curve may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Short-term interest rates are ordinarily lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage loan assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

Prepayment rates on our mortgage loans may adversely affect our yields.

The value of our mortgage loan assets may be affected by prepayment rates on investments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, these prepayment rates cannot be predicted with certainty. To the extent we originate mortgage loans, we expect that these mortgage loans will have a measure of protection from prepayment in the form of prepayment lock-out periods or prepayment penalties. However, this protection may not be available with respect to investments that we acquire but do not originate. In periods of declining mortgage interest rates, prepayments on mortgages generally increase. If general interest rates decline as well, the proceeds of these prepayments received during these periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of mortgage investments may, because of the risk of prepayment, benefit less from declining interest rates than from other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgages generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

Before making any investment, we will consider the expected yield of the investment and the factors that may influence the yield actually obtained on such investment. These considerations will affect our decision whether to originate or purchase such an investment and the price offered for such an investment. No assurances can be given that we can make an accurate assessment of the yield to be produced by an investment. Many factors beyond our control are likely to influence the yield on the investments, including competitive conditions in the local real estate market, local and general economic conditions and the quality of management of the underlying property. Our inability to accurately assess investment yields may result in our purchasing assets that do not perform as well as expected, which may adversely affect the value of our stockholders’ investments.

Volatility of values of mortgaged properties may adversely affect our mortgage loans.

Real estate property values and net operating income derived from real estate properties are subject to volatility and may be affected adversely by a number of factors, including the risk factors described in this prospectus relating to general economic conditions and owning real estate investments. If its net operating income decreases, a borrower may have difficulty paying our mortgage loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our mortgage loans, which could also cause us to suffer losses.

Mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

We may make and acquire mezzanine loans. These types of mortgage loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property due to a variety of factors, including the loan being entirely unsecured or, if secured, becoming unsecured as a result of foreclosure by the senior lender. We may not recover some or all of our investment in these loans. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans resulting in less equity in the property and increasing the risk of loss of principal.

Any hedging strategies we utilize may not be successful in mitigating our risks.

We may enter into hedging transactions to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets. To the extent that we use derivative financial instruments in connection with these risks, we will be exposed to credit, basis and legal enforceability risks. Derivative financial instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to you will be adversely affected.

U.S. Federal Income Tax Risks

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ended December 31, 2011 and intend to operate in a manner that would allow us to continue to qualify as a REIT. However, we may terminate our REIT qualification, if our board of directors determines that not qualifying as a REIT is in our best interests, or inadvertently. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. The REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Furthermore, any opinion of our counsel, including tax counsel, as to our eligibility to qualify or remain qualified as a REIT is not binding on the IRS and is not a guarantee that we will qualify, or continue to qualify, as a REIT. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the IRS, such recharacterization would jeopardize our ability to satisfy all requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to continue to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even if we qualify as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also will be subject to corporate tax on any undistributed REIT taxable income. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets, such as our taxable REIT subsidiaries, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain.

We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. It is possible that we might not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or indirectly through any subsidiary entity, including our operating partnership, but generally excluding taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a taxable REIT subsidiary (but such taxable REIT subsidiary would incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or indirectly through any subsidiary, will be treated as a prohibited transaction, or (c) structuring certain dispositions of our properties to comply with the requirements of the prohibited transaction safe harbor available under the Code for properties that, among other requirements, have been held for at least two years. Despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding taxable REIT subsidiaries, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Our taxable REIT subsidiaries are subject to corporate-level taxes and our dealings with our taxable REIT subsidiaries may be subject to 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% of the gross value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries.

A taxable REIT subsidiary may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. We may operate our “qualified health care properties” through one or more taxable REIT subsidiaries that lease such properties from us. We may use our taxable REIT subsidiaries generally for other activities as well, such as to hold properties for sale in the ordinary course of a trade or business or to hold assets or conduct activities that we cannot conduct directly as a REIT. A taxable REIT subsidiary will be subject to applicable U.S. federal, state, local and foreign income tax on its taxable income. In addition, the rules, which are applicable to us as a REIT, also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis.

If our leases to our taxable REIT subsidiaries are not respected as true leases for U.S. federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rents paid to our operating partnership by our taxable REIT subsidiaries pursuant to the lease of our “qualified health care properties” will constitute substantially all of our gross income. In order for such rent to qualify as “rents from real property” for purposes of the REIT gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we would fail to qualify as a REIT.

If our operating partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

We intend to maintain the status of our operating partnership as a partnership or a disregarded entity for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of our operating partnership as a partnership or disregarded entity for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that our operating partnership could make to us. This also would result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our income. This substantially would reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

If our “qualified health care properties” are not properly leased to a taxable REIT subsidiary or the managers of such “qualified health care properties” do not qualify as “eligible independent contractors,” we could fail to qualify as a REIT.

In general, we cannot operate any “qualified health care properties” and can only indirectly participate in the operation of “qualified health care properties” on an after-tax basis through leases of such properties to health care facility operators or our taxable REIT subsidiaries. A “qualified health care property” includes any real property, and any personal property incident to such real property, which is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. A taxable REIT subsidiary that leases “qualified health care properties” from us will not be treated as a “related party tenant” with respect to our “qualified health care properties” that are managed by an independent management company, so long as the independent management company qualifies as an “eligible independent contractor.”

Each of the management companies that enters into a management contract with our taxable REIT subsidiaries must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by our taxable REIT subsidiaries to be qualifying income for purposes of the REIT gross income tests. An “eligible independent contractor” is an independent contractor that, at the time such contractor enters into a management or other agreement with a taxable REIT subsidiary to operate a “qualified health care property,” is actively engaged in the trade or business of operating “qualified health care properties” for any person not related, as defined in the Code, to us or the taxable REIT subsidiary. Among other requirements, in order to qualify as an independent contractor a manager must not own, directly or applying attribution provisions of the Code, more than 35% of our outstanding shares of stock (by value), and no person or group of persons can own more than 35% of our outstanding shares and 35% of the ownership interests of the manager (taking into account only owners of more than 5% of our shares and, with respect to ownership interest in such managers that are publicly traded, only holders of more than 5% of such ownership interests). The ownership attribution rules that apply for purposes of the 35% thresholds are complex. There can be no assurance that the levels of ownership of our stock by our managers and their owners will not be exceeded.

Our investments in certain debt instruments may cause us to recognize “phantom income” for U.S. federal income tax purposes even though no cash payments have been received on the debt instruments, and certain modifications of such debt by us could cause the modified debt to not qualify as a good REIT asset, thereby jeopardizing our REIT qualification.

Our taxable income may substantially exceed our net income as determined based on GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may acquire assets, including debt securities requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as “phantom income.” In addition, if a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (a) sell assets in adverse market conditions, (b) borrow on unfavorable terms, (c) distribute amounts that would otherwise be used for future acquisitions or used to repay debt, or (d) make a taxable distribution of our shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements.

Moreover, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt taxable exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value and would cause us to recognize income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt.

The failure of a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

In general, in order for a loan to be treated as a qualifying real estate asset producing qualifying income for purposes of the REIT asset and income tests, the loan must be secured by real property. We may acquire mezzanine loans that are not directly secured by real property but instead secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan that is not secured by real estate would, if it meets each of the requirements contained in the Revenue Procedure, be treated by the IRS as a qualifying real estate asset. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law and in many cases it may not be possible for us to meet all the requirements of the safe harbor. We cannot provide assurance that any mezzanine loan in which we invest would be treated as a qualifying asset producing qualifying income for REIT qualification purposes. If any such loan fails either the REIT income or asset tests, we may be disqualified as a REIT.

We may choose to make distributions in our own stock, in which case you may be required to pay U.S. federal income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions that are payable in cash and/or shares of our common stock (which could account for up to 80% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay U.S. federal income taxes with respect to such distributions in excess of the cash portion of the distribution received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock.

Various tax aspects of such a taxable cash/stock distribution are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose requirements in the future with respect to taxable cash/stock distributions, including on a retroactive basis, or assert that the requirements for such taxable cash/stock distributions have not been met.

The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders generally will be taxable as ordinary income, which may reduce your anticipated return from an investment in us.

Distributions that we make to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends, or, for tax years beginning before January 1, 2013, qualified dividend income) generally will be taxable as ordinary income. However, a portion of our distributions may (1) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (2) be designated by us, for taxable years beginning before January 1, 2013, as qualified dividend income generally to the extent they are attributable to dividends we receive from our taxable REIT subsidiaries, or (3) constitute a return of capital generally to the extent that they exceed our accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Our stockholders may have tax liability on distributions that they elect to reinvest in common stock, but they would not receive the cash from such distributions to pay such tax liability.

If our stockholders participate in our DRIP, they will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless a stockholder is a tax-exempt entity, it may have to use funds from other sources to pay its tax liability on the value of the shares of common stock received.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates has been reduced to 15% for tax years beginning before January 1, 2013. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. Tax rates could be changed in future legislation.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment plan inadvertently causing a greater than 5% discount on the price of such stock purchased). While we believe that our operations have been structured in such a manner that we will not be treated as inadvertently paying preferential dividends, there is no de minimis exception with respect to preferential dividends. Therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed either to (a) have distributed less than 100% of our REIT taxable income and be subject to tax on the undistributed portion, or (b) have distributed less than 90% of our REIT taxable income and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiaries would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a taxable REIT subsidiary generally will not provide any tax benefit, except for being carried forward against future taxable income of such taxable REIT subsidiary.

Complying with REIT requirements may force us to forego and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than government securities and qualified real estate assets) and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. While we intend to elect and qualify to be taxed as a REIT, we may not elect to be treated as a REIT or may terminate our REIT election if we determine that qualifying as a REIT is no longer in our best interests. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon the disposition of our shares.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, capital gain distributions attributable to sales or exchanges of “U.S. real property interests”, or USRPIs, generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain dividend will not be treated as effectively connected income if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (b) the non-U.S. stockholder does not own more than 5% of the class of our stock at any time during the one-year period ending on the date the distribution is received. We do not anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI under FIRPTA. Our common stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure you, that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (a) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock at any time during the five-year period ending on the date of the sale. However, it is not anticipated that our common stock will be

“regularly traded” on an established market. We encourage you to consult your tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (c) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

ESTIMATED USE OF PROCEEDS

Depending primarily on the number of shares we sell in this offering, the amounts listed in the table below represent our current estimates concerning the use of the offering proceeds. Since these are estimates, they may not accurately reflect the actual receipt or application of the offering proceeds. The estimates assume we sell the maximum number of 150,000,000 shares of common stock in this offering at a price of $10.00 per share. We estimate that for each share sold in this offering, approximately $8.72 (assuming no shares available under our DRIP) will be available for the purchase of real estate. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties. We will not pay selling commissions or a dealer manager fee on shares sold under our DRIP.

Assuming the maximum amount of the offering is raised, we currently estimate that we will invest, directly or indirectly, at least 85% of our assets in medical office buildings and healthcare-related facilities. We may invest up to 15% of our assets in real estate-related debt and investments. If substantially less than the maximum amount of the offering is raised, we would expect that substantially all our assets will be invested in medical office buildings and healthcare-related facilities located in the United States. We expect the size of individual properties that we purchase to vary significantly but most of the properties we acquire are likely to have an average purchase price between $10 million and $50 million. Based on prevailing market conditions, our current expectation is that our initial investment portfolio will consist of between 85% to 100% commercial real estate and 0% to 15% real estate-related loans and securities. However, there is no assurance that upon the completion of this offering we will not allocate the proceeds from this offering in a different manner among our target assets. Our decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until we invest the net proceeds of this offering in real estate, we may invest in short-term, highly liquid or other authorized investments, such as money market mutual funds, certificates of deposit, commercial paper, interest-bearing government securities and other short-term investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate investments. See the section entitled “Investment Strategy, Objectives and Policies — Investment Limitations” in this prospectus for a more detailed discussion of the limitations of the assets we may acquire.

If we encounter delays in the selection or acquisition of income-producing properties, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (a) cause us to be unable to pay our debts as they become due in the usual course of business; (b) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (c) jeopardize our ability to qualify as a REIT.

The table does not give effect to special sales or volume discounts which could reduce selling commissions and many of the figures represent management’s best estimate because they cannot be precisely calculated at this time.

	Maximum Offering (Not Including Distribution Reinvestment Plan)
	Amount	Percent
Gross offering proceeds	$1,500,000,000	100.0%
Less offering expenses:
Selling commissions and dealer manager fee(1)	$150,000,000	10.0
Organization and offering expenses(2)	$22,500,000	1.5
Amount available for investment(3)	$1,327,500,000	88.5%
Acquisition:(4)
Acquisition fees(5)	$13,275,000	0.9
Acquisition expenses(6)	$6,637,500	0.4
Amount invested in properties(7)	$1,307,587,500	87.2%

(1)	Includes selling commissions equal to 7% of aggregate gross offering proceeds and a dealer manager fee equal to 3% of aggregate gross offering proceeds, both of which are payable to the dealer manager, our affiliate. We will not pay any selling commissions or a dealer manager fee on sales of shares under our DRIP. Our dealer manager, in its sole discretion, intends to reallow selling commissions of up to 7% of aggregate gross offering proceeds to unaffiliated broker-dealers participating in this offering attributable to the amount of shares sold by them. In addition, our dealer manager may reallow up to 1.5% of gross offering proceeds it receives as its dealer manager fees to participating dealers as marketing fees, based upon such factors as the volume of sales of such participating dealers, the level of marketing support provided by such participating dealers and the assistance of such participating dealers in marketing the offering, or to reimburse representatives of such participating dealers for the costs and expenses of attending our educational conferences and seminars. The amount of selling commissions may often be reduced under certain circumstances for volume discounts. Our dealer manager anticipates, based on its past experience, that, on average, it will reallow 1% of the dealer manager fee to participating broker-dealers. See the section entitled “Plan of Distribution” in this prospectus for a description of such provisions.
(2)	Organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charge of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse our advisor for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will not be reimbursed for the direct payment of such organization and offering expenses that exceed 1.5% of the aggregate gross proceeds of this offering over the life of the offering, which may include reimbursements to our advisor for other organization and offering expenses for due diligence fees included in a detailed and itemized invoice.
(3)	Until required in connection with the acquisition of properties, substantially all of the net proceeds of the offering and, thereafter, any working capital reserves we may have, may be invested in short-term, highly-liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.
(4)	Working capital reserves will be maintained at the property level and typically are utilized for extraordinary expenses that are not covered by revenue generation of the property, such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of working capital reserves.
(5)	Acquisition fees are defined generally as fees and commissions paid by any party to any person in connection with identifying, reviewing, evaluating, investing in and purchasing properties. We will pay to our advisor acquisition fees up to a maximum amount of 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and up to 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). Assuming that we incur leverage of 50% of the aggregate fair market value of our investments, as set forth in our investment guidelines, the maximum acquisition fees would be $26,550,000. Assuming we incur leverage of 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments, the maximum acquisition fees would be $53,100,000.
(6)	Acquisition expenses include legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, evaluation and acquisition of real estate properties, whether or not acquired. For purposes of this table, we have assumed expenses of 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment); however, expenses on a particular acquisition may be higher. Acquisition fees and expenses (including any financing coordination fee) for any particular property will not exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). Assuming that we incur leverage of 50% of the aggregate fair market value of our investments, as set forth in our investment guidelines, the maximum acquisition expenses would be $13,275,000. Assuming we incur leverage of 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments, the maximum acquisition expenses would be $26,550,000.
(7)	Includes amounts anticipated to be invested in properties net of fees, expenses and initial working capital reserves.

MARKET OVERVIEW

We believe that an aging population, improved chronic disease management, cutting-edge technological advances and an intense focus on health care reform likely will positively affect the real estate market for medical office buildings and healthcare-related facilities and generate attractive investment opportunities for us.

The first wave of Baby Boomers — the largest segment of the U.S. population — just started turning 65 in 2011. According to the latest U.S. Census Bureau figures, the U.S. population aged 65 and older is expected to double over the next 25 years. Patients with diseases that were once life threatening are now being treated with specialized medical care and an arsenal of new pharmaceuticals. Advances in research, diagnostics, surgical procedures, pharmaceuticals and an embracement of healthier lifestyles has lead not only to people living longer, but expecting to live longer. Finally, with the arrival of health care reform in the United States, we believe we are almost certain to see a significant increase in the demand for medical services, at a rate unprecedented in history.

Health Care Reform and Government Spending

As the healthcare industry continues to evolve as a result of the Healthcare Acts and other legislation, and increased government spending, additional medical facilities and supporting office properties will be required to accommodate the increase in demand caused by the increase in insured Americans.

•	According to Marcus and Millichap’s Medical Office Research Report, First Half 2012, or the 2012 Marcus and Millichap Report, if the Healthcare Acts are enacted in their current form, it provides insurance coverage to an estimated 30 to 35 million uninsured individuals. According to the 2012 Marcus and Millichap Report, the extension of insurance coverage likely will “lead to an increase in demand for healthcare services and medical office building space.”
•	The 2012 Marcus and Millichap Report notes an on-going push toward a more patient-centric delivery model which includes greater access to primary care physicians in addition to any effects of the Healthcare Acts. Between 2010 and 2020, ambulatory care facilities will drive healthcare-related job creation with physician employment in the segment forecast to rise by 127,000 positions.
•	Deloitte, in its report Can Healthcare Rescue Real Estate? Assessing the Potential Impact of Healthcare Reform on Commercial Real Estate, or the Deloitte Report, cites other estimates that indicate that there will be as many as 32 million new insured individuals and that the medical office space required from the increased demand will be driven by an increased need for primary care physicians, who will bear responsibility for referring new patients to specialists and for skilled nursing facilities, as patients are released from hospitals earlier, to keep stays short and economical, but still require ongoing care. This will lead to a greater need for medical office building space for both physicians and outpatient services.
•	The Deloitte Report notes that the new legislation may create consolidation in hospital systems and the expansion of concierge medical practices, which could further drive demand for medical space.
•	According to the U.S. Department of Health and Human Services, growth in national health expenditures in the United States over the coming decade is expected to grow on average 6.1% per year, Medicare spending is projected to grow on average 6.9% per year, Medicaid spending is projected to grow on average 7.9% per year, private spending is projected to grow on average 5.2% per year, spending on hospital services is projected to grow on average 6.1% per year and spending on physician and clinical services is projected to grow on average 5.4% per year.

According to Marcus and Millichap’s report, The Outlook: Healthcare Reform, A Winning Prognosis for Medical Office Investments (2009), or the 2009 Marcus and Millichap Report, technology, innovation, and research and development will play crucial roles in health care reform, providing yet another potential demand driver for medical space. Even aside from reform, the medical landscape is changing rapidly as new treatments, drugs and devices become available.

•	According to Marcus and Millichap’s National Medical Office Research Report, 2010 Outlook, or the 2010 Marcus and Millichap Report, the $787 billion American Recovery and Reinvestment Act of 2009, or ARRA, allocated approximately $19 billion to facilitate the development of electronic medical records.
•	Additionally, according to the National Institute of Health (2010), the ARRA also directed $10 billion for medical research to the National Institute of Health to be distributed in the form of grants to top researchers around the country for, among other purposes, studies comparing the effectiveness of certain drugs and treatments.
•	As a result, we believe that the ARRA will increase the demand for research and development facilities and traditional office space.
•	A new Study by Harris Interactive on behalf of the Optum Institute for Sustainable Health, surveyed 301 hospital CIOs in the United States and explored the hospital’s level of acceptance of electronic medical records. The study revealed that 87% of the hospitals surveyed are currently utilizing electronic medical records, which is a substantial improvement from the 50% in 2011.

Demographics

An incontrovertible trend persisting in the United States is that the population is getting older. The aging population is creating, and is likely to continue to create, an even larger demand for health service providers, independent of health care reform, government spending and medical innovation.

•	Thanks to the Baby Boomers reaching retirement age by 2030, almost one out of every five Americans will be 65 years or older, based on U.S. Census Bureau figures. According to the Marcus and Millichap 2009 Report, the population in the 55-plus age group alone is projected to necessitate an additional 25 million square feet of medical office building space by the end of 2013, above and beyond normal absorption trends.
•	Additionally, according to the U.S. Census Bureau (2010), the fastest growing age group in the country consists of those individuals aged 85 or older. With such a tremendous increase in the aging population, we believe that medical office space in all U.S. markets will be in demand for much of the foreseeable future.
•	According to the 2009 Marcus and Millichap Report, individuals in the 45 – 64 year old age group account for the greatest number of insured individuals and the largest group of health care users. Notwithstanding any change resulting from health care reform, it is believed that the population in this group will support the need for more medical space.
•	According to the 2012 Marcus and Millichap Report, over the next decade, the 65-plus age segment of the population will expand by roughly 36% as baby boomers make their way toward the traditional retirement years. Since roughly half of an individual’s lifetime medical expenditures occur after age 65, growth in this group stands to drive substantial gains in healthcare demand and spending.

Limited Supply

The recent economic crisis and tightening of the credit markets have deeply constrained the development of new medical office space. Despite a recent up-tick in medical space construction, the 2012 Marcus and Millichap Report estimates that approximately 6.3 million square feet of space is scheduled to be delivered in 2012. Though this reflects an increase over 2011, this figure is still 60% below the annual average from 2006 to 2008. The projected demand of as much as an additional 64 million square feet of medical space, coupled with the restricted supply, is likely to create attractive investment opportunities for us.

Recent Performance

Despite the recent economic recession, it is expected that demand for health care-related real estate will accelerate over the next several years as the trends discussed above are realized.

•	Unlike other types of real estate assets, medical properties continue to garner investors’ demands due to their exhibited resistance to the recent economic downturn. According to the 2012 Marcus and

Millichap Report, the swell in medical office building sales velocity continued throughout 2011, with 188 total transactions closing. This large increase in the number of transactions represented a 96% improvement over 2010 and an enormous 194% improvement when compared to the 2009 total. The 2011 calendar year also had a 16% boost in the total medical office building sales dollar volume from $1.896 billion in 2010 to $2.2 billion in 2011. The $2.2 billion dollar sales volume in 2011 exceeded all expectations and was the third highest total we have seen over the past 10 years.
•	According to the 2012 Marcus and Millichap Report, the medical property vacancy rate in 2011 was 11.3% and will decrease below 11% in 2012 for the first time since 2008.
•	The 2012 Marcus and Millichap Report projects that owners of better quality assets in supply-constrained markets will regain moderate pricing power for leasing rates as 2012 unfolds.
•	The 2012 Marcus and Millichap Report also stated that medical office buildings outperformed through the downturn, lending support to property values and limiting distress. As of early 2012, CMBS delinquency for medical office properties was at just 3.3%, compared with 9.2% percent across the broader office market. The 2012 Marcus and Millichap Report also stated that this disparity will persist through 2012, as only 3.4% of CMBS medical office loans post loan-to-value ratios over 90%, versus 12% for the overall office sector.
•	From the onset of the recession, the economy has shed approximately 8 million jobs. To the contrary, since 2008, healthcare employment has expanded by nearly 5%, adding approximately 765,000 jobs.
•	The Deloitte Report points out that a recent study of Fitch-rated REITs in the U.S. illustrated the strength of the healthcare real estate sector — in 2009, healthcare REITs were the only property type that did not receive a downgrade by Fitch. Fitch attributes the strength of healthcare REITs, in part, to the following: long term, stable leases; diversity of income (i.e., insurance companies, government reimbursement and private sources); and diversity of tenants, which go beyond doctor’s offices and clinics to include such tenants as assisted living facilities, pharmaceutical companies and biotechnology companies.

MANAGEMENT

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the overall management and control of our affairs. The board has retained our advisor to manage our day-to-day affairs and the acquisition and disposition of our investments on our behalf, subject to the board’s supervision. As described in greater detail under section entitled “— The Advisor” below, decisions of our advisor will be subject to the approval of our board of directors.

Our charter has been reviewed and ratified by at least a majority of our board of directors, including the independent directors. This ratification by our board of directors is required by the NASAA REIT Guidelines.

Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors but, upon commencement of this offering, may not be fewer than three nor more than ten. We have a total of five directors, including three independent directors, each of which meets the requirements of Section I.B.14 of the NASAA REIT Guidelines. An “independent director” is defined in accordance with article IV of our charter and complies with Section I.B.14 of the NASAA REIT Guidelines. Section I.B.14 of the NASAA REIT Guidelines provides that an “independent director” is one who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or advisor. A director is deemed to be associated with our sponsor or advisor if he or she: (a) owns an interest in our sponsor, our advisor, or any of their affiliates; (b) is employed by our sponsor, our advisor or any of their affiliates; (c) is an officer or director of our sponsor, our advisor, or any of their affiliates; (d) performs services, other than as a director, for us; (e) is a director for more than three REITs organized by our sponsor or advised by our advisor; or (f) has any material business or professional relationship with our sponsor, our advisor or any of their affiliates. A business or professional relationship is considered material if the gross revenue derived by the director from our sponsor and our advisor and affiliates exceeds 5% of the director’s (i) annual gross revenue, derived from all sources, during either of the last two years, or (ii) net worth, on a fair market value basis. An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law, is or has been associated with our sponsor, our advisor, any of their affiliates or us.

Our charter provides that, after we commence this offering, a majority of the directors must be independent directors except for a period of up to 60 days after the death, resignation or removal of an independent director pending the election of such independent director’s successor. There are no family relationships among any of our directors or officers, or officers of our advisor. Each director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us. Currently, each of our directors has substantially in excess of three years of relevant real estate experience. At least one of the independent directors must have at least three years of relevant real estate experience and at least one of our independent directors must be a financial expert with at least three years of financial experience.

During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer the greatest value to us, and our management will take these suggestions into consideration when structuring transactions. Each director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. Neither our advisor, any member of our board of directors nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor or any director or any of their affiliates or any transaction between us and any of them. In determining the requisite percentage in interest required to approve such a matter, any shares owned by such persons will not be included.

A vacancy on the board caused by the death, resignation or incapacity of a director or by an increase in the number of directors, within the limits described above, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. With respect to any and all vacancies on the board resulting from an increase in the size of the board, such vacancies on the board may be filled only by the affirmative vote of a majority of the stockholders. Independent directors shall nominate replacements for vacancies in the independent director positions. If at any time there are no directors in office, successor directors shall be elected by the stockholders. Each director will be bound by the charter and the bylaws.

The directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require. The directors meet quarterly or more frequently if necessary. Our directors are not required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, the directors heavily rely on our advisor. Our directors must maintain their fiduciary duty to us and our stockholders and supervise the relationship between us and our advisor. The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

Our board of directors has established policies on investments and borrowing, the general terms of which are set forth in this prospectus. The directors may establish further policies on investments and borrowings. The directors will monitor our and our advisor’s administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.

The independent directors are responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are reasonable in light of our investment performance, our net assets, our net income and the fees and expenses of other comparable unaffiliated REITs. Each such determination must be reflected in the minutes of the meeting of the board.

In addition, a majority of the directors, including a majority of the independent directors, who are not otherwise interested in the transaction must determine that any transaction with our advisor or its affiliates is fair and reasonable to us. The independent directors also are responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and is within the limits prescribed by our charter and that the provisions of the advisory agreement are being carried out. It is the duty of our board of directors to evaluate the performance of our advisor annually before deciding whether to renew the advisory agreement with our advisor. The criteria used in such evaluation will be reflected in the minutes of the meeting of the board. Specifically, the independent directors consider factors such as:

•	the amount of the fees paid to our advisor or its affiliates in relation to the size, composition and performance of our investments;
•	the success of our advisor in generating appropriate investment opportunities;
•	rates charged to other REITs, especially REITs of similar structure, and other investors by advisors performing similar services;
•	additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;
•	the quality and extent of service and advice furnished by our advisor and the performance of our investment portfolio; and
•	the quality of our portfolio relative to the investments generated by our advisor or its affiliates for its other clients.

Directors are encouraged to attend and actively participate in external seminars, conferences, panels, forums and other industry-related events that they would find helpful and relevant to their board duties. We will pay or reimburse, as applicable, each independent director the fees and expenses described below in “— Compensation to Directors” for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the company.

Neither our advisor nor any of its affiliates nor any director may vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (1) the removal of such director or American Realty Capital Healthcare Advisors, LLC as our advisor, or (2) any transaction between us and our advisor, such director or any of their respective affiliates. In determining the requisite percentage in interest of shares necessary to approve a matter on which a director, our advisor or any of their respective affiliates may not vote or consent, any shares owned by such director, our advisor or any of their respective affiliates will not be included.

Lead Independent Director

Our board of directors has appointed a lead independent director to provide an additional measure of balance, ensure the board’s independence, and enhance the board’s ability to fulfill its management oversight responsibilities. Leslie D. Michelson, the chairman of the audit committee, currently serves as the lead independent director. The lead independent director chairs meetings or executive sessions of the independent directors, reviews and comments on board of directors’ meeting agendas, represents the views of the independent directors to management, facilitates communication among the independent directors and between management and the independent directors, acts as a liaison with service providers, officers, attorneys, and other directors generally between meetings, serves as a representative and speaks on behalf of the company at external seminars, conferences, in the media and otherwise and otherwise assumes such responsibilities as may be assigned to him by the board.

The company’s management believes that having a combined chairman and chief executive officer, coupled with a majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of the board, provides the right leadership structure for the company and is best for the company and its stockholders at this time.

Committees of the Board of Directors

Our entire board of directors considers all major decisions concerning our business, including property acquisitions. However, our charter and bylaws provide that our board may establish such committees as the board believes appropriate. The board will appoint the members of each committee in the board’s discretion. Our charter and bylaws require that a majority of the members of each committee of our board is to be comprised of independent directors.

Audit Committee

Our board of directors has established an audit committee, which consists of our independent directors. The audit committee, by approval of at least a majority of the members, selects the independent registered public accounting firm to audit our annual financial statements, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. One of our independent directors, Leslie D. Michelson, qualifies as an audit committee financial expert. Our board of directors has adopted a charter for the audit committee that sets forth its specific functions and responsibilities.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age	Principal Occupation and Positions Held
Nicholas S. Schorsch	51	Chairman of the Board of Directors and Chief Executive Officer
Edward M. Weil, Jr.	45	President, Chief Operating Officer, and Secretary
W. Todd Jensen	46	Executive Vice President and Chief Investment Officer
Peter M. Budko	52	Executive Vice President
Brian S. Block	40	Executive Vice President and Chief Financial Officer
William M. Kahane	64	Director
Leslie D. Michelson	61	Independent Director
Robert H. Burns	83	Independent Director
Walter P. Lomax, Jr.	79	Independent Director

Nicholas S. Schorsch has served as the chairman of the board and chief executive officer of our company since its formation in August 2010, as chief executive officer of our advisor from August 2010 until April 2012, and as and property manager since its formation in August 2010. He has been active in the structuring and financial management of commercial real estate investments for over 23 years. Mr. Schorsch also has been the chairman of the board of ARCT since its formation in August 2007 and served as the chief executive officer of ARCT, the ARCT property manager and the ARCT advisor from their formation in August 2007 until March 2012. Mr. Schorsch has served as the chairman of the board and chief executive officer of American Realty Capital New York Recovery REIT, Inc., or NYRR, since its formation in October 2009. He also has served as the chief executive officer of the NYRR advisor and the NYRR property manager since their formation in November 2009. Mr. Schorsch has served as the chief executive officer of the advisor of Phillips Edison —  ARC Shopping Center REIT, Inc., or PE-ARC, since its formation in December 2009. He has served as the chairman of the board and chief executive officer of ARC RCA since its formation in July 2010 and chief executive officer of the ARC RCA advisor since its formation in May 2010. Mr. Schorsch has been the chairman and chief executive officer of ARCT III and the chief executive officer of the ARCT III advisor and property manager since their formation in October 2010. Mr. Schorsch has also been the chairman of the board and chief executive officer of ARC DNAV and the chief executive officer of the ARC DNAV advisor and property manager since their formation in September 2010. Mr. Schorsch also has been the chairman and chief executive officer of ARCP since its formation in December 2010, and chairman and chief executive officer of its advisor since its formation in November 2010. Mr. Schorsch also has been the chairman and chief executive officer of ARC Global DNAV since its formation in July 2011 and the chief executive officer of the ARC Global DNAV advisor and the ARC Global DNAV property manager since their formation in July 2011 and January 2012, respectively. Mr. Schorsch also has been the chairman and chief executive officer of ARCT IV and the chief executive officer of the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Schorsch also has been the interested director and chief executive officer of Business Development Corporation of America, Inc. , or BDCA, since its formation in May 2010.

From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice-chairman of American Financial Realty Trust, or AFRT, since its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group, or AFRG, and its successor corporation, now AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with an aggregate purchase price of acquired properties of approximately $5 billion. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. From approximately 1990 until the sale of his interests in Thermal Reduction in

1994, Mr. Schorsch was involved in purchasing and leasing several commercial real estate properties in connection with the growth of Thermal Reduction’s business. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer, as applicable of ARCT, ARC RCA, ARC DNAV, ARCT III, ARCP, NYRR, ARC Global DNAV, ARCT IV and BDCA, his previous experience as president, chief executive officer and vice chairman of AFRT, and his significant real estate acquisition experience make him well qualified to serve as our chairman of the board of directors.

William M. Kahane has served as a director of our company since our formation in August 2010. Mr. Kahane also served as president and chief operating officer of our company, our property manager and our advisor from August 2010 until March 2012. He has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane has served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. He also has served as a director of ARCT since August 2007. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010. He also had served as an executive officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, until March 2012. Mr. Kahane also has been a director of PE-ARC and the president, chief operating officer and treasurer of the PE-ARC advisor since their formation in December 2009. Mr. Kahane has served as a director of NYRR since its formation in October 2009 and had served as an executive officer of NYRR from October 2009 until March 2012 and as an executive officer of the NYRR advisor and property manager from their formation in November 2009 until March 2012. Mr. Kahane has served as a director of ARC DNAV and an executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until March 2012. Mr. Kahane had served as an executive officer of ARCT III from October 2010 until April 2012 and as an executive officer of the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane had served as a director and executive officer of ARCP and as an executive officer of the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane also has been an interested director of BDCA since its formation in May 2010 and, until March 2012, was the president of BDCA. Mr. Kahane also served as president and chief operating officer of the BDCA advisor from its formation in June 2010 until March 2012. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008.

Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 – 1979. From 1981 – 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as an executive officer and director of ARCT, his current experience as a director of ARC RCA, BDCA, NYRR and PE-ARC, his prior experience as an executive officer and director of ARC DNAV, ARCT III and ARCP, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate make him well qualified to serve as a member of our board of directors.

W. Todd Jensen has served as executive vice president and chief investment officer of our company since February 2011. He also has been executive vice president and chief investment officer of our advisor and our property manager since February 2011. Mr. Jensen has almost 20 years of experience in the financing and development of commercial real estate, with more than 15 of those years focused exclusively on the development, leasing and capitalization of healthcare-related real estate. Mr. Jensen worked for The DASCO Companies, as a consultant from December 2008 to January 2009 and as senior vice president from January 2009 to February 2011, focusing on helping to grow its healthcare-related real estate development business. The DASCO Companies develop, finance, lease and manage medical office buildings and outpatient facilities. During that time, Mr. Jensen established relationships with hospitals and health systems representing more than $300 million in potential development. From August 2003 to September 2008, Mr. Jensen served as senior vice president for Lauth Property Group and started, grew and managed its Healthcare Group, which he lead to become the 8th largest healthcare developer in the United States, according to Modern Healthcare Magazine, with more than $150 million in annual development volume. From 1995 to 2003, Mr. Jensen was a partner and regional vice president of Hammes Company, where he established the Mid-Atlantic and Northeast regional offices and sourced more than $315 million in development and project management work for the firm. From 1992 to 1995, Mr. Jensen worked as assistant vice president for Citicorp Securities in its Real Estate Capital Markets group. Mr. Jensen received a B.A. in Economics and Mathematics from Kalamazoo College and an MBA from University of Pennsylvania’s Wharton School.

Peter M. Budko has been the executive vice president of our company since its formation in August 2010 and the executive vice president of our advisor and property manager since their formation in August 2010. Mr. Budko also served as the executive vice president and chief investment officer of ARCT, the ARCT property manager and the ARCT advisor from their formation in August 2007 until March 2012. Mr. Budko had served as executive vice president and chief operating officer of NYRR since its formation in October 2009. He also has been the executive vice president of NYRR’s property manager and advisor since their formation in November 2009. Mr. Budko has served as the executive vice president and chief investment officer of the PE-ARC advisor since its formation in December 2009. Mr. Budko has also served as executive vice president and chief investment officer of ARCT III and the ARCT III advisor and property manager since their formation in October 2010 and executive vice president and chief investment officer of ARC RCA since its formation in July 2010. He has served as the executive vice president of the ARC RCA advisor since its formation in May 2010. Mr. Budko has been an executive officer of BDCA and the BDCA advisor since their formation in May 2010 and June 2010, respectively. Mr. Budko also has served as executive vice president and chief investment officer of ARC DNAV, its advisor and its property manager since their formation in September 2010. Mr. Budko also has been executive vice president and chief investment officer of ARCP since its formation in December 2010 and executive vice president and chief investment officer of its advisor since its formation in November 2010. Mr. Budko also has served as an executive officer of ARC Global DNAV, the ARC Global DNAV advisor and the ARC Global DNAV property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Budko also has served as executive vice president and chief investment officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. From January 2007 to July 2007, Mr. Budko was chief operating officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from February 1997 – January 2006. The Wachovia Structured Asset Finance Group structured and invested in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 – 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in Physics from the University of North Carolina.

Brian S. Block has been the executive vice president and chief financial officer of our company since our formation in August 2010 and executive vice president and chief financial officer of our advisor and property manager since their formation in August 2010. Mr. Block also had served as the executive vice president and chief financial officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 until March 2012. Mr. Block had served as executive vice president and chief financial officer of NYRR since its formation in October 2009. He also is executive vice president and chief financial officer of NYRR’s advisor and property manager since their formation in November 2009. Mr. Block has served as the executive vice president and chief financial officer of the PE-ARC advisor since its formation in December 2009. Mr. Block has served as executive vice president and chief financial officer of

ARCT III since its formation in October 2010. Mr. Block has served as executive vice president and chief financial officer of the ARCT III advisor and property manager since their formation in October 2010. Mr. Block also has been executive vice president and chief financial officer of ARC RCA since its formation in July 2010 and the ARC RCA advisor since its formation in May 2010. Mr. Block has also been executive vice president and chief financial officer of ARC DNAV since its formation in September 2010 and the ARC DNAV advisor and property manager since their formation in September 2010. Mr. Block also has been executive vice president and chief financial officer of ARCP since its formation in December 2010 and executive vice president and chief financial officer of its advisor since its formation in November 2010. Mr. Block has also served as executive vice president and chief financial officer of ARC Global DNAV, the ARC Global DNAV advisor and the ARC Global DNAV property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Block has also served as executive vice president and chief financial officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Block also has been an executive officer of BDCA and the BDCA advisor since their formation in May 2010 and June 2010, respectively. Mr. Block is responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies (excluding ARCT). He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing the American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. Mr. Block discontinued working for AFRT in August 2007. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University.

Edward M. Weil, Jr. has served as president and chief operating officer of our company since March 2012 and as executive vice president and secretary since our formation in August 2010. He has also served as an executive officer of our advisor and property manager since their formation in August 2010. Mr. Weil had served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 until March 2012. Mr. Weil has served as an executive officer of NYRR from its formation in October 2009 and as an executive officer of the NYRR property manager and the NYRR advisor since their formation in November 2009. Mr. Weil has served as the executive vice president and secretary of the PE-ARC advisor since its formation in December 2009. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as a director of ARCT III since February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager since their formation in October 2010. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director of ARC DNAV and as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Weil has served as an executive officer of ARCP since its formation in December 2010 and as a director of ARCP since March 2012. He has also served as an executive officer of the ARCP advisor since its formation in November 2010. Mr. Weil has served as an executive officer of ARC Global DNAV, the ARC Global DNAV advisor and the ARC Global DNAV property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Weil has been an executive officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Weil has served as executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has been the chief executive officer of our dealer manager since March 2010. Mr. Weil was formerly the senior vice president of sales and leasing for AFRT from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004,

Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

Leslie D. Michelson was appointed as an independent director of our company in January 2011and was appointed to lead independent director in July 2012. Mr. Michelson also has served as an independent director of BDCA since January 2011 and ARCT since January 2008. Mr. Michelson was appointed as an independent director of ARC RCA in March 2012. Mr. Michelson served as a director of ARC DNAV from August 2011 until February 2012 and as a director of NYRR from October 2009 until August 2011. Mr. Michelson has served as the chairman and chief executive officer of Private Health Management, a retainer-based primary care medical practice management company since April 2007. Mr. Michelson served as vice chairman and chief executive officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, from April 2002 until December 2006 and currently serves on its board of directors. Mr. Michelson served on the board of directors of Catellus Development Corp. from 1997 until 2004 when the company was sold to ProLogis. Mr. Michelson was a member of the audit committee of the board of directors for 5 years and served at various times as the chairman of the audit committee and the compensation committee. From April 2001 to April 2002, he was an investor in, and served as an advisor or director of, a portfolio of entrepreneurial healthcare, technology and real estate companies. From March 2000 to August 2001, he served as chief executive officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000, Mr. Michelson served as an adviser of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as chairman and co-chief executive officer of Protocare, Inc., a manager of clinical trials for the pharmaceutical industry and disease management firm. From 1988 to 1998, he served as chairman and chief executive officer of Value Health Sciences, Inc., an applied health services research firm he co-founded. Mr. Michelson had been a director of Nastech Pharmaceutical Company Inc., a NASDAQ-traded biotechnology company focused on innovative drug delivery technology, from 2004 to 2008, of Highlands Acquisition Company, an AMEX-traded special purpose acquisition company, from 2007 to 2009, of G&L Realty Corp., a NYSE-traded medical office building REIT from 1995 to 2001, and of Landmark Imaging, a privately held diagnostic imaging and treatment company from 2007 to 2010. Also since June 2004 and through the present, he has been and is a director and vice chairman of ALS-TDI, a philanthropy dedicated to curing Amyotrophic Lateral Sclerosis (ALS), commonly known as Lou Gehrig’s disease. Mr. Michelson received his B.A. from The Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976.

We believe that Mr. Michelson’s current experience as a director of ARC RCA, BDCA and ARCT, his previous experience as a member of the board of directors of ARC DNAV, NYRR and Catellus Development Corp. and his legal education make him well qualified to serve as a member of our board of directors.

Robert H. Burns was appointed as an independent director of our company in March 2012. Mr. Burns has also served as an independent director of NYRR since October 2009 and ARCT III from January 2011 to March 2012. He also has served as an independent director of ARCT since January 2008. Mr. Burns is a hotel industry veteran with an international reputation and over thirty years of hotel, real estate, food and beverage and retail experience. He founded and built the luxurious Regent International Hotels brand, which he sold in 1992. From 1970 to 1992, Mr. Burns served as chairman and chief executive officer of Regent International Hotels, where he was personally involved in all strategic and major operating decisions. Mr. Burns and his team of professionals performed site selection, obtained land use and zoning approvals, performed all property due diligence, financed each project by raising both equity and arranging debt, oversaw planning, design and construction of each hotel property, and managed each asset. Each Regent hotel typically contained a significant food and beverage element and high-end retail component, frequently including luxury goods such as clothing, jewelry, as well as retail shops. Mr. Burns opened the first Regent hotel in Honolulu, Hawaii, in 1970. From 1970 to 1979, the company opened and managed a number of prominent hotels, but gained international recognition in 1980 with the opening of The Regent Hong Kong, which had many amenities and great service to hotels in the city and attracted attention throughout the world. In all, Mr. Burns developed over 18 major hotel projects including the Four Seasons Hotel in New York City, the Beverly Wilshire Hotel in Beverly Hills, the Four Seasons Hotel in Milan, Italy, and the Four Seasons Hotel in Bali, Indonesia. Mr. Burns currently serves as chairman of Barings’ Chrysalis Emerging Markets Fund, a position he has held since 1991, and as a director of Barings’ Asia Pacific Fund, a position he has held since 1986. Additionally, he has been a member of the executive committee of the board of directors of Jazz at Lincoln Center in New York City since 2000. He also chairs the Robert H. Burns Foundation which he founded in 1992. The Robert H. Burns Foundation funds the education of Asian students at American schools. Mr. Burns frequently lectures at Stanford Business School. Mr. Burns served as a faculty member at the University of Hawaii from 1963 to 1994 and as president of the Hawaii Hotel Association from 1968 to 1970. Mr. Burns began his career in Sheraton’s Executive Training Program in 1958, and advanced within Sheraton and then within Westin Hotels from 1962 to 1963. He later spent eight years with Hilton International Hotels from 1963 to 1970. Mr. Burns graduated from the School of Hotel Management at Michigan State University in 1958 and the University of Michigan’s Graduate School of Business in 1960 after serving three years in the U.S. Army in Korea. For the past five years Mr. Burns has devoted his time to owning and operating Villa Feltrinelli on Lago di Garda, in Northern Italy, a small, luxury hotel, and working on developing hotel projects in Asia, focusing on Vietnam and China. We believe that Mr. Burns’ current experience as a director of ARCT and NYRR, his prior experience as a director of ARCT III from January 2011 until March 2012 and his experience as a real estate developer for over 40 years, during which he developed over 18 major hotel projects, make him well qualified to serve as a member of our board of directors.

Walter P. Lomax, Jr. has been an independent director of the company since January 2011. Dr. Lomax has served as a member of the board of directors of ARCP since July 2011 and an independent director of ARC DNAV since July 2011. From September 1958 through September 1990, Dr. Lomax was engaged as a physician in private practice in Philadelphia, Pennsylvania. During this time, he grew his practice from a private single physician office into Lomax Medical Associates, a multi-site group practice consisting of over 20 physicians located in five separate locations. Lomax Medical Associates provided high quality care in traditionally underserved areas. In July 1982, Dr. Lomax established Lomax Health Systems, a management company concentrating exclusively on healthcare. In 1984, Lomax Health Systems won a medical services contract to recruit physicians and physician assistants to supplement Philadelphia’s staff in the prison system. In January 1990, Dr. Lomax formed Correctional Healthcare Solutions, which specialized in the management and delivery of health services to correctional facilities. At the time of its sale in July 2000, Correctional Healthcare Solutions was providing health care in 60 correctional facilities in 16 states. From July 1989 through September 2002, Dr. Lomax was the co-founder and vice chairman of AmeriChoice, Inc., a Medicaid HMO with licenses in Pennsylvania, New Jersey and New York. In September 2002, AmeriChoice was sold to United Health Group Company. Since September 2002, Dr. Lomax has served as the chairman of The Lomax Companies, the Lomax family’s investment office, which manages a global portfolio of private equity investments with a particular emphasis on venture capital and real estate. We believe that Dr. Lomax’s current experience as a director of ARCP and ARC DNAV and ongoing real estate investments on behalf of The Lomax Companies, make him well qualified to serve as a member of our board of directors.

Other Key Employees

Sean Leahy has served as the vice president of asset management of the company since February 2012. Prior to joining the company, Mr. Leahy served as a member of the management team for Healthcare Trust of America, Inc. as a regional vice president from December 2009 until February 2012. From August 2008 to December 2009, Mr. Leahy served as managing director of Tradition Realty Advisors, or TRA. Prior to TRA, Mr. Leahy was the director of portfolio management and director of real estate for Cole Real Estate Investments from September 2003 to August 2008. From July 1999 to August 2003, Mr. Leahy served as assistant vice president for Lowe Enterprises, a national pension fund advisor. From June 1994 to July 1999, Mr. Leahy worked as a real estate consulting manager for the Phoenix office of Ernst & Young LLP (formerly Kenneth Leventhal & Company). Mr. Leahy is a licensed real estate broker and certified public accountant in the State of Arizona. Mr. Leahy received a Bachelor of Science Degree in Finance in December 1992 and a second Bachelors of Science degree in Accounting in May 2004 from the University of Arizona.

Steven Leathers has served as vice president of acquisitions of our company since February 2011. Mr. Leathers previously served as a senior member of the real estate investment management platform for Grubb & Ellis Realty Investors specializing in healthcare, where he was directly responsible for sourcing acquisitions and portfolio asset management.

John Wilkins has served as chief marketing officer and product manager of our company since October 2010. Mr. Wilkins provides the key interface between our senior management and the broker-dealer community. Mr. Wilkins began his career in the real estate industry and over the last 25 years has worked primarily in property development, asset management, consulting and distributing real estate investment products.

Compensation of Directors

We pay to each of our independent directors the fees described in the table below. All directors also receive reimbursement of reasonable out of pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director also is our employee or an employee of our advisor or any of their affiliates, we do not pay compensation for services rendered as a director.

Our board of directors also may approve the acquisition of real property and other related investments valued at $20,000,000 or less, and in which any portfolio of properties is valued in the aggregate of $75,000,000 or less, via electronic board meetings whereby the directors cast their votes in favor or against a proposed acquisition via email.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Restricted Shares
Independent Directors(2)	Additional yearly retainer of $55,000 for the lead independent director and $30,000 for each independent director; $2,000 for all meetings personally attended by the directors and $1,500 for each meeting attended via telephone; $750 per transaction reviewed and voted upon via electronic board meeting up to a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.(1)	500,000 shares of common stock will be reserved for future issuance upon the exercise of stock options that may be granted to independent directors pursuant to stock option plan. Such stock options will have an exercise price equal to $10.00 per share during such time as we are offering shares to the public at $10.00 per share and thereafter at 100% of the then-current fair market value per share. The total number of options granted will not exceed 10% of the total outstanding shares of common stock at the time of grant. To date, we have not granted any stock option awards to our independent directors.	Pursuant to our restricted share plan adopted in March 2011, each independent director will receive an automatic grant of 3,000 restricted shares on the date of each annual stockholders’ meeting. Each independent director is also granted 3,000 restricted shares of common stock on the date of initial election to the board. The restricted shares vest over a five year period following the grant date in increments of 20% per annum.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Restricted Shares
We also will pay each independent director for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the company, in the following amounts:
• $2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours, or
• $5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.
In either of the above cases, we will reimburse, to the extent not otherwise reimbursed, an independent director’s reasonable expenses associated with attendance at such external seminar, conference, panel, forum or other industry-related event. An independent director cannot be paid or reimbursed for attendance at a single external seminar, conference, panel, forum or other industry-related event by us and another company for which he or she is a director.

(1)	If there is a board meeting and one or more committee meetings in one day, the director’s fees shall not exceed $2,500 ($3,000 for the chairperson of the audit committee if there is a meeting of such committee).

(2)	An independent director who is also an audit committee chairperson will receive an additional $500 for personal attendance of all audit committee meetings.

Restricted Share Plan

We have adopted an employee and director incentive restricted share plan to:

•	furnish incentives to individuals chosen to receive restricted shares because they are considered capable of improving our operations and increasing profits;
•	encourage selected persons to accept or continue employment with our advisor and its affiliates; and
•	increase the interest of our employees, officers and directors in our welfare through their participation in the growth in the value of our common shares.

Our employee and director incentive restricted share plan will be administered by the compensation committee of our board of directors or, if no such committee exists, the board of directors. The compensation committee, as appointed by our board of directors, will have the full authority: (1) to administer and interpret the employee and director incentive restricted share plan; (2) to determine the eligibility of directors, officers and employees (if we ever have employees), employees of our advisor and its affiliates, employees of entities that provide services to us, directors of the advisor or of entities that provide services to us, certain of our consultants and certain consultants to the advisor and its affiliates or to entities that provide services to us, to receive an award; (3) to determine the number of shares of common stock to be covered by each award; (4) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the employee and director incentive restricted share plan); (5) to make determinations of the fair market value of shares; (6) to waive any provision, condition or limitation set forth in an award agreement; (7) to delegate its duties under the employee and director incentive restricted share plan to such agents as it may appoint from time to time; and (8) to make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the employee and director incentive restricted share plan, including the delegation of those ministerial acts and responsibilities as the compensation committee deems appropriate. From and after the consummation of this offering, the compensation committee will consist solely of non-executive directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of Code, qualify as an outside director for purposes of Section 162(m) of the Code. The total number of shares of common stock that may be issued under the employee and director incentive restricted share plan will not exceed 5.0% of our outstanding shares on a fully diluted basis at any time, and in any event will not exceed 7,500,000 shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Our restricted share plan provides for the automatic grant of 3,000 restricted shares of common stock to each of our independent directors, without any further action by our board of directors or the stockholders, when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

Restricted share awards entitle the recipient to shares of common stock from us under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash dividends prior to the time that the restrictions on the restricted shares have lapsed. Any dividends payable in common shares shall be subject to the same restrictions as the underlying restricted shares.

Stock Option Plan

We have adopted a stock option plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our advisor, property manager and affiliates, as well as personnel of our advisor, property manager and affiliates, and any joint venture affiliates of ours. Our stock option plan will be administered by the compensation committee of our board of directors or, if no such committee exists, the board of directors. The compensation committee, as appointed by our board of directors, will have the full authority: (1) to administer and interpret the stock option plan; (2) to authorize the granting of awards; (3) to determine the eligibility of directors, officers, advisors, consultants and other personnel, including our advisor, property manager and affiliates, as well as personnel of our advisor, property manager and affiliates, and any joint venture affiliates of ours, to receive an award; (4) to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the stock option plan); (5) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the stock option plan); (6) to prescribe the form of instruments evidencing such awards; and (7) to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the stock option plan or the administration or interpretation thereof; however, neither the compensation committee nor the board of directors may take any action under our stock option plan that would result in a repricing of any stock option without having first obtained the affirmative vote of our stockholders. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The total number of shares that may be made subject to awards under our stock option plan initially will be 500,000 (as such number may be adjusted for stock splits, stock dividends, combinations and similar events). We may not issue options or warrants to purchase shares to our advisor, our directors or any of their affiliates except on the same terms as such options or warrants, if any, are sold to the general public. Further, the amount of any options or warrants issued to our advisor, our directors or any of their affiliates cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options. See the section entitled “Investment Strategy, Objectives and Policies — Investment Limitations” in this prospectus for a description of limitations imposed by our charter on our ability to issue stock options and warrants under our stock option plan.

If any vested awards under the stock option plan are paid or otherwise settled without the issuance of common stock, or any shares of common stock are surrendered to or withheld by us as payment of all or part of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the stock option plan. If any awards under the stock option plan are cancelled, forfeited or otherwise terminated without the issuance of shares of common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the stock option plan. Shares issued under the stock option plan may be authorized but unissued shares or shares that have been reacquired by us. If the compensation committee or our board, as applicable, determines that any dividend or other distribution (whether in the form of cash, common stock or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the stock option plan, then the compensation committee or our board, as applicable, will make equitable changes or adjustments to any of or all: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award; and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee or our board, as applicable, may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the stock option plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by the compensation committee and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the stock option plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code and not payable upon a change in control, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

Compliance with the American Jobs Creation Act

As part of our strategy for compensating our independent directors, we intend to issue stock options under our stock option plan and we have issued, and we intend to issue, restricted share awards under our employee and director incentive restricted share plan, each of which is described above. Stock options or warrants to purchase shares issued to our advisor, our directors or any of their affiliates will not exceed an amount equal to 10% of the outstanding shares of our company on the date of the grant of the options and warrants. This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Section 409A of the Code.

Under Section 409A of the Code, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer payments, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements. The guidance under Section 409A of the Code provides that there is no deferral of compensation merely because the value of property (received in connection with the performance of services) is not includible in income by reason of the property being substantially nonvested (as defined in Section 83 of the Code). Accordingly, it is intended that the restricted share awards will not be considered “nonqualified deferred compensation.”

If Section 409A of the Code applies to any of the awards issued under either plan described above, or if Section 409A of the Code applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and other requirements of Section 409A of the Code, then (i) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (ii) interest at the underpayment rate plus 1% would be imposed on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture) would be imposed upon the recipient and (iii) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income. Furthermore, if the affected individual is our employee, we would be required to withhold U.S. federal income taxes on the amount deferred but includible in income due to Section 409A of the Code, although there may be no funds currently being paid to the individual from which we could withhold such taxes. We would also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of Section 409A of the Code, and if we fail to do so, penalties could apply.

We do not intend to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Section 409A of the Code, unless such award, agreement or arrangement complies with the timing and other requirements of Section 409A of the Code. It is our current belief, based upon the statute, the regulations issued under Section 409A and legislative history, that the stock options we currently intend to grant and the restricted share awards we have granted and that we currently intend to grant will not be subject to taxation under Section 409A of the Code because neither such stock options nor such restricted share awards will be considered a “nonqualified deferred compensation plan.” Nonetheless, there can be no assurances that any stock options or restricted share awards which we have granted or which hereafter may be granted will not be affected by Section 409A of the Code, or that any such stock options or restricted share awards will not be subject to income taxation under Section 409A of the Code.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, only to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our advisor or any of its affiliates and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, our advisor and its affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that the following additional conditions are met:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•	the person seeking indemnification was acting on our behalf or performing services for us; and
•	the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director, our advisor or any of its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;
•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us and/or on our behalf from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any of its affiliates in advance of final disposition of a proceeding only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;
•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;
•	the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Advisor

Our advisor is American Realty Capital Healthcare Advisors, LLC. Messrs. Weil, Block and Budko, each an executive officer of the company, also are officers, key personnel and/or members of our advisor. Our advisor’s executive offices are located at 405 Park Avenue, New York, New York 10022. Our advisor has contractual responsibility to us and our stockholders pursuant to the advisory agreement between us and our advisor. Our advisor is indirectly majority-owned and controlled by Messrs. Schorsch and Kahane.

The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)
Thomas P. D’Arcy	52	Chief Executive Officer
Edward M. Weil, Jr.	45	President, Chief Operating Officer and Secretary
W. Todd Jensen	46	Executive Vice President and Chief Investment Officer
Peter M. Budko	52	Executive Vice President
Brian S. Block	40	Executive Vice President and Chief Financial Officer

The backgrounds of Messrs. Weil, Jensen, Budko and Block are described in the “Management —  Executive Officers and Directors” section of this prospectus.

Thomas P. D’Arcy has served as the chief executive officer of our advisor since April 2012. Mr. D’Arcy has over 28 years of commercial real estate experience. Mr. D’Arcy has served as the chairman of the board of directors of Inland Real Estate Corporation, or Inland, since April 2008 and as an independent director of Inland since 2005. Prior to joining our advisor, Mr. D’Arcy served as president and chief executive officer for Grubb & Ellis Company, or Grubb & Ellis, since November 2009. He was also a member of its board of directors. Prior to Grubb & Ellis, he was a principal of Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income-producing real estate from 2004 to 2009. From 2001 to 2003, he served as president and chief executive officer of Equity Investment Group, a private real estate investment trust, and as chairman and chief executive officer of Bradley Real Estate, Inc., a NYSE-listed REIT from 1989 to 2000. Mr. D’Arcy is a graduate of Bates College.

Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including ARCT, NYRR, PE-ARC, ARC RCA, ARC DNAV, ARCT III, ARC Global DNAV, ARCP and ARCT IV. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

We may buy properties at the same time as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of our advisor. As a result, they owe duties to each of these entities, their members, limited partners and investors, which duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock.

The officers and key personnel of our advisor will spend a substantial portion of their time on activities unrelated to us. In addition to the key personnel listed above, our advisor employs personnel who have extensive experience in performing services similar to the services to be performed for us.

As of the date of this prospectus our advisor is the sole limited partner of our operating partnership.

The anticipated amount of reimbursement to our advisor for personnel costs will be evaluated on an ongoing basis. Such reimbursement will be based on a number of factors, including profitability, funds available and our ability to pay distributions from cash flow generated from operations. There was no reimbursement for compensation, including base salary, bonuses and related benefits for our executive officers for 2011 and there is not expected to be any for 2012.

The Advisory Agreement

Many of the services to be performed by our advisor in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that we expect our advisor will perform for us, and it is not intended to include all of the services that may be provided to us by third parties. Under the terms of the advisory agreement, our advisor will undertake to use its commercially reasonable efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, our advisor, either directly or indirectly by engaging a third party, shall, among other duties and subject to the authority of our board of directors:

•	find, evaluate, present and recommend to us investment opportunities involving our targeted assets consistent with our investment policies and objectives;
•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;
•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations;
•	investigate, select, and, on our behalf, engage and conduct business with such third parties as the advisor deems necessary to the proper performance of its obligations under the advisory agreement;

•	consult with our officers and board of directors and assist the board of directors in the formulating and implementing of our financial policies;
•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;
•	review and analyze each property’s operating and capital budget;
•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;
•	arrange, structure and negotiate financing and refinancing of properties;
•	enter into leases of property and service contracts for assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such assets, including the servicing of mortgages;
•	prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the SEC, IRS and other state or federal governmental agencies; and
•	arrange, structure and negotiate the disposition of investments.

The advisor may not acquire any property or finance any such acquisition, on our behalf, without the prior approval of a majority of our board of directors.

The advisory agreement had an initial term of one year, which ended on February 18, 2012 and was automatically renewed for a successive one-year term. This agreement may be renewed for an unlimited number of successive one-year periods. Upon declaration of effectiveness of the registration statement, of which this prospectus is a part, the term of the advisory agreement will begin and will continue for a period of one year. Additionally, either party may terminate the advisory agreement without cause or penalty upon 60 days’ written notice.

A majority of our independent directors may elect to terminate the advisory agreement. In the event of the termination of our advisory agreement, our advisor is required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function. In addition, upon termination of the agreement, our advisor will be entitled to a subordinated distribution upon termination, as described in the “Management Compensation” section of this prospectus.

We will pay our advisor fees and distributions and reimburse it for certain expenses incurred on our behalf; provided, however, that our advisor has agreed that (i) it will not be entitled to acquisition fees or reimbursement of acquisition expenses if there are insufficient offering proceeds or capital proceeds to pay such expenses and (ii) such expenses not paid to our advisor will not be accrued and paid in subsequent periods to the extent that there are not sufficient offering or capital proceeds to pay them.

Our advisor and its officers, employees and affiliates engage in other business ventures and, as a result, their resources are not dedicated exclusively to our business. However, pursuant to the advisory agreement, our advisor is required to devote sufficient resources to our administration to discharge its obligations. Our advisor currently has no paid employees; however, as of June 30, 2012, its affiliates had approximately 107 full-time employees, each of whom may dedicate a portion of his or her time providing services to our advisor. Our advisor is responsible for a pro rata portion of each employee’s compensation based upon the approximate percentage of time the employee dedicates to our advisor. Our advisor may assign the advisory agreement to an affiliate upon approval of a majority of our independent directors. We may assign or transfer the advisory agreement to a successor entity if at least a majority of our independent directors determines that any such successor advisor possesses sufficient qualifications to perform the advisory function and to justify the compensation payable to the advisor. Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management. Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.

For a detailed description of the fees and expense reimbursements payable to our advisor and its affiliates, see the section in this prospectus entitled “Management Compensation.” We also describe in that section our obligation to reimburse our advisor for organization and offering expenses, administrative and management services, and payments made by our advisor and its affiliates to third parties in connection with potential acquisitions.

Affiliated Companies

Property Manager

Our properties will be managed and leased initially by American Realty Capital Healthcare Properties, LLC, our property manager. Our property manager is indirectly majority-owned and controlled by Messrs. Schorsch and Kahane. Nicholas S. Schorsch serves as chief executive officer of our property manager. Edward M. Weil, Jr., our president, chief operating officer and secretary, also is the president, chief operating officer and secretary of our property manager. Brian S. Block serves as executive vice president and chief financial officer of our property manager. W. Todd Jensen serves as executive vice president and chief investment officer of our property manager. Peter M. Budko serves as executive vice president of our property manager. See the section entitled “Conflicts of Interest” in this prospectus.

Our property manager was organized in August 2010 to lease and manage properties that we or our affiliated entities acquire.

The property management and leasing agreement among us, our operating partnership and our property manager had an initial term of one year, which ended on February 18, 2012, and was automatically renewed for a successive one-year term. This agreement may be renewed for an unlimited number of successive one-year terms unless either party provides written notice of its intent to terminate at least 60 days prior to the expiration of a renewal term. We may terminate the agreement immediately due to the bankruptcy or insolvency of the property manager. We also may terminate the agreement upon written notice in the event of gross negligence or willful misconduct by the property manager.

Our property manager will hire, direct and establish policies for employees who will have direct responsibility for the operations of each real property it manages, which may include on-site managers and building and maintenance personnel. Certain employees of our property manager may be employed on a part-time basis and also may be employed by our advisor, our dealer manager or certain companies affiliated with them. The property manager also directs the purchase of equipment and supplies, and supervises all maintenance activity, for our properties.

The fees payable to our property manager under the property management and leasing agreement are described in detail in the section captioned “Management Compensation” below. The fees we will pay to our property manager will include, without additional expense to us, all of our property manager’s general overhead costs. The principal office of the property manager is located at 405 Park Avenue, New York, New York 10022.

Dealer Manager

Realty Capital Securities, LLC (CRD #145454), our dealer manager, is a member firm of FINRA. Our dealer manager was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital, its affiliates and its predecessors.

Our dealer manager provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It also may sell a limited number of shares at the retail level. The compensation we will pay to our dealer manager in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares.” Our dealer manager also serves as dealer manager for NYRR, PE-ARC, ARC RCA, ARC DNAV, ARC Global DNAV, ARCT III, United Development Funding IV, Business Development Corporation of America and ARCT IV.

Our dealer manager is a wholly owned subsidiary of AR Capital, LLC (formerly known as American Realty Capital II, LLC). Accordingly, our dealer manager is indirectly majority-owned and controlled by Messrs. Schorsch and Kahane. Our dealer manager is an affiliate of both our advisor and the property manager. See the section entitled “Conflicts of Interest” in this prospectus.

The current officers of Realty Capital Securities, LLC are:

Name	Age	Position(s)
Edward M. Weil, Jr.	45	Chief Executive Officer
Louisa Quarto	44	President
Kamal Jafarnia	46	Executive Vice President and Chief Compliance Officer
Alex MacGillivray	50	Executive Vice President and National Sales Manager

The background of Mr. Weil is described in the “Management — Executive Officers and Directors” section of this prospectus and the backgrounds of Ms. Quarto and Messrs. Jafarnia and MacGillivray are described below:

Louisa Quarto has been the president of our dealer manager since September 2009. Ms. Quarto served as senior vice president and chief compliance officer for our dealer manager from May 2008 until February 2009, as executive managing director from November 2008 through July 2009 and co-president from July 2009 through August 2009. Ms. Quarto also has been senior vice president for American Realty Capital Advisors, LLC since April 2008. Ms. Quarto’s responsibilities for our dealer manager include overseeing sales, national accounts, operations and compliance activities. From February 1996 through April 2008, Ms. Quarto was with W. P. Carey & Co. LLC and its broker dealer subsidiary, Carey Financial LLC, beginning as an associate marketing director in 1996, becoming second vice president in 1999, vice president in 2000 and senior vice president in 2004. From July 2005 through April 2008 Ms. Quarto served as executive director and chief management officer of Carey Financial where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms. Quarto earned a B.A. from Bucknell University and an M.B.A. in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and chair of its Finance Committee.

Kamal Jafarnia has been the executive vice president and chief compliance officer of our dealer manager since February 2009. Mr. Jafarnia has served as a senior vice president of American Realty Capital since November 2008. From March 2008 to October 2008, Mr. Jafarnia served as executive vice president of Franklin Square Capital Partners and as chief compliance officer of FB Income Advisor, LLC, the registered investment adviser to Franklin Square’s proprietary offering, where he was responsible for overseeing the regulatory compliance programs for the firm. From May 2006 to March 2008, Mr. Jafarnia was assistant general counsel and chief compliance officer for Behringer Harvard and Behringer Securities, LP, respectively, where he coordinated the selling group due diligence and oversaw the regulatory compliance efforts. From September 2004 to May 2006, Mr. Jafarnia worked as vice president of CNL Capital Markets, Inc. and chief compliance officer of CNL Fund Advisors, Inc. Mr. Jafarnia earned a B.A. from the University of Texas at Austin and a J.D. from Temple University School of Law in Philadelphia, Pennsylvania. He received his Masters of Laws degree in Securities and Financial Regulation at the Georgetown University Law Center in Washington, DC in February 2011. Mr. Jafarnia holds FINRA Series 6, 7, 24, 63 and 65 licenses.

Alex MacGillivray has been the senior vice president and national sales manager of our dealer manager since June 2009. Mr. MacGillivray was promoted to executive vice president in January 2010. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing, and managing the distribution of all products offered by our dealer manager. From January 2006 to December 2008, he was a director of sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. From December 2003 to January 2006, he was a national sales manager at Lincoln Financial, overseeing a team focused on variable annuity sales. From June 1996 to October 2002, he was a senior sales executive at AXA Equitable, initially as division sales manager, promoted to national sales manager, and promoted again to chief executive officer and president of

AXA Distributors, with responsibility for variable annuity and life insurance distribution. From February 1992 to May 1996, Mr. MacGillivray was a regional vice president at Fidelity Investments with responsibility for managing the sales and marketing of mutual funds to broker-dealers. While at Fidelity Investments, he was promoted to senior vice president and district sales manager in 1994. From October 1987 to 1990, Mr. MacGillivray was a regional vice president at Van Kampen Merritt where he represented mutual funds, unit investment trusts, and closed end funds. Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.

Investment Decisions

The primary responsibility for the investment decisions of our advisor and its affiliates, the negotiation for these investments, and the property management and leasing of these investment properties through our property manager resides with Nicholas S. Schorsch, Edward M. Weil, Jr., Thomas P. D’Arcy, W. Todd Jensen, Peter M. Budko and Brian S. Block. Our advisor seeks to make investments on our behalf that satisfy our investment objectives. To the extent we invest in properties, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, or if an asset is acquired from our advisor, one or more of our directors, our sponsor or any of its affiliates, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors.

Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value. We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

Certain Relationships and Related Transactions

Advisory Agreement.  We entered into an advisory agreement with our advisor on February 18, 2011, as amended from time to time, pursuant to which our advisor manages our day-to-day operations. We will pay our advisor and its affiliates certain fees, distributions and expense reimbursements pursuant to the advisory agreement. See the sections entitled “— The Advisor — Advisory Agreement” and “Management Compensation” for a description of such fees, distributions and expense reimbursements.

Edward M. Weil, Jr., our president, chief operating officer, secretary and a director, also is the president, chief operating officer and treasurer of our advisor. Messrs. Schorsch and Kahane are indirect majority owners of our advisor. W. Todd Jensen, our executive vice president and chief investment officer, also is executive vice president and chief investment officer of our advisor. Peter M. Budko, our executive vice president, also is executive vice president of our advisor. Brian S. Block, our executive vice president and chief financial officer, also is the executive vice president and chief financial officer of our advisor. For a further description of this agreement, see the sections entitled “— The Advisor,” “Management Compensation” and “Conflicts of Interest” in this prospectus.

Property Management and Leasing Agreement.  We entered into a property management and leasing agreement with our property manager on February 18, 2011. We will pay our property manager certain fees and expense reimbursements pursuant to this property management and leasing agreement. See the sections entitled “— Property Manager” and “Management Compensation” for a description of such fees and expense reimbursements.

Dealer Manager Agreement.  We have entered into a dealer manager agreement with our dealer manager. Nicholas S. Schorsch, our chief executive officer and chairman of our board of directors, and William M. Kahane, a director, together indirectly own a majority of the ownership and voting interests of our dealer manager. For a description of this agreement, including the commissions, fees and expense reimbursement payable to our dealer manager pursuant to this agreement, see the sections entitled “— Affiliated Companies — Dealer Manager,” “Management Compensation,” “Plan of Distribution” and “Conflicts of Interest” in this prospectus.

MANAGEMENT COMPENSATION

We have no paid employees. Our advisor and its affiliates manage our day-to-day affairs. We will reimburse our advisor for compensation, including salary, bonuses and related benefits, paid to our named executive officers. The following table summarizes all of the compensation and fees we pay to our advisor and its affiliates, including amounts to reimburse their costs in providing services to us. In the sole discretion of our advisor, our advisor may elect to have certain fees and commissions paid, in whole or in part, in cash or shares of our common stock. The selling commissions may vary for different categories of purchasers. See the section entitled “Plan of Distribution” in this prospectus. This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fee. No effect is given to any shares sold through our DRIP.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
	Organizational and Offering Stage
Selling Commission(1)	We will pay to our dealer manager 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our DRIP. Our dealer manager will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by these participating broker-dealer, with 2.5% thereof paid at the time of the sale and 1% thereof paid on each anniversary of the closing of the sale up to and including the fifth anniversary of the closing of the sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering.	$105,000,000 (assuming we pay 7% of gross proceeds) or $112,500,000 (assuming we pay 7.5% of gross proceeds)
Dealer Manager Fee(1)	We will pay to our dealer manager 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our DRIP. Our dealer manager may reallow up to 1.5% of gross offering proceeds it receives as dealer manager fees to participating broker-dealers.	$45,000,000
Organization and Offering Expenses	We will reimburse our advisor up to 1.5% of gross offering proceeds for organization and offering expenses, which may include reimbursements to our advisor for other organization and offering expenses that it incurs for due diligence fees included in detailed and itemized invoices.(2)	$22,500,000

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Operational Stage
Acquisition Fees	We will pay to our advisor or its assignees 1.0% of the contract purchase price of each property acquired (including our pro rata share of acquisition expenses and any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of acquisition expenses and any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment, but exclusive of acquisition fees and financing coordination fees.	$13,275,000 (or $26,550,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $53,100,000 assuming the maximum leverage of approximately 75% permitted by our charter)
Once the proceeds from this offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees (as described below) shall not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired.(3)(4)

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Acquisition Expenses	We will reimburse our advisor for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of our advisor and the corresponding payroll and payroll-related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire or originate, as applicable, the investment. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to that property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to that investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment or any reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to that property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to that investment), unless a majority of the board of directors (including a majority of the independent directors not otherwise interested in the transaction) approves the acquisition fees and acquisition expenses and determines the transaction to be commercially competitive, fair and reasonable to us.	$6,637,500 (or $13,275,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $26,550,000 assuming the maximum leverage of approximately 75% permitted by our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Asset Management Fees	We will pay our advisor or its assignees a fee equal to 0.75% per annum of average invested assets. For purposes of this prospectus, “average invested assets” means, for any period, the average of the aggregate book value of our assets invested, directly or indirectly, in properties, mortgage loans and other debt financing investments and other real estate-related investments permitted under our charter secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period; provided, however, that the asset management fee shall be reduced by any amounts payable to our property manager as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of average invested assets. This fee will be payable on the first business day of each month for the respective current month in the amount of 0.0625% of average invested assets as of such date, adjusted for appropriate closing dates for individual investments. This fee shall be payable, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. The amount of the asset management fee will be reduced to the extent that FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such asset management fee is payable, is less than the distributions paid with respect to the six month period. For purposes of this determination, FFO, as adjusted, is FFO (as defined by NAREIT), adjusted to add back (i) acquisition fees and related expenses and (ii) non-cash restricted stock grant amortization, if any. FFO, as adjusted, is not the same as FFO.(5)	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Property Management and Leasing Fees	If our property manager or an affiliate provides property management and leasing services for our properties, we will pay fees equal to (a) with respect to stand-alone, single-tenant net leased properties, 1.5% of gross revenues from the properties managed, and (b) with respect to all other types of properties, 2.5% of gross revenues from the properties managed. We also will reimburse the property manager and its affiliates for property-level expenses that any of them pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. Our property manager or an affiliate may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay our property manager an oversight fee equal to 1.0% of the gross revenues of the property managed. In no event will we pay our property manager or any affiliate both a property management fee and an oversight fee with respect to any particular property.	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.
Operating Expenses	We will reimburse our advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets and (ii) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.(6)	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain and use to finance properties or other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties or other permitted investments, we will pay the advisor or its assignees a financing coordination fee equal to 1.0% of the amount available and/or outstanding under that financing, including any assumed debt, subject to certain limitations. The advisor may reallow some of or all this financing coordination fee to reimburse third parties with whom it may subcontract to procure such financing.	$13,275,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $39,825,000 assuming the maximum leverage of approximately 75% permitted by our charter.
Once the proceeds from this offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees shall not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired.(7)
Restricted Stock Awards	We have established an employee and director incentive restricted share plan pursuant to which our directors, officers and employees (if we ever have employees), employees of our advisor and its affiliates, employees of entities that provide services to us, directors of our advisor or of entities that provide services to us, certain of our consultants and certain consultants to our advisor and its affiliates or entities that provide services to us may be granted incentive awards in the form of restricted stock.	Restricted stock awards under our employee and director incentive restricted share plan may not exceed 5.0% of our outstanding shares on a fully diluted basis at any time, and in any event will not exceed 7,500,000 shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Compensation and Restricted Stock Awards to Independent Directors	We pay to our lead independent director a retainer of $55,000 per year in addition to the retainer of $30,000 per year that we pay to all of our independent directors, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee), $750 for each meeting the director attends virtually and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). We also will pay each independent director for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the company, in the following amounts:	The independent directors, as a group, will receive for a full fiscal year: (i) estimated aggregate compensation of approximately $132,000 and (ii) 9,000 restricted shares of common stock.
• $2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours, or
• $5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.
In either of the above cases, we will reimburse, to the extent not otherwise reimbursed, an independent director’s reasonable expenses associated with attendance at such external seminar, conference, panel, forum or other industry-related event. An independent director cannot be paid or reimbursed for attendance at a single external seminar, conference, panel, forum or other industry-related event by us and another company for which he or she is a director.
Each independent director also is entitled to receive an award of 3,000 restricted shares of common stock under our employee and director incentive restricted share plan when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of a property in which our advisor or its affiliate or agent provides a substantial amount of services, we will pay such entity a real estate commission equal to 2.0% of the contract sales price of that property, but in no event will that commission be greater than one-half of the total brokerage commission if a brokerage commission is paid to a third-party broker in addition to the real estate commission paid to our advisor or its affiliate or agent; provided, however, that in no event may the sum of the real estate commissions paid to our advisor and its affiliates and agents and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission in light of the size, type and location of the property.(8) Substantial assistance in connection with the sale of a property includes the preparation of an investment package for the property (including an investment analysis, a property description and other due diligence information) or certain other substantial services performed by the advisor or its affiliate or agent in connection with a sale.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange at the time of sale)(9)	Our advisor or its assignees will receive from time to time, when available, 15% of remaining Net Sale Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Distribution (payable only if we are listed on an exchange, which we have no intention to do at this time)(10)	Our advisor or its assignees will receive 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its affiliates’ incentive compensation.	Not determinable at this time. There is no maximum amount of this distribution.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (150,000,000 shares)
Subordinated Distribution upon Termination of the Advisory Agreement	Upon termination or non-renewal of the advisory agreement, our advisor or its assignees will receive distributions from our operating partnership payable in the form of a non-interest bearing promissory note. In addition, our advisor or its assignees may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.(11)	Not determinable at this time. There is no maximum amount of this distribution.

Through March 31, 2012, we incurred from our dealer manager $13.1 million in selling commissions and dealer manager fees related to this offering and incurred $4.1 million from our advisor for other organization and offering costs related to this offering. As of March 31, 2012, we had accrued and unpaid selling commissions, dealer manager fees and offering and related costs payable to our advisor and dealer manager, as applicable, of $0.3 million. Through March 31, 2012, we incurred and paid to our advisor and property manager as applicable, $3.2 million in acquisition fees, $1.3 million in financing coordination fees and $0.2 million in asset management fees.

Historically, due to the apparent preference of the public markets for self-managed companies, non-traded REITs have engaged in internalization transactions (an acquisition of management functions by us from our advisor) pursuant to which they became self-managed prior to listing their securities on national securities exchanges. These internalization transactions can result in significant payments to affiliates of the advisor irrespective of the returns shareholders have received. We may engage in an internalization transaction and become self-managed in the future. Our charter and advisory agreement provide that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization transaction in the future.

(1)	Selling commissions and the dealer manager fee will equal 7% and 3% of aggregate gross proceeds, respectively. Each is payable to our dealer manager. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. The value of such items will be considered underwriting compensation in connection with this offering, and the corresponding payments of our dealer manager fee will be reduced by the aggregate value of such items. The combined selling commissions, dealer manager fee and such non-cash compensation will not exceed 10% of gross proceeds of this offering, which is referred to as FINRA’s 10% cap.

Our dealer manager will repay to the company any excess payments made to our dealer manager over FINRA’s 10% cap if the offering is abruptly terminated before reaching the maximum amount, of offering proceeds. Our dealer manager, in its sole discretion, intends to reallow selling commissions of up to 7% of aggregate gross offering proceeds to unaffiliated broker-dealers participating in this offering attributable to the amount of shares sold by them. In addition, our dealer manager may reallow up to 1.5% of gross offering proceeds it receives as dealer manager fees to participating dealers as marketing fees, based upon such factors as the volume of sales of such participating dealers, the level of marketing support provided by such participating dealers and the assistance of such participating dealers in marketing the offering, or to reimburse representatives of such participating dealers for the costs and expenses of attending our educational conferences and seminars. The amount of selling commissions may often be reduced under certain circumstances for volume discounts. Our dealer manager anticipates, based on its past experience, that, on average, it will reallow 1% of the dealer manager fee to participating broker-dealers. See the section entitled “Plan of Distribution” in this prospectus for a description of such provisions.

(2)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with this offering, including our legal, accounting, printing, mailing and filing fees, charge of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse our advisor for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of this offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will not be reimbursed for the direct payment of such organization and offering expenses that exceed 1.5% of the aggregate gross proceeds of this offering, which may include reimbursements to our advisor for other organization and offering expenses for due diligence fees included in a detailed and itemized invoice. In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of these fees in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in this offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value.
(3)	In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of these fees in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in this offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value.
(4)	The acquisition fee will only be payable with respect to reinvestment only if during the period ending two years after this close of the offering, we sell an asset and then reinvest in assets; in this event we will pay our advisor 1.0% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment); provided, however, that in no event shall the aggregate acquisition fees and expenses (including any financing coordination fee) paid in respect of such reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).
(5)	Since the advisor will be reimbursed for its expenses in connection with providing asset management services, the amount of asset management fees will be a profit to the advisor. The asset management fee may be paid, at the discretion of our advisor in cash, common stock or restricted stock grants, or any combination thereof. See footnote 3 above.
(6)	Operating expenses will include reimbursement our advisor for personnel costs, including certain salaries and benefits payable to our officers who are also executive officers, key personnel and/or members of our advisor. See the section entitled “Management” in this prospectus. No reimbursement for compensation, including base salary, bonuses and related benefits for our executive officers was paid in 2011 nor is expected to be paid in 2012.
(7)	In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. See footnote 3 above.
(8)	In the sole discretion of our advisor, our advisor may elect to have these fees paid, in whole or in part, in cash or shares of our common stock. See footnote 3 above.
(9)	Neither our advisor nor any of its affiliates can earn both the subordinated participation in net sale proceeds and the subordinated incentive listing distribution. The subordinated incentive listing distribution will be paid in the form of a non-interest bearing promissory note that will be repaid from the net sale proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock or cash. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any subordinated participation in net sale proceeds becoming due and payable to the advisor or its assignees hereunder shall be reduced by the amount of any distribution made to American Realty Capital Healthcare Special Limited Partnership, LLC pursuant to the limited partnership agreement of our operating partnership. Any portion of the subordinated participation in net sale proceeds that our advisor receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing distribution. In no event will the amount paid to our advisor under the promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.
(10)	The market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive listing distribution in the form of stock, cash, a promissory note or any combination thereof. If any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing distribution, then we will not be required to pay the advisor any further subordinated participation in net sale proceeds.
(11)	The subordinated distribution upon termination, if any, will be payable in the form of a non-interest bearing promissory note equal to (A) 15.0% of the amount, if any, by which (1) the sum of (w) the fair market value (determined by appraisal as of the termination date) of our investments on the termination date, less (x) any loans secured by such investments, plus (y) total distributions paid through the termination date on shares issued in offerings through the termination date, less (z) any amounts distributable as of the termination date to limited partners who received OP Units in connection with the acquisition of any investments upon the liquidation or sale of such investments (assuming the liquidation or sale of such investments on the termination date), exceeds (2) the sum of the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the termination date to purchase or redeem any shares of our common stock purchased in an offering pursuant to our share repurchase plan or otherwise) and the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 6.0% cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the termination date, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing distribution. In addition, at the time of termination, our advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing or another liquidity event occurs, including a liquidation or the sale of all or substantially all our investments (regardless of the form in which such sale shall occur). If our advisor elects to defer its right to receive a subordinated distribution upon termination and there is a listing of the shares of our common stock on a national securities exchange or the receipt of our stockholders of securities that are listed on a national securities exchange in exchange for our shares of common stock in a merger or any other type of transaction, then our advisor will be entitled to receive a subordinated distribution upon termination in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (u) the fair market value (determined by appraisal as of the date of listing) of the investments owned as of the termination date, less (v) any loans secured by such investments owned as of the termination date, plus (w) the fair market value (determined by appraisal as of the date of listing) of the investments acquired after the termination date for which the advisor would have been entitled to receive an acquisition fee (collectively, the “included assets”), less (x) any loans secured by the included assets, plus (y) total distributions paid through the date of listing on shares of our common stock issued in offerings through the termination date, less (z) any amounts distributable as of the date of listing to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of listing), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of listing to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 6.0% cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of listing, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing distribution.

If our advisor elects to defer its right to receive a subordinated distribution upon termination and there is another liquidity event, then our advisor will be entitled to receive a subordinated distribution upon termination in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (u) the fair market value (determined by appraisal as of the date of such other liquidity event) of the investments owned as of the termination date, less (v) any loans secured by such investments owned as of the termination date, plus (w) the fair market value (determined by appraisal as of the date of such other liquidity event) of the included assets, less (x) any loans secured by the included assets, plus (y) total distributions paid through the date of the other liquidity event on shares of our common stock issued in offerings through the termination date, less (z) any amounts distributable as of the date of the other liquidity event to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of the other liquidity event), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of the other liquidity event to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual 6.0% cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of the other liquidity event, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing distribution. If our advisor receives the subordinated incentive listing distribution, neither it nor any of its affiliates would be entitled to receive subordinated distributions of net sales proceeds or the subordinated distribution upon termination.

If our advisor receives the subordinated distribution upon termination, neither it nor any of its affiliates would be entitled to receive any more of the subordinated participation in net sale proceeds or the subordinated incentive listing distribution. There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive.

PRINCIPAL STOCKHOLDERS

The following table provides, as of the date of this prospectus, information regarding the number and percentage of shares of our common stock beneficially owned by each director, each executive officer, all directors and executive officers as a group and any person known to us to be the beneficial owner of more than 5% of our outstanding shares. As of June 30, 2012, we had 6,305 stockholders of record and 22,653,698 shares of common stock outstanding, including unvested restricted shares. Beneficial ownership includes outstanding shares and shares which are not outstanding, but that any person has the right to acquire within 60 days after the date of this prospectus. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as otherwise provided, the person named in the table has sole voting and investing power with respect to all shares beneficially owned by him.

Name of Beneficial Owner(1)	Number of Shares		Percentage**
American Realty Capital Healthcare Special Limited Partnership, LLC(2)	20,000		*
Nicholas S. Schorsch	—		—
William M. Kahane	—		—
Peter M. Budko	—		—
Brian S. Block	—		—
Edward M Weil, Jr.	—		—
W. Todd Jensen	—		—
Leslie D. Michelson	6,012	(3)	*
Walter P. Lomax, Jr.	15,528	(4)	*
Robert H. Burns	6,000	(5)	*
All directors and executive officers as a group (8 persons)	47,540	(6)	*

* Less than 1%

(1)	The business address of each individual or entity listed in the table is 405 Park Avenue, New York, New York 10022.
(2)	American Realty Capital Healthcare Special Limited Partnership, LLC is 100% owned by American Realty Capital V, LLC, which is directly or indirectly owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch and William M. Kahane.
(3)	Includes 6,000 restricted shares held by Mr. Michelson which vest annually over a five-year period in equal installments beginning with the anniversary of the date of grant and twelve shares of common stock issued under our DRIP.
(4)	Includes 6,000 restricted shares held by Dr. Lomax, Jr. which vest annually over a five-year period in equal installments beginning with the anniversary of the date of grant.
(5)	Includes 6,000 restricted shares held by Mr. Burns which vest annually over a five-year period in equal installments beginning with the anniversary of the date of grant.
(6)	Includes 20,000 shares held by American Realty Capital Healthcare Special Limited Partnership, LLC. See footnote 2.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our advisor and its affiliates, including conflicts related to the arrangements pursuant to which our advisor and its affiliates will be compensated by us. Our agreements and compensation arrangements with our advisor and its affiliates were not determined by arm’s-length negotiations. See the section entitled “Management Compensation” in this prospectus. Some of the conflicts of interest in our transactions with our advisor and its affiliates, and the limitations on our advisor and its affiliates adopted to address these conflicts, are described below.

Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including ARCT, a Maryland corporation organized on August 17, 2007, NYRR, a Maryland corporation organized on October 6, 2009, PE-ARC, a Maryland corporation organized on October 13, 2009, ARC RCA, a Maryland corporation organized on July 29, 2010, ARC DNAV, a Maryland corporation organized on September 10, 2010, ARCT III, a Maryland corporation organized on October 15, 2010, ARC Global DNAV, a Maryland corporation organized on July 13, 2011, ARCT IV, a Maryland corporation organized on February 14, 2012, and ARCP, a Maryland corporation organized on December 2, 2010. Business Development Corporation of America is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act which was organized on May 5, 2010.

ARCT filed its initial registration statement with the SEC on September 10, 2007 which became effective on January 25, 2008. ARCT closed its initial public offering in July 2011. As of June 15, 2012, ARCT had received aggregate gross offering proceeds of $1.7 billion from the sale of 179.4 million shares in its initial public offering. On March 1, 2012, ARCT internalized the management services previously provided by its advisor and ARCT’s common stock was listed on The NASDAQ Global Select Market under the symbol “ARCT.” As of June 30, 2012, ARCT had acquired 486 properties. As of June 30, 2012, ARCT had total real estate investments, at cost, of $2.1 billion. NYRR filed its initial registration statement with the SEC on November 12, 2009, which became effective on September 2, 2010. To date, NYRR had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). As of June 30, 2012, NYRR had received aggregate gross proceeds of $98.5 million, which includes 9.8 million shares from the sale of common stock in its public offering and $1.6 million from its distribution reinvestment plan. As of June 30, 2012, there were 11.9 million shares of NYRR common stock outstanding, including restricted stock, converted preferred shares, and shares issued under its distribution reinvestment plan. As of June 30, 2012, NYRR had acquired 11 commercial properties. As of June 30, 2012, NYRR had total real estate investments, at cost, of $181.6 million. PE-ARC filed its initial registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. As of June 30, 2012, PE-ARC had received aggregate gross offering proceeds of $54.0 million, which includes the sale of 5.5 million shares of common stock in its public offering and $0.5 million from its distribution reinvestment plan. As of June 30, 2012, PE-ARC had acquired 14 properties and had total approximate real estate investments at cost of $138.6 million, all held through a 54% owned joint venture. ARC RCA filed its registration statement with the SEC on September 14, 2010 and became effective on March 17, 2011. As of June 30, 2012, ARC RCA had received aggregate gross proceeds of $3.0 million from the sale of 0.3 million shares in its public offering. As of June 30, 2012, ARC RCA had acquired one property for a purchase price of $21.6 million. ARCT III filed its registration statement with the SEC on November 3, 2010 and became effective on March 31, 2011. As of June 30, 2012, ARCT III had received aggregate gross offering proceeds of $910.6 million, which includes the sale of 91.2 million shares in its public offering and $4.5 million from its distribution reinvestment plan. As of June 30, 2012, ARCT III had acquired 181 commercial properties, for a purchase price of $517.7 million. ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of June 30, 2012, ARC DNAV had received aggregate gross offering proceeds of $6.4 million, from the sale of 0.7 million shares in its public offering. As of June 30, 2012, ARC DNAV had acquired six commercial properties, for a purchase price of $25.2 million. ARCP closed its initial public offering on September 6, 2011. ARCP’s common stock is listed on The NASDAQ Capital Market under the symbol “ARCP.” As of June 30, 2012 ARCP has received $121.0 million of proceeds from the sale of common stock. As of June 30, 2012, ARCP had acquired 120 commercial properties, for a purchase price of $222.0 million. ARC Global DNAV filed its registration statement with the SEC on October 27, 2011 and became effective on April 20, 2012. As of June 30, 2012, ARC Global DNAV had received aggregate gross offering proceeds of $0.2 million, from the sale of 22,222 shares in its public offering and had not purchased any properties. ARCT IV filed its registration statement with the SEC on March 22, 2012 and became effective on June 8, 2012. As of June 30, 2012, ARCT IV had received aggregate gross offering proceeds of $0.2 million, from the sale of 8,888 shares in its public offering and had not purchased any properties.

None of the investment objectives of these affiliated programs are similar to our investment objectives, which aim to acquire primarily medical office buildings and healthcare-related facilities.

The officers and key personnel of our advisor are expected to spend a substantial portion of their time on activities unrelated to us, which may significantly reduce the amount of time to be spent by such officers and key personnel on activities related to us. Each of the officers and key personnel, including Messrs. Schorsch and Weil, is currently expected to spend a portion of their time on our behalf. In addition to the key personnel listed above, our advisor employs personnel who have extensive experience in managing REITs similar to us and selecting and managing commercial properties similar to the properties sought to be acquired by us. Based on our sponsor’s experience in sponsoring NYRR, PE-ARC, ARC RCA, ARCT III, ARC DNAV, ARC Global DNAV and ARCT IV, all of which are non-traded REITs that are in their operational stage, and ARCT, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

In addition, certain of our executive officers, Messrs. Schorsch and Weil also are officers of one or more affiliated entities, including our advisor, our property manager, our dealer manager and other affiliated entities, including the advisor and property manager of other REITs sponsored by the American Realty Capital group of companies, many of which are in the development stage.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, as described below, given that two of the American Realty Capital-sponsored REITs, are in the development phase, and six of the American Realty Capital-sponsored REITs, including us, have registration statements that became effective in the past 18 months, in which our executive officers are involved, and will have concurrent and/or overlapping fundraising, acquisition, operational and disposition and liquidation phases, conflicts of interest related to these REITs will arise throughout the life of our company with respect to, among other things, finding investors, locating and acquiring properties, entering into leases and disposing of properties. The conflicts of interest each of our executive officers and each officer of our advisor will face may delay our fund raising and investment of our proceeds due to the competing time demands.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties to, affiliated entities, (c) the timing and terms of the investment in or sale of an asset, (d) development of our properties by affiliates, (e) investments with affiliates of our advisor, (f) compensation to our advisor, and (g) our relationship with our dealer manager and property manager. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

Although certain of our executive officers face conflicts of interest as a result of the foregoing, the following factors tend to ameliorate the effect of the resulting potential conflicts of interest. Our fundraising, including finding investors, will be handled principally by our dealer manager, with our executive officers’ participation limited to participation in sales seminars. As described below, our dealer manager has a sales team that includes 90 professionals, as well as a wholesaling team for each offering dedicated to that offering, which it believes is adequate and structured in a manner to handle sales for all of the offerings for which it is the dealer manager. Some of the American Realty Capital-sponsored REITs have sub-advisors or dedicated management teams who have primary responsibility for investment activities of the REIT, which may mitigate some of these conflicts of interest. Five senior members, four of which are our executive officers and the fifth of which is our director, collectively indirectly own interests in the dealer manager and the sponsors or co-sponsors of the American Realty Capital-sponsored investment programs. Controlling interests in the dealer manager and the sponsors or co-sponsors of the American Realty Capital-sponsored investment programs are owned by Nicholas S. Schorsch and William M. Kahane. See the organizational chart in this section below. These members share responsibility for overseeing key management functions, including general management, investing, asset management, financial reporting, legal and accounting activities, marketing strategy and investor relations. This “bench” of senior members provides depth of management and is designed with succession planning in mind. Nonetheless, the competing time commitments resulting from managing multiple development stage REITs may impact our investment activities and our executive officers’ ability to oversee these activities.

We will compete for investors with other American Realty Capital-sponsored programs, which offerings will be ongoing during a significant portion of our offering period. The overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.

We may buy properties at the same time as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of our advisor. As a result, they owe duties to each of these entities, their members and limited partners and these investors and others to whom they provide services, which duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a discussion of the restrictions included in our charter relating to limits placed upon our directors, officers and certain of our stockholders, see the section of this prospectus captioned “— Certain Conflict Resolution Procedures.” In addition, for a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs

Affiliates of our officers and entities owned or managed by such affiliates may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, affiliates of our officers and entities owned or managed by such affiliates may form additional real estate investment entities in the future, whether public or private, which can be expected to have the same investment objectives and policies as we do and which may be involved in the same geographic area, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered. Except as provided below under the caption “— Certain Conflict Resolution Procedures,” our advisor and its affiliates and affiliates of our officers are not obligated to present to us any particular investment opportunity that comes to their attention, unless such opportunity is of a character that might be suitable for investment by us. Our advisor and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other affiliated real estate programs.

Any affiliated entity of the advisor, whether or not currently existing, could compete with us in the sale or operation of the properties. We will seek to achieve any operating efficiency or similar savings that may result from affiliated management of competitive properties. However, to the extent that affiliates of our advisor own or acquire a property that is adjacent, or in close proximity, to a property we own, our property may compete with such affiliate’s property for tenants or purchasers.

Every transaction that we enter into with our advisor or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against our advisor or any of its affiliates in the event of a default by or disagreement with our advisor or any of its affiliates or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates.

We do not believe that any of our other affiliated programs are in direct competition with this program.

Affiliated Transactions Best Practices Policy

On March 17, 2011, all of the members of the board of directors voted affirmatively to approve our affiliated transactions best practices policy, which provides that we may not enter into any co-investments or any other business transaction with, or make loans or provide other funding to, directly or indirectly, any other investment program or other entity sponsored by the American Realty Capital group of companies or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Nicholas S. Schorsch and/or William M. Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering. We may, however, enter into a joint investment with a Delaware statutory trust, or DST, or a group of unaffiliated tenant in common owners, or TICs, in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to our stockholders and are fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment. We must also retain a controlling interest in the underlying investment and the transaction must be approved by the independent directors of the board of directors after due and documented deliberation, including deliberation of any conflicts of interest. The board of directors must determine that the co-investment is fair, both financially and otherwise. In the case of such co-investment, our advisor will be permitted to charge fees at no more than the rate corresponding to our percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, our investment in such co-investments will not exceed 10% of the value of our portfolio. This policy will be reviewed annually by our board of directors in conjunction with our dealer manager.

Other Activities of Our Advisor and Its Affiliates

We will rely on our advisor for the day-to-day operation of our business. As a result of the interests of members of our advisor’s management in other American Realty Capital-sponsored programs and the fact that they also are engaged, and will continue to engage, in other business activities, our advisor and its affiliates have conflicts of interest in allocating their time between us and other American Realty Capital-sponsored programs and other activities in which they are involved. However, our advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the American Realty Capital-sponsored programs and other ventures in which they are involved.

In addition, each of our executive officers also serves as an officer of our advisor, our property manager, our dealer manager and/or other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities, which may conflict with the fiduciary duties that they owe to us and our stockholders.

We may purchase properties or interests in properties from affiliates of our advisor. The prices we pay to affiliates of our advisor for these properties will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties. However, our charter provides that the purchase price of any property acquired from an affiliate may not exceed its fair market value as determined by a competent independent appraiser, that is, a person with no material current or prior business or personal relationship with our directors or our advisor and who is a qualified appraiser of real estate of the type held by us or of other assets determined by our board of directors. In addition, the price must be approved by a majority of our directors, including a majority of our independent directors who have no financial interest in the transaction. If the price to us exceeds the cost paid by our affiliate, our board of directors must determine that there is substantial justification for the excess cost.

Competition in Acquiring, Leasing and Operating of Properties

Conflicts of interest will exist to the extent that we may acquire, or seek to acquire, properties in the same geographic areas where properties owned by other American Realty Capital-sponsored programs are located. In such a case, a conflict could arise in the acquisition or leasing of properties if we and another American Realty Capital-sponsored program were to compete for the same properties or tenants in negotiating leases, or a conflict could arise in connection with the resale of properties if we and another American Realty Capital-sponsored program were to attempt to sell similar properties at the same time. Conflicts of interest also may exist at such time as we or our affiliates managing properties on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. Our advisor will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, our advisor will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Affiliated Dealer Manager

Since our dealer manager is an affiliate of our advisor, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. See the section entitled “Plan of Distribution” in this prospectus.

Our dealer manager also is the dealer manager in other offerings, including offerings sponsored by the American Realty Capital group of companies, that are either effective or in registration. In addition, our dealer manager may in the future be retained to raise capital through public offerings sponsored by our sponsor and other third-party sponsors that will be conducted concurrently with our offering. As a result, our dealer manager will have competing demands on its time and resources. Our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital and may have conflicts of interest in allocating its time between our business and these other activities. If this occurs, the returns on our investments may suffer.

Our dealer manager was designed as a wholesale broker dealer capable of simultaneously distributing multiple direct investment programs. Our dealer manager has a sales team that includes 90 professionals, as well as a wholesaling team for each offering dedicated to that offering. Our dealer manager believes its sales team is adequate and structured in a manner to handle sales for all of the offerings for which it is the dealer manager, including those offerings that are currently in registration or that were recently declared effective, without adversely affecting its ability to act as dealer manager in this offering.

Affiliated Property Manager

We expect that all of our properties will be managed and leased by our property manager, an affiliate of our advisor, pursuant to a property management agreement and leasing agreement. The property management and leasing agreement among us, our operating partnership and our property manager has an initial term of one year, which ended on February 18, 2012, and was automatically renewed for a successive one-year term. This agreement may be renewed for an unlimited number of successive one-year terms unless either party provides written notice of its intent to terminate at least 60 days prior to the expiration of a renewal term. It is the duty of our board of directors to evaluate the performance of the property manager annually before renewing the agreement. We may terminate the agreement in the event of negligence or misconduct on the part of our property manager. We expect our property manager to also serve as property manager for properties owned by affiliated real estate programs, some of which may be in competition with our properties. Fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties. For a more detailed discussion of the anticipated fees to be paid for property management services, see the section entitled “Management Compensation” in this prospectus.

Lack of Separate Representation

Proskauer Rose LLP acts, and may in the future act, as counsel to us, our advisor, our dealer manager and their affiliates in connection with this offering or otherwise. There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one or all of such parties. If a dispute were to arise between us, our advisor, our dealer manager or any of their affiliates, separate counsel for such matters will be retained as and when appropriate.

Joint Ventures with Affiliates of Our Advisor

We may enter into joint ventures with other American Realty Capital-sponsored programs (as well as other parties) for the acquisition, development or improvement of properties. See the section entitled “Investment Strategy, Objectives and Policies — Joint Venture Investments” in this prospectus. Our advisor and its affiliates may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. Since our advisor and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Receipt of Fees and Other Compensation by Our Advisor and Its Affiliates

A transaction involving the purchase and sale of properties may result in the receipt of commissions, fees and other compensation by our advisor and its affiliates, including acquisition fees, the dealer manager fee, property management and leasing fees, real estate brokerage commissions and participation in non-liquidating net sale proceeds. However, the fees and compensation payable to our advisor and its affiliates relating to the sale of properties will only be payable after the return to the stockholders of their capital contributions plus cumulative returns on such capital. Subject to oversight by our board of directors, our advisor will have considerable discretion with respect to all decisions relating to the terms and timing of all transactions. Therefore, our advisor may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees generally will be payable to our advisor and its affiliates regardless of the quality of the properties acquired or the services provided to us. See the section entitled “Management Compensation” in this prospectus.

We may also pay significant fees and distributions during our listing/liquidation stage. Most of the fees and distributions payable during our listing/liquidation stage are contingent on our investors first receiving agreed-upon investment returns. Our advisor may have conflicts of interest concerning our listing/liquidation stage, particularly due to the fact that, depending on the advisor’s tax situation, capital needs and exit horizon, our advisor may receive more value from a listing rather than a liquidation.

Certain Conflict Resolution Procedures

Every transaction that we enter into with our advisor or its affiliates will be subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate of our advisor in the event of a default by or disagreement with any such affiliate of our advisor or in invoking powers, rights or options pursuant to any agreement between us and our advisor or any of its affiliates.

In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to (1) transactions we enter into with our sponsor, our directors, our officers, our advisor and its affiliates and certain of our stockholders, (2) certain future offerings, and (3) allocation of investment opportunities among entities affiliated with our advisor. It is the duty of our board (including the independent directors) to ensure that the method of allocating investment opportunities among entities affiliated with our advisor is applied fairly to us. These restrictions include, among others, the following:

•	We will not purchase or lease properties in which our advisor, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to our advisor, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction determines that the transaction is fair and reasonable to us.
•	We will not make any loans to our sponsor, our advisor, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders, except that we may make or invest in mortgage, bridge or mezzanine loans involving our sponsor, our advisor, our directors, our officers, their respective affiliates or certain of our stockholders if an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved as fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, our advisor, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.
•	Our advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner; provided, however, our advisor must reimburse us for the amount, if any, by which our total operating expenses (as defined by the NASAA REIT Guidelines), including the advisor asset management fee, paid during the previous fiscal year exceeded the greater of (i) 2% of our average invested assets for that fiscal year, and (ii) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that fiscal year.
•	If an investment opportunity becomes available that is suitable, under all the factors considered by our advisor, for both us and one or more other entities affiliated with our advisor and for which more than one of such entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity. It will be the duty of our board of directors, including the independent directors, to insure that this method is applied fairly to us. In determining whether or not an investment opportunity is suitable for more than one program, our advisor, subject to approval by our board of directors, shall examine, among others, the following factors:
•	the anticipated cash flow of the property to be acquired and the cash requirements of each program;
•	the effect of the acquisition both on diversification of each program’s investments by type of property, geographic area and tenant concentration;
•	the policy of each program relating to leverage of properties;
•	the income tax effects of the purchase to each program;
•	the size of the investment; and
•	the amount of funds available to each program and the length of time such funds have been available for investment.
•	If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our advisor, to be more appropriate for a program other than the program that committed to make the investment, our advisor may determine that another program affiliated with our advisor or its affiliates will make the investment. Our board of directors has a duty to ensure that the method used by our advisor for the allocation of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.
•	We will not accept goods or services from our advisor or its affiliates or enter into any other transaction with our advisor or its affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Independent Directors

In order to reduce the risks created by conflicts of interest, our charter requires our board to be comprised of a majority of persons who are independent directors. Our charter also empowers the independent directors to retain their own legal and financial advisors. A majority of the independent directors must approve matters relating to or act upon:

•	the requirement that a majority of directors and of independent directors review and ratify the charter at or before the first meeting of the board;
•	the duty of the board to establish written policies on investments and borrowing and to monitor the administrative procedures, our and our advisor’s investment operations and performance to assure that such policies are carried out;
•	our minimum capitalization;
•	the advisory agreement;
•	liability and indemnification;
•	the reasonableness of our fees and expenses;
•	limitations on organization and offering expenses;
•	limitations on acquisition fees and acquisition expenses;
•	limitations on total operating expenses;
•	limitations on real estate commissions on resale of property;
•	limitations on incentive fees;
•	advisor compensation;
•	the independent directors’ periodic duty to review our investment policies;
•	the authority to select an independent appraiser to determine the fair market value that we pay for real estate that we acquires both (a) when a majority of the independent directors determine to appoint an independent appraiser to determine fair market value in connection with any acquisition by us, and (b) whenever we acquire property from the advisor, the directors, the sponsor or their affiliates;
•	the restrictions and procedures relating to meetings of stockholders;
•	the authority of a majority of stockholders entitled to vote, who are present in person or by proxy at an annual meeting at which a quorum is present, without the necessity for concurrence by the board, to vote to elect the directors;
•	those requirements of any reinvestment plan that the board establishes, relating to periodic distribution of certain material information to stockholders and opportunity for participating stockholders to withdraw;
•	the adoption of an extension amendment or a plan of liquidation; and

•	the requirement that a majority of independent directors approve matters relating to modifications to their duties and restrictions.

The following chart shows the ownership structure of the various American Realty Capital entities that are affiliated with us and our advisor.

*	Diluted as offering proceeds are raised.
(1)	The investors in this offering will own registered shares of common stock in American Realty Capital Healthcare Trust, Inc.
(2)	American Realty Capital V, LLC is directly or indirectly owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch and William M. Kahane.
(3)	Each property to be held in a special purpose entity.
(4)	Through its controlling interest in the advisor, American Realty Capital Healthcare Special Limited Partnership, LLC is entitled to receive the subordinated participation in net sales proceeds and the subordinated incentive listing distribution.
(5)	American Realty Capital Healthcare Special Limited Partnership, LLC is 100% owned by American Realty Capital V, LLC.
(6)	Realty Capital Securities, LLC is 100% owned by AR Capital, LLC (formerly known as American Realty Capital II, LLC), which is directly or indirectly owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch and William M. Kahane.

INVESTMENT STRATEGY, OBJECTIVES AND POLICIES

Overview

Our principal investment objectives are:

•	to acquire quality medical office buildings and healthcare-related facilities that generate sustainable growth in cash flow from operations to pay monthly cash distributions;
•	to preserve, protect and return the investors’ capital contributions;
•	to realize growth in the value of our investments upon our ultimate sale of such investments; and
•	to be prudent, patient and deliberate, taking into account current real estate markets.

We intend to carefully and diligently review and analyze each property we acquire to make sure it is consistent with our short- and long-term investment objectives. Our goal is to at all times maintain a strong balance sheet and always have sufficient funds to provide for short- and long-term operating needs. Macro-economic disruptions have broadly affected the economy and have caused an imbalance between buyers and sellers of real estate assets, including medical office buildings and other healthcare-related facilities. We anticipate that these tough economic conditions will create opportunities for our company to acquire such assets at higher capitalization rates, as the real estate markets continue to adjust.

Our real estate team is led by seasoned professionals who have institutional experience investing through various real estate cycles. Our chief executive officer has more than 23 years of real estate experience and our president, chief operating officer and secretary has more than nine years of real estate experience. In addition, our chief investment officer has almost 20 years of real estate experience and our chief financial officer has 11 years of real estate experience. We believe a number of factors differentiate us from other non-traded REITs, including our property type focus, our lack of legacy issues, our opportunistic buy and sell strategy, and our institutional management team.

Acquisition and Investment Policies

Primary Investment Focus

We intend to focus our investment activities on acquiring a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. We also may originate or acquire real estate debt backed by these types of properties. The real estate debt we originate or acquire is expected to be primarily first mortgage debt but also may include bridge loans, mezzanine loans, preferred equity or securitized loans. We will focus primarily on investments that produce recurring income while providing investors the potential for growth.

Investing in Real Property

We expect to invest primarily in medical office buildings and healthcare-related facilities located in the United States. These investments are expected to constitute not less than 85% by value of our investments. In addition, we may invest in real estate-related debt and investments secured by, or which represent a direct or indirect interest in, the assets described above in an amount not expected to exceed 15% of the net proceeds of this offering.

Healthcare-related Facilities

Healthcare-related facilities include facilities leased to hospitals, rehabilitation hospitals and centers, long-term acute care centers, surgery centers, assisted living facilities, skilled nursing facilities, memory care facilities, specialty medical and diagnostic service providers, laboratories, research firms, pharmaceutical and medical supply manufacturers and health insurance firms.

Evaluating Investments

When evaluating prospective investments in real property, our management and our advisor will consider relevant real estate and financial factors, including the location of the property, the leases and other agreements affecting the property, the creditworthiness of major tenants, its income-producing capacity, its physical condition, its prospects for appreciation, its prospects for liquidity, tax considerations and other factors. In this regard, our advisor will have substantial discretion with respect to the selection of specific investments, subject to board approval. In determining whether to purchase a particular property, we may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased within a certain time period and may not be credited against the purchase price if the property is purchased.

Our obligation to close on the purchase of any investment generally will be conditioned upon the delivery and verification of certain documents from the seller, including, where available and appropriate:

•	plans and specifications;
•	surveys;
•	environmental reports and environmental matters relating to federal, state and local laws and regulations relating to environmental protection and human health and safety;
•	physical condition reports;
•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to our advisor;
•	title and liability insurance policies; and
•	financial information relating to the property, including the recent operating history of properties for which there is a recent operating history.

We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if our advisor determines it is not warranted. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns. In addition, a visual survey of neighboring properties is conducted to assess surface conditions or activities that may have an adverse environmental impact on the property. Furthermore, local governmental agency personnel are contacted who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property, and may not reveal all environmental hazards on a property.

Investing In and Originating Loans

We may originate or acquire real estate loans with respect to the same types of properties in which we may invest directly. Although we do not have a formal policy, our criteria for investing in loans will be substantially the same as those involved in our investment in properties. We may originate or invest in real estate loans (including, but not limited to, investments in first, second and third mortgage loans, wraparound mortgage loans, construction mortgage loans on real property, and loans on leasehold interest mortgages). We also may invest in participations in mortgage, bridge or mezzanine loans. Further, we may invest in unsecured loans; however, we will not make unsecured loans or loans not secured by mortgages unless such loans are approved by a majority of our independent directors. We currently do not intend to invest in, or originate, as applicable, real estate-related debt or investments, including CMBS and other real estate-related investments, in excess of 15% of the aggregate value of our assets as of the close of our offering period and thereafter.

Our underwriting process typically will involve comprehensive financial, structural, operational and legal due diligence. We will not require an appraisal of the underlying property from a certified independent appraiser for an investment in mortgage, bridge or mezzanine loans, except for investments in transactions with our sponsor, advisor, directors or their respective affiliates. For each such appraisal obtained, we will maintain a copy of such appraisal in our records for at least five years and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense. In addition, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

We will not make or invest in mortgage, bridge or mezzanine loans on any one property if the aggregate amount of all mortgage, bridge or mezzanine loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, as determined by appraisal, unless substantial justification exists, as determined by our board of directors, including a majority of our independent directors. Our board of directors may find such justification in connection with the purchase of mortgage, bridge or mezzanine loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and, in respect of transactions with our affiliates, in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Our board of directors may find such justification in connection with the purchase of mortgage, bridge or mezzanine loans that are in default where we intend to foreclose upon the property in order to acquire the underlying assets and, in respect of transactions with our affiliates, where the cost of the mortgage loan investment does not exceed the appraised value of the underlying property.

When evaluating prospective investments in and originations of real estate loans, our management and our advisor will consider factors such as the following:

•	the ratio of the total amount of debt secured by property to the value of the property by which it is secured;
•	the amount of existing debt on the property and the priority of that debt relative to our proposed investment;
•	the property’s potential for capital appreciation;
•	expected levels of rental and occupancy rates;
•	current and projected cash flow of the property;
•	the degree of liquidity of the investment;
•	the geographic location of the property;
•	the condition and use of the property;
•	the quality, experience and creditworthiness of the borrower;
•	general economic conditions in the area where the property is located; and
•	any other factors that the advisor believes are relevant.

We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders. Our advisor will evaluate all potential loan investments to determine if the term of the loan, the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. An officer, director, agent or employee of our advisor will inspect the property securing the loan, if any, during the loan approval process. We do not expect to make or invest in mortgage or mezzanine loans with a maturity of more than ten years from the date of our investment, and anticipate that most loans will have a term of five years. We do not expect to make or invest in bridge loans with a maturity of more than one year (with the right to extend the term for an additional one year) from the date of our investment. Most loans which we will consider for investment would provide for monthly payments of interest and some also may provide for principal amortization, although many loans of the nature which we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

While we do not expect to invest more than 15% of the net proceeds of the offering in real estate-related debt or investments, our charter does not limit the amount of gross offering proceeds that we may apply to loan originations or investments. Our charter also does not place any limit or restriction on:

•	the percentage of our assets that may be invested in any type or any single loan; or
•	the types of properties subject to the mortgages or other loans in which we invest.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in mortgage, bridge or mezzanine loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make mortgage, bridge or mezzanine loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

Investing in Real Estate Securities

We may invest in securities of non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all the assets consist of qualifying assets or real estate-related assets. We may purchase the common stock, preferred stock, debt, or other securities of these entities or options to acquire such securities. We currently do not intend to invest in, or originate, as applicable, real estate-related debt or investments (including real estate securities), such as CMBS, in excess of 15% of the net proceeds of this offering. Any investment in equity securities (including any preferred equity securities) that are not traded on a national securities exchange or included for quotation on an inter-dealer quotation system must be approved by a majority of directors, including a majority of independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable.

Acquisition Structure

We anticipate acquiring fee interests in properties (a “fee interest” is the absolute, legal possession and ownership of land, property, or rights), although other methods of acquiring a property, including acquiring leasehold interests (a “leasehold interest” a right to enjoy the exclusive possession and use of an asset or property for a stated definite period as created by a written lease), may be utilized if we deem it to be advantageous. For example, we may acquire properties through a joint venture or the acquisition of substantially all of the interests of an entity which in turn owns the real property. We also may make preferred equity investments in an entity that owns real property. Our focus will be on acquiring medical office buildings and healthcare-related facilities.

Our advisor and its respective affiliates may purchase properties in their own name, assume loans in connection with the purchase or loan and temporarily hold title to the properties for the purpose of facilitating acquisition or financing by us or any other purpose related to our business.

Description of Leases

Leases Generally

The terms and conditions of any lease we enter into with our tenants may vary substantially from those we describe in this prospectus and will be on terms customary for the type of property and geographical area.

Tenant Improvements.  We anticipate that tenant improvements required at the time we acquire a property will be funded from our offering proceeds. However, at such time as a tenant of one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we may be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. We would expect to fund those improvements with offering proceeds, through third-party financings or working capital.

Terms of Leases.  We expect that the vast majority of the leases we enter or acquire will provide for tenant reimbursement of operating expenses. Operating expenses typically include real estate taxes, special assessments, insurance, utilities, common area maintenance and some building repairs. We also intend to include provisions in our leases that increase the amount of base rent payable at various points during the lease term or provide for the payment of additional rent calculated as a percentage of a tenant’s gross sales above predetermined thresholds. We expect that most of the leases on the properties we acquire will have between 5 and 15 years remaining on their terms. However, the terms and conditions of any leases we enter into may vary substantially from those described. To the extent material to our operations, we will describe the terms of the leases on properties we acquire by means of a supplement to this prospectus.

Tenant Creditworthiness.  We will execute new tenant leases and tenant lease renewals, expansions and extensions with terms dictated by the current submarket conditions and the creditworthiness of each particular tenant. We will use a number of industry credit rating services to determine the creditworthiness of potential tenants and personal guarantors or corporate guarantors of potential tenants. We will compare the reports produced by these services to the relevant financial data collected from these parties before consummating a lease transaction. Relevant financial data from potential tenants and guarantors include income statements and balance sheets for the current year and for prior periods, net worth or cash flow statements of guarantors and other information we deem relevant.

Healthcare-related Facility Leases

To qualify as a REIT, neither we, our operating partnership nor any of our subsidiaries can operate healthcare-related facilities. Accordingly, we will lease our healthcare-related facilities to either a health care facility operator or a taxable REIT subsidiary, as lessee. If we lease our healthcare-related facilities to our taxable REIT subsidiary, the taxable REIT subsidiary will concurrently enter into property management agreements with our property manager or another third party for the management of such properties. The taxable REIT subsidiary may enter into leases or agreements through its subsidiaries.

We expect that the majority of leases for each healthcare-related facility that we may acquire will have between 5 and 15 years remaining on their terms. If no event of default has occurred, we expect that the leases will include options to renew subject to various terms and conditions.

The leases provide for the lessee to pay in each calendar month the base rent plus, in each calendar month, percentage rent, if any, based upon gross revenues in excess of certain agreed upon amounts.

The taxable REIT subsidiary as lessee will covenant to take the following actions to maintain our status as a REIT:

•	the taxable REIT subsidiary will elect to be and operate as a “taxable REIT subsidiary” of us within the meaning of Section 856(l) of the Code;
•	the taxable REIT subsidiary may only assign or sublet the leased property upon our approval if any portion of the rent from the sublessee would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code; and
•	the taxable REIT subsidiary will use its best efforts to cause the healthcare-related facility to qualify as a “qualified healthcare property” within the meaning of Section 856(e)(6)(D) of the Code.

International Investments

We do not intend to invest in real estate outside of the United States or make other real estate investments related to assets located outside of the United States.

Development and Construction of Properties

We do not intend to acquire undeveloped land, develop new properties, or substantially redevelop existing properties.

Joint Ventures

We may enter into joint ventures, partnerships and other co-ownership arrangements (including preferred equity investments) for the purpose of making investments. Some of the potential reasons to enter into a joint venture would be to acquire assets we could not otherwise acquire, to reduce our capital commitment to a particular asset, or to benefit from certain expertise that a partner might have. In determining whether to invest in a particular joint venture we will evaluate the assets of the joint venture under the same criteria described elsewhere in this prospectus for the selection of our investments. In the case of a joint venture, we also will evaluate the terms of the joint venture as well as the financial condition, operating capabilities and integrity of our partner or partners. We may enter into joint ventures with our directors, our advisor or its affiliates only if a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction approves the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers.

Our general policy is to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. If the co-venturer elects to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the property held by the joint venture. If any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

Our advisor may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since our advisor and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may have liabilities that exceed the percentage of our investment in the joint venture.

Exit Strategy — Liquidity Event

It is our intention to commence the process of achieving a Liquidity Event not later than three to five years after the termination of this primary offering. As a result, we anticipate the occurrence of a Liquidity Event six to eight years after the effective date of this offering. A “Liquidity Event” could include a sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange (provided we meet the then applicable listing requirements), or other similar transaction.

If we do not begin the process of achieving a Liquidity Event by the fifth anniversary of the termination of this offering, our charter requires, unless extended by a majority of the board of directors and a majority of the independent directors, that we hold a stockholders meeting to vote on a proposal for our orderly liquidation of our portfolio. If the adoption of a plan of liquidation is postponed, our board of directors will reconsider whether liquidation is in the best interests of our stockholders at least annually. Further postponement of the adoption of a plan of liquidation will only be permitted if a majority of the directors, including a majority of independent directors, determines that liquidation would not be in the best interests of our stockholders. If our stockholders do not approve the proposal, we will resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning in the aggregate at least 10% of our then outstanding common stock.

Market conditions and other factors could cause us to delay our Liquidity Event beyond the fifth anniversary of the termination of this primary offering. Even after we decide to pursue a Liquidity Event, we are under no obligation to conclude our Liquidity Event within a set time frame because the timing of our Liquidity Event will depend on real estate market conditions, financial market conditions, U.S. federal income tax effects on stockholders, and other conditions that may prevail in the future. We also cannot assure you that we will be able to achieve a Liquidity Event.

Many REITs that are listed on a national stock exchange are considered “self-managed,” since the employees of such a REIT perform all significant management functions. In contrast, REITs that are not self- managed, like us, typically engage a third party, such as our advisor and property manager, to perform management functions on its behalf. If for any reason our independent directors determine that we should become self-managed, the advisory agreement permits us to acquire the business conducted by the advisor (including all of its assets). Our charter and advisory agreement provide that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future. We may engage in an internalization transaction (an acquisition of management functions by us from our advisor) and become self-managed in the future. See the section entitled “Conflicts of Interest” in this prospectus.

Unlike many other non-listed REITs that internalize or pay to acquire various management functions and personnel, such as advisory and asset management services, from their sponsor or advisor prior to listing on a national securities exchange for substantial fees, we will not be required to pay such fees under self-management. We believe that by not paying such fees, as well as operating more cost-effectively under self-management given our size at the anticipated time of internalization, we will save a substantial amount of money, which in turn will benefit us and our shareholders. We believe that the cost of self-management will be substantially less than the cost of external management. We also believe that self-management works to remove and reduce inherent conflicts of interest that necessarily exist between an externally advised REIT and its advisor.

Investment Limitations

Our charter and investment policies place numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. Until our shares of common stock are listed, we will not:

•	borrow in excess of 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments;
•	borrow in excess of 50% of the aggregate fair market value of our investments (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report along with justification for the excess. This policy limitation, however, does not apply to individual real estate assets or investments and will only apply once we have ceased raising capital under this offering and have invested substantially all of our capital;
•	make investments in assets located outside of the United States;
•	acquire undeveloped land, develop new real estate, or substantially re-develop existing real estate with an aggregate value in excess of 10% of the value of our total assets;
•	invest in or make any mortgage, unless an appraisal is obtained concerning the underlying property. In a transaction in which a majority of the independent directors so determine, and in any transaction with our sponsor, our advisor, any directors or any respective affiliate, such appraisal will be obtained from an independent appraiser concerning the underlying property, except for those mortgages insured or guaranteed by a government or government agency;
•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;
•	make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses (including any financing coordination fee) are unreasonable or exceed 4.5% of the purchase price of the property or, in the case of a mortgage loan, 4.5% of the funds advanced; provided that the investment may be made if a majority of our independent directors determines that the transaction is commercially competitive, fair and reasonable to us;
•	invest in equity securities (including any preferred equity securities) not traded on a national securities exchange or included for quotation on an inter-dealer quotation system unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, approves such investment as being fair, competitive and commercially reasonable, other than equity securities of a REIT or other real estate operating company;
•	invest in, or originate, as applicable, real estate-related debt or investments, in excess of 15% of the net proceeds of this offering determined as of the close of our offering period and thereafter;
•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;
•	issue equity securities on a deferred payment basis or other similar arrangement;
•	issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt;
•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;
•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests;
•	invest in indebtedness secured by a mortgage on real property which is subordinate to liens or other indebtedness or equity interests of our advisor, our sponsor, any director or any of our affiliates;
•	issue options or warrants to purchase shares to our advisor, our sponsor, our directors, or any of their affiliates except on the same terms as such options or warrants, if any, are sold to the general public. Further, the amount of the options or warrants issued to our advisor, our sponsor, our directors, or any of their affiliates cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options;
•	make any investment that we believe will be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests;
•	engage in any short sale;
•	invest in debt secured by a mortgage on real property that is subordinate to the lien of other debt in excess of 25% of our tangible assets;
•	engage in trading, as opposed to investment activities;
•	engage in underwriting activities or distribute, as agent, securities issued by others;
•	invest in foreign currency or bullion; or
•	acquire securities in any entity holding investments or engaging in activities prohibited by the foregoing restrictions on investments.

Our charter also includes restrictions on roll-up transactions, which are described under “Description of Securities” below.

Financing Strategies and Policies

Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at a later time. In addition, debt financing may be used from time to time for property improvements, tenant improvements, leasing commissions and other working capital needs. The form of our indebtedness will vary and could be long-term or short-term, secured or unsecured, or fixed-rate or floating rate. We will not enter into interest rate swaps or caps, or similar hedging transactions or derivative arrangements for speculative purposes but may do so in order to manage or mitigate our interest rate risks on variable rate debt.

Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments.

In addition, it is currently our intention to limit our aggregate borrowings to 50% of the aggregate fair market value of our investments (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits.

We will not borrow from our advisor or its affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Except with respect to the borrowing limits contained in our charter, we may reevaluate and change our financing policies without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost and availability of debt and equity capital, our expected investment opportunities, the ability of our investments to generate sufficient cash flow to cover debt service requirements and other similar factors.

Insurance Policies

We typically purchase comprehensive liability, rental loss and all-risk property casualty insurance covering our real property investments provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods, riots, terrorism or acts of war. If an uninsured loss occurs, we could lose our “invested capital” in, and anticipated profits from, the property. For these purposes, “invested capital” means the original issue price paid for the shares of our common stock reduced by prior distributions from the sale or financing of our properties. See the section entitled “Risk Factors — General Risks Related to Investments in Real Estate” in this prospectus for additional discussion regarding insurance.

Disposition Policies

We intend to hold each asset we acquire for an extended period of time, generally three to five years. However, circumstances may arise that could result in the earlier sale of some assets. The determination of whether an asset will be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, specific real estate market conditions, tax implications for our stockholders, and other factors. The requirements for qualification as a REIT for U.S. federal income tax purposes also will put some limits on our ability to sell assets after short holding periods. See the section entitled “Material U.S. Federal Income Tax Considerations” in this prospectus.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, specific real estate market circumstances, and current tenant creditworthiness, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease and the “sales multiple” applied to that rent. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

In addition, if during the period ending two years after the close of this offering, we sell assets and then reinvest in assets, we will pay our advisor 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment); provided, however, that in no event shall the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable in respect of such reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). Additionally, once the proceeds from this offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees shall not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired.

Other Policies

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and/or preferred stock or otherwise raise capital in any manner and on terms and for the consideration it deems appropriate, including in exchange for property and/or as consideration for acquisitions. Existing stockholders will have no preemptive right to additional shares issued in any future offering or other issuance of our capital stock, and any offering or issuance may cause dilution of your investment. In addition, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock. See the sections entitled “Description of Securities” and “Summary of our Organizational Documents” elsewhere in this prospectus. We may in the future issue common stock or preferred stock in connection with acquisitions, including issuing common stock or preferred stock in exchange for property, other assets, or entities. We also may issue OP Units in connection with acquisitions of property or other assets or entities.

Money Market Investments

Pending the purchase of other permitted investments, or to provide the reserve described below, we will temporarily invest in one or more unaffiliated money market mutual funds or directly in certificates of deposit, commercial paper, interest-bearing government securities and other short-term instruments. We intend to hold substantially all funds, pending our investment in real estate or real estate-related assets, in assets which will allow us to continue to qualify as a REIT. These investments will be highly liquid and provide for appropriate safety of principal, such as cash, cash items and government securities. Cash items include cash on hand, cash deposited in time and demand accounts with financial institutions, receivables which arise in our ordinary course of operation, commercial paper and certificates of deposit. Generally, government securities are any securities issued or guaranteed as to principal or interest by the United States federal government. See the section entitled “Material U.S. Federal Income Tax Considerations — Taxation — REIT Qualification Tests” in this prospectus.

Appraisals

To the extent we make mortgage, bridge or mezzanine loans or invest in mortgage, bridge or mezzanine loans in transactions with our sponsor, advisor, our directors or their respective affiliates, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors.

Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value. We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

Investment Company Act Considerations

We intend to conduct our operations so that the company and each of its subsidiaries are is not an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and
•	pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.

We intend to conduct our operations so that the company and most, if not all, of its wholly and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the company and each wholly and majority-owned subsidiary with this test. We expect that most, if not all, of the company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the company nor any of its wholly or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, the company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more subsidiary entities as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly or majority-owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If the company or any of its wholly or majority-owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We will classify our assets for purposes of the Investment Company Act, including our 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than twenty years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we will classify the assets in which we invest as follows:

•	Real Property. Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.
•	Securities. We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all the assets consist of qualifying assets or real estate-related assets.
•	Loans. Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

We will classify our investments in construction loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. With respect to construction loans that are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying asset. The SEC staff has not issued no-action letters specifically addressing construction loans. If the SEC staff takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if: (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exclusion from regulation under the Investment Company Act. To maintain compliance with the Section 3(c)(5)(C) exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Change in Investment Objectives, Policies and Limitations

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interests of our stockholders. Each determination and the basis therefor shall be set forth in the minutes of the meetings of our board of directors. Our investment policies and objectives and the methods of implementing our investment objectives and policies, except to the extent set forth in our charter, may be altered by a majority of our independent directors, including a majority of the independent directors, without approval of our stockholders.

COMPETITION

The medical office building and healthcare-related facilities real estate market is highly competitive. We compete in all of our markets with other owners and operators of such real estate. We compete based on a number of factors that include location, rental rates, security, suitability of the property’s design to prospective tenants’ needs and the manner in which the property is operated and marketed. The number of competing properties in a particular market could have a material effect on our occupancy levels, rental rates and on the operating expenses of certain of our properties.

In addition, we will compete with other entities engaged in real estate investment activities to locate suitable properties to acquire and to locate tenants and purchasers for our properties. These competitors will include other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. There are also other REITs with asset acquisition objectives similar to ours and others may be organized in the future. Some of these competitors, including larger REITs, have substantially greater marketing and financial resources than we will have and generally may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of tenants. In addition, these same entities seek financing through similar channels to our company. Therefore, we will compete for institutional investors in a market where funds for real estate investment may decrease.

Competition from these and other third party real estate investors may limit the number of suitable investment opportunities available to us. It also may result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay the investment of proceeds from this offering in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to commence or maintain distributions to stockholders.

We believe that our senior management’s experience, coupled with our financing, professionalism, diversity of properties and reputation in the industry will enable us to compete with the other real estate investment companies.

Because we are organized as an UPREIT, we are well-positioned within the industries in which we intend to operate to offer existing owners the opportunity to contribute those properties to our company in tax-deferred transactions using OP Units as transactional currency. As a result, we have a competitive advantage over most of our competitors that are structured as traditional REITs and non-REITs in pursuing acquisitions with tax-sensitive sellers.

DESCRIPTION OF REAL ESTATE INVESTMENTS

Texarkana Surgery Center

On June 21, 2011, we closed the acquisition of a fee simple interest in one free-standing ambulatory surgery center in Texarkana, Texas, or Texarkana Surgery Center. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Westminster Texarkana, L.P., an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The tenant of the property is Texarkana Surgery Center, L.P., or Texarkana Surgery, which is an operating joint venture between Symbion, Inc., or Symbion, and a 23-member physician group. The physician group and Symbion own 42% and 58% of Texarkana Surgery, respectively.

The Texarkana Surgery Center contains 18,268 rentable square feet which includes four operating rooms, a pre-op holding area, a recovery room, an x-ray room and a minor procedure room. The Texarkana Surgery Center was completed as a build-to-suit facility for the physicians in 1995 that later formed Texarkana Surgery with Symbion in 2000.

Capitalization

The contract purchase price of the Texarkana Surgery Center was $4.5 million, exclusive of closing costs, at a capitalization rate of 9.6% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price) at the closing of the acquisition. At closing, we funded the acquisition, excluding acquisition costs, of the Texarkana Surgery Center with (a) net proceeds from this offering of $2.2 million and (b) a $2.25 million mortgage loan received from Guaranty Bond Bank (the “Guaranty Bond Bank Mortgage Loan”). The Guaranty Bond Bank Mortgage Loan bears an interest rate of 5.50% and matures in June 2016. Payments of principal and interest will be made on a 25-year amortization schedule, with all principal outstanding being repaid on the maturity date. The mortgage loan was incurred under the terms and subject to the conditions of the Guaranty Bond Bank Mortgage Loan as described in further detail in “— Financial Obligations — Guaranty Bond Bank Mortgage Loan” below.

Major Tenants/Lease Expiration

The property is 100% leased to Texarkana Surgery. The lease commenced in April 2001 and has a twenty-year term, which expires in April 2021. At the closing of the acquisition, 9.9 years remained on the lease. The lease contains 2.0% fixed annual rental escalations during the initial term and one renewal option of five years with 2.0% fixed annual rental escalations.

The lease is net whereby we are responsible for maintaining the roof and structure of the building and Texarkana Surgery is required to pay substantially all other operating expenses, in addition to base rent. The annualized straight-line rent for the initial lease term will be $0.4 million or $23.59 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010	2009	2008	2007
Occupancy rate	100.00%	100.00%	100.00%	98.46%	100.00%
Average effective annual rent per rentable square foot	$21.50	$21.08	$22.58	$22.13	$21.70

Other

We believe the property is suitable and adequate for its uses.

We believe that the Texarkana Surgery Center is adequately insured.

The annual realty taxes payable on the Texarkana Surgery Center for the calendar year 2011 were $0.1 million. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

Approximately 50 doctors practice at the Texarkana Surgery Center within various specialties with no procedure type representing more than 20% of the revenues. Primary services include ophthalmology and ear, nose and throat.

Symbion, located in Nashville, Tennessee, is an operator of short-stay surgical facilities. Symbion was founded in 1999 to acquire, develop and operate short-stay surgical facilities in partnership with physicians, hospitals and health systems. Symbion’s network has grown to include more than 70 short-stay surgical facilities across 27 states.

We believe that the Texarkana Surgery Center is well located and operated by a national company focused on short-stay surgical facilities. The Texarkana Surgery Center is subject to competition from similar properties within its respective market area, and the economic performance of the single tenant that could be affected by changes in local economic conditions. The facility is well maintained to mitigate any risk of functional obsolescence due to the age of the property. We did not consider any other factors material or relevant to the decision to acquire the Texarkana Surgery Center, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Texarkana Surgery Center.

DaVita Dialysis Centers

Marked Tree, Arkansas

On June 30, 2011, we closed the acquisition of a fee simple interest in one free-standing DaVita Dialysis Center located in Marked Tree, Arkansas. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Palestra Arkansas, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The tenant of the property is Renal Treatment Centers — Southeast, LP, or Renal Treatment Center, which is a subsidiary of DaVita Inc. (NYSE: “DVA”). DaVita Inc. has guaranteed Renal Treatment Center’s obligations under the lease. The property consists of 4,596 rentable square feet and is located approximately 40 miles northwest of Memphis, Tennessee.

Capitalization

The contract purchase price of the property was $1.4 million, exclusive of closing costs, at a capitalization rate of 8.9% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the closing of the acquisition. We funded the acquisition of the property with net proceeds from this offering. We may seek to attain financing on the property post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to Renal Treatment Center. The tenant took possession of the property upon its completion in October 2009. The lease has a 12-year term and expires in October 2021. At the closing of the acquisition, 10.3 years remained on the lease. The lease contains 2.0% fixed annual rental escalations during the initial lease term. The lease provides two renewal options of five years each at market rates. The lease is net whereby Renal Treatment Center is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annualized straight-line rent for the initial lease term will be $0.1 million or $27.85 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009	2008(1)	2007(1)
Occupancy rate	100.00%	100.00%	100.00%	N/A	N/A
Average effective annual rent per square foot	$25.43	$24.93	$24.44	N/A	N/A

(1)	The tenant took possession of the property upon its completion in October 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were approximately $3,100. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

As of March 31, 2012, DaVita Inc. operated or provided administrative services to over 1,800 outpatient dialysis centers located in 42 states and the District of Columbia, serving approximately 145,000 patients. DaVita Inc. also provides acute inpatient dialysis services in approximately 750 hospitals and related laboratory services. DaVita Inc. was incorporated in 1994 as Total Renal Care, Inc.

DaVita Inc. currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding DaVita Inc. is taken from such filings:

	Three Months Ended March 31, 2012	For the Fiscal Year Ended
(Amounts in thousands)		2011	2010	2009	2008
Consolidated Statements of Operations
Net operating revenues	$1,867	$6,982	$6,438	$6,102	$5,660
Operating income	320	1,132	997	940	869
Net income	140	478	406	423	374

		As of the Fiscal Year Ended
	March 31, 2012	2011	2010	2009	2008
Consolidated Balance Sheets
Total assets	$9,157	$8,892	$8,114	$7,558	$7,286
Long-term debt	4,401	4,418	4,234	3,532	3,622
Shareholders’ equity	2,402	2,141	1,978	2,135	1,768

We believe that the property is well-positioned within its community and will benefit from the expertise of the operator that is currently the second largest dialysis operator in the country. The property was specifically built for its current purpose but will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant that could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the property, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the property.

Rockford, Illinois

On July 25, 2011, we closed the acquisition of a ground leasehold interest in a freestanding DaVita Dialysis Center located in Rockford, Illinois. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Rockford 1302 East State Street, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The tenant of the property is Total Renal Care, Inc., or Total Renal Care, which is a subsidiary of DaVita Inc. DaVita Inc. has guaranteed Total Renal Care’s obligations under the tenant lease. The property consists of 7,032 rentable square feet and is located on land adjacent to and owned by SwedishAmerican Hospital, a 312-bed general medical and surgical hospital.

Capitalization

The contract purchase price of the property was $2.1 million, exclusive of closing costs, at a capitalization rate of 9.5% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price) at the close of the acquisition. We funded the acquisition of the property with net proceeds from this offering. We may seek to attain financing on the property post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to Total Renal Care. The tenant took possession of the property upon its completion in April 2009. The tenant lease has a 12-year term and expires in April 2021. At the closing of the acquisition, 9.8 years remained on the tenant lease. The tenant lease contains 2.0% fixed annual rental escalations during the initial lease term. The tenant lease provides three renewal options of five years each at market rates. The tenant lease is net whereby Total Renal Care is required to pay substantially all operating expenses, excluding the underlying ground lease rent and any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial tenant lease term will be $0.2 million or $27.87 per rentable square foot.

The ground lease, which commenced in April 2009, has an initial term of 75 years that expires in April 2084. The ground lease contains contractual rental escalations every ten years, which escalations are based on the lesser of a 2.5% compounded annual increase and the Consumer Price Index, All Urban Consumers or its successor. The ground lease contains no renewal options. The ground lease is net whereby we, as the owner of the ground leasehold interest, are required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $24,000.

In connection with improvements to the property made in 2008, the seller entered into a redevelopment agreement with the City of Rockford which provides, through the Jackson School Tax Increment Financing, or TIF, District, annual payments to the seller in respect of a non-interest bearing note of the difference between the frozen year equalized assessed value, or EAV, and the current year EAV multiplied by the current year tax rate. Payments continue each year until the Jackson School TIF District has paid a total of $218,000 to the holder of the leasehold interest. The seller’s interest in the redevelopment agreement was assigned to the Company in connection with the purchase and sale agreement. The note matures in January 2030. While the note is estimated to be fully paid by August 2020, annual TIF payments will vary depending on the EAV calculation for such year.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009	2008(1)	2007(1)
Occupancy rate	100.00%	100.00%	100.00%	N/A	N/A
Average effective annual rent per square foot	$25.45	$24.83	$24.50	N/A	N/A

(1)	The tenant took possession of the property upon its completion in April 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were approximately $31,000. Such real estate taxes are to be reimbursed by the tenant under the terms of the lease.

We believe that the property is well-positioned with an on-campus hospital location and will benefit from the expertise of the operator that is currently the second largest dialysis operator in the country. The property was specifically built for its current purpose but will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant and surrounding hospital that could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the property, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the property.

Paoli, Indiana

On May 4, 2012, we closed the acquisition of a fee simple interest in a freestanding DaVita Dialysis Center located in Paoli, Indiana. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Palestra Arkansas, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The tenant of the property is Total Renal Care, Inc., or Total Renal Care, which is a subsidiary of DaVita Inc. DaVita Inc. has guaranteed Total Renal Care’s obligations under the tenant lease. The property consists of 5,725 rentable square feet and is located approximately 45 miles northwest of Louisville, Kentucky.

Capitalization

The contract purchase price of the property was $1.9 million, exclusive of closing costs, at a capitalization rate of 9.0% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price) at the close of the acquisition. We funded the acquisition of the property with net proceeds from this offering. We may seek to attain financing on the property post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to Total Renal Care. The tenant took possession of the property upon its completion in April 2011. The tenant lease has a 12-year term and expires in April 2023. At the closing of the acquisition, 11.0 years remained on the tenant lease. The tenant lease contains 2.0% fixed annual rental escalations during the initial lease term. The tenant lease provides two renewal options of five years each at market rates. The tenant lease is net whereby Total Renal Care is required to pay substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial tenant lease term will be $0.2 million or $29.34 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010(1)	2009(1)	2008(1)	2007(1)
Occupancy rate	100.00%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$26.02	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in April 2011. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were approximately $5,000. Such real estate taxes are to be paid directly by the tenant under the terms of the lease.

We believe that the property is well-positioned within its community and will benefit from the expertise of the operator that is currently the second largest dialysis operator in the country. The property was specifically built for its current purpose but will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant that could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the property, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the property.

Carson Tahoe Specialty Medical Plaza

On September 19, 2011, we closed the acquisition of a fee simple interest in one multi-specialty medical campus located in Carson City, Nevada, or the Carson Tahoe Specialty Medical Plaza. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was CCNV Venture, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Carson Tahoe Specialty Medical Plaza is the first property acquired from the portfolio of 10 healthcare facilities related to the purchase and sale agreement dated July 14, 2011, or the Ten Property Portfolio.

The Carson Tahoe Specialty Medical Plaza contains 154,622 rentable square feet and consists of one three-story, 136,778 rentable square foot multi-specialty building, one single-story, 14,603 rentable square foot inpatient psychiatric hospital building, and one single-story, 3,241 rentable square foot conference building. The Carson Tahoe Specialty Medical Plaza houses a variety of outpatient and specialty services offered primarily by Carson Tahoe Regional Healthcare, a hospital system in Carson City. The campus accommodates a behavioral health program, a long-term acute care program, an ophthalmology surgery center and several outpatient programs such as imaging, physical therapy and laboratory services. The multi-specialty building was constructed in 1968 and has been in continuous use since the facility was initially used by Carson Tahoe Regional Healthcare as its main hospital campus. The psychiatric hospital was constructed in 1990 and has been used since by Carson Tahoe Regional Healthcare’s behavioral health services program. The property was last renovated in 2008.

Capitalization

The contract purchase price of the Carson Tahoe Specialty Medical Plaza was $29.0 million, exclusive of closing costs, at a capitalization rate of 8.6% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Carson Tahoe Specialty Medical Plaza with (a) net proceeds from this offering of $7.2 million and (b) a $21.8 million mortgage loan representing a portion of the initial tranche of the GECC Mortgage Loan (as defined in “— Financial Obligations — GECC Mortgage Loan” below). The mortgage loan in respect of the Carson Tahoe Specialty Medical Plaza bears an interest rate of 5.01% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations —  GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

Three tenants currently occupy 100% of the rentable square footage of the multi-specialty medical campus, of which two tenants each occupy more than 10% of the rentable square footage of the campus. Carson Tahoe Regional Healthcare, a Nevada non-profit corporation that serves as a healthcare provider in the region, occupies an aggregate of 66.6% of the property’s total rentable square footage consisting of four leases for their imaging and labs, psychiatric, training and psychiatric and behavioral health suites, and its subsidiary, ContinueCare Hospital of Carson Tahoe, occupies 26.8% of the property’s total rentable square footage consisting of one lease for long-term acute care. A third tenant, a regional ophthalmology surgery center, occupies the remaining 6.6% of the property’s rentable square footage.

The leases to Carson Tahoe Regional Healthcare are net whereby we are responsible for maintaining the roof and structure of the building and Carson Tahoe Regional Healthcare is required to pay its pro rata share of all other operating expenses, in addition to base rent. The annualized straight-line rental income for the initial lease terms is $1.7 million or $16.36 per rentable square foot. The leases expire in March 2018. The leases contain 2.5% fixed annual rental escalations during the initial lease terms and provide four renewal options of five years each at an increase of 2.5% over the prior year’s rent with 2.5% fixed annual rental escalations thereafter. Carson Tahoe Regional Healthcare occupies an aggregate of 103,022 rentable square feet.

Carson Tahoe Regional Healthcare is a non-profit group founded in 1949 with physicians and staff dedicated to cardiovascular diseases, cancer, surgical services, rehabilitation, behavioral and wellness services. The group has received full joint commission accreditation. They have access to approximately 103,000 square feet of imaging, laboratories, rehabilitation centers and behavioral offices and have over 240 board-certified physicians in more than 35 medical specialties in the Carson Tahoe Specialty Medical Plaza.

The lease to ContinueCare Hospital of Carson Tahoe is net whereby we are responsible for maintaining the roof and structure of the building and ContinueCare Hospital of Carson Tahoe is required to pay their pro rata share of all other operating expenses, in addition to base rent. The annualized straight-line rental income for the initial lease term is $0.7 million or $16.36 per rentable square foot. The lease expires in March 2018. The lease contains 2.5% fixed annual rental escalations during the initial lease term and provides four renewal options of five years each at an increase of 2.5% over the prior year’s rent with 2.5% fixed annual rental escalations thereafter. ContinueCare Hospital of Carson Tahoe occupies 41,435 rentable square feet. ContinueCare Hospital of Carson Tahoe operates as 29-bed long-term acute care hospital focusing on the treatment of wound care, infectious disease, specialty, speech, nutrition, physical, occupational, social and case management. ContinueCare Hospital of Carson Tahoe is a subsidiary of Carson Tahoe Regional Healthcare.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Rentable Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annualized Rental Income Represented by Expiring Leases (in thousands)	% of Total Annualized Rental Income Represented by Expiring Leases
July 1, 2012 – December 31, 2012	—	—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	1	10,165	6.6%	122	4.9%
2017	—	—	—	—	—
2018	5	144,457	93.4%	2,363	95.1%
2019	—	—	—	—	—
2020	—	—	—	—	—
2021	—	—	—	—	—

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010	2009	2008	2007
Occupancy rate	100.0%	97.9%	97.9%	97.9%	6.6%
Average effective annual rent per rentable square foot	$14.89	$14.23	$13.90	$13.58	$12.00

Other

We believe the properties are suitable and adequate for their uses.

We believe the properties are adequately insured.

The federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 federal tax return.

The annual real estate taxes payable on the property for the calendar year 2011 were $0.2 million. Such real estate taxes are to be reimbursed by the tenants in respect of their proportionate share of real estate taxes under the terms of the leases.

We believe that the Carson Tahoe Specialty Medical Plaza is well located and serves a critical part in the largest healthcare system within the community. The facility was originally constructed as a hospital but, through multiple renovations, the building is now currently utilized for multiple functions by the same health system. It will be subject to competition from similar properties within its respective market area, and the economic performance of the tenants could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Carson Tahoe Specialty Medical Plaza, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Carson Tahoe Specialty Medical Plaza. However, we are considering approximately $30,000 of potential capital expenditures that may occur over the next 12 to 24 months.

Durango Medical Plaza

On September 19, 2011, we closed the acquisition of a fee simple interest in one simple medical office building located in Las Vegas, Nevada, or the Durango Medical Plaza. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Durango Medical Plaza, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Durango Medical Plaza is the second property acquired from the Ten Property Portfolio.

The Durango Medical Plaza contains 73,094 rentable square feet and consists of one three-story ambulatory surgery center, medical office space and a compliment of support services to the ambulatory surgery center, such as imaging and urgent care. The Durango Medical Plaza is located in southwest Las Vegas and is in close proximity to three general acute-care hospitals.

Capitalization

The contract purchase price of the Durango Medical Plaza was $22.9 million, exclusive of closing costs, at a capitalization rate of 8.3% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the closing of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Durango Medical Plaza with (a) net proceeds from this offering of $5.7 million and (b) a $17.2 million mortgage loan representing a portion of the initial tranche of the GECC Mortgage Loan. The mortgage loan in respect of the Durango Medical Plaza bears an interest rate of 5.01% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations — GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

Twelve tenants currently occupy 76.8% of the rentable square footage of the property, of which two tenants each occupy more than 10% of the rentable square footage of the campus. San Martin Surgery Center, LLC (d/b/a Durango Outpatient Surgery Center), an ambulatory surgery center, occupies 19.7% of the total rentable square footage of the property and Anson & Higgins Plastic Surgery Assoc., LP, a plastic surgery practice, occupies 12.5% of the total rentable area of the property. Ten other tenants occupy an aggregate of 44.6% of the property. Approximately 23.2% of the property is currently vacant.

The lease to the Durango Outpatient Surgery Center is net whereby we are responsible for maintaining the roof and structure of the building and the tenant is required to pay its pro rata share of all other operating expenses, in addition to base rent. The annualized straight-line rental income for the initial lease term is $0.9 million or $60.14 per rentable square foot. The lease expires in May 2023. The lease contains 1.5% fixed annual rental escalations during the initial lease term and has two renewal options of five years each at market rates. The Durango Outpatient Surgery Center occupies 14,399 rentable square feet.

The Durango Outpatient Surgery Center is a four-operating room ambulatory surgery center that focuses on a broad range of outpatient surgical procedures in the specialty areas of ear, nose and throat (ENT), gastroenterology, general surgery, gynecology, orthopedics, pain management and podiatry. The Durango Outpatient Surgery Center is a joint venture among Catholic Healthcare West, a non-profit hospital provider associated with a large regional health system, United Surgical Partners International, a national operator of ambulatory surgery centers, and a group of physician investors. Catholic Healthcare West, United Surgical Partners International and the physician group own 53%, 33% and 14% of the Durango Outpatient Surgery Center, respectively.

The lease to Anson & Higgins Plastic Surgery Assoc., LP is net whereby we are responsible for maintaining the roof and structure of the building and the tenant is required to pay its pro rata share of all other operating expenses, in addition to base rent. The annualized straight-line rental income for the initial lease term is $0.4 million or $43.18 per rentable square foot. The lease expires in April 2018. The lease contains 2.9% fixed annual rental escalations during the initial lease term and has two renewal options of five years each at market rates. Anson & Higgins Plastic Surgery Assoc., LP occupies 9,148 rentable square feet.

Anson & Higgins Plastic Surgery Assoc., LP is a private practice that specializes in rhinoplasty and breast augmentation. They also perform non-surgical work with botox, fillers, lasers, and skin care.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Rentable Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annualized Rental Income Represented by Expiring Leases (in thousands)	% of Total Annualized Rental Income Represented by Expiring Leases
July 1, 2012 – December 31, 2012	—	—	—	$—	—
2013	—	—	—	—	—
2014	4	10,222	18.2%	261	12.3%
2015	3	8,149	14.5%	221	10.4%
2016	—	—	—	—	—
2017	1	7,086	12.6%	177	8.4%
2018	1	9,148	16.3%	395	18.7%
2019	—	—	—	—	—
2020	1	4,140	7.4%	131	6.2%
2021	1	2,981	5.3%	67	3.2%

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010	2009	2008	2007
Occupancy rate	76.8%	72.7%	67.0%	62.9%	N/A
Average effective annual rent per square foot	$35.92	$35.21	$32.41	$39.35	N/A

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were $0.1 million. Such real estate taxes are to be reimbursed by each tenant in respect of its proportionate share of real estate taxes under the terms of its lease.

Founded in 1998 and headquartered in Dallas, Texas, United Surgical Partners International operates ambulatory surgery centers and short-stay hospitals, with nearly 200 facilities located throughout the United States and the United Kingdom.

Catholic Healthcare West is a non-profit healthcare system with 39 hospitals located throughout Arizona, Nevada and California. Founded in 1986 and headquartered in San Francisco, Catholic Healthcare West is the fifth largest hospital provider in the nation and the largest hospital system in California.

We believe that the Durango Medical Plaza is well located, has acceptable roadway access and is well maintained. Durango Medical Plaza will be subject to competition from similar properties within its respective market area, and the economic performance of the tenants and surgery center could be affected by changes in local economic conditions. The property is currently approximately 76.8% occupied and the operating results are based upon the current income from the in-place tenant roster. We did not consider any other factors material or relevant to the decision to acquire the Durango Medical Plaza, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Durango Medical Plaza. However, we are considering approximately $15,000 of potential capital expenditures that may occur over the next 12 to 24 months.

CareMeridian Rehabilitation Facility

On September 19, 2011, we closed the acquisition of a fee simple interests in one inpatient rehabilitation facility specializing in catastrophic brain and spinal injuries located in Phoenix, Arizona, or the CareMeridian Rehabilitation Facility — Phoenix. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was ARC Med Partners, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The CareMeridian Rehabilitation Facility — Phoenix is the third property acquired from the Ten Property Portfolio.

The CareMeridian Rehabilitation Facility — Phoenix contains 13,500 rentable square feet and consists of a single story, inpatient rehabilitation facility specializing in catastrophic brain and spine injuries. The property, which is located in central Phoenix near the Arcadia district, was designed to provide patients a high level of medical services within a comfortable residential setting. The property was completely renovated in 2009 to accommodate a skilled nursing licensure, including a new roof, structural, life safety and medical operations and other patient and support services upgrades. The facility was licensed in 2009 as a 31-bed skilled nursing facility.

Capitalization

The contract purchase price of the CareMeridian Rehabilitation Facility — Phoenix was $9.0 million, exclusive of closing costs, at a capitalization rate of 9.4% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the CareMeridian Rehabilitation Facility — Phoenix with (a) net proceeds from this offering of $2.1 million and (b) a $6.9 million mortgage loan representing a portion of the initial tranche of the GECC Mortgage Loan. The mortgage loan in respect of the CareMeridian Rehabilitation Facility — Phoenix bears an interest rate of 5.01% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “—  Financial Obligations — GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

The property is 100% leased to National Mentor Healthcare, LLC (d/b/a CareMeridian), a subsidiary of National Mentor Holdings, LLC, a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The CareMeridian network specializes in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury, or medically complex injuries, such as neuromuscular or congenital anomalies in its 24 locations throughout Arizona, California and Nevada. National Mentor Holdings, Inc. has guaranteed the tenant’s obligations under the lease. The tenant took possession of the property upon its completion in June 2009.

The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has a 15-year term, which commenced in June 2009, and expires in June 2024. The annualized straight-line rent for the initial lease term will be $0.8 million or $62.74 per rentable square foot. The lease contains 2.7% fixed annual rental escalations during the initial term and two renewal options of ten years each at the lessor of market rates or an increase of 2.7% over the rental rate in-place at the time of lease expiration.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009(1)	2008(1)	2007(1)
Occupancy rate	100.0%	100.0%	100.0%	N/A	N/A
Average effective annual rent per square foot	$53.07	$51.67	$50.31	N/A	N/A

(1)	The tenant took possession of the property upon completion of property renovation in June 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were approximately $15,000. Such real estate taxes will be paid by us, as landlord, under the terms of the lease; however, the tenant will pay us, as landlord, monthly payments equal to  1/12 of the known or estimated real estate taxes. Any excess or shortfall will be reconciled annually.

National Mentor Holdings, Inc. is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses, and to youth with emotional, behavioral and/or medically complex challenges, or at-risk youth. Since its founding in 1980, the company has grown to over 16,900 employees that provide services to approximately 23,600 clients across 36 states.

National Mentor Holdings, Inc. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding National Mentor Holdings, Inc. are taken from such filings:

		Year Ended September 30,
(Amounts in Thousands)	Six Months Ended March 31, 2012	2011 (Audited)	2010 (Audited)	2009 (Audited)
Statements of Operations Data
Net revenue	$553,262	$1,070,610	$1,011,469	$957,525
Income from operations	21,778	35,161	44,669	44,821
Net loss	(6,138)	(34,142)	(6,867)	(5,456)

		As of September 30,
	December 31, 2011	2011 (Audited)	2010 (Audited)	2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$1,055,209	$1,010,850	$1,015,885	$995,610
Long-term debt, less current portion	753,571	754,742	500,799	500,763
Total liabilities	1,092,031	1,041,973	790,752	771,882
Total stockholders’ equity	(36,822)	(31,123)	225,133	223,728

We believe that the Care Meridian Rehabilitation Facility — Phoenix is well-located with acceptable roadway access and is well maintained. The Care Meridian Rehabilitation Facility — Phoenix will be subject to competition from similar properties within each respective market area, and the economic performance of the center could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire the Care Meridian Rehabilitation Facility — Phoenix, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Care Meridian Rehabilitation Facility — Phoenix. However, we are considering approximately $10,000 of potential capital expenditures that may occur over the next 12 to 24 months.

Spring Creek Medical Plaza

On November 22, 2011, we closed the acquisition of a fee simple interest in one ambulatory surgery center and medical office building located in Tomball, Texas, or the Spring Creek Medical Plaza. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was NW Houston MOB II, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Spring Creek Medical Plaza is the fourth property acquired from the Ten Property Portfolio.

The property contains 22,345 rentable square feet and consists of an ambulatory surgery center, imaging center and medical office space. The property is located in the northwestern suburbs of Houston and is in close proximity to a short-term acute care facility. The property is not affiliated with any hospital.

Capitalization

The contract purchase price of the Spring Creek Medical Plaza was $10.0 million, exclusive of closing costs, at a capitalization rate of 8.6% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Spring Creek Medical Plaza with (a) net proceeds from this offering of $2.5 million and (b) a $7.5 million mortgage loan representing a portion of the second tranche of the GECC Mortgage Loan. The mortgage loan in respect of the Spring Creek Medical Plaza bears an interest rate of 5.084% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations — GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

Three tenants occupy 100% of the rentable square footage of the property. Tomball Surgery Center, LP, an ambulatory surgery center, occupies 56.3% of the rentable square feet of the property. Tomball Imaging, LLP, a radiological imaging center, occupies 28.3% of the rentable square feet of the property. Tomball Express Medical Center, LLC, an urgent care center, occupies the remaining 15.4% of the rentable square feet of the property.

The lease to Tomball Surgery Center, LP provides for annualized straight-line rental income of $0.7 million, or $52.77 per rentable square foot. The lease contains fixed rental escalations of 6% every three years and expires in December 2020. The lease has two five-year renewal options at market rates. This tenant occupies approximately 12,584 rentable square feet.

The lease to Tomball Imaging, LLP provides for annualized straight-line rental income of $0.1 million, or $20.22 per rentable square foot. The lease contains fixed annual rental escalations of 2% and expires in February 2016. The lease has one six-year renewal option at 103% of the rental rate for the previous term increasing 3% each year of the renewal term. This tenant occupies 6,331 rentable square feet.

The lease to Tomball Express Medical Center, LLC provides for annualized straight-line rental income of $0.1 million, or $19.83 per rentable square foot. The lease contains fixed annual rental escalations of 2% and expires in May 2018. The lease has one six-year renewal option at 95% of market rates with. This tenant occupies 3,430 rentable square feet.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Rentable Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases (in thousands)	Annualized Rental Income Represented by Expiring Leases (in thousands)	% of Total Annualized Rental Income Represented by Expiring Leases
2012	—	—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	1	6,331	28.3%	128	14.9%
2017	—	—	—	—	—
2018	1	3,430	15.4%	68	7.9%
2019	—	—	—	—	—
2020	1	12,584	56.3%	664	77.2%
2021	—	—	—	—	—

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years:

	2011	2010	2009	2008	2007
Occupancy rate	100.0%	100.0%	100.0%	100.0%	100.0%
Average effective annual rent per square foot	$34.73	$34.58	$34.42	$32.74	$32.58

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 were $0.1 million. Such real estate taxes are to be reimbursed by each tenant in respect of its proportionate share of real estate taxes under the terms of its lease.

Tomball Surgery Center, LP provides a full range of laparoscopic and “open” procedures and services to the Tomball and north Houston area. Tomball Surgery Center, LP has approximately 20 physicians who provide general surgery, gastroenterology, obstetrics/gynecology, otolaryngology, orthopedics, pain management and urology services. Tomball Surgery Center LP, is a joint venture between Cirrus Health and an 18-physician investor group.

Founded in 1999, Cirrus Health is a national healthcare development and management company specializing in ambulatory surgery centers and short-stay hospitals. Cirrus Health serves local communities by partnering with local physician groups and other healthcare providers.

We believe that the Spring Creek Medical Plaza is well-located, has acceptable roadway access and is well maintained. Spring Creek Medical Plaza will be subject to competition from similar properties within its respective market area, and the economic performance of the tenants and surgery center could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Spring Creek Medical Plaza, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Spring Creek Medical Plaza.

Reliant Rehabilitation Hospital — Dallas

On November 22, 2011, we closed the acquisition of a fee simple interest in one rehabilitation hospital located in Dallas, Texas, or the Reliant Rehabilitation Hospital — Dallas. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was North Dallas Hospital BBD Partners, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Reliant Rehabilitation Hospital — Dallas is the fifth property acquired from the Ten Property Portfolio.

The property contains 64,600 rentable square feet and is a three-story, 60-bed facility. The property is a clinical inpatient facility that provides nurse and therapy staff, ancillary services and supplies to treat patients who require intensive rehabilitative care generally after receiving treatment or service at an acute care hospital. The property is approximately one mile from Medical City Dallas Hospital and approximately one mile from Presbyterian Hospital in Dallas.

Capitalization

The contract purchase price of the Reliant Rehabilitation Hospital — Dallas was $33.8 million, exclusive of closing costs, at a capitalization rate of 10.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Reliant Rehabilitation Hospital — Dallas with (a) net proceeds from this offering of $6.9 million, (b) a $24.9 million mortgage loan representing a portion of the second tranche of the GECC Mortgage Loan and (c) $2.0 million of proceeds received from an unaffiliated third-party joint venture partner in exchange for a minority interest in the entity, which is majority-owned and controlled by our operating partnership, that owns the property. We may redeem the minority interests of the unaffiliated third-party investor at the capital contribution amount plus any accrued and unpaid yield after February 1, 2014. The joint venture agreement provides the third-party investor with no voting rights and as such, we are responsible for the day-to-day control over operating decisions of the property. The mortgage loan in respect of the Reliant Rehabilitation Hospital — Dallas bears an interest rate of 5.084% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations — GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

The property is 100% leased to Reliant Rehabilitation Hospital Dallas, LP, an operating joint venture between a $2.5 billion private equity firm, Nautic Partners, LLC, or Nautic, and a physician group. Nautic and the physician group own 74% and 26% of the operating joint venture, respectively. The lease has a 25-year term, which commenced in 2010, and expires in August 2035. The lease contains 2.0% fixed annual rental escalations during the initial term and two renewal options of ten years each at market rates. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rental income for the initial lease term will be $3.4 million or $52.49 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009(1)	2008(1)	2007(1)
Occupancy rate	100.00%	100.00%	N/A	N/A	N/A
Average effective annual rent per square foot	$41.85	$18.58	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in September 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 federal tax return.

The annual real estate taxes payable on the property for the calendar year 2011 are estimated to be $0.4 million. Such real estate taxes are to be paid directly by the tenant under the terms of the lease.

Reliant Rehabilitation Hospital Dallas, LLC is a Texas limited partnership that focuses on attracting physician specialists as partners for their inpatient rehab facilities. These facilities treat patients with physical impairments and perform high revenue, high margin specialty procedures that require post-acute, after hospital stays for rehabilitation services for their patients. The majority of its referring physicians come from internal medicine, hospitalists, geriatric, pulmonologists, neurosurgery, neurology, orthopedics, and some cardiology.

Nautic, a private equity firm with over $2.5 billion of capital under management, purchased Reliant Rehabilitation Hospital Dallas, LLC in March 2011 and subsequently formed the joint venture with the physicians group. Nautic currently has four active investments in healthcare-related companies and has exited from eleven various healthcare related companies throughout its history. Nautic targets equity investments of $25 to $75 million.

We believe that the Reliant Rehabilitation Hospital — Dallas offers state-of-the-art amenities through recent construction and is well-located within close proximity of various acute-care hospitals. The property will be subject to competition from similar properties within each respective market area, and the economic performance of the center could be affected by changes in local economic conditions or changes in certain government reimbursement programs, primarily Medicare. We did not consider any other factors material or relevant to the decision to acquire the Reliant Rehabilitation Hospital — Dallas, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Reliant Rehabilitation Hospital — Dallas.

Reliant Rehabilitation Hospital — Houston

On May 9, 2012, we closed the acquisition of a fee simple interest in one rehabilitation hospital located in Houston, Texas, or the Reliant Rehabilitation Hospital — Houston. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Northwest Houston Hospital RE Partners, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Reliant Rehabilitation Hospital — Houston is the sixth property acquired from the Ten Property Portfolio.

The property contains 65,000 rentable square feet and is a three-story, 60-bed facility. The property is a clinical inpatient facility that provides nurse and therapy staff, ancillary services and supplies to treat patients who require intensive rehabilitative care generally after receiving treatment or service at an acute care hospital. The property is located adjacent to the campus of St. Luke’s Hospital at the Vintage, within two miles of Methodist Willowbrook Hospital and within ten miles of North Cypress Medical Center and Houston Northwest Medical Center.

Capitalization

The contract purchase price of the Reliant Rehabilitation Hospital — Houston was $31.6 million, exclusive of closing costs, at a capitalization rate of 10.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Reliant Rehabilitation Hospital — Houston with net proceeds from its ongoing public On May 10, 2012, we secured $13.4 million in post -acquisition financing for the property under the third tranche of the GECC Mortgage Loan (as defined in “— Financial Obligations — GECC Mortgage Loan” below).

Major Tenants/Lease Expiration

The property is 100% leased to Reliant Rehabilitation Hospital Northwest Houston, LP, an operating joint venture between a $2.5 billion private equity firm, Nautic Partners, LLC, or Nautic, and a physician group. Nautic and the physician group own 74% and 26% of the operating joint venture, respectively. The lease has a 25-year term, which commenced in May 2012, and expires in April 2037. The lease contains 2.0% fixed annual rental escalations during the initial term and two renewal options of ten years each at market rates. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rental income for the initial lease term will be $3.1 million or $48.37 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011(1)	2010(1)	2009(1)	2008(1)	2007(1)
Occupancy rate	N/A	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	N/A	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in May 2012. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 federal tax return.

The annual real estate taxes payable on the property for the calendar year 2012 are estimated to be $0.4 million. Such real estate taxes are to be paid directly by the tenant under the terms of the lease.

Reliant Rehabilitation Hospital Dallas, LLC is a Texas limited partnership that focuses on attracting physician specialists as partners for their inpatient rehab facilities. These facilities treat patients with physical impairments and perform high revenue, high margin specialty procedures that require post-acute, after hospital stays for rehabilitation services for their patients. The majority of its referring physicians come from internal medicine, hospitalists, geriatric, pulmonologists, neurosurgery, neurology, orthopedics, and some cardiology.

Nautic, a private equity firm with over $2.5 billion of capital under management, purchased Reliant Rehabilitation Hospital Dallas, LLC in March 2011 and subsequently formed the joint venture with the physicians group. Nautic currently has four active investments in healthcare-related companies and has exited from eleven various healthcare related companies throughout its history. Nautic targets equity investments of $25 to $75 million.

We believe that the Reliant Rehabilitation Hospital — Houston offers state-of-the-art amenities through recent construction and is well-located within close proximity of various acute-care hospitals. The facility will be subject to competition from similar properties within each respective market area, and the economic performance of the center could be affected by changes in local economic conditions or changes in certain government reimbursement programs, primarily Medicare. We did not consider any other factors material or relevant to the decision to acquire the Reliant Rehabilitation Hospital — Houston, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Reliant Rehabilitation Hospital — Houston.

Village Healthcare Center

On January 13, 2012, we closed the acquisition of a fee simple interest in Village Healthcare Center, a free-standing rehabilitation facility located in Santa Ana, California, or Village Healthcare Center. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Village HC Partners, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Village Healthcare Center is the seventh property acquired from the Ten Property Portfolio.

The Village Healthcare Center consists of a 7,750 rentable square foot congregate living facility, with 14 private patient rooms, specializing in the rehabilitation and care of patients with catastrophic brain and spine injuries. The property is located in Santa Ana, California, with a surrounding population of nearly 500,000 within a five mile radius, and provides patients high level medical services within a comfortable residential setting.

Capitalization

The contract purchase price of the property is $4.5 million at a capitalization rate of 9.3% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price) at the close of the acquisition. In May 2012, we secured $1.9 million in post -acquisition financing for the property under the third tranche of the GECC Mortgage Loan (as defined in “— Financial Obligations — GECC Mortgage Loan” below)

Major Tenants/Lease Expiration

The property is 100% leased to CareMeridian LLC, a subsidiary of National Mentor Holdings, LLC. National Mentor Holdings, Inc. has guaranteed the tenant’s obligations under the lease. The tenant took possession of the property in January 2010. The lease has a 15-year term, commenced in January 2010 and expires in January 2025. The lease contains 2.5% fixed annual rental escalations during the initial term and two renewal options of ten years each at the lessor of market rates or an increase of 2.7% over the rental rate in-place at the time of lease expiration. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be $0.4 million or $53.81 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009(1)	2008(1)	2007(1)
Occupancy rate	100.0%	100.0%	N/A	N/A	N/A
Average effective annual rent per square foot	$45.13	$44.03	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in January 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were approximately $35,000. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease.

For a detailed description of the National Mentor Holdings, LLC, the parent guarantor, please see “—  CareMeridian Rehabilitation — CareMeridian Rehabilitation Facility — Phoenix — Other” above.

We believe that the Village Healthcare Center is well-located with acceptable roadway access and is well maintained. The Village Healthcare Center will be subject to competition from similar properties within each respective market area, and the economic performance of the center could be affected by changes in local economic conditions or losses of contracts to major insurance companies reducing the in-network patient base. We did not consider any other factors material or relevant to the decision to acquire the Village Healthcare Center, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Village Healthcare Center.

Global Rehabilitation Hospital

On November 22, 2011, we closed the acquisition of a fee simple interest in one inpatient rehabilitation facility located in San Antonio, Texas, or the Global Rehabilitation Hospital. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was GRSA IRF

II, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Reliant Rehabilitation Hospital is the eighth property acquired from the Ten Property Portfolio.

The property contains 40,828 rentable square feet and is a two-story, 42-bed facility licensed as an inpatient rehabilitation hospital. The property was developed in 2010 as a build-to-suit development for a physician-owned operator of rehabilitation hospitals. The property is located in the medical corridor commonly known as Stone Oak, is the only non-affiliated rehabilitation provider in the Stone Oak market, and benefits from the referral patterns of all San Antonio’s short-term and long-term acute inpatient beds in various hospitals, which include two acute-care hospitals located within close proximity.

Capitalization

The contract purchase price of the Global Rehabilitation Hospital was $16.5 million, exclusive of closing costs, at a capitalization rate of 9.1% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. At closing, we funded the acquisition, exclusive of closing costs, of the Global Rehabilitation Hospital with (a) net proceeds from this offering of $3.8 million and (b) a $12.7 million mortgage loan representing a portion of the second tranche of the GECC Mortgage Loan. The mortgage loan in respect of the Global Rehabilitation Hospital bears an interest rate of 5.084% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations — GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

The property is 100% leased to Global Rehab San Antonio, LP, an operating joint venture between Global Rehab, a regional rehabilitation hospital operator, and a 20-member physician group. The lease has a 15-year term, commenced upon completion of the construction of the facility in January 2010 and expires in January 2025. The lease contains 2.0% fixed annual rental escalations during the initial term and two renewal options of five-years each. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be $1.5 million or $36.71 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009(1)	2008(1)	2007(1)
Occupancy rate	100.0%	100.0%	N/A	N/A	N/A
Average effective annual rent per square foot	$31.95	$31.33	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in January 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 federal tax return.

The annual real estate taxes payable on the property for the calendar year 2011 were $0.3 million. Such real estate taxes are to be paid directly by the tenant under the terms of the lease.

Global Rehab San Antonio, LLC is a physician-owned in-patient rehabilitation facility operator which was formed in 2006 and currently has more than 50 physician investors. The tenant currently has three inpatient rehabilitation hospitals in Texas, with one hospital in pre-development in Arizona.

We believe that the Global Rehabilitation Hospital is well-located within close proximity of various acute-care hospitals helping create a consistent patient referral base, has acceptable roadway access and is well maintained. Global Rehabilitation Hospital will be subject to competition from similar properties within each respective market area, and the economic performance of the center could be affected by changes in local economic conditions or changes in certain government reimbursement programs, primarily Medicare. We did not consider any other factors material or relevant to the decision to acquire the Global Rehabilitation Hospital, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Global Rehabilitation Hospital.

Methodist North Medical Office Building

On December 19, 2011, we closed the acquisition of a majority ownership position in a ground leasehold interest in a three-story outpatient center known as the “Methodist North Medical Office Building” leased to Methodist Services, Inc., an Illinois not-for-profit corporation, or Methodist, and located in Peoria, Illinois. Methodist is a subsidiary of the ground lease guarantor, Methodist Health Services Corporation. The seller of the ground leasehold interest was Peoria MOB Owners LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

We acquired the property through a joint venture entity controlled by our operating partnership pursuant to which we own a 99% interest and the seller owns a 1% minority interest, allowing the seller to recapitalize while retaining an interest in the property. The joint venture agreement provides the seller with no voting rights. The seller will continue to manage and lease the property. The property was completed in January 2010 and contains 73,302 rentable square feet. The property is a three-story building that provides patients with convenient, quality healthcare services including medical imaging, lab work, family medicine, pediatrics, cardiology, therapy services, podiatry and pharmacy. The property is approximately nine miles from Methodist’s main facility, Methodist Medical Center.

Capitalization

The contract purchase price of the ground leasehold interest was $24.6 million, exclusive of closing costs, at a capitalization rate of 7.9% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price) at the close of the acquisition. We funded the acquisition, exclusive of closing costs, of the property with (a) net proceeds from this offering of $9.5 million, (b) a $13.5 million mortgage loan, (c) a $1.5 million bridge loan and (d) $0.1 million of proceeds received from the joint venture partner in exchange for its minority interest in the joint venture entity.

On December 19, 2011, we, through a wholly owned subsidiary of our operating partnership, entered into a loan agreement with Regions Bank, under which we borrowed $13.5 million, in connection with the acquisition of the property. The loan bears interest at a floating rate, but, through an interest rate swap that we entered into with Regions Bank, pursuant to the terms of the loan, the loan bears interest at a per annum fixed rate of 3.93%. The loan matures in December 2016 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loan is nonrecourse and may be accelerated only upon the event of a default. The loan may be prepaid from time to time and at any time, in whole or in part.

On December 19, 2011, we entered into an unsecured $1.5 million bridge loan with the seller of the property. The bridge loan bears a fixed interest rate of 7.5% per annum and matures in March 2012. The bridge loan requires monthly interest payments with the principal balance due at maturity. The bridge loan was repaid in whole in December 2011 without premium or penalty.

Major Tenants/Lease Expiration

The property is 100% leased to Methodist pursuant to two tenant leases. The two tenant leases require annualized straight-line rental income of $1.9 million and expire in January 2025 and February 2025, respectively. The tenant leases have no renewal options and contain annual contractual rental escalations of

2%. The tenant leases are net whereby Methodist is required to pay substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rental income per square foot under the tenant leases is $26.55.

The ground lease, which commenced in July 2008, has an initial term of 50 years that expires in July 2058. The ground lease contains annual contractual rental escalations of 2%. The ground lease contains two 25-year renewal options at market rates. The ground lease is full service gross whereby the tenant of the ground leasehold interest is required to pay substantially all operating expenses, including any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $15,000.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010(1)	2009(1)	2008(1)	2007(1)
Occupancy rate	100.0%	100.0%	N/A	N/A	N/A
Average effective annual rent per square foot	$23.08	$22.63	N/A	N/A	N/A

(1)	The two tenant leases commenced in January 2010 and February 2010, respectively. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were $0.3 million. Such real estate taxes will be paid directly by the tenant under the terms of the leases.

Founded in 1900, Methodist Health Services Corporation provides a full range of services with almost 600 board-certified physicians backed by a dedicated team of healthcare professionals. Methodist Health Services Corporation is a hospital in downstate Illinois with Joint Commission Disease Specific Certification for heart attack, heart failure, stroke, pneumonia, hip and knee replacement and sleep disorders.

We believe that the Methodist North Medical Office Building is a well-positioned, recently constructed multi-specialty medical office building operated by one of the leading hospital systems within the community with acceptable roadway access. Methodist North Medical Office Building will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant and their general hospital operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Methodist North Medical Office Building, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Methodist North Medical Office Building.

Odessa Regional Medical Center

On December 19, 2011, we closed the acquisition of a majority ownership position in a ground leasehold interest in an on-campus medical office building known as the “Dr. Albert B. Finch Medical Office Building” located in the campus of the Odessa Regional Medical Center in Odessa, Texas. The ground leasehold interest is leased to Odessa Regional Hospital, LP, or Odessa Regional. Odessa Regional is a subsidiary of the guarantor, IASIS Healthcare Corporation, or IASIS. The seller of the ground leasehold interest was Odessa MOB Owners LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

We acquired the property through a joint venture entity controlled by our operating partnership pursuant to which we own a 99% interest and the seller owns a 1% minority interest, allowing the seller to recapitalize while retaining an interest in the property. The joint venture agreement provides the seller with no voting rights. The seller will continue to manage and lease the property.

The property was completed in June 2008 and contains 39,220 rentable square feet. The property serves the adjacent Odessa Regional Medical Center, which is a provider of comprehensive healthcare services. The facility is currently occupied by hospital employed physicians or subleased to private physicians.

Capitalization

The contract purchase price of the ground leasehold interest was $7.4 million, exclusive of closing costs, at a capitalization rate of 8.1% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price) at the close of the acquisition. We funded the acquisition, exclusive of closing costs, of the property with (a) net proceeds from its ongoing public offering of $2.9 million, (b) a $4.0 million mortgage loan, (c) a $0.5 million bridge loan and (d) $33,000 of proceeds received from the joint venture partner in exchange for its minority interest in the joint venture entity.

On December 19, 2011, we, through a wholly owned subsidiary of our operating partnership, entered into a loan agreement with Regions Bank, under which we borrowed $4.0 million, in connection with the acquisition of the property. The loan bears interest at a floating rate, but, through an interest rate swap that we entered into with Regions Bank, pursuant to the terms of the loan, the loan bears interest at a per annum fixed rate of 4.03%. The loan matures in December 2016 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loan is nonrecourse and may be accelerated only upon the event of a default. The loan may be prepaid from time to time and at any time, in whole or in part.

On December 19, 2011, we entered into an unsecured $0.5 million bridge loan with the seller of the property. The bridge loan bears a fixed interest rate of 7.5% per annum and matures in March 2012. The bridge loan requires monthly interest payments with the principal balance due at maturity. The bridge loan was repaid in whole in December 2011 without premium or penalty.

Major Tenants/Lease Expiration

The property is 100% building leased to Odessa Regional. The tenant lease requires annualized straight-line rental income of $0.6 million and expires in May 2023. The tenant lease has no renewal options and contains annual contractual rental escalations of 2%. The tenant lease is net whereby Odessa Regional is required to pay substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent.

The ground lease, which commenced in July 2007, has an initial term of 50 years that expires in July 2057. The ground lease contains contractual rental escalations of 10% every five years. The ground lease contains two 25-year renewal options. The ground lease is full service gross whereby the tenant of the ground leasehold interest is required to pay substantially all operating expenses, including any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $2,000.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009	2008(1)	2007(1)
Occupancy rate	100.0%	100.0%	100%	100%	N/A
Average effective annual rent per square foot	$13.53	$13.01	$12.75	$12.50	N/A

(1)	The tenant took possession of the property upon its completion in June 2008. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were $0.1 million. Such real estate taxes will be paid direcly by the tenant under the terms of the lease.

Founded in 1998, privately-held IASIS Healthcare is an owner and operator of community-focused hospitals in high-growth urban and suburban markets. IASIS Healthcare began principal operations in October of 1999, in transactions arranged by the management team and Joseph Littlejohn & Levy. In 2004, Texas Pacific Group, a private equity firm managing over $13 billion in assets, led a group of investors to acquire IASIS and currently is a stockholder in IASIS.

We believe that the property is a strategically located, recently constructed on-campus medical office building which is adequately suited for medical office space for one of the leading hospital systems within the community. The property will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant and their adjacent hospital operations could be affected by changes in local economic conditions impacting the demand for the property. We did not consider any other factors material or relevant to the decision to acquire the property, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the property.

Cooper Health System Medical Office Buildings

Cooper I

On December 29, 2011, we closed the acquisition of a fee simple interest in a medical office building located in Willingboro, New Jersey, or Cooper I. We acquired the property though an indirect wholly owned subsidiary of our operating partnership. The seller of the property is Developmed Properties III, LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The one story, 11,000 square foot building was originally completed in 1995 but substantially renovated and expanded in 2010 to provide healthcare services including cardiology, critical care medicine, internal medicine, neurosurgery and vascular surgery services through multiple exam rooms and three procedure rooms.

Capitalization

The contract purchase price of the property was $3.3 million, exclusive of closing costs, at a capitalization rate of 8.7% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. We funded the acquisition of the property with net proceeds from this offering. We may seek to attain financing on the property post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to The Cooper Health System, a New Jersey not-for-profit corporation, or Cooper. The lease commenced in April 2010 and has a 10-year term expiring in April 2020. The lease contains a 9.7% rental-rate escalation in April 2015. The lease contains two five-year renewal options at fixed rates. The lease is net whereby the tenant is required to pay substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rental income for the property is $0.3 million, or $26.18 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009(1)	2008(1)	2007(1)
Occupancy rate	100.00%	100.00%	N/A	N/A	N/A
Average effective annual rent per square foot	$24.75	$24.75	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion of its renovation in April 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were approximately $48,000. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

The Cooper not-for profit health system includes clinics and hospital services located throughout southern New Jersey and the Delaware Valley, including the 560-bed Cooper University Hospital and The Children’s Regional Hospital. Founded in 1887, the health care system provides trauma, cancer, cardiology, neuroscience, psychiatric, and orthopedic specialty centers. It also operates satellite clinics and provides home health services in New Jersey, Pennsylvania, and Delaware.

We believe that Cooper I is a well-positioned medical office building operated by one of the leading hospital systems within its community located adjacent to a competitive hospital system’s hospital campus. Cooper I will be subject to competition from similar properties within its respective market area and the economic performance of the single tenant could be affected by changes in local economic conditions or changes in the performance of the adjacent hospital. We did not consider any other factors material or relevant to the decision to acquire Cooper I, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no plans for capital improvements at Cooper I. The proceeds for the construction work have been placed in escrow and will be releases based upon the completion of the construction work.

Cooper II

On May 22, 2012, we closed the acquisition of a fee simple interest in a medical office building located in Willingboro, New Jersey, or Cooper II. We acquired the property though an indirect wholly owned subsidiary of our operating partnership. The seller of the property is 218 Sunset, LLC, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction.

The one story, 16,314 square foot building was originally completed in 1961 but schedule to be substantially renovated and in 2013 to provide convenient, quality healthcare services including cardiology, endocrinology, gastroenterology, pulmonary medicine, and women’s heart programs.

Capitalization

The contract purchase price of the property was $4.6 million, exclusive of closing costs, at a capitalization rate of 8.5% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price) at the close of the acquisition. We funded the acquisition of the property with net proceeds from this offering. We may seek to attain financing on the property post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to The Cooper Health System, a New Jersey not-for-profit corporation, or Cooper. The lease commenced in May 2012 and has a 10-year term expiring in May 2022. The lease contains fixed rental escalations of 2.0% annually. The lease contains one five-year renewal option at market rates. The lease is net whereby the tenant is required to pay substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rental income for the property is $0.4 million, or $24.03 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011(1)	2010(1)	2009(1)	2008(1)	2007(1)
Occupancy rate	N/A	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	N/A	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion of its renovation in May 2012. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 were approximately $48,000. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

The Cooper Health System is a not-for profit health system which includes clinics and hospital services located throughout southern New Jersey and the Delaware Valley, including the 560-bed Cooper University Hospital and The Children’s Regional Hospital. Founded in 1887, the health care system provides trauma, cancer, cardiology, neuroscience, psychiatric, and orthopedic specialty centers. It also operates satellite clinics and provides home health services in New Jersey, Pennsylvania, and Delaware.

We believe that Cooper II is a well-positioned medical office building operated by one of the leading hospital systems within its community located on a competitive hospital system’s hospital campus. Cooper II will be subject to competition from similar properties within its respective market area and the economic performance of the single tenant could be affected by changes in local economic conditions or changes in the performance of the adjacent hospital. We did not consider any other factors material or relevant to the decision to acquire Cooper II, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There is $1.0 million of capital improvements budgeted and scheduled to occur in 2012 at Cooper II building as consistent with the contract of sale on the purchase that occurred in May 2012. The proceeds for the construction work have been placed in escrow and will be releases based upon the completion of the construction work.

University of Wisconsin Medical Center Building

On March 6, 2012, we closed the acquisition of one free-standing fee simple clinical outpatient building, or the UW Building leased to the University of Wisconsin Medical Foundation, or UWMF, located in Monona, Wisconsin. UWMF is a subsidiary of University of Wisconsin Medical System. The builder and seller of the property is Yahara Creek, LLC. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

The UW Building was completed in September 2011 and contains 31,374 rentable square feet. The UW Building was constructed to meet US Green Building Council LEED Silver certification standards. The property serves as a clinical outpatient facility that provides services such as x-rays, mammography, health and nutrition education and physical therapy to patients. Another hospital is developing a similar clinical outpatient facility adjacent to the site of the property that may provide competitive services.

Capitalization

The purchase price of the property was $9.2 million at a capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price) at the close of the acquisition. We funded the acquisition, exclusive of closing costs, of the property with (a) net proceeds from this offering of $6.9 million and (b) $2.3 million of proceeds received from an unaffiliated third-party joint venture partner in exchange for a minority interest in the entity, which is majority-owned and controlled by our operating partnership, that owns the property. On March 7, 2012, we entered into a $5.0 million loan agreement with Aviva Life and Annuity Company to provide post-acquisition financing for the University of Wisconsin Medical Center building, as described in further detail below under “Financial Obligations.”

Major Tenants / Lease Expiration

The property is 100% leased to UWMF. The lease has a ten year term that commenced in October 2011 and expires in September 2021, with fixed annual rental escalations of 2.0%. The lease is net whereby we are responsible for maintaining the roof and structure of the building and UWMF is required to pay substantially all other operating expenses, in addition to base rent. The lease contains two five-year renewal options. The annualized straight-line rent for the property will be $0.7 million, or $23.27 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010(1)	2009(1)	2008(1)	2007(1)
Occupancy Rate	100.00%	N/A	N/A	N/A	N/A
Average effective annual rental per square foot	$21.17	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in October 2011. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

The annual realty taxes payable on the property for the calendar year 2012 are expected to be $0.2 million. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease.

The UWMF is the clinic practice organization for the faculty physicians of the University of Wisconsin School of Medicine and Public Health. UWMF provides clinical sites, technical and professional staff and administrative services to University of Wisconsin faculty physicians.

We believe that the UW Building is a well-positioned, recently constructed multi-specialty medical office building operated by one of the leading hospital systems within the community with acceptable roadway access. The UW Building will be subject to competition from similar properties including a similar clinical outpatient facility developed by another hospital system that is adjacent to the property that may provide competitive services. The economic performance of the single tenant and their general hospital operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the UW Building, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the UW Building.

Carson Tahoe Medical Office Building

On March 8, 2012, we closed the acquisition of one free-standing fee simple medical office building, or Carson Tahoe, leased to two tenants in Caron City, Nevada. The seller of the property is HC Carson City I, LLC. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

The property contains 38,426 rentable square feet and was built in 2007 to provide physicians a convenient medical office location adjacent to the Carson Tahoe Medical Center Campus.

Capitalization

The purchase price of the property was $8.5 million at a capitalization rate of 8.1% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price) at the close of the acquisition. We funded the acquisition, exclusive of closing costs, of the property with net proceeds from this offering. Subsequent to closing, we secured $4.7 million in post -acquisition financing for the property under the Regions Bank Loan (as defined in “— Financial Obligations — Carson Tahoe Medical Office Building” below).

Major Tenants/Lease Expiration

The property is 82.1% leased to two tenants under four leases. The tenants are Carson Tahoe Regional Healthcare, which has an affiliated entity that is rated by major credit rating agencies, and James L. Pincock, MD, DMD, an oral and maxillofacial surgeon. Each of the leases is net whereby we are responsible for maintaining the roof and structure of the building and the tenants are required to pay substantially all other operating expenses, in addition to base rent.

The following table provides information relating to each lease, including lease commencement and termination dates, rental escalations and renewal options, rentable square footage and annualized rental income.

Tenant	Lease Commencement Date	Lease Termination Date	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income / Per Square Foot
Carson Tahoe Regional Healthcare	July 2008	July 2018	Annual escalations equal to lessor of 3.0% and Consumer Price Index	Two five-year options	10,216	$0.2 million / $22.32
Carson Tahoe Regional Healthcare	April 2007	March 2022	Annual escalations equal to lesser of 3.0% and Consumer Price Index	Two five-year options	15,727	$0.4 million / $23.02
Carson Tahoe Regional Healthcare	May 2011	May 2016	Fixed annual escalations of 3%	Two five-year options	2,787	$0.1 million / $20.09
James L. Pincock, MD, DMD	February 2008	February 2018	Fixed annual escalations of 3%	One five-year option	2,818	$0.1 million / $26.26

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the property as of March 31, 2012 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of Carson Tahoe Medical Office Building	Leased Rentable Sq. Ft.	Percent of Carson Tahoe Medical Office Building Rentable Sq. Ft. Expiring
2012	—	$—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	1	56	7.8%	2,787	8.8%
2017	—	—	—	—	—
2018	2	302	41.9%	13,034	41.3%
2019	—	—	—	—	—
2020	—	—	—	—	—
2021	—	—	—	—	—
Total	3	$358	49.7%	15,821	50.1%

(1)	Annualized rental income as of March 31, 2012 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009	2008	2007
Occupancy rate	82.1%	74.8%	74.8%	74.8%	40.9%
Average effective annual rental per square foot	$22.32	$22.31	$21.98	$21.48	$21.48

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

The annual realty taxes payable on the property for the calendar year 2012 are expected to be $0.1 million. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease.

Carson Tahoe Regional Healthcare is a non-profit group founded in 1949 with physicians and staff dedicated to cardiovascular diseases, cancer, surgical services, rehabilitation, behavioral issues and wellness.

We believe that Carson Tahoe is a high-quality, recently constructed on-campus medical office building operated by the adjacent hospital system. The property is currently approximately 82% occupied and the operating results are based upon the current income from the in-place tenant roster. Carson Tahoe will be subject to competition from similar properties within its respective market area, and the economic performance of the tenants and the adjacent hospital operations could be affected by changes in local economic conditions impacting the demand for the property. We did not consider any other factors material or relevant to the decision to acquire the Carson Tahoe, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at Carson Tahoe.

Henry Ford Dialysis

On March 15, 2012, we closed the acquisition of one free-standing fee simple building located in Southfield, Michigan, known as the Henry Ford Dialysis Center. The seller of the property is Lahser Medical Holdings, LLC. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

The property contains 10,100 rentable square feet and was built to provide dialysis services to patients in the surrounding communities.

Capitalization

The purchase price of the property was $2.9 million at a capitalization rate of 8.3% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price) at the close of the acquisition. We funded the acquisition, exclusive of closing costs, of the property with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to Northwest Detroit Dialysis Center, a co-partnership between Henry Ford Health System and Sinai Hospital of Greater Detroit. Henry Ford Health System, a non-profit corporation, is the majority partner with a 75% interest in the partnership, is rated by major credit rating agencies, and has guaranteed 75% of the obligations under the lease. Sinai Hospital of Greater Detroit, a non-profit corporation, is the minority partner with a 25% interest in the partnership, and has guaranteed 25% of the obligations under the lease. The lease has a 20-year term that commenced in September 2003 and expires in September 2023, with no annual rental escalations during the primary lease term. The lease is net whereby we are responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease contains four, five-year renewal options. The annualized straight-line rent for the property will be $0.2 million, or $23.66 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009	2008	2007
Occupancy rate	100.0%	100%	100%	100%	100%
Average effective annual rent per square foot	$23.65	$23.65	$23.65	$23.65	$23.65

Other

We believe the property is suitable and adequate for its uses.

We believe the property is to adequately insured.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

The annual realty taxes payable on the property for the calendar year 2012 are expected to be approximately $35,000. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

The Henry Ford Health System is a comprehensive, integrated, non-profit, managed care, health care organization located in Southeast Michigan. Sinai Hospital of Greater Detroit is a 316-bed general medical and surgical hospital.

We believe that the Henry Ford Dialysis Center is well-positioned within its community and will benefit from its affiliations with two health systems that operate hospitals in surrounding communities. The Henry Ford Dialysis Center was specifically built for its current purpose but will be subject to competition from similar properties within its respective market area and the economic performance of the single tenant that could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Henry Ford Dialysis Center, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Henry Ford Dialysis Center.

BioLife Plasma Services Facility

On January 20, 2012, we closed the acquisition of a fee simple interest in one build-to-suit property leased to BioLife Plasma Services L.P., or the BioLife Plasma Services Facility, located in Denton, Texas. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The sellers of the property were AGRD Denton, LLC and KGRD Denton, LLC, entities which have no material relationship with us and the acquisition was not an affiliated transaction.

The BioLife Plasma Services Facility contains 15,000 rentable square feet and is used to process and administer plasma based therapies.

Capitalization

The contract purchase price of the BioLife Plasma Services Facility was $5.7 million, exclusive of closing costs, at a capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the BioLife Plasma Services Facility with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to BioLife Plasma Services L.P., a subsidiary of Baxter International Inc., which has an investment grade credit rating as determined by major credit rating agencies and has guaranteed the tenant’s obligations under the lease.

The lease commenced in February 2011 and has a 10-year term, which expires in February 2021. At the closing of the acquisition, 9.1 years remained on the lease. The lease contains no annual rental escalations during the initial term and three renewal options of five years each.

The lease is net whereby BioLife Plasma Services L.P. is required to pay substantially all other operating expenses, excluding maintaining the roof and structure of the building in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $0.5 million or $30.67 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010(1)	2009(1)	2008(1)	2007(1)
Occupancy rate	100%	NA	NA	NA	NA
Average effective annual rent per square foot	$30.65	NA	NA	NA	NA

(1)	The tenant took possession of the property upon its completion in February 2011. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the BioLife Plasma Services Facility is adequately insured.

The annual realty taxes payable on the BioLife Plasma Services Facility for the calendar year 2012 are expected to be be approximately $0.1 million. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

Baxter International Inc. develops, manufactures and markets products for people with hemophilia, immune disorders, infectious diseases, kidney disease, trauma, and other chronic and acute medical conditions.

We believe that the BioLife Plasma Services Facility is well-located, has acceptable roadway access and is well maintained. The BioLife Plasma Services Facility was specifically built for its current purpose but will be subject to competition from similar properties within its respective market area. The economic performance of the single tenant that could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the BioLife Plasma Services Facility, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the BioLife Plasma Services Facility.

Mercy Health Plaza

On April 10, 2012, we closed the acquisition of a fee simple interest in one build-to-suit property leased to Sisters of Mercy Health System, or the Mercy Health Plaza, located in Springfield, Missouri. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Explorer Investments, 2, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The Mercy Health Plaza contains 42,430 rentable square feet and is a build-to-suit project for the administrative and general office requirements of Mercy Health Plan.

Capitalization

The contract purchase price of Mercy Health Plaza was $11.0 million, exclusive of closing costs, at a capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the Mercy Health Plaza with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to Sisters of Mercy Health System, which has an investment grade credit rating as determined by major credit rating agencies.

The lease commenced in April 2009 and has a 13-year term, which expires in April 2022. At the closing of the acquisition, 10.0 years remained on the lease. The lease contains one fixed rental escalations during the initial term of 9.75% in April 2012 and two renewal options of ten years each.

The lease is net whereby Mercy Health Plaza is required to pay substantially all other operating expenses, including for maintaining the roof and structure of the building in addition to base rent. The annualized straight-line rent for the initial lease term will be $0.9 million or $20.81 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010	2009	2008(1)	2007(1)
Occupancy rate	100.00%	100.00%	100.00%	N/A	N/A
Average effective annual rent per square foot	$18.97	$18.97	$18.97	N/A	N/A

(1)	The tenant took possession of the property upon its completion in April 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the Mercy Health Plaza is adequately insured.

The annual realty taxes payable on the Mercy Health Plaza for the calendar year 2011 were $0.1 million. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

Sisters of Mercy Health System is a Catholic health care system in the United States and operates in a seven-state regional area (Missouri, Arkansas, Kansas, Oklahoma, Louisiana, Texas and Mississippi) and includes acute care hospitals, three heart hospitals, physician practices, outpatient facilities, home health programs, skilled nursing services and long-term care facilities.

We believe that the Mercy Health Plaza is well-located, has acceptable roadway access and is well-maintained. Mercy Health Plaza was specifically built as an administrative office for a regional health system that provides healthcare services in its community but will be subject to competition from similar properties within its respective market area, and the economic performance of the single tenant that could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Mercy Health Plaza, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Mercy Health Plaza.

East Pointe Medical Office Building

On April 18, 2012, we closed the acquisition of a fee simple interest in one build-to-suit property leased to Health Management Associates, Inc., or the East Pointe Medical Office Building, located in Leigh Acres, Florida. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was AW Investment Management, Inc, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The East Pointe Medical Office Building contains 34,500 rentable square feet and is a build-to-suit two-story medical office building that serves the physicians of the adjacent Lehigh Regional Medical Center.

Capitalization

The contract purchase price of East Pointe Medical Office Building was $10.5 million, exclusive of closing costs, at a capitalization rate of 8.7% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the East Pointe Medical Office Building with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to Lehigh HMA, Inc., a Florida corporation. Health Management Associates, Inc., a Florida corporation, or HMA, has guaranteed 100% of the obligations under the lease.

The lease commenced in July 2008 and has a 15-year term, which expires in June 2023. At the closing of the acquisition, 11.2 years remained on the lease. The lease contains fixed annual rental escalations during the initial term of 3.0% and has no renewal options.

The lease is net whereby the East Pointe Medical Office Building is required to pay substantially all other operating expenses, including for maintaining the roof and structure of the building in addition to base rent. The annualized straight-line rent for the initial lease term is $0.9 million or $26.38 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010	2009	2008	2007(1)
Occupancy rate	100.00%	100.00%	100.00%	100.00	N/A
Average effective annual rent per square foot	$22.06	$21.42	$20.80	$20.19	N/A

(1)	The tenant took possession of the property upon its completion in July 2008. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the East Pointe Medical Office Building is adequately insured.

The annual realty taxes payable on the East Pointe Medical Office Building for the calendar year 2011 are approximately $0.1 million. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

HMA is a for-profit owner and operator of general acute care hospitals in non-urban communities located throughout the United States, primarily in the southeast. As of December 31, 2010, HMA has grown to include 59 hospitals located in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Missouri, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Washington and West Virginia. Services provided by HMA hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care and pediatric services. In addition, HMA provides outpatient services such as one-day surgery, laboratory, x-ray, respiratory therapy, cardiology and physical therapy.

We believe the East Pointe Medical Office Building is a strategically located, on-campus medical office building that is suitable for the adjacent hospital systems that provides healthcare services within the community. East Pointe Medical Office Building will be subject to competition from similar properties within its respective market area and the economic performance of the single tenant and their adjacent hospital operations could be affected by changes in local economic conditions impacting the demand for the property. We did not consider any other factors material or relevant to the decision to acquire the East Pointe Medical Office Building nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the East Pointe Medical Office Building.

PAPP Clinic

On May 14, 2012, we closed the acquisition of a fee simple interest in a property leased to PAPP Clinic P.C., or the PAPP Clinic, located in Newman, Georgia. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Ziegler — Georgia 22. LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The PAPP Clinic contains 31,213 rentable square feet and houses family medicine, pediatrics, and pain management offices offering these services to primarily insured patients.

Capitalization

The contract purchase price of PAPP Clinic was $5.4 million, exclusive of closing costs, at a capitalization rate of 8.2% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the PAPP Clinic with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to Piedmont Medical Care Corporation, a Georgia non-profit corporation, or Piedmont.

The lease commenced in December 1996 and has a 25-year term, which expires in December 2021. At the closing of the acquisition, 9.6 years remained on the lease. The lease contains one fixed rental escalation of 3.6% in year five during the initial term and has one renewal option of five years.

The lease is net whereby Piedmont is required to pay substantially all other operating expenses, including for maintaining the roof and structure of the building in addition to base rent. The annualized straight-line rent for the initial lease term is $0.4 million or $14.26 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010	2009	2008	2007
Occupancy rate	100.00%	100.00%	100.00%	100.00%	100.00%
Average effective annual rent per square foot	$14.00	$14.00	$14.00	$14.00	$14.00

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual realty taxes payable on the PAPP Clinic for the calendar year 2011 were approximately $30,000. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

Piedmont is the administrative arm of the non-cardiology physician practice entities of Piedmont Healthcare, Inc. Piedmont Healthcare, Inc. is a leading non-profit healthcare system in Atlanta that operates four hospitals and has an investment grade credit rating as determined by major credit rating agencies.

We believe that the PAPP Clinic is well-located and operated by a regional healthcare system that is one of the largest providers of healthcare and hospital services to its community. The PAPP Clinic is subject to competition from similar properties within its respective market area and the economic performance of the single tenant that could be affected by changes in local economic conditions. The facility is well-maintained to mitigate any risk of functional obsolescence due to the age of the property. We did not consider any other factors material or relevant to the decision to acquire the PAPP Clinic, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the PAPP Clinic.

Unitron Hearing Building

On May 15, 2012, we closed the acquisition of a fee simple interest in a property leased to Unitron Hearing, Inc., or the Unitron Hearing Building, located in Plymouth, Minnesota. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was FR/CAL 27th Avenue, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The Unitron Hearing Building contains 81,927 rentable square feet and houses many different functions of the tenant’s business including production, training, sales, marketing and shipping.

Capitalization

The contract purchase price of the Unitron Hearing Building was $9.4 million, exclusive of closing costs, at a capitalization rate of 8.4% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the Unitron Hearing Building with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to Unitron Hearing, Inc., a Minnesota corporation, or Unitron, which is a subsidiary of Sonova Holding AG, a Swiss corporation, or Sonova. Sonova has guaranteed 100% of the lease obligations.

The lease commenced in August 2011 and has a 10.5-year term, which expires in January 2022. At the closing of the acquisition, 9.7 years remained on the lease. The lease contains fixed rental escalations of 2.0% annually and has two renewal options of five years.

The lease is net whereby Unitron is required to pay substantially all other operating expenses, including for maintaining the roof and structure of the building in addition to base rent. The annualized straight-line rent for the initial lease term is $0.8 million or $9.68 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010(1)	2009(1)	2008(1)	2007(1)
Occupancy rate	100.00%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$8.74	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in August 2011. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses. The building was built in 1989 and renovated in 2011.

We believe that the property is adequately insured.

The annual realty taxes payable on the property for the calendar year 2011 were approximately $0.1 million. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

Unitron is a designer and manufacturer of behind-the-ear and custom in the-ear hearing instruments. Unitron engages in developing and manufacturing digital hearing instruments and fitting software. It also offers hearing assistance accessories, such as WiFi Mic systems, bone conduction systems, conventional CROS/BiCROS, and direct audio input products. The company supplies digital hearing instruments to the United States government agencies, as well as serves other customers internationally. Sonova is publicly traded on the SIX Swiss exchange under the symbol CHF.

We believe that the Unitron Hearing Building is strategically located with acceptable roadway access that was substantially renovated to increase operational efficiencies and production capacities. The Unitron Hearing Building is subject to competition from similar properties within its respective market area. The economic performance of the single tenant that could be affected by changes in national demand for their hearing solution products. The Hearing Building is well maintained to mitigate the risk of functional obsolescence due to the age of the property. We did not consider any other factors material or relevant to the decision to acquire the Unitron Hearing Building, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Unitron Hearing Building.

Fresenius Medical Center

On May 23, 2012, we closed the acquisition of a fee simple interest in a property located in Metairie, Louisiana, or the Fresenius Medical Center. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was WMET, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The Fresenius Medical Center is a freestanding dialysis clinic that contains 18,149 square feet.

Capitalization

The contract purchase price of the Fresenius Medical Center was $3.7 million, exclusive of closing costs, at a capitalization rate of 8.4% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the Fresenius Medical Center with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to Bio-Medical Applications of Louisiana, LLC, a Delaware corporation d/b/a as Fresenius Medical Care North Arnoult, or Fresenius, a subsidiary of Fresensius Medical Care Holdings, Inc., or FMC, a New York corporation. FMC has guaranteed 100% of the lease obligations.

The lease commenced in September 2010 and has a 15-year term, which expires in September 2025. At the closing of the acquisition, 13.4 years remained on the lease. The lease contains fixed rental escalations of 10.0% in years six and eleven and has three renewal options of five years each.

The lease is net whereby the Fresenius Medical Center is required to pay substantially all other operating expenses, including for maintaining the roof and structure of the building in addition to base rent. The annualized straight-line rent for the initial lease term is $0.3 million or $17.25 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010	2009	2008	2007
Occupancy rate	100.00%	100.00%	N/A	N/A	N/A
Average effective annual rent per square foot	$15.47	$15.47	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in September 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the Fresenius Medical Center is adequately insured.

The annual realty taxes payable on the Fresenius Medical Center for the calendar year 2011 were approximately $10,000. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

FMC is a subsidiary of Fresenius Medical Care AG & Co. KGaA which is a kidney dialysis company, operating in both the field of dialysis products and the field of dialysis services. The company’s dialysis business is vertically integrated, providing dialysis treatment at its own dialysis clinics and supplying these clinics with a range of products. In addition, the company sells dialysis products to other dialysis service providers. The company operates in three business segments: North America, International, and Asia Pacific. The North America segment consists of Renal Therapy Group and Fresenius Medical Services. Through its network of 2,898 dialysis clinics in North America, Europe, Latin America, Asia-Pacific and Africa, the company provides dialysis treatment to 233,156 patients around the globe. It is an integrated provider of products and services for individuals undergoing dialysis because of chronic kidney failure, a condition that affects more than 2.1 million individuals worldwide. It is also a leading provider of dialysis products such as hemodialysis machines, dialyzers and related disposable products.

We believe that the Fresenius Medical Center is well positioned within its community and will benefit from the expertise of the operator that is currently the largest dialysis operator in the country. Fresenius Medical Center was specifically built for its current purpose but will be subject to competition from similar properties within its respective market area and the economic performance of the single tenant that could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Fresenius Medical Center, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Fresenius Medical Center.

Sunnyvale Medical Plaza

On May 31, 2012, we closed the acquisition of one free-standing fee simple two-story medical office building leased to eight tenants in Sunnyvale, Texas, or the Sunnyvale Medical Plaza. The seller of the property is Sunnyvale MOB Partners, L.P. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

The property was constructed in 2009 and contains 48,910 rentable square feet and is the only medical office building on the campus of the 70-bed Texas Regional Medical Center.

Capitalization

The purchase price of the property was $12.3 million at a capitalization rate of 8.1% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price) at the close of the acquisition. We funded the acquisition, exclusive of closing costs, of the property with net proceeds from this offering.

Major Tenants / Lease Expiration

The property is 88.3% leased to eight tenants under nine leases, including one suite under a master lease with the seller. Each of the leases is net whereby we are responsible for maintaining the roof and structure of the building and the tenants are required to pay substantially all other operating expenses, in addition to base rent.

The following table provides information relating to each lease, including lease commencement and termination dates, rental escalations and renewal options, rentable square footage and annualized rental income.

Tenant	Lease Commencement Date	Lease Termination Date	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income / Per Square Foot
Texas Regional Medical Center, LTD	September 2009	September 2024	Annual escalations equal to greater of 2.0% and Consumer Price Index (not to exceed 4.5%)	Three five-year options	7,430	$0.2 million / $24.76
Texas Regional Medical Center, LTD	January 2011	January 2018	Annual escalations equal to greater of 2.0% and Consumer Price Index (not to exceed 4.5%)	Two five-year options	3,396	$0.1 million / $22.67
Texas Health Resources	October 2009	October 2019	Fixed annual escalations of 2.75%	None	12,699	$0.3 million / $24.49
Associated Urologists, PA	October 2009	October 2016	Fixed annual escalations of 3.0%	None	4,472	$0.1 million / $28.85
Brent Belvin, MD and Norberto Vergas, MD	July 2010	June 2016	Fixed annual escalations of 3.0%	None	2,200	$0.1 million / $26.36
J. Kirkland Grant, M.D.	October 2001	September 2019	Fixed annual escalations of 3.0%	None	3,327	$0.1 million / $23.14
Premier OB-GYN Center, P.A.	October 2010	February 2019	Fixed annual escalations of 2.4%	None	3,672	$0.1 million / $21.79
Sunnyvale MOB Partners, L.P.	May 2012	May 2017	Fixed annual escalations of 2.5%	None	3,817	$0.1 million / $20.96
S. Talati M.D., P.A.	September 2010	September 2017	Fixed annual escalations of 2.0%	None	2,170	$46,000 / $21.20

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the property as of June 30, 2012 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of Carson Tahoe Medical Office Building	Leased Rentable Sq. Ft.	Percent of Carson Tahoe Medical Office Building Rentable Sq. Ft. Expiring
July 1 – December 31, 2012	—	$—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	2	187	17.9%	6,672	15.5%
2017	2	126	12.1%	5,987	13.9%
2018	1	77	7.4%	3,396	7.9%
2019	3	468	44.9%	19,698	45.6%
2020	—	—	—	—	—
2021	—	—	—	—	—
Total	8	$858	82.3%	35,753	82.9%

(1)	Annualized rental income as of June 30, 2012 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009	2008(1)	2007(1)
Occupancy rate	80.49%	73.54%	57.10%	N/A	N/A
Average effective annual rental per square foot	$22.16	$21.47	$21.50	N/A	N/A

(1)	The property was completed in September 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

The annual realty taxes payable on the property for the calendar year 2011 were $0.2 million. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease for each tenant’s pro-rata share of real estate tax expense.

Texas Health Resources is a regional health system that includes 24 acute care and short-stay hospitals that are owned, operated, joint-ventured or affiliated with Texas Health Resources. It includes the Texas Health Presbyterian, Texas Health Arlington Memorial and Texas Health Harris Methodist hospitals, a large physician group, outpatient facilities, and home health, preventive and fitness services, and an organization for medical research and education.

Texas Regional Medical Center is a state-of-the-art, physician-owned, for-profit hospital which was built in 2009 to service the residents of eastern Dallas, Kaufman, and Ellis Counties. Texas Regional Medical Center is a general acute care hospital with approximately 117,715 square feet on two floors. The hospital has 53 medical/surgical beds, eight intensive care unit beds and nine post-partum/ OBGYN beds. The hospital offers a comprehensive array of services such as medical diagnostic testing and treatments, including a catheterization lab and outpatient surgery utilizing laparoscopy, arthroscopy, endoscopy and other similar services. The hospital also provides a full range of imaging services, including MRI, CT, Ultrasound, Nuclear Medicine, Mammography, RF and X-Ray modalities.

We believe the Sunnyvale Medical Plaza is an on-campus medical office building that is adequately suited to provide medical office space to physicians practicing at the adjacent hospital or other community hospitals. Sunnyvale Medical Plaza will be subject to competition from similar properties within its respective market area and the economic performance of the single tenant and the adjacent hospital operations could be affected by changes in local economic conditions impacting the demand for the property. We did not consider any other factors material or relevant to the decision to acquire the Sunnyvale Medical Plaza nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Sunnyvale Medical Plaza.

Texas Clinic at Arlington

On May 31, 2012, we closed the acquisition of one free-standing fee simple three-story medical office building leased to nine tenants in Arlington, Texas, or the Texas Clinic at Arlington. The seller of the property is Arlington MOB Partners, L.P. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

The property was constructed in 2010 and contains 66,824 rentable square feet and benefits from a location within an established health care district in a new, off-campus location proximate to three general acute care hospitals and adjacent to a large retail center.

Capitalization

The purchase price of the property was $21.3 million at a capitalization rate of 7.8% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursements less estimated property operating costs by the purchase price) at the close of the acquisition. We funded the acquisition, exclusive of closing costs, of the property with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 95.7% leased to nine tenants under 19 leases. Each of the leases is net whereby we are responsible for maintaining the roof and structure of the building and the tenants are required to pay substantially all other operating expenses, in addition to base rent.

The following table provides information relating to each lease, including lease commencement and termination dates, rental escalations and renewal options, rentable square footage and annualized rental income.

Tenant	Lease Commencement Date	Lease Termination Date	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income / Per Square Foot
Arlington Plastic Surgery, PA	December 2011	February 2018	Annual escalations of 3.0%	One five-year option	1,712	$43,000 / $25.12
Arlington Mansfield Foot & Ankle Centers, PA	February 2011	February 2021	Annual escalations of 3.0%	One five-year option	3,153	$0.1 million / $25.69
Altif Sohail, MD, FACC	April 2011	May 2018	Annual escalations of 3.0%	One five-year option	1,385	$36,000 / $25.99
Cross Timbers, ENT, PLLC	November 2011	March 2019	Annual escalations of 3.0%	None	5,596	$0.1 million / $25.55
Greater Lewisville Therapy Center, Inc.	February 2011	January 2018	Escalations of 6.0% every two years	None	3,641	$0.1 million / $24.17
Howard A. Stein, MD, PA	July 2011	October 2016	Annual escalations of 3.0%	None	1,386	$40,000 / $28.86
Orthopedic Center of Arlington	November 2010	November 2017	Annual escalations of 3.0%	None	3,758	$0.1 million / $27.94
Southwest Ophthalmology Associates, PLCC	January 2011	December 2016	Annual escalations of 3.0%	One five-year option	3,598	$0.1 million / $24.18
Texas Health Resources	January 2011	December 2017	Annual escalations of 3.0%	None	7,167	$0.2 million / $24.56
Texas Health Resources	December 2010	December 2017	Annual escalations of 3.0%	None	1,620	$43,000 / $26.54
Texas Health Resources	December 2010	December 2017	Annual escalations of 3.0%	None	1,293	$39,000 / $30.16
Texas Health Resources	February 2011	February 2018	Annual escalations of 3.0%	None	2,823	$0.1 million / $27.98
Texas Health Resources	January 2011	December 2017	Annual escalations of 3.0%	None	5,143	$0.1 million / $24.50
Texas Health Resources	January 2011	December 2020	Annual escalations of 3.0%	None	5,269	$0.2 million / $29.80
Texas Health Resources	January 2011	December 2017	Annual escalations of 3.0%	None	669	$16,000 / $23.92
Texas Health Resources	January 2011	December 2017	Annual escalations of 3.0%	None	1,399	$34,000 / $24.30
Texas Health Resources	December 2010	December 2017	Annual escalations of 3.0%	None	4,393	$0.1 million / $30.05
Texas Health Resources	March 2011	March 2018	Annual escalations of 3.0%	None	4,203	$0.1 million / $30.45
Texas Health Resources	January 2011	December 2017	Annual escalations of 3.0%	None	5,730	$0.1 million / $24.61

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the property as of June 30, 2012 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of Carson Tahoe Medical Office Building	Leased Rentable Sq. Ft.	Percent of Carson Tahoe Medical Office Building Rentable Sq. Ft. Expiring
July 1 – December 31, 2012	—	$—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	2	127	7.5%	4,984	7.8%
2017	9	812	47.9%	31,172	48.8%
2018	5	488	28.8%	17,321	27.1%
2019	2	186	11.0%	7,308	11.4%
2020	—	—	—	—	—
2021	1	81	4.8%	3,153	4.9%
Total	19	$1,694	100.0%	63,938	100.0%

(1)	Annualized rental income as of June 30, 2012 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009(1)	2008(1)	2007(1)
Occupancy rate	95.7%	16.6%	N/A	N/A	N/A
Average effective annual rental per square foot	$23.76	$25.91	N/A	N/A	N/A

(1)	The property was completed in November 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

The annual realty taxes payable on the property for the calendar year 2011 were $0.3 million. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease for each tenant’s pro-rata share of real estate tax expense.

Texas Health Resources is a regional health system that includes 24 acute care and short-stay hospitals that are owned, operated, joint-ventured or affiliated with Texas Health Resources. It includes the Texas Health Presbyterian, Texas Health Arlington Memorial and Texas Health Harris Methodist hospitals, a large physician group, outpatient facilities, and home health, preventive and fitness services, and an organization for medical research and education.

We believe that the Texas Clinic at Arlington is a well-positioned, recently constructed multi-tenant medical office building anchored by one of the leading hospital systems within the community with acceptable roadway access. Texas Clinic at Arlington will be subject to competition from similar properties within its respective market area. The economic performance of the tenants could be affected by changes in local economic conditions potentially reducing the likelihood of tenants renewing their leases upon expiration. We did not consider any other factors material or relevant to the decision to acquire the Texas Clinic at Arlington, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Texas Clinic at Arlington.

Pinnacle Health

On June 12, 2012, we closed the acquisition of a fee simple interest in a property leased to three tenants, or the Pinnacle Health Building, located in Harrisburg, PA. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Century Drive Associates, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The Pinnacle Health Building was constructed in 2002 and contains 52,600 square feet and provides a convenient, accessible location for specialty and general healthcare services to the surrounding residential communities that have appropriate demographics and insurance coverage mix.

Capitalization

The contract purchase price of the Pinnacle Health Building was $12.9 million, exclusive of closing costs, at a capitalization rate of 10.5% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the Pinnacle Health Building with net proceeds from this offering.

Major Tenants / Lease Expiration

The property is 100.0% leased to three tenants under four leases. One of the leases is net whereby we are responsible for maintaining the roof and structure of the building and the tenants are required to pay substantially all other operating expenses, in addition to base rent. The remaining leases are gross, whereby we are responsible for maintaining the roof and structure of the building and all operating expenses.

The following table provides information relating to each lease, including lease commencement and termination dates, rental escalations and renewal options, rentable square footage and annualized rental income.

Tenant	Lease Commencement Date	Lease Termination Date	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income / Per Square Foot
Pinnacle Health Hospitals	August 2011	July 2021	Annual escalations of 2.0%	One five-year options	38,628	$1.1 million / $29.54
Pinnacle Health Imaging, Inc.	January 2002	December 2016	Annual escalations of 2.0%	One five-year options	9,390	$0.2 million / $24.28
Pulmonary & Critical Care Medicine Associates, Inc.	June 2002	September 2016	Annual escalations of 2.0%	One five-year options	4,002	$0.1 million / $23.24
Pinnacle Health Hospitals	May 2012	April 2017	Annual escalations of 2.0%	Two five-year options	580	$12,000 / $20.69

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the property as of June 30, 2012 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of Carson Tahoe Medical Office Building	Leased Rentable Sq. Ft.	Percent of Carson Tahoe Medical Office Building Rentable Sq. Ft. Expiring
July 1 – December 31, 2012	—	$—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	2	322	21.8%	13,392	25.5%
2017	1	12	0.8%	580	1.1%
2018	—	—	—	—	—
2019	—	—	—	—	—
2020	—	—	—	—	—
2021	1	1,141	77.4%	38,628	73.4%
Total	4	$1,475	100.0%	52,600	100.0%

(1)	Annualized rental income as of June 30, 2012 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009	2008	2007
Occupancy rate	98.90%	25.46%	25.46%	25.46%	25.46%
Average effective annual rental per square foot	$26.49	$25.15	$24.57	$24.00	$23.45

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

The annual realty taxes payable on the property for the calendar year 2012 will be $0.2 million. Such real estate taxes are required to be reimbursed by the tenant under the terms of the lease for each tenant’s pro-rata share of real estate tax expense.

Pinnacle Health Hospitals is a subsidiary of Pinnacle Health System, a non-profit multi-hospital and outpatient facility health system headquartered in Harrisburg, PA. Pinnacle Health System was established in 1996 and provides a continuum of care through its three hospitals that have a combined total of about 884 beds. Together, Community General Hospital, Harrisburg Hospital, and the Helen M. Simpson Rehab Hospital provide general and specialty services in areas such as oncology, cardiovascular medicine, neurology, women's health, and orthopedics. Pinnacle Health System is also home to a network of community health, diagnostic, ambulatory surgery, and outpatient centers. Additionally the system administers home care and hospice care programs.

We believe that the Pinnacle Health Building is a strategically located multi-tenant medical office building anchored by one of the leading hospital systems within the community with acceptable roadway access and parking. The Pinnacle Health Building will be subject to competition from similar properties within its respective market area. The economic performance of the tenants could be affected by changes in local economic conditions, potentially reducing the likelihood of tenants renewing their leases upon expiration. We did not consider any other factors material or relevant to the decision to acquire the Pinnacle Health Building, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Pinnacle Health Building.

Cancer Care Partners Building

On June 15, 2012, we closed the acquisition of a fee simple interest in a property leased to Cancer Care Partners, LLC., or the Cancer Care Partners Building, located in Mishawaka, Indiana. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was CCP Day Road, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The Cancer Care Partners Building is a freestanding surgery center that contains 63,000 square feet.

Capitalization

The contract purchase price of the Cancer Care Partners Building was $26.8 million, exclusive of closing costs, at a capitalization rate of 8.1% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the Cancer Care Partners Building with net proceeds from this offering.

Major Tenants/Lease Expiration

The property is 100% leased to a Cancer Care Partners, LLC, a 50-50 joint venture between two regional health systems, Goshen Hospital Association, Inc., a subsidiary of Indiana University Health System, and South Bend Clinic, LLP., each of which have guaranteed the obligations under the lease.

The lease commenced in December 2010 and has a 15-year term, which expires in December 2025. At the closing of the acquisition, 13.6 years remained on the lease. The lease contains fixed annual rental escalations of 1.38% and has three renewal options of five years each.

The lease is net whereby Cancer Care Partners, LLC is required to pay substantially all operating expenses, including for maintaining the roof and structure of the building in addition to base rent. The annualized straight-line rent for the initial lease term is $2.2 million or $34.25 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2011	2010	2009	2008	2007
Occupancy rate	100.00%	100.00%	N/A	N/A	N/A
Average effective annual rent per square foot	$31.17	$30.74	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in December 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual realty taxes payable on the Cancer Care Partners Building for the calendar year 2012 will be $0.3 million. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

The federal tax basis and the rate of depreciation for the property will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 tax return.

Cancer Care Partners, LLC offers a diverse team of doctors — including medical, surgical, radiation and naturopathic oncologists, as well as urologists, gastroenterologists and otolaryngologists to work collaboratively for the care of each patient. The goal is to create a stronger, smarter cancer-fighting team for St. Joseph County and the surrounding communities.

We believe that the Cancer Care Partners Building is a well-positioned and accessible, recently constructed cancer treatment and general medical office building operated by a partnership of two healthcare providers within the community. The Cancer Care Partners Building will be subject to competition from similar properties and other cancer treatment centers within its respective market area. The economic performance of the single tenant operations could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Cancer Care Partners Building, nor, after reasonable inquiry, are we aware of any material factors other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results. There are no current plans for capital improvements at the Cancer Care Partners Building.

Financial Obligations

GECC Mortgage Loan

On September 19, 2011, we, through our indirect wholly owned subsidiaries, entered into a $150.0 million multi-tranche mortgage loan agreement with General Electric Capital Corporation to provide funding for the Ten Property Portfolio, or the GECC Mortgage Loan. The GECC Mortgage Loan will be funded in up to four tranches contemporaneously with the acquisition of each property in the Ten Property Portfolio. The GECC Mortgage loan has a four-year term and all tranches will be coterminous, regardless of funding date. The GECC Mortgage Loan requires monthly interest payments with the principal balance under all mortgage loans due on the maturity date in September 2015. Each tranche of the GECC Mortgage Loan will accrue interest at a rate set on its respective closing date. The mortgages for each of the properties will be cross-collateralized with one another and in the event that we default on one of the mortgages, the lender may look to the other properties as collateral. The GECC Mortgage Loan may be prepaid from time to time and at any time, in whole or in part, with the payment of an exit fee equal to: (i) if the aggregate mortgage loan balance is less than $90 million by the eighth month following the closing of the initial tranche of the mortgage loan, then 1% of the aggregate unfunded loan commitment less any amount funded to such exit date; and (ii) if we acquire the properties relating to the third tranche of the mortgage loan without financing under the mortgage loan, then 1% of the unfunded loan commitments to such exit date.

On September 19, 2011, we, through our indirect wholly owned subsidiaries, entered into mortgage loans in connection with the initial tranche of the GECC Mortgage Loan in an amount equal to (i) $21.8 million in respect of the Carson Tahoe Specialty Medical Plaza, (ii) $17.2 million in respect of the Durango Medical Plaza and (iii) $6.9 million in respect of the CareMeridian Rehabilitation Facility — Phoenix. Each mortgage loan bears an interest rate of 5.01% and matures on September 2015. Each mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan.

On November 22, 2011, we, through our indirect wholly owned subsidiaries, entered into mortgage loans in connection with the second tranche of the GECC Mortgage Loan in an amount equal to (i) $7.5 million in respect of the Spring Creek Medical Plaza, (ii) $24.9 million in respect of the Reliant Rehabilitation Hospital  — Dallas and (iii) $12.7 million in respect of the Global Rehabilitation Hospital. Each mortgage loan bears an interest rate of 5.084% and matures on September 2015. Each mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan.

On May 10, 2012, we, through our indirect wholly-owned subsidiaries, entered into a mortgage loan in connection with the third tranche of the GECC Mortgage Loan in an amount equal to $15.3 million, secured by the Reliant Rehabilitation Hospital — Houston and Village Healthcare Center properties that we acquired by us in May and January 2012. The mortgage loan bears an interest rate of 4.915% and matures in September 2015. Each mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan.

As of June 30, 2012, an aggregate of $106.2 million is outstanding under the GECC Mortgage Loan.

Guaranty Bond Bank Mortgage Loan

On June 21, 2011, we, through our indirect wholly owned subsidiaries, entered into a $2.25 million mortgage loan agreement with Guaranty Bond Bank to provide funding for the Texarkana Surgery Center. The Guaranty Bond Bank Mortgage Loan bears an interest rate of 5.50% and matures in June 2016. Payments of principal and interest will be made on a 25-year amortization schedule, with all principal outstanding being repaid on the maturity date. It is nonrecourse and may be accelerated only upon an event of a default. The Guaranty Bond Bank Mortgage Loan may be prepaid from time to time and at any time, in whole or in part, without premium or penalty.

Bridge Loan

On September 19, 2011, we entered into an unsecured $2.5 million bridge loan with an unaffiliated third party investor. The bridge loan bears a fixed interest rate of 8.0% per annum and matures in September 2014. The bridge loan has two one-year extension options exercisable at the option of the borrower. The bridge loan requires monthly interest payments with the principal balance due at maturity. The bridge loan may be repaid from time to time and at any time, in whole or in part, without premium or penalty; provided, however, that prior to the first anniversary, we will be required to pay a prepayment fee equal to 1% of any amount prepaid. Notwithstanding the foregoing, after the initial maturity date, the lender has a right to require the repayment in full of any outstanding principal and interest under the bridge loan upon 60 days’ notice thereof.

Methodist North Medical Office Building Loans

On December 19, 2011, we, through a wholly owned subsidiary of our operating partnership, entered into a loan agreement with Regions Bank, under which we borrowed approximately $13.5 million, in connection with the acquisition of the property. The loan bears interest at a floating rate, but, through an interest rate swap that we entered into with Regions Bank, pursuant to the terms of the loan, the loan bears interest at a per annum fixed rate of 3.93%. The loan matures in December 2016 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loan is nonrecourse and may be accelerated only upon the event of a default. The loan may be prepaid from time to time and at any time, in whole or in part.

On December 19, 2011, we entered into an unsecured $1.5 million bridge loan with the seller of the property. The bridge loan bears a fixed interest rate of 7.5% per annum and matures in March 2012. The bridge loan requires monthly interest payments with the principal balance due at maturity. The bridge loan was repaid in whole in December 2011 without premium or penalty.

Odessa Regional Medical Center Loans

On December 19, 2011, we, through a wholly owned subsidiary of our operating partnership, entered into a loan agreement with Regions Bank, under which we borrowed approximately $4.0 million, in connection with the acquisition of the property. The loan bears interest at a floating rate, but, through an interest rate swap that we entered into with Regions Bank, pursuant to the terms of the loan, the loan bears interest at a per annum fixed rate of 4.03%. The loan matures in December 2016 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loan is nonrecourse and may be accelerated only upon the event of a default. The loan may be prepaid from time to time and at any time, in whole or in part.

On December 19, 2011, we entered into an unsecured $0.5 million bridge loan with the seller of the property. The bridge loan bears a fixed interest rate of 7.5% per annum and matures in March 2012. The bridge loan requires monthly interest payments with the principal balance due at maturity. The bridge loan was repaid in whole in December 2011 without premium or penalty.

University of Wisconsin Medical Center Building Loans

On March 7, 2012, we, through a wholly owned subsidiary of its operating partnership, entered into a loan agreement with Aviva Life and Annuity Company, under which we borrowed approximately $5.0 million, in connection with the acquisition of the property. The loan is evidenced by a promissory note secured by a mortgage on the property. The loan bears interest at a per annum fixed rate of 4.0%. The loan matures in April 2017 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loan may be prepaid from time to time and at any time, in whole or in part, after April 5, 2014, with a prepayment premium equal to the greater of: (a) 1% of the outstanding principal balance of the loan; and (b)(i) the sum of (A) present value of the scheduled monthly payments of principal and interest from the date of such prepayment to the maturity date and (B) the present value of the amount of principal and interest on the maturity date assuming all monthly payments of principal and interest were paid when due, less (ii) the outstanding principal loan balance as of the date of prepayment. The loan may be prepaid 90 days prior to the maturity date with no prepayment premium.

Carson Tahoe Medical Office Building Loan

On June 7, 2012, we, through a wholly owned subsidiary of our operating partnership, entered into a loan agreement with Regions Bank, under which we borrowed $4.7 million, in connection with the acquisition of the property. The loan bears interest at a floating rate, but, through an interest rate swap that we entered into with Regions Bank, pursuant to the terms of the loan, the loan bears interest at a per annum fixed rate of 3.8%. The loan matures in June 2017 and provides for monthly interest-only payments, with all principal outstanding being repaid on the maturity date. The loan is nonrecourse and may be accelerated only upon the event of a default. The loan may be prepaid from time to time and at any time, in whole or in part.

Revolving Credit Facility with KeyBank

On May 25, 2012, we, through our operating partnership, entered into a $50 million revolving credit facility with KeyBank National Association. The credit facility contains an “accordion feature” to allow us, under certain circumstances, to increase the aggregate commitments under the credit facility to a maximum of $250 million.

The credit facility is a revolving line of credit with a term of 36 months, subject to our right to a 12-month extension. We will have the option, based upon our corporate leverage, to have the credit facility priced at either: (a) LIBOR, plus an applicable margin that ranges from 3.00% to 4.00%; or (b) the Base Rate, plus an applicable margin that ranges from 1.50% to 2.50%. Base Rate is defined in the credit facility as the greater of (i) the fluctuating annual rate of interest announced from time to time by KeyBank National Association as its “prime rate” or (ii) 0.5% above the federal funds effective rate. Once we reach net worth exceeding $350 million, the applicable margin will be reduced by 0.35%.

The credit facility provides for monthly interest payments with all principal outstanding being due on the maturity date in May 2015. The credit facility may be prepaid at any time, in whole or in part, without premium or penalty. In the event of a default, the lender has the right to terminate its obligations under the credit facility and to accelerate the payment on any unpaid principal amount of all outstanding loans. We have guaranteed the obligations under the credit facility.

Potential Property Investments

On July 14, 2011, we, through our sponsor, entered into a purchase and sale agreement to acquire a portfolio of twelve healthcare facilities located in six states. On September 21, 2011, we terminated our right to acquire a medical complex consisting of three medical office buildings and outpatient clinics located in Colorado Springs, Colorado. On October 19, 2011, we terminated our right to acquire a free-standing specialty hospital and medical office building located in Rome, Georgia. The ten remaining healthcare facilities comprising the Ten Property Portfolio consist of three rehabilitation hospitals, one ambulatory surgery center/medical office building, one hospital/medical office buildings, three post-acute care rehabilitation facilities, one long term acute care hospital, and one medical office building that total approximately 564,864 rentable square feet. Each of the real estate developer and each seller of the properties comprising the Ten Property Portfolio is an unaffiliated third party.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon each acquisition is subject to the satisfactory completion of a due diligence review of such property, in addition to other customary conditions to closing. As of June 30, 2012, we closed on the acquisition of eight of the properties in the Ten Property Portfolio (which consist of the Village Healthcare Center, Carson Tahoe Specialty Medical Plaza, the Durango Medical Plaza, the CareMeridian Rehabilitation Facility — Phoenix, the Spring Creek Medical Plaza, the Reliant Rehabilitation Hospital — Dallas, the Reliant Rehabilitation Hospital — Houston and the Global Rehabilitation Hospital) for an aggregate purchase price of $157.3 million. Accordingly, until the closing of the purchases of each property in the Ten Property Portfolio that we have yet to purchase, there can be no assurance that we will acquire such properties. The purchase and sale agreement contains customary representations and warranties by the seller.

Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $3.0 million in escrow immediately following signing. $1.0 million of the deposit was released when the contract removed two assets from the transaction. Such deposit has been, and will continue to be, credited pro rata towards each property in the portfolio acquired and to be acquired and is refundable upon termination of the purchase and sale agreement on or prior to the end of the applicable due diligence period. We have acquired, and intend to acquire, each property through indirect, wholly owned subsidiaries, at the closing of each acquisition, and to reimburse the sponsor for the pro rata share of the deposit in respect of each such acquisition.

McKinney, Texas

On July 14, 2011, we, through our sponsor, entered into a purchase and sale agreement to acquire a fee simple interest in a hospital and medical office buildings in McKinney, Texas. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in the fourth quarter of 2012.

The property contains approximately 113,000 rentable square feet and is currently 87% occupied. The property is comprised of a hospital and a medical office building. The hospital is a full-service surgical hospital in a wide range of diagnostic, treatment and surgical services in its approximately 58,000 rentable square foot facility and benefits from a fully integrated approximately 56,000 rentable square foot medical office building, all of which is situated on a campus of approximately four acres. The hospital and surgery center serve residents in the greater Collin County area, which encompasses the areas of McKinney, Frisco, Plano and Allen, Texas, which, as a result of high population growth in the past decade, require additional healthcare facilities and services.

Capitalization

The contract purchase price of the property is $44.6 million at a capitalization rate of 9.1% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% percent of the purchase price with proceeds from this offering and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property currently has 13 tenants occupying approximately 86% of the rentable square footage of the medical campus, of which one tenant occupies more than 10% of the rentable square footage of the campus. The hospital occupies 58.4% of the total rentable area of the property, 10 other tenants occupy an aggregate of approximately 27.9% of the property and approximately 13.6% of the property is currently vacant.

The lease to the hospital, which commenced in September 2009 upon completion of construction, requires annualized straight-line rental income of $3.3 million and expires on three different dates. 57,000 square feet of the leased space expires on September 2029 with two ten-year options to renew at market rates. 6,000 square feet of the leased space expires on December 2019 with no renewal options. 3,000 square feet of the leased space expires September 2015 with no renewal options. The hospital occupies approximately 66,000 square feet.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Rent Under Expiring Leases	% of Total Annual Rent Represented by Expiring Leases
2012	—	—	—	$—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	4	9,346	9.6%	226,583	5.3%
2016	1	1,464	1.5%	40,601	0.9%
2017	—	—	—	—	—
2018	1	2,282	2.3%	62,407	1.5%
2019	3	19,928	20.4%	691,810	16.1%
2020	3	7,101	7.3%	177,989	4.1%
2021	—	—	—	—	—

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009	2008(1)	2007(1)
Occupancy rate	88.6%	79.3%	20.0%	N/A	N/A
Average effective annual rent per square foot	$36.58	$38.56	$39.20	N/A	N/A

(1)	The tenant took possession of the property upon its completion in September 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2012 are anticipated to be approximately $592,000. Such real estate taxes are to be reimbursed by each tenant in respect of its proportionate share of real estate taxes under the terms of its lease.

The hospital is operated by a national operator of surgery centers and hospitals and is owned in a partnership with a local physicians group. The hospital is a full-service surgical hospital that offers a wide range of diagnostic, treatment and surgical services. Specialties services of the hospital include: women’s services, otolaryngology (ENT), colo-rectal, gastrointestinal, orthopedics/spine, pain management, general surgery, podiatry, urology, oral surgery, bariatric surgery, plastic and reconstructive surgery. Approximately 50 surgeons practice at the hospital.

La Mesa, California

On July 14, 2011, we, through our sponsor, entered into a purchase and sale agreement to acquire a fee simple interest in one free-standing rehabilitation facility located in La Mesa, California. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in the fourth quarter of 2012.

The property is currently under construction with an anticipated completion date in fourth quarter 2012. The property will contain approximately 9,000 rentable square feet and will consist of a state-of-the-art sub-acute rehabilitation facility that specializes in caring for patients suffering from catastrophic brain and spine injuries. The facility will feature 15 private patient rooms and provide ancillary services including physical therapy, occupational therapy and speech therapy, whirlpool hydro tub, and dietary services.

Capitalization

The contract purchase price of the property is $6.0 million at a capitalization rate of 9.6% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% percent of the purchase price with proceeds from this offering and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property will be 100% leased to a subsidiary of a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The parent company has guaranteed the tenant’s obligations under the lease. The lease will have a 15-year term. The lease will contain 2.5% fixed annual rental escalations during the initial term and two renewal options of ten years each at the lessor of market rates or an increase of 2.5% over the rental rate in-place at the time of lease expiration, but in no event less than 95% of the rental rate in-place at the time of the lease expiration. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be $0.5 million increasing in the fourth quarter 2013.

Since the property is currently under construction, no occupancy rate or average effective annual rent per square foot information is available.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2012 are unknown at present as the facility is still under construction. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

Aurora Health

On March 21, 2012, we, through our sponsor, entered into a purchase and sale agreement to acquire fee simple interests in three medical office buildings located in Wisconsin. The sellers have no material relationship with us and the acquisitions are not an affiliated transactions. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in the third quarter of 2012.

The properties will contain approximately 226,000 rentable square feet and will be utilized for the following functions including: urgent care clinic, pharmacy, clinical space, rehabilitation and physical therapy center.

Capitalization

The contract purchase price of the property is $63.0 million at a capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund the purchase price with proceeds from this offering. All three properties are being purchased subject to in-place financing that required an assumption and approval by lender for each property with the average loan-to-cost ratio of 77.5%. The three loans have an interest rate of 5.52%, interest only maturing on January 1, 2017.

Major Tenants/Lease Expiration

The properties will be 100% leased to subsidiaries of Aurora Healthcare, Inc. The leases have original lease terms of 15-year term with an estimated 9.6 years remaining at acquisition on a weight average basis. The leases contain 6.0% fixed rental escalations every three years during the initial term and three renewal options of five years each. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be $5.0 million.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2011	2010	2009	2008	2007
Occupancy rate	100.0%	100.0%	100.0%	100.0%	100.0%
Average effective annual rent per square foot	$19.90	$19.90	$18.77	$18.77	$18.77

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2012 are unknown at present as the facility is still under construction. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

SELECTED FINANCIAL DATA

The following selected financial data as of March 31, 2012 and December 31, 2011 and for the three months ended March 31, 2012 and 2011:

Balance sheet data (in thousands)	March 31, 2012	December 31,2011
Total real estate investments, at cost	$195,809	$165,041
Total assets	230,948	172,315
Mortgage notes payable	115,749	110,721
Note payable	2,500	2,500
Total liabilities	122,079	118,490
Total equity	108,869	53,825

	Three Months Ended March 31,
Operating data (in thousands, except share and per share data)	2012	2011
Total revenues	$4,707	$—
Operating expenses:
Property operating	779	—
Operating fees to affiliates	233	—
Acquisition and transaction related	672	—
General and administrative	251	36
Depreciation and amortization	2,638	—
Total operating expenses	4,573	36
Operating loss	134	(36)
Other income (expenses):
Interest expense	(1,592)	—
Interest income	3	—
Total other expenses	(1,589)	—
Net loss	(1,455)	(36)
Net loss attributable to non-controlling interests	31	—
Net loss attributable to stockholders	$(1,424)	$(36)
Other data:
Cash flows provided by operations	$851	$—
Cash flows used in investing activities	(25,468)	—
Cash flows provided by financing activities	53,346	—
Per share data:
Net loss per common share attributable to stockholders – basic and diluted	$(0.15)	NM
Weighted-average number of common shares outstanding, basic and diluted	9,742,753	20,000

NM — not meaningful

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following discussion and analysis should be read in conjunction with the accompanying financial statements of American Realty Capital Healthcare Trust, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to American Realty Capital Healthcare Trust, Inc., a Maryland corporation, and, as required by context, to American Realty Capital Operating Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the “OP,” and to their subsidiaries. American Realty Capital Healthcare Trust, Inc. is externally managed by American Realty Capital Healthcare Advisors, LLC (our “Advisor”), a Delaware limited liability company.

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates and critical accounting policies include:

Offering and related costs include all expenses incurred in connection with our IPO. Offering costs (other than selling commissions and the dealer manager fees) include costs that may be paid by the Advisor, the Dealer Manager or their affiliates on our behalf. These costs include but are not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. We are obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on our behalf, provided that the Advisor is obligated to reimburse us to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by us in our offering exceed 1.5% of gross offering proceeds in the IPO. As a result, these costs are only our liability to the extent aggregate selling commissions, the dealer manager fee and other organization and offering costs do not exceed 11.5% of the gross proceeds determined at the end of our IPO.

Revenue Recognition

Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. We defer the revenue related to lease payments received from tenants in advance of their due dates.

We continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, we record an increase in our allowance for uncollectible accounts or record a direct write-off of the receivable in our consolidated statements of operations.

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and improvements and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis. We are required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations at fair value for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Long-lived assets are carried at cost and evaluated for impairment when events or changes in circumstances indicate such an evaluation is warranted or when they are designated as held for sale. Valuation of real estate is considered a “critical accounting estimate” because the evaluation of impairment and the determination of fair values involve a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts of our real estate. Additionally, decisions regarding when a property should be classified as held for sale are also highly subjective and require significant management judgment.

Events or changes in circumstances that could cause an evaluation for impairment include the following:

•	a significant decrease in the market price of a long-lived asset;
•	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;
•	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;
•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; and
•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset.

We review our portfolio on an ongoing basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third-parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 12 months. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values are amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from two to 23 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Recently Issued Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued guidance that expands the existing disclosure requirements for fair value measurements, primarily for Level 3 measurements, which are measurements based on unobservable inputs such as our own data. This guidance is largely consistent with current fair value measurement principles with few exceptions that do not result in a change in general practice. The guidance was applied prospectively and was effective for interim and annual reporting periods ending after December 15, 2011. The adoption of this guidance did not have a material impact on our financial position or results of operations as the guidance relates only to disclosure requirements.

In June 2011, the FASB issued guidance requiring entities to present items of net income and other comprehensive income either in one continuous statement — referred to as the statement of comprehensive income — or in two separate, but consecutive, statements of net income and other comprehensive income. The new guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. In December 2011, the FASB deferred certain provisions of this guidance related to the presentation of certain reclassification adjustments out of accumulated other comprehensive income, by component in both the statement and the statement where the reclassification is presented. This guidance was applied prospectively and was effective for interim and annual periods ending after December 15, 2011. The adoption of this guidance did not have a material impact on our financial position or results of operations but changed the location of the presentation of other comprehensive income to more closely associate the disclosure with net income.

In September 2011, the FASB issued guidance that allows entities to perform a qualitative analysis as the first step in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then a quantitative analysis for impairment is not required. The guidance was effective for interim and annual impairment tests for fiscal periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on our financial position or results of operations.

Results of Operations

We purchased our first property and commenced our real estate operations in June 2011. As of March 31, 2012, we owned 17 properties with an aggregate purchase price of $195.3 million, comprising 625,057 square feet which were 96.2% leased on a weighted average basis. The annualized rental income per square foot of the properties at March 31, 2012 was $27.76 with a weighted average remaining lease term of approximately 12.2 years. As of March 31, 2011, we did not own any properties. Accordingly, our results of operations for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011 reflect significant increases in most categories.

Comparison of Three Months Ended March 31, 2012 to Three Months Ended March 31, 2011

Rental Income

Rental income was $3.9 million for the three months ended March 31, 2012. Rental income was driven by our acquisitions of $195.3 million of properties, representing 625,057 square feet, which were 96.2% leased as of March 31, 2012 with an annualized rental income per square foot of $27.76. We did not own any properties and therefore, had no rental income for the three months ended March 31, 2011.

Operating Expense Reimbursements

Operating expense reimbursements were $0.8 million for the three months ended of March 31, 2012. Pursuant to many of our lease agreements, tenants are required to pay their pro rata share of property operating expenses, in addition to base rent, whereas under certain other lease agreements, the tenants are directly responsible for all operating costs of the respective properties. We did not own any properties and therefore, had no operating expense reimbursement revenue for the three months ended March 31, 2011.

Property Operating Expenses

Property operating expenses for the three months ended March 31, 2012 were $0.8 million. These costs primarily relate to the costs associated with maintaining our properties including real estate taxes, utilities, repairs, maintenance and unaffiliated third party property management fees. We did not own any properties and therefore, had no property operating expenses for the three months ended March 31, 2011.

Fees to Affiliates

Our Advisor and Property Manager are entitled to asset management and property management fees for managing our properties on a day-to-day basis. We incurred $0.2 million in asset management fees from our Advisor during the three months ended March 31, 2012. The Advisor and Property Manager elected to waive a portion of asset management fees and all property management fees for the three months ended March 31, 2012, respectively. For the three months ended March 31, 2012, we would have incurred additional asset management fees and property management fees of $0.2 million had these fees not been waived. There were no such fees incurred or waived for the three months ended March 31, 2011.

Acquisition and Transaction Related Costs

Acquisition and transaction related costs for the three months ended of March 31, 2012 were $0.7 million. These costs related to our acquisition of five properties with an aggregate purchase price of $30.8 million. There were no properties purchased and therefore no acquisition and transaction related costs for the three months ended March 31, 2011.

General and Administrative Expenses

General and administrative expenses increased $0.2 million to $0.3 million for the three months ended March 31, 2012 from approximately $36,000 for the three months ended March 31, 2011. Board member compensation, directors and officers liability insurance and professional fees all increased to support our larger real estate portfolio.

Depreciation and Amortization Expense

Depreciation and amortization expense of $2.6 million for the three months ended March 31, 2012, related to the 17 properties purchased since March 31, 2011 for an aggregate purchase price of $195.3 million. The purchase price of acquired properties is allocated to tangible and identifiable intangible assets and depreciated or amortized over the estimated useful lives. There were no properties purchased and therefore, no depreciation and amortization expense for the three months ended March 31, 2011.

Interest Expense

Interest expense of $1.6 million for the three months ended March 31, 2012, related to mortgage notes payable of $115.7 million with a weighted average effective interest rate of 4.91%. We view these secured financing sources as an efficient and accretive means to acquire properties. There were no properties purchased or financed and therefore, no interest expense during the three months ended March 31, 2011. Interest expense also includes interest related to our unsecured note payable of $2.5 million issued in September 2011, which bears interest a fixed interest rate of 8.0% and matures in September 2014.

Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the level of proceeds raised in our IPO, the cost of borrowings, and the opportunity to acquire real estate assets which meet our investment objectives.

Net Loss Attributable to Non-Controlling Interests

Net loss attributable to non-controlling interests of $31,000 during the three months ended March 31, 2012 represents the net loss that is related to non-controlling interest holders. The net loss primarily related to acquisition and transaction related expenses. There were no non-controlling interest arrangements for the three months ended March 31, 2011.

Cash Flows for the Three Months Ended March 31, 2012

During the three months ended March 31, 2012, net cash provided by operating activities was $0.9 million. The level of cash flows used in or provided by operating activities is affected by the timing of interest payments and the amount of borrowings outstanding during the period, as well as the receipt of scheduled rent payments. Cash flows provided by operating activities during the three months ended March 31, 2012 include $0.7 million of acquisition and transaction costs. Cash inflows included a net loss adjusted for non-cash items of $1.4 million (net loss of $1.4 million adjusted for non-cash items including depreciation and amortization of tangible and intangible real estate assets, amortization of deferred financing costs and share based compensation of $2.9 million) and an increase of $0.1 million in accounts payable, accrued expenses and deferred rent. These cash inflows were partially offset by an increase in prepaid and other assets of $0.7 million, due to rent receivables and unbilled rent receivables recorded in accordance with straight-line basis accounting.

The net cash used in investing activities during the three months ended March 31, 2012 of $25.5 million related to the acquisition of five properties with an aggregate gross purchase price of $30.8 million. One of the properties was financed at acquisition date with a $5.0 million mortgage note payable. We assumed $0.3 million of other liabilities in connection with the acquisitions related to tenant deposits and improvements.

Net cash provided by financing activities of $53.3 million during the three months ended March 31, 2012 related to proceeds, net of receivables and common stock redemptions, from the issuance of common stock of $62.1 million. This cash inflow was partially offset by payments related to offering costs of $7.8 million, distributions to stockholders of $0.7 million, payments related to financing costs of $0.1 million, distributions to non-controlling interest holders of $0.1 million and an increase in receivable of $0.1 million with affiliated entities.

Cash Flows for the Three Months Ended March 31, 2011

Net cash used in operating activities for the three months ended March 31, 2011 related to a net loss of approximately $36,000 and a increase in prepaid expenses of approximately $33,000, offset by an increase in accounts payable of approximately $0.1 million.

Net cash provided by financing activities included $0.2 million from the sale of common stock offset by $0.2 million in payments related to offering costs.

Liquidity and Capital Resources

In May 2011, we had raised proceeds sufficient to break escrow in connection with our IPO. We received and accepted aggregate subscriptions in excess of the $2.0 million minimum and issued shares of common stock to our initial investors who were simultaneously admitted as stockholders. We purchased our first property and commenced our real estate operations in June 2011. As of March 31, 2012, we owned 17 properties with an aggregate purchase price of $195.3 million.

Our principal demands for funds will continue to be for property acquisitions, either directly or through investment interests, for the payment of operating expenses, distributions to our stockholders and non-controlling interest holders, and for the payment of principal and interest on our outstanding indebtedness. Generally, capital needs for property acquisitions will be met through net proceeds received from the sale of common stock through our ongoing IPO. We may also from time to time enter into other agreements with third parties whereby third parties will make equity investments in specific properties or groups of properties that we acquire. Expenditures other than property acquisitions are expected to be met from a combination of the proceeds from the sale of common stock and cash flows from operations.

We expect to meet our future short-term operating liquidity requirements through a combination of net cash provided by our current property operations and the operations of properties to be acquired in the future and proceeds from the sale of common stock. Management expects that in the future, as our portfolio matures, our properties will generate sufficient cash flow to cover operating expenses and the payment of our monthly distribution. Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from public and private offerings and undistributed funds from operations.

We expect to continue to raise capital through the sale of our common stock and to utilize the net proceeds from the sale of our common stock and proceeds from secured financings to complete future property acquisitions. As of March 31, 2012, we had 13.4 million shares of common stock outstanding, including restricted stock and shares issues under the DRIP from proceeds of $132.1 million. In September 2011, we entered into a $150.0 million multi-tranche mortgage loan agreement to provide funding for a portfolio of 11 properties. During the year ended December 31, 2011, we entered into mortgage loans aggregating $90.9 million in connection with the acquisition of the first six properties in the portfolio of 11 properties and the first and second tranches of this multi-tranche mortgage loan. Thus, $59.1 million of mortgage proceeds remains available to purchase the remaining five properties in the portfolio.

Our board of directors has adopted a share repurchase plan that enables our stockholders to sell their shares to us under limited circumstances. At the time a stockholder requests a repurchase, we may, subject to certain conditions, redeem the shares presented for repurchase for cash to the extent we have sufficient funds available to fund such purchase. As of March 31, 2012, we had repurchased or accrued to be repurchased a total 17,100 shares of common stock at an average of $9.98 per share for $0.2 million attributable to death and/or disability elections.

As of March 31, 2012, we had cash of $33.8 million. We expect cash flows from operations and the sale of common stock to be used primarily to invest in additional real estate, pay debt service, pay operating expenses and pay stockholder distributions.

Acquisitions

Our Advisor evaluates potential acquisitions of real estate and real estate related assets and engages in negotiations with sellers and borrowers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements. During this period, we may decide to temporarily invest any unused proceeds from common stock offerings in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under accounting principles generally accepted in the United States of America (“GAAP”).

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in the prospectus for our offering (the “Prospectus”), we will use the proceeds raised in our offering to acquire properties, and intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale or another similar transaction) within three to five years of the completion of our offering. Thus, we will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our IPO has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our IPO and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. As disclosed elsewhere in the Prospectus, the purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by our Advisor if there are no further proceeds from the sale of shares in our offering, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allows us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of our IPO and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during our offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after our offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The below table reflects the items deducted or added to net loss in our calculation of FFO and MFFO for the three months ended March 31, 2012. Items are presented net of non-controlling interest portions where applicable.

(In thousands)	Three Months Ended March 31, 2012
Net loss attributable to stockholders (in accordance with GAAP)	$(1,424)
Depreciation and amortization	2,536
FFO	1,112
Acquisition fees and expenses(1)	631
Amortization of above or below market leases and liabilities(2)	82
Straight-line rent(3)	(422)
MFFO	$1,403

(1)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.
(3)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

Distributions

On December 10, 2011, our board of directors authorized, and we declared, an increase in the distribution rate, which is calculated based on stockholders of record each day during the applicable period at a rate of $0.00186301370 per day, or $0.68 annually per common share, beginning January 1, 2012. Our distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

During the three months ended March 31, 2012, distributions paid to common stockholders totaled $1.3 million, inclusive of $0.6 million of distributions issued under the DRIP. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

As of March 31, 2012, cash used to pay our distributions was primarily generated from cash flows from operations and shares issued under the DRIP. We have continued to pay distributions to our stockholders each month since our initial distribution payment in August 2011. There is no assurance that we will continue to declare distributions at this rate.

The following table shows the sources for the payment of distributions to common stockholders:

	Three Months Ended March 31, 2012
(In thousands)		Percentage of Distributions
Distributions:
Distributions paid in cash	$726
Distributions reinvested	580
Total distributions	$1,306
Source of distributions:
Cash flows provided by operations(1)	$726	55.6%
Proceeds from issuance of common stock	—	—%
Common stock issued under the DRIP / offering proceeds	580	44.4%
Total sources of distributions	$1,306	100.0%
Cash flows provided by operations (GAAP basis)	$851
Net loss attributable to stockholders (in accordance with GAAP)	$(1,424)

(1)	Cash flows used in operations for the three months ended March 31, 2012, which includes acquisition and transaction related expenses of $0.7 million.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from August 23, 2010 (date of inception) through March 31, 2012:

(In thousands)	For the Period from August 23, 2010 (date of inception) to March 31, 2012
Distributions paid:
Common stockholders in cash	$1,102
Common stockholders pursuant to DRIP/offering proceeds	879
Total distributions paid	$1,981
Reconciliation of net loss:
Revenues	$8,021
Acquisition and transaction-related	(4,087)
Depreciation and amortization	(4,173)
Other operating expenses	(2,556)
Other non-operating expenses	(2,778)
Net income attributable to non-controlling interests	63
Net loss attributable to stockholders (in accordance with GAAP)(1)	$(5,510)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

Dilution

Our net tangible book value per share is a mechanical calculation using amounts from our balance sheet, and is calculated as (1) total book value of our assets less the net value of intangible assets, (2) minus total liabilities less the net value of intangible liabilities, (3) divided by the total number of shares of common and preferred stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with this offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2011, our net tangible book value per share was $4.36. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2011 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Loan Obligations

The payment terms of our loan obligations require principal and interest amounts payable monthly with all unpaid principal and interest due at maturity. Our loan agreements stipulate that we comply with specific reporting covenants. As of March 31, 2012, we were in compliance with the debt covenants under our loan agreements.

Our Advisor may, with approval from our independent board of directors, seek to borrow short-term capital that, combined with secured mortgage financing, exceeds our targeted leverage ratio. Such short-term borrowings may be obtained from third-parties on a case-by-case basis as acquisition opportunities present themselves simultaneous with our capital raising efforts. We view the use of short-term borrowings as an efficient and accretive means of acquiring real estate in advance of raising equity capital. Accordingly, we can take advantage of buying opportunities as we expand our fund raising activities. As additional equity capital is obtained, these short-term borrowings will be repaid. Our corporate leverage ratio approximated 43.3% (secured mortgage notes payable plus other notes payable less on-hand cash divided by the base purchase price of acquired real estate investments) as of March 31, 2012.

Contractual Obligations

The following is a summary of our contractual obligations as of March 31, 2012:

			Years Ended December 31,
(In thousands)	Total	April 1, 2012 to December 31, 2012	2013 – 2014	2015 – 2016	Thereafter
Principal Payments Due:
Mortgage notes payable	$115,749	$32	$93	$110,585	$5,039
Note payable	2,500	—	2,500	—	—
	$118,249	$32	$2,593	$110,585	$5,039
Interest Payments Due:
Mortgage notes payable	$21,394	$4,263	$11,355	$5,709	$67
Note payable	508	153	355	—	—
	$21,902	$4,416	$11,710	$5,709	$67

Election as a REIT

We intend to elect to be taxed as a REIT under the Code, effective commencing with our taxable year ended December 31, 2011. We believe that, commencing with such taxable year, we are organized and operate in such a manner as to qualify for taxation as a REIT under the Code. We intend to continue to operate in such a manner to qualify for taxation as a REIT, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. In order to qualify as a REIT, we must annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders. If we fail to remain qualified for taxation as a REIT in any subsequent year after electing REIT status and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT. Such an event could materially and adversely affect our net income and cash available for distribution. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and U.S. federal income and excise taxes on our undistributed income.

Inflation

Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, our net leases require the tenant to pay its allocable share of operating expenses, which may include common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.

Related Party Transactions and Agreements

We have entered into agreements with affiliates of our Sponsor, whereby we pay certain fees or reimbursements to our Advisor or its affiliates in connection with acquisition and financing activities, sales of common stock under our IPO, asset and property management services and reimbursement of operating and offering related costs. See Note 10 – Related Party Transactions and Arrangements to our financial statements included in this report for a discussion of the various related party transactions, agreements and fees.

Off-Balance Sheet Arrangements

In September 2011, we entered into a $150.0 million multi-tranche mortgage loan agreement to provide funding for a portfolio of 11 properties. During the year ended December 31, 2011, we entered into mortgage loans aggregating $90.9 million in connection with the acquisition of the first six properties in the portfolio of 11 properties and the first and second tranches of this multi-tranche mortgage loan. Thus, $59.1 million of mortgage proceeds remains available to purchase the remaining five properties in the portfolio. If we acquire the properties relating to the third and fourth tranches of the mortgage loan without financing under this loan, then we will be subject to a penalty equal to 1% of the unfunded loan commitments.

We have no other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Quantitative and Qualitative Disclosures About Market Risk

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our long-term debt, which consists of secured financings, bears interest at fixed rates. Our interest rate risk management objectives are to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars, and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We would not hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.

As of March 31, 2012, our debt included fixed-rate mortgage notes, with a carrying value of $115.7 million and a fair value of $116.4 million. Changes in market interest rates on our fixed-rate debt impact the fair value of the notes, but it has no impact on interest incurred or cash flow. For instance, if interest rates rise 100 basis points and our fixed rate debt balance remains constant, we expect the fair value of our obligation to decrease, the same way the price of a bond declines as interest rates rise.

The sensitivity analysis related to our fixed-rate debt assumes an immediate 100 basis point move in interest rates from their March 31, 2012 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed-rate debt by $8.4 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed-rate debt by $8.9 million. At March 31, 2012, we do not have any variable rate debt. These amounts were determined by considering the impact of hypothetical interest rates changes on our borrowing costs, and, assuming no other changes in our capital structure.

As the information presented above includes only those exposures that existed as of March 31, 2012, it does not consider exposures or positions arising after that date. The information represented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane. In connection with ARCT’s internalization and listing on The NASDAQ Global Select Market in March 2012, Mr. Kahane has resigned from the various officer positions he held with the sponsor and its affiliates. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. For an additional description of this risk, see “Risk Factors — Risks Related to an Investment in American Realty Capital Healthcare Trust, Inc. — We have a limited operating history and established financing sources, and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.” We have no prior operating history or established financing sources other than the proceeds from this offering and as otherwise described in this prospectus, and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.” The information summarized below is current as of December 31, 2011 (unless specifically stated otherwise) and is set forth in greater detail in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first program) to December 31, 2011, affiliates of our advisor have sponsored nine public programs, of which there were five public programs that had raised funds as of December 31, 2011 and five non-public programs. From August 2007 (inception of the first public program) to December 31, 2011, our public programs, which include this program, ARCT, NYRR, PE-ARC, ARC RCA, ARC DNAV, ARCT III, ARCP, ARCT IV and ARC Global Daily NAV and the programs consolidated into ARCT which were ARC Income Properties II and all of the Section 1031 Exchange Programs described below, had raised $2.0 billion from 47,342 investors in public offerings and an additional $37.5 million from 205 investors in a private offering by ARC Income Properties II and 45 investors in private offerings by the Section 1031 Exchange Programs. The public programs purchased 639 properties with an aggregate purchase price of $2.7 billion, including acquisition fees, in 47 states and U.S. territories.

The following table details the percentage of properties by state based on purchase price:

State/Possession	Purchase Price
Alabama	1.2%
Arizona	2.8%
Arkansas	1.4%
California	3.9%
Colorado	0.5%
Connecticut	0.1%
Delaware	0.0%
Florida	2.6%
Georgia	3.8%
Idaho	0.2%
Illinois	6.9%

State/Possession	Purchase Price
Indiana	0.7%
Iowa	1.2%
Kansas	1.7%
Kentucky	2.6%
Louisiana	1.3%
Maine	0.3%
Maryland	2.5%
Massachusetts	1.3%
Michigan	3.6%
Minnesota	0.7%
Mississippi	0.6%
Missouri	4.6%
Montana	0.3%
Nebraska	1.2%
Nevada	2.2%
New Hampshire	0.5%
New Jersey	1.8%
New Mexico	0.1%
New York	15.6%
North Carolina	1.9%
North Dakota	0.1%
Ohio	7.1%
Oklahoma	0.6%
Oregon	0.2%
Pennsylvania	4.6%
Puerto Rico	0.4%
South Carolina	3.0%
South Dakota	0.1%
Tennessee	1.1%
Texas	9.9%
Utah	1.2%
Vermont	0.1%
Virginia	1.2%
Washington	0.3%
West Virginia	0.8%
Wisconsin	1.1%
100%

The properties are all commercial properties in the following industries based on purchase price.

Industry	Purchase Price
Aerospace	0.5%
Auto Retail	1.5%
Auto Services	3.0%
Consumer Goods	0.9%
Consumer Products	2.7%
Discount Retail	6.2%
Financial Services	1.0%
Freight	13.9%

Industry	Purchase Price
Gas/Convenience	1.9%
Government Services	3.8%
Healthcare	11.6%
Home Maintenance	3.0%
Manufacturing	4.4%
Parking	0.2%
Pharmacy	16.3%
Restaurant	3.1%
Retail	6.8%
Retail Banking	9.1%
Specialty Retail	6.5%
Supermarket	1.9%
Technology	1.2%
Telecommunications	0.5%
100.0%

The purchased properties were 37.2% new and 62.8% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2011, two properties had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2011, our non-public programs, which were ARC Income Properties, ARC Income Properties II, ARC Income Properties III, ARC Income Properties IV and ARC Growth Fund, LLC, had raised $54.4 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
Alabama	0.1%
Connecticut	0.6%
Delaware	4.8%
Florida	11.0%
Georgia	3.5%
Illinois	6.6%
Louisiana	2.3%
Michigan	11.5%
North Carolina	0.1%
New Hampshire	0.5%
New Jersey	13.0%
New York	9.7%
Ohio	10.3%
Pennsylvania	9.5%
South Carolina	8.4%
Texas	5.0%
Virginia	1.2%
Vermont	2.2%
100%

The properties are all commercial single tenant facilities with 81.0% retail banking and 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2011, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long-term notes payable issued in private placements.

The investment objectives of these programs are different from our investment objectives, which aim to acquire primarily medical office buildings and healthcare related facilities.

For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, incorporated on August 17, 2007, is a Maryland corporation that qualifies as a REIT for federal income tax purposes. ARCT was formed to acquire a diversified portfolio of commercial real estate, primarily freestanding single tenant properties net leased to credit worthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock offered at a price of $10.00 per share, subject to certain volume and other discounts. In March 2008, ARCT commenced real estate operations. ARCT’s initial public offering closed in July 2011 having raised $1.7 billion in gross proceeds from the sale of 179.4 million shares of common stock and having incurred, cumulatively to that date, $198.0 million in offering costs, commissions and dealer manager fees for the sale of its common stock. ARCT operated as a non-traded REIT through February 29, 2012. Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which the Company became a self-administered REIT managed full-time by its own management team, or the Internalization. Concurrent with the Internalization, the ARCT listed its common stock on The NASDAQ Global Select Market under the symbol “ARCT”, or the Listing. In connection with the Listing, the ARCT offered to purchase up to $220.0 million in shares of common stock from its stockholders, pursuant to a modified “Dutch Auction” cash tender offer, or the Tender Offer. As a result of the Tender Offer, in April 2012, ARCT had purchased 21.0 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the Tender Offer. As of June 30, 2012, ARCT had total real estate investments, at cost, of $2.1 billion, comprised of 486 properties. On July 24, 2012, the closing price per share of common stock of ARCT was $10.94.

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc., or NYRR, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRR was incorporated on October 6, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. NYRR filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. As of June 15, 2012, NYRR had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). On December 15, 2011, NYRR exercised its option to convert all its outstanding preferred shares into 2.0 million shares of common stock on a one-to-one basis. As of June 30, 2012, NYRR had received aggregate gross proceeds of $98.5 million which includes the sale of 9.8 million shares in its public offering and $1.6 million from its distribution reinvestment plan. As of June 30, 2012, there were 11.9 million shares of NYRR common stock outstanding, including restricted stock, converted preferred shares, and shares issued under its distribution reinvestment plan. As of June 30, 2012, NYRR had total real estate investments, at cost, of $181.6 million. As of March 31, 2012, NYRR had incurred, cumulatively to that date, $10.9 million in selling commissions, dealer manager fees and offering costs for the sale of its common stock and $3.5 million for acquisition costs related to its portfolio of properties.

Phillips Edison — ARC Shopping Center REIT, Inc.

Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, a Maryland corporation, is the third publicly offered REIT sponsored by American Realty Capital. PE-ARC was incorporated on October 13, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. PE-ARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. PE-ARC invests primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of June 30, 2012, PE-ARC had received aggregate gross offering proceeds of $54.0 million which includes the sale of 5.5 million shares of common stock in its public offering and $0.5 million from its distribution reinvestment program. As of June 30, 2012 PE-ARC had acquired 14 properties and had total approximate real estate investments at cost of $138.6 million, all held through a 54% owned joint venture. As of March 31, 2012, PE-ARC had incurred, cumulatively to that date, $9.6 million in offering costs for the sale of its common stock and $2.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was organized on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC RCA filed its registration statement with the SEC on September 14, 2010 and became effective on March 17, 2011. As of June 30, 2012, ARC RCA had received aggregate gross proceeds of $3.0 million from the sale of 0.3 million shares in its public offering. As of June 30, 2012, ARC RCA acquired one property for a purchase price of $21.6 million. As of March 31, 2012, ARC RCA has incurred, cumulatively to that date, $4.3 million in offering costs for the sale of its common stock.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC Daily NAV was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of June 30, 2012, ARC DNAV had received aggregate gross proceeds of approximately $6.4 million from the sale of 0.7 million shares in its public offering. As of June 30, 2012, ARC DNAV had acquired six properties with total real estate investments, at cost, of approximately $25.2 million. As of March 31, 2012, ARC DNAV had incurred, cumulatively to that date, $2.8 million in offering costs from the sale of its common stock and $0.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and became effective on March 31, 2011. As of June 30, 2012, ARCT III had received aggregate gross proceeds of $910.6 million which includes the sale of 91.2 million shares in its public offering and $4.5 million from its distribution reinvestment plan. As of June 30, 2012, ARCT III owned 181 single tenant, free standing properties and had total real estate investments, at cost, of $517.7 million. As of March 31, 2012, ARCT III had incurred, cumulatively to that date, $44.5 million in offering costs for the sale of its common stock and $6.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On September 6, 2011, ARCP completed its initial public offering of 5.6 million shares of common stock. ARCP’s common stock is traded on The NASDAQ Capital Market under the symbol “ARCP.” On November 2, 2011, ARCP completed an underwritten follow-on offering of 1.5 million shares of common stock. In addition, on November 7, 2011, ARCP closed on the underwriters’ overallotment option of an additional 0.1 million shares of common stock.

On June 18, 2012 ARCP closed its secondary offering of 3.3 million shares of common stock. In addition, on July 9, 2012, ARCP closed on the underwriters’ overallotment option of an additional 0.5 million shares of common stock. In aggregate, ARCP has received $121.0 million of proceeds from the sale of common stock. As of June 30, 2012, ARCP owned 120 single tenant, free standing properties and real estate investments, at a purchase price of $222.0 million. On July 24, 2012, the closing price per share of common stock of ARCP was $10.70.

American Realty Capital Global Daily Net Asset Value Trust, Inc.

American Realty Capital Global Daily Net Asset Value Trust, Inc., or ARC Global DNAV, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARC Global DNAV was incorporated on July 13, 2011 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC Global DNAV filed its registration statement with the SEC on October 27, 2011, which was declared effective by the SEC on April 20, 2012. As of June 15, 2012, ARC Global DNAV received aggregate gross proceeds of $0.2 million from the sale of 22,222 shares in its public offering. As of June 30, 2012, ARC Global DNAV had not acquired any properties. As of March 31, 2012, ARC Global DNAV had incurred, cumulatively to that date, $0.9 million in offering costs for the sale of its common stock.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust IV, Inc., or ARCT IV, a Maryland corporation, is the tenth publicly offered REIT sponsored by American Realty Capital. ARCT IV was incorporated on February 14, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARCT IV filed its registration statement with the SEC on March 22, 2012, which was declared effective by the SEC on June 8, 2012. As of June 15, 2012, ARCT IV received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in its public offering. As of June 30, 2012, ARCT IV has not acquired any properties. As of March 31, 2012, ARCT IV had incurred, cumulatively to that date, $0.4 million in offering costs for the sale of its common stock.

Business Development Corporation of America

The American Realty Capital group of companies also has sponsored Business Development Corporation of America, or BDCA, a Maryland corporation. BDCA was organized on May 5, 2010 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. As of June 30, 2012, BDCA had raised gross proceeds of $67.3 million which includes the sale of 6.7 million shares in its public offering and $0.3 million from its distribution reinvestment program. As of June 30, 2012, BDCA’s investments, at original cost, were $71.9 million.

Liquidity of Public Programs

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor, which for this purpose excludes ARCP, a REIT that is and always has been listed on The NASDAQ Capital Market. American Realty Capital has sponsored the following other public programs (excluding ARCP): ARCT, NYRR, PE-ARC, ARC RCA, ARC DNAV, ARCT III, ARC Global DNAV, ARCT IV and BDCA. ARCT was a non-traded REIT until March 1, 2012, when it listed its shares of common stock on The NASDAQ Global Select Market. ARCT’s prospectus for its initial public offering provided that it would seek to consummate a listing of shares of its common stock on a national securities exchange by the tenth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARCT achieved a listing on a national securities exchange within the time it contemplated to do so. The prospectus for each of these other public programs states a date or time period by which it may be liquidated or engage in another liquidity event. Further, NYRR, PE-ARC, ARC RCA, ARC DNAV, ARCT III and BDCA are in their offering and acquisition stages. Other than ARCT, none of these public programs have reached the stated date or time period by which they may be liquidated or engage in another liquidity event.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The

purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by AR Capital, LLC. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by our dealer manager through participating broker-dealers. On September 7, 2011, the note holders were repaid, the properties were contributed to ARCP as part of its formation transaction, and the mortgage loans were repaid.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by ARCT in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by our dealer manager through participating broker-dealers. In May 2011, the notes were repaid in full including accrued interest and the program was closed.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through participating broker-dealers. On September 7, 2011, the note holders were repaid and the property was contributed to ARCP as part of its formation transaction.

ARC Income Properties IV, LLC implemented a note program that raised gross proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six retail stores triple net leased to Tractor Supply stores for $21.2 million. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every 5 years. The notes issued under this program by ARC Income Properties IV, LLC were sold by our dealer manager through participating broker-dealers.

ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010, all properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $4.8 million.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10.1 million.

American Realty Capital Operating Partnership, L.P. purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party, a Section 1031 Exchange Program. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1.1 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, previously had transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49%, or $2.6 million, in ARC DST I to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2.6 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $0.5 million, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $0.5 million have been accepted by American Realty Capital Operating Partnership, L.P pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $3.1 million, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3.1 million have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $7.3 million, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7.3 million had been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program. American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY, under a tenant-in-common structure with an affiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date cash payments of $0.6 million has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

Other Investment Programs of Mr. Schorsch and Mr. Kahane

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period of January 1, 2007 to December 31, 2007 American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,000 gross leasable square feet for an aggregate purchase price of approximately $407.5 million. These properties included a mixture of tenants, including Hy Vee supermarkets, CVS, Rite Aid, Walgreens, Harleysville bank branches, Logan’s Roadhouse Restaurants, Tractor Supply Company, Shop N Save, FedEx, Dollar General and Bridgestone Firestone. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. During the period of April 1, 2007 through October 20, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of $50.2 million.

American Realty Capital, LLC has operated in three capacities: as a joint-venture partner, as a sole investor and as an advisor. No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC.

In instances where American Realty Capital, LLC was not an investor in the transaction, but rather solely an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;
•	negotiated letters of intent and purchase and sale contracts;
•	obtained financing;
•	performed due diligence;
•	closed properties;
•	managed properties; and
•	sold properties.

Nicholas S. Schorsch

During the period from 1998 to 2002, one of the principals of our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38.3 million from 93 investors and acquired properties with an aggregate purchase price of approximately $272.3 million. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
Pennsylvania	34	1,193,741
New Jersey	38	149,351
South Carolina	3	65,992
Kansas	1	17,434
Florida	4	16,202
Oklahoma	2	13,837
Missouri	1	9,660
Arkansas	4	8,139
North Carolina	2	7,612
Texas	1	6,700

Attached hereto as Appendix A-1 is further prior performance information on Nicholas S. Schorsch.

American Financial Realty Trust

In 2002, American Financial Realty Trust, or AFRT, was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million shares of common stock in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the president, chief executive officer and vice-chairman of AFRT from its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the chairman of the Finance Committee of AFRT’s Board of Trustees from its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest REIT initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT acquired over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well-diversified portfolio of bank tenants. On April 1, 2008 AFRT was acquired by Gramercy Capital Corp. in a transaction with a total value of approximately $3.3 billion. Neither Mr. Schorsch nor Mr. Kahane owned any equity interest in AFRT at the time of the acquisition, and neither Mr. Schorsch nor Mr. Kahane currently owns an equity interest in AFRT.

Adverse Business Developments and Conditions

The net losses incurred by ARCT, NYRR, ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, American Realty Capital’s largest program to date, for the years ended December 31, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC is an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities are owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which has not occurred and which is not anticipated), will be borne by Messrs. Schorsch and Kahane and their respective families. On September 7, 2011, the note-holders in ARC Income Properties, LLC and ARC Income Properties III, LLC were repaid and the properties were contributed to ARCP as part of its formation transaction. Additionally, the mortgage loans in ARC Income Properties, LLC were repaid.

ARC Growth Fund, LLC was different from our other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

None of the referenced programs have been subject to any tenant turnover and have experienced a non-renewal of only two leases. Further, none of the referenced programs have been subject to mortgage foreclosure or significant losses on the sales of properties.

Attached hereto as Appendices A-1 and A-2 are further prior performance information on AFRT and Nicholas S. Schorsch, respectively.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This summary is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This summary does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We intend to elect and qualify to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ended December 31, 2011. We intend to continue operating as a REIT so long as our board determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ending December 31, 2011, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See the section entitled “— REIT Qualification Tests — Prohibited Transactions” below.
•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate (currently 35%) by the net income generated by the non qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset for up to a 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a taxable REIT subsidiary will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;

•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five organizational requirements must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying the last condition.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest is treated as our assets and items of income for purposes of Asset Tests and Gross Income Tests (each as defined below).

We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own certain assets through subsidiaries that we intend to be treated as “qualified REIT subsidiaries.” A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a taxable REIT subsidiary, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. Because a qualified REIT subsidiary must be wholly owned by a REIT, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership.

If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.  We currently own an interest in one taxable REIT subsidiary and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio are not satisfied, a taxable REIT subsidiary generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests described below. However, no more than 25% of the gross value of a REIT’s assets may be comprised of securities of one or more taxable REIT subsidiary. See “— Asset Tests.”

Share Ownership Requirements

The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely-held”, which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to our distribution reinvestment plan) or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

We are currently invested in the real properties described in the “Description of Real Estate Investments” section of this prospectus.. In addition, we have invested and intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets may generally be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate related debt investments; provided, that the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65, 2003-2 C.B. 336, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% Asset Test and the 10% vote or value test. We may hold some mezzanine loans that do not qualify for that safe harbor. Furthermore, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower. If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time we commit to acquire the loan, or agree to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then a portion of such loan may not be a qualifying real estate asset. Under current law it is not clear how to determine what portion of such a loan will be treated as a qualifying real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT's treatment of a loan as being in part a real estate asset if the REIT treats the loan as being a real estate asset in an amount that is equal to the lesser of the fair market value of the real property securing the loan, as of the date we committed to acquire or modify the loan, and the fair market value of the loan. However, uncertainties exist regarding the application of this guidance, particularly with respect to the proper treatment under the Asset Tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets. While we intend to make such investments in such a manner as not to fail the asset tests described above, no assurance can be given that any such investments would not disqualify us as a REIT.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Code Section 11, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Income Tests

For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

95% Gross Income Test.  At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Rents from Real Property.  Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). As described below, we expect that amounts received from our taxable REIT subsidiaries we may form to facilitate our acquisition of “qualified health care properties” will satisfy the conditions of the exception for rents received from a taxable REIT subsidiary with the result that such amounts will be considered rents from real property. The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a taxable REIT subsidiary. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize our taxable REIT subsidiaries to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a taxable REIT subsidiary are not excluded from rents from real property by reason of the related party rules described above, if the activities of the taxable REIT subsidiary and the nature of the properties it leases meet certain requirements. Generally, amounts received by us from our taxable REIT subsidiaries with respect to any “qualified health care properties” we own will be considered rents from real property only if the following conditions are met:

•	Each “qualified health care property” must not be managed or operated by us or the taxable REIT subsidiary to which it is leased, but rather must be managed or operated by an eligible independent contractor that qualifies for U.S. federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating “qualified health care properties” for persons not related to us or the taxable REIT subsidiary. The test for such independent contractor’s eligibility is made at the time the independent contractor enters into a management agreement or other similar service contract with the taxable REIT subsidiary to operate the “qualified health care property”;
•	A “qualified health care property” includes any real property, and any personal property incident to such real property, which is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility; and
•	The taxable REIT subsidiary may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any “qualified health care property” is operated, except with respect to an independent contractor in relation to facilities it manages for or leases from us.

We expect that all “qualified health care properties” we acquire and lease to a taxable REIT subsidiary will be operated in accordance with these requirements with the result that amounts received from a taxable REIT subsidiary will be considered rents from real property. The taxable REIT subsidiaries will pay regular corporate tax rates on any income they earn from the lease of our “qualified health care properties,” as well as any other income they earn. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Interest Income.  It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, under recently issued IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and any such modification will not be treated as a prohibited transaction. All of our loans secured by real property will be structured so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

Dividend Income.  We may receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Foreclosure Property.  Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests.  Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences.

As described above, we may establish one or more taxable REIT subsidiaries with which we could enter into leases for any properties in which we may invest. The gross income generated by our taxable REIT subsidiaries would not be included in our gross income. However, we would realize gross income from these subsidiaries in the form of rents. In addition, any dividends from our taxable REIT subsidiary to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements

In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify

If we fail to continue to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;

•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we may eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— Ownership of Interests in Taxable REIT Subsidiaries.”

Characterization of Property Leases

We may purchase either new or existing properties and lease them to tenants. Our ability to claim certain tax benefits associated with ownership of these properties, such as depreciation, would depend on a determination that the lease transactions are true leases, under which we would be the owner of the leased property for U.S. federal income tax purposes. If, however, the IRS were to recharacterize our leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose our REIT qualification.

Tax Aspects of Investments in Partnerships

General.  We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in the operating partnership, and the operating partnership, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations. For a description of allocations by the operating partnership to the partners, see the section entitled “Summary of Our Operating Partnership Agreement” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or, for tax years beginning before January 1, 2013, qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2013, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any taxable REIT subsidiaries);
(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any taxable REIT subsidiaries, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S.

Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

For taxable years beginning before January 1, 2013, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Cost Basis Reporting.  U.S. federal income tax information reporting rules may apply to certain transactions in our shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. Generally these rules apply to all shares purchased including those purchased through our distribution reinvestment plan. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis. The shares in the distribution reinvestment plan are also eligible for the “average cost” basis method, should you so elect.

Information reporting (transfer statements) on other transactions may also be required under these new rules. Generally, these reports are made for certain transactions. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.

Stockholders should consult their tax advisors regarding the consequences of these new rules.

Medicare Tax.  Certain U.S. Stockholders who are individuals, estates or trusts are required to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may become publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends and, after December 31, 2014, proceeds of sale in respect of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders

General.  The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of USRPIs and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S.

Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sales of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Pursuant to FIRPTA, distributions that are attributable to gain from our sales or exchanges of USRPIs will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution. However, it is not anticipated that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We believe, but cannot assure you, that we will qualify as “domestically controlled”. However, if we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. However, it is not anticipated that our common shares will be “regularly traded” on an established securities market. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

With respect to payments made after December 31, 2013, a withholding tax of 30% will be imposed on dividends from, and, after December 31, 2014, the gross proceeds of a disposition of, our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. We will not pay any additional amounts in respect of any amounts withheld. Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

INVESTMENT BY TAX-EXEMPT ENTITIES AND ERISA CONSIDERATIONS

General

The following is a summary of certain additional considerations associated with an investment in our shares by tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) and subject to Title I of ERISA, annuities described in Section 403(a) or (b) of the Code, an individual retirement account or annuity described in Sections 408 or 408A of the Code, an Archer MSA described in Section 220(d) of the Code, a health savings account described in Section 223(d) of the Code, or a Coverdell education savings account described in Section 530 of the Code, which are referred to in this section as Plans and IRAs, as applicable. This summary is based on provisions of ERISA and the Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the IRS through the date of this prospectus and is designed only to provide a general conceptual understanding of certain basic issues relevant to a Plan or IRA investor. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and IRAs. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Code and ERISA. While each of the ERISA and Code issues discussed below may not apply to all Plans and IRAs, individuals involved with making investment decisions with respect to Plans and IRAs should carefully review the rules and exceptions described below, and determine their applicability to their situation. This discussion should not be considered legal advice and prospective investors are required to consult their own legal advisors on these matters.

In general, individuals making investment decisions with respect to Plans and IRAs should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such Plan or IRA;
•	whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;
•	whether the investment will result in UBTI to the Plan or IRA (see the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders — Taxation of Tax-Exempt Stockholders” in this prospectus);
•	whether there is sufficient liquidity for the Plan or IRA, considering the minimum and other distribution requirements under the Code and the liquidity needs of such Plan or IRA, after taking this investment into account;
•	the need to value the assets of the Plan or IRA annually or more frequently; and
•	whether the investment would constitute or give rise to a non-exempt prohibited transaction under ERISA or the Code, if applicable.

Additionally, individuals making investment decisions with respect to Plans and IRAs must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust.

Minimum and Other Distribution Requirements — Plan Liquidity

Potential Plan or IRA investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the minimum distribution requirements under the Code, if applicable, and as it relates to other distributions (such as, for example, cash out distributions) that may be required under the terms of the Plan or IRA from time to time. If the shares are held in an IRA or Plan and, before we sell our properties, mandatory or other distributions are required to be made to the participant or beneficiary of such IRA or Plan, pursuant to the Code, then this could require that a distribution of the shares be made in kind to such participant or beneficiary or that a rollover of such shares be made to an IRA or other plan, which may not be permissible under the terms and provisions of the IRA or Plan. Even if permissible, a distribution of shares in kind to a participant or beneficiary of an IRA or Plan must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares. See the section entitled “Risk Factors — U.S. Federal Income Tax Risks” in this prospectus. The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares exists or is likely to develop. See the section entitled “Annual or More Frequent Valuation Requirement” below. Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold. Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there might be no market for such shares. There also may be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual or More Frequent Valuation Requirement

Fiduciaries of Plans may be required to determine the fair market value of the assets of such Plans on at least an annual basis and, sometimes, as frequently as quarterly. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. Also, a trustee or custodian of an IRA must provide an IRA participant and the IRS with a statement of the value of the IRA each year. However, currently, neither the IRS nor the Department of Labor has promulgated regulations specifying how “fair market value” should be determined.

Unless and until our shares are listed on a national securities exchange, it is not expected that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current estimated share value to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. Until 18 months after the completion of any subsequent offerings of our shares, if any, (excluding offerings under our DRIP), we intend to use the offering price of shares in our most recent offering as the per share value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of the per share value, in which case we will use the offering price less the per share amount of the special distribution). Beginning 18 months after the completion of the last offering of our shares, our board of directors will determine the value of the properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;
•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or
•	that the value, or method used to establish value, would comply with ERISA or Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a Plan has duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between a Plan or an IRA and a “party-in-interest” or a “disqualified person” with respect to such Plan or IRA are prohibited by ERISA and/or the Code. ERISA also requires generally that the assets of Plans be held in trust.

If our properties and other assets were deemed to be assets of a Plan or IRA, referred to herein as “plan assets,” our directors would, and employees of our affiliates might be deemed fiduciaries of any Plans or IRAs investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and employees of our affiliates could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly employees of our affiliates as Plan fiduciaries with respect to investments made by us.

Plan Assets — Definition

Prior to the passage of the Pension Protection Act of 2006, or the PPA, neither ERISA nor the Code contained a definition of “plan assets.” After the passage of the PPA, new Section 3(42) of ERISA now defines “plan assets” in accordance with Department of Labor regulations with certain express exceptions. A Department of Labor regulation, referred to in this discussion as the Plan Asset Regulation, as modified or deemed to be modified by the express provisions included in the PPA, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute “plan assets.” Under the Plan Asset Regulation, the assets of an entity in which a Plan or IRA makes an equity investment generally will be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;
•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;
•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or
•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Publicly Offered Securities Exemption

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act, or (ii) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation. Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer. We anticipate that this requirement will be easily met.

Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held”, the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

The Plan Asset Regulation provides that “whether a security is ‘freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for U.S. federal or state tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50% of more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company but including a real estate operating company) as to which the entity has or obtains direct management rights. To constitute a real estate operating company, 50% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.

While the Plan Asset Regulation and relevant opinions issued by the Department of Labor regarding real estate operating companies are not entirely clear as to whether an investment in real estate must be “direct”, it is common practice to insure that an investment is made either (i) “directly” into real estate, (ii) through wholly-owned subsidiaries, or (iii) through entities in which all but a de minimis interest is separately held by an affiliate solely to comply with the minimum safe harbor requirements established by the IRS for classification as a partnership for U.S. federal income tax purposes. We have structured ourselves in a manner in that should enable us to meet the venture capital operating company exception and our operating partnership to meet the real estate operating company exception.

Notwithstanding the foregoing, 50% of our operating partnership’s investments must be in real estate over which it maintains the right to substantially participate in the management and development activities. An example in the Plan Asset Regulation indicates that if 50% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception. By contrast, a second example in the Plan Asset Regulation indicates that if 50% or more of an entity’s investments are in shopping centers in which individual stores are leased for relatively short periods to various merchants, as opposed to long-term leases where substantially all management and maintenance activities are the responsibility of the lessee, then the entity will likely qualify as a real estate operating company. The second example further provides that the entity may retain contractors, including affiliates, to conduct the management of the properties so long as the entity has the responsibility to supervise and the authority to terminate the contractors. We intend to use contractors over which we have the right to supervise and the authority to terminate. Due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation, there can be no assurance as to our ability to structure our operations, or the operations of our operating partnership, as the case may be, to qualify for the “venture capital operating company” and “real estate operating company” exceptions.

Plan Assets — Not Significant Investment Exception

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interests is held by benefit plan investors. As modified by the PPA, a “benefit plan investor” is now defined to mean an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. If we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we intend to restrict ownership of each class of equity interests held by benefit plan investors to an aggregate value of less than 25% and thus qualify for the exception for investments in which equity participation by benefit plan investors is not significant.

Consequences of Holding Plan Assets

If our underlying assets were treated by the Department of Labor as “plan assets,” our management would be treated as fiduciaries with respect to each Plan or IRA stockholder, and an investment in our shares might expose the fiduciaries of the Plan or IRA to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by a Plan or IRA in our shares might be deemed to result in an impermissible commingling of “plan assets” with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan or IRA stockholders, the prohibited transaction restrictions of ERISA and/or the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan or IRA stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions

Generally, both ERISA and the Code prohibit Plans and IRAs from engaging in certain transactions involving “plan assets” with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, “plan assets.” The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Code. These definitions generally include “persons providing services” to the Plan or IRA, as well as employer sponsors of the Plan or IRA, fiduciaries and certain other individuals or entities affiliated with the foregoing.

A person generally is a fiduciary with respect to a Plan or IRA for these purposes if, among other things, the person has discretionary authority or control with respect to “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or IRA pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or IRA based on its particular needs. Thus, if we are deemed to hold “plan assets,” our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing Plans and IRAs. Whether or not we are deemed to hold “plan assets,” if we or our affiliates are affiliated with a Plan or IRA investor, we might be a disqualified person or party-in-interest with respect to such Plan or IRA investor, potentially resulting in a prohibited transaction merely upon investment by such Plan or IRA in our shares.

Prohibited Transactions — Consequences

ERISA forbids Plans from engaging in non-exempt prohibited transactions. Fiduciaries of a Plan that allow a non-exempt prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties. If it is determined by the Department of Labor or the IRS that a non-exempt prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom. Additionally, the Code requires that a disqualified person involved with a non-exempt prohibited transaction must pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected. The percentage is generally 15%, but is increased to 100% if the non-exempt prohibited transaction is not corrected promptly. For IRAs, if an IRA engages in a non-exempt prohibited transaction, the tax-exempt status of the IRA may be lost.

Reporting

Based on certain revisions to the Form 5500 Annual Return, or Form 5500, that generally became effective on January 1, 2009, benefit plan investors may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions (other than compensation for which there is no formula used to calculate or determine compensation or an actual amount stated) are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

DESCRIPTION OF SECURITIES

We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our stock is only a summary, and you should refer to the Maryland General Corporation Law and our charter and bylaws for a full description. The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws. Copies of our charter and bylaws are available upon request.

Our charter authorizes us to issue up to 350,000,000 shares of stock, of which 300,000,000 shares are classified as common stock at $0.01 par value per share and 50,000,000 shares are classified as preferred stock at $0.01 par value per share. As of June 30, 2012, 22,653,698 shares of our common stock were issued and outstanding, held by 6,305 stockholders, and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue.

Our charter also contains a provision permitting our board of directors, by resolution, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. Our charter requires us to ensure that the voting rights per share (other than any publicly held share) sold in any private offering will not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately offered share bears to the book value of each outstanding publicly held share. Notwithstanding anything herein to the contrary, any and all classes or series of preferred shares shall not circumvent the rights of the common stock required by the NASAA REIT Guidelines. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See the section entitled “Risk Factors — Risks Related to an Investment in American Realty Capital Healthcare Trust, Inc.” in this prospectus.

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding restrictions on the transfer of stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all common stock issued in the offering will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of common stock will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.

Preferred Stock

Our charter authorizes our board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class of shares so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever create and issue preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, tender offer, or proxy contest;
•	the assumption of control by a holder of a large block of our securities; or
•	the removal of incumbent management.

Also, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the holders of common stock. However, the issuance of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and except as otherwise may be specified in our charter, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

An annual meeting of our stockholders will be held each year, upon reasonable notice on a date that is within a reasonable period of time following the distribution of our annual report to stockholders, at least 30 days after delivery of our annual report to our stockholders. The directors, including the independent directors, shall take reasonable steps to ensure that such notice is provided. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the independent directors, the chairman of the board, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request from such stockholders stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 or more than 60 days after the distribution of the notice of meeting. The presence of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

Our stockholders are entitled to receive a copy of our stockholder list upon request in connection with matters relating to stockholders’ voting rights, the exercise of stockholders rights under federal proxy laws or other matters as permitted under the Maryland General Corporation Law or other applicable law. The list provided by us will include each stockholder’s name, address and telephone number, and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Stockholders and their representatives shall also be given access to our corporate records at reasonable times. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

If we do not begin the process of achieving a Liquidity Event by the fifth anniversary of the termination of this offering, our charter requires, unless extended by a majority of the board of directors and a majority of the independent directors, that we hold a stockholders meeting to vote on a proposal for our orderly liquidation of our portfolio. If the adoption of a plan of liquidation is postponed, our board of directors will reconsider whether liquidation is in the best interests of our stockholders at least annually. Further postponement of the adoption of a plan of liquidation will only be permitted if a majority of the directors, including a majority of independent directors, determines that liquidation would not be in the best interests of our stockholders. If our stockholders do not approve the proposal, we will resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning in the aggregate at least 10% of our then outstanding common stock.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and
•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

See the section entitled “Material U.S. Federal Income Tax Considerations” in this prospectus for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock and more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of the outstanding shares of our stock.

Our board of directors, in its sole discretion, may (prospectively or retroactively) waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

Additionally, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•	with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;
•	result in our being “closely held” within the meaning of Section 856(h) of the Code (regardless of whether the ownership interest is held during the last half of a taxable year);
•	result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or
•	otherwise result in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in such stock. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) in our being “closely held” under Section 856(h) of the Code, (iii) our owning (directly or indirectly) more than 9.8% of the ownership interests in any tenant or subtenant or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as “Excess Securities.” If the transfer of Excess Securities to a beneficial trust would not be effective for any reason to prevent any of the above violations, then the transfer of that number of shares that would otherwise cause the violation will be null and void and the proposed transferee will not acquire any rights in the shares. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities.

The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which has been paid to the intended transferee and is owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or intended transaction, 10 business days’ written notice. “Immediate written notice” generally is understood to mean that a person must provide notice with all reasonable speed following an acquisition of shares in violation of the foregoing ownership limitations. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

The ownership restriction does not apply to the underwriter in a public offering of shares or to a person or persons so exempted (prospectively or retroactively) from the ownership limit by our board of directors based upon appropriate assurances, including certain representations and undertakings required by our charter, that our qualification as a REIT is not jeopardized. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held.

Distribution Policy and Distributions

We intend to pay regular distributions to our stockholders. Because all of our operations will be performed indirectly through our operating partnership, our ability to pay distributions depends on our operating partnership’s ability to pay distributions to its partners, including to us. If we do not have enough cash from operations to fund the distribution, we may fund distributions from unlimited amounts of any source, including borrowing funds, issuing additional securities or selling assets in order to fund the distributions or making the distributions out of net proceeds from this offering. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

In addition, the fees, distributions and reimbursements payable to our advisor depend on various factors, including the assets we acquire, indebtedness incurred, and sales prices of investments sold, and therefore cannot be quantified or reserved for until such fees have been earned. See “Management Compensation” in this prospectus. We are required to pay these amounts to our advisor regardless of the amount of cash we distribute to our stockholders and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, to our stockholders may be negatively impacted.

Distributions will be paid to our stockholders when and if authorized by our board of directors and declared by us out of legally available funds as of the daily record dates selected by our board of directors. We expect to declare and pay distributions on a regular basis unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. Distributions will be authorized at the discretion of our board of directors, which will be influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. Each distribution will be accompanied by a notice which sets forth: (a) the record date; (b) the amount per share that will be distributed; (c) the equivalent annualized yield; (d) the amount and percentage of the distributions paid from operations, offering proceeds and other sources; and (e) for those investors participating in the DRIP, a statement that a distribution statement will be provided in lieu of a check. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;
•	our operating and interest expenses;
•	the ability of tenants to meet their obligations under the leases associated with our properties;
•	the amount of distributions or dividends received by us from our indirect real estate investments;
•	our ability to keep our properties occupied;
•	our ability to maintain or increase rental rates when renewing or replacing current leases;
•	capital expenditures and reserves for such expenditures;
•	the issuance of additional shares; and
•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests — Annual Distribution Requirements” section of this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. In addition, to satisfy the percentage requirement, we may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Up to 80% of any such taxable dividend with respect to the taxable years 2010 and 2011 could be payable in our common stock. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the section entitled “Material U.S. Federal Income Tax Considerations  — REIT Qualification Tests” in this prospectus.

Stockholder Liability

The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and
•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination with our advisor or any affiliate of our advisor. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and our advisor or any affiliate of our advisor. As a result, our advisor or any affiliate of our advisor may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;
•	owned by our officers; and
•	owned by our employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third of all voting power;
•	one-third or more, but less than a majority of all voting power; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by Maryland General Corporation Law, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,
•	a two-thirds vote requirement for removing a director,
•	a requirement that the number of directors be fixed only by vote of the directors,
•	a requirement that a vacancy on the board be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred, and
•	a majority requirement for the calling of a special meeting of stockholders.

At this time, we have not enacted any of the provisions allowed under Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships.

Restrictions on Roll-up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (Roll-up Entity) that is created or would survive after the successful completion of a Roll-up Transaction. This term does not include:

•	a transaction involving securities of a company that have been listed on a national securities exchange for at least 12 months; or
•	a transaction involving our conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to our advisor or our investment objectives.

In connection with any Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. Accordingly, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Securities Act, and comparable provisions under state laws for any material misrepresentations or omissions in the appraisal. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to common stockholders who vote “no” on the proposal the choice of:

(1) accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2) one of the following:

(a)	remaining as holders of our stock and preserving their interests therein on the same terms and conditions as existed previously, or
(b)	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any Roll-up Transaction:

•	that would result in the common stockholders having voting rights in a Roll-up Entity that are less than those provided in our charter and bylaws and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual and special meetings, amendment of our charter and our dissolution;

•	that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;
•	in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “— Meetings and Special Voting Requirements” above; or
•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by the stockholders.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for any person to conduct a tender offer for shares of our stock, our charter requires that the person comply with most provisions of Regulation 14D of the Exchange Act and provide us notice of such tender offer at least ten business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any person initiating a tender offer to provide:

•	specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;
•	the ability to allow stockholders to withdraw tendered shares while the offer remains open;
•	the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and
•	that all stockholders of the subject class of shares be treated equally.

In addition to the foregoing, there are certain ramifications to any person who attempts to conduct a noncompliant tender offer. If any person initiates a tender offer without complying with the provisions set forth above, in our sole discretion, we will have the right to repurchase such noncompliant person’s shares and any shares acquired in such tender offer. The noncomplying person also will be responsible for all of our expenses in connection with that person’s noncompliance.

DISTRIBUTION REINVESTMENT PLAN

We have adopted a distribution reinvestment plan. The following is a summary of our DRIP. A complete copy of our form of distribution reinvestment plan is included in this prospectus as Appendix B.

Investment of Distributions

Pursuant to our DRIP, our stockholders, and, subject to certain conditions set forth in the plan, any stockholder or partner of any other publicly offered limited partnership, REIT or other real estate program sponsored by our advisor or its affiliates may elect to purchase shares of our common stock with our distributions or distributions from such other programs, as applicable. We have the discretion to extend the offering period for the shares being offered pursuant to this prospectus under our DRIP beyond the termination of this offering until we have sold all the shares allocated to the plan through the reinvestment of distributions. We also may offer shares pursuant to a new registration statement. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our DRIP.

No dealer manager fees or selling commissions will be paid with respect to shares purchased pursuant to the DRIP, therefore, we will retain all of the proceeds from the reinvestment of distributions. Accordingly, substantially all the economic benefits resulting from distribution reinvestment purchases by stockholders from the elimination of the dealer manager fee and selling commissions will inure to the benefit of the participant through the reduced purchase price.

Pursuant to the terms of our DRIP the reinvestment agent, which currently is us, will act on behalf of participants to reinvest the cash distributions they receive from us. Stockholders participating in the DRIP may purchase fractional shares. If sufficient shares are not available for issuance under our DRIP, the reinvestment agent will remit excess cash distributions to the participants. Participants purchasing shares pursuant to our DRIP will have the same rights as stockholders with respect to shares purchased under the plan and will be treated in the same manner as if such shares were issued pursuant to our offering.

After the termination of the offering of our shares registered for sale pursuant to the DRIP under this prospectus, we may determine to allow participants to reinvest cash distributions from us in shares issued by another American Realty Capital-sponsored program only if all of the following conditions are satisfied:

•	prior to the time of such reinvestment, the participant has received the final prospectus and any supplements thereto offering interests in the subsequent American Realty Capital-sponsored program and such prospectus allows investments pursuant to a DRIP;
•	a registration statement covering the interests in the subsequent American Realty Capital-sponsored program has been declared effective under the Securities Act;
•	the offer and sale of such interests are qualified for sale under applicable state securities laws;
•	the participant executes the subscription agreement included with the prospectus for the subsequent American Realty Capital-sponsored program; and
•	the participant qualifies under applicable investor suitability standards as contained in the prospectus for the subsequent American Realty Capital-sponsored program.

Stockholders who invest in subsequent American Realty Capital-sponsored programs pursuant to our DRIP will become investors in such subsequent American Realty Capital-sponsored program and, as such, will receive the same reports as other investors in the subsequent American Realty Capital-sponsored program. Note that Alabama and Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.

Election to Participate or Terminate Participation

A stockholder may become a participant in our DRIP by making a written election to participate on his or her subscription agreement at the time he or she subscribes for shares. Any stockholder who has not previously elected to participate in the DRIP may so elect at any time by delivering to the reinvestment agent a completed enrollment form or other written authorization required by the reinvestment agent. Participation in our DRIP will commence with the next distribution payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the fiscal quarter, month or other period to which the distribution relates.

Some brokers may determine not to offer their clients the opportunity to participate in our DRIP. Any prospective investor who wishes to participate in our DRIP should consult with his or her broker as to the broker’s position regarding participation in the DRIP.

We reserve the right to prohibit qualified retirement plans and other “benefit plan investors” (as defined in ERISA) from participating in our DRIP if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans. See the section entitled “Investment by Tax-Exempt Entities and ERISA Considerations” in this prospectus.

Each stockholder electing to participate in our DRIP agrees that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or subscription agreement relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact.

Subscribers should note that affirmative action in the form of written notice to the reinvestment agent must be taken to withdraw from participation in our DRIP. A withdrawal from participation in our DRIP will be effective with respect to distributions for a monthly distribution period only if written notice of termination is received at least ten days prior to the end of such distribution period. In addition, a transfer of shares prior to the date our shares are listed for trading on a national securities exchange, which we have no intent to do at this time and which may never occur, will terminate participation in the DRIP with respect to such transferred shares as of the first day of the distribution period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the plan and affirmatively elects to participate in the plan by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.

Offers and sales of shares pursuant to the DRIP must be registered in every state in which such offers and sales are made. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the DRIP in any states in which our registration is not renewed or extended.

Reports to Participants

Within 90 days after the end of each calendar year, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions received, the number of shares purchased, the purchase price for such shares and the total shares purchased on behalf of the participant during the prior year pursuant to our DRIP.

Excluded Distributions

Our board of directors may designate that certain cash or other distributions attributable to net sales proceeds will be excluded from distributions that may be reinvested in shares under our DRIP, or Excluded Distributions. Accordingly, if proceeds attributable to the potential sale transaction described above are distributed to stockholders as an Excluded Distribution, such amounts may not be reinvested in our shares pursuant to our DRIP. The determination of whether all or part of a distribution will be deemed to be an Excluded Distribution is separate and unrelated to our requirement to distribute 90% of our taxable REIT income. In its initial determination of whether to make a distribution and the amount of the distribution, our board of directors will consider, among other factors, our cash position and our distribution requirements as a REIT. Once our board of directors determines to make the distribution, it will then consider whether all or part of the distribution will be deemed to be an Excluded Distribution. Our board of directors may determine, for instance, that it is not in our best interests to permit additional cash to be reinvested. In most instances, however, we expect that our board of directors would not deem any of the distribution to be an Excluded Distribution. In that event, the amount distributed to participants in our DRIP will be reinvested in additional shares of our common stock. If all or a portion of the distribution is deemed to be an Excluded Distribution, the distribution will be made to all stockholders, however, the excluded portion will not be reinvested. As a result, we would not be able to use any of the Excluded Distribution to assist in meeting future distributions and the stockholders would not be able to use the distribution to purchase additional shares of our common stock through our DRIP. We currently do not have any planned Excluded Distributions, which will only be made, if at all, in addition to, not in lieu of, regular distributions.

Material U.S. Federal Income Tax Considerations

Taxable participants will incur tax liability even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested under our distributions reinvestment plan. See the section entitled “Risk Factors — U.S. Federal Income Tax Risks” in this prospectus. In addition, to the extent you purchase shares through our DRIP at a discount to their fair market value, you will be treated for U.S. federal income tax purposes as receiving an additional distribution equal to the amount of the discount. At least until our offering stage is complete, we expect that (i) we will sell shares under the DRIP at $9.50 per share, (ii) no secondary trading market for our shares will develop, and (iii) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until our offering stage is complete, participants in our DRIP will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our DRIP. You will be taxed on the amount of such distribution (including any discount from fair market value) as a dividend to the extent such distribution is from our current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend, or for the tax year beginning before January 1, 2013, qualified income. Tax information regarding each participant’s participation in the plan will be provided to each participant at least annually. Each participant in the plan shall have a reasonable opportunity to withdraw from the plan at least annually after the receipt of all material information regarding the distribution to the participant and the effect of reinvesting such distribution, including the tax consequences thereof, which shall be provided to each participant at least annually.

Amendment and Termination

We reserve the right to amend any aspect of our DRIP with ten days’ notice to participants. The reinvestment agent also reserves the right to terminate a participant’s individual participation in the plan, and we reserve the right to terminate our DRIP itself in our sole discretion at any time, by sending ten days’ prior written notice of termination to the terminated participant or, upon termination of the plan, to all participants.

SHARE REPURCHASE PROGRAM

Prior to the time that our shares are listed on a national securities exchange, our share repurchase program, as described below, may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, if such repurchase does not impair our capital or operations and subject to other restrictions and applicable law. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including REIT shares. Unless the shares of our common stock are being repurchased in connection with a stockholder’s death or disability, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares. We do not currently anticipate obtaining appraisals for our investments (other than investments in transaction with our sponsor, advisor, directors or their respective affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. We expect to begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments beginning 18 months after the completion of the last offering of our shares (excluding offerings under our DRIP). Beginning 18 months after the completion of the last offering of our shares (excluding offerings under our DRIP), our board of directors will determine the value of our properties and our other real estate-related assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties and other real estate-related assets or of our enterprise as a whole. Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share repurchase program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share repurchase program. We will repurchase shares on the last business day of each quarter (and in all events on a date other than a dividend payment date). Prior to establishing the estimated value of our shares, the price per share that we will pay to repurchase shares of our common stock will be as follows:

•	the lower of $9.25 and 92.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least one year;
•	the lower of $9.50 and 95.0% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least two years;
•	the lower of $9.75 and 97.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least three years; and
•	the lower of $10.00 and 100% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least four years, in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock.

Repurchase requests made in connection with the death or disability of a stockholder will always be honored so long as our company remains a non-traded REIT. Any future changes to the share repurchase program will require approval by a majority of voting stockholders. Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 and the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through our share repurchase program, although if a stockholder sells back all of its shares, our board of directors has the discretion to exempt shares purchased pursuant to our DRIP from this one year requirement.

Pursuant to the terms of our share repurchase program, we will make repurchases, if requested, at least once quarterly. Each stockholder whose repurchase request is granted will receive the repurchase amount within 30 days after the fiscal quarter in which we grant its repurchase request. Subject to the limitations described in this prospectus, we also will repurchase shares upon the request of the estate, heir or beneficiary, as applicable, of a deceased stockholder. We will limit the number of shares repurchased pursuant to our share repurchase program as follows: during any 12-month period, we will not repurchase in excess of 5.0% of the number of shares of common stock outstanding on December 31st of the previous calendar year. In addition, we are only authorized to repurchase shares using the proceeds received from our DRIP and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from our DRIP in that same quarter. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests. Our board of directors, at its sole discretion, may amend, suspend (in whole or in part) or choose to terminate our share repurchase program, or reduce or increase the number of shares purchased under the program upon 30 days’ notice (which may be provided in reports we file with the SEC, a press release, a letter to stockholders and/or via our website), if it determines that the funds allocated to the share repurchase program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution.

Our sponsor, advisor, directors and affiliates are prohibited from receiving a fee on any share repurchases, including selling commissions and dealer manager fees.

Our board of directors reserves the right, in its sole discretion, at any time and from time to time, to:

•	waive the one year holding period requirement in the event of involuntary exigent circumstances, such as bankruptcy, or a mandatory distribution requirement under a stockholder’s IRA;
•	reject any request for repurchase;
•	change the purchase price for repurchases; or
•	subject to approval by a majority of voting stockholders, otherwise amend the terms of, suspend or terminate our share repurchase program.

Any material modification, suspension or termination of our share repurchase program by our board of directors or our advisor will be disclosed to stockholders as promptly as is practicable, but not later than 30 days before such action, in reports we file with the SEC, a press release, a letter to stockholders and/or via our website.

Our board of directors may reject a request for repurchase, if, among other things, a stockholder does not meet the conditions outlined herein. Funding for the share repurchase program will come exclusively from proceeds we receive from the sale of shares under our DRIP and other operating funds, if any, as our board of directors, in its sole discretion, may reserve for this purpose. We cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each year. However, a stockholder may withdraw its request at any time or ask that we honor the request when funds are available. Pending repurchase requests will be honored on a pro rata basis.

If funds available for our share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, pro rata as to repurchases upon the death or disability of a stockholder; (ii) next, pro rata as to repurchases to stockholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; (iii) next, pro rata as to repurchases to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and (iv) finally, pro rata as to all other repurchase requests.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then-owned for repurchase, except that the minimum number of shares that must be presented for repurchase shall be at least 25% of the holder’s shares. However, if the repurchase request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where repurchase is being requested (i) on behalf of the estate, heirs or beneficiaries, as applicable, of a deceased stockholder; (ii) by a stockholder due to another involuntary exigent circumstance, such as bankruptcy; or (iii) by a stockholder due to a mandatory distribution under such stockholder’s IRA, a minimum of 10% of the stockholder’s shares may be presented for repurchase; provided, however, that any future repurchase request by such stockholder must present for repurchase at least 25% of such stockholder’s remaining shares.

A stockholder who wishes to have shares repurchased must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have shares repurchased following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. Unrepurchased shares may be passed to an estate, heir or beneficiary following the death of a stockholder. If the shares are to be repurchased under any conditions outlined herein, we will forward the documents necessary to effect the repurchase, including any signature guaranty we may require.

Stockholders are not required to sell their shares to us. The share repurchase program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of the shares on a national stock exchange or our merger with a listed company. We cannot guarantee that a liquidity event will occur.

Shares we purchase under our share repurchase program will have the status of authorized but unissued shares. Shares we acquire through the share repurchase program will not be reissued unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise issued in compliance with such laws.

As of July 19, 2012, we received seven requests to redeem an aggregate of 32,341 shares of our common stock pursuant to our Share Redemption Plan. As of June 30, 2012, we funded the redemption requests of 23,341 shares at an average price per share of $9.99. As of June 30, 2012, we approved the redemption request of 9,000 shares, at an average price per share of $10.00. Unfilled redemption requests received as of June 30, 2012 will be funded by July 31, 2012. We fund share redemptions from cash flows from operations. As of the date of this filing, we are not aware of any other redemption requests.

SUMMARY OF OUR ORGANIZATIONAL DOCUMENTS

Each stockholder is bound by and deemed to have agreed to the terms of our organizational documents by virtue of the election to become a stockholder. Our organizational documents consist of our charter and bylaws. The following is a summary of material provisions of our organizational documents and does not purport to be complete. Our organizational documents are filed as exhibits to our registration statement of which this prospectus is part. See the section entitled “Where You Can Find Additional Information” in this prospectus.

Our initial charter was filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, or SDAT, on August 23, 2010, and our amended and restated charter was filed with and accepted for record by SDAT on January 28, 2011 and was further amended and restated on June 27, 2012. The bylaws, in their present form, became operative when our board of directors approved them as of January 14, 2011. Neither our charter nor bylaws have an expiration date, and therefore, both documents remain effective in their current form throughout our existence, unless they are amended.

Charter and Bylaw Provisions

The rights of stockholders and related matters are governed by our organizational documents and Maryland law. Certain provisions of these documents or of Maryland law, summarized below, may make it more difficult to change the composition of our board and could have the effect of delaying, deferring, or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See generally “Risk Factors — Risks Related to This Offering and Our Corporate Structure.”

Stockholders’ Meetings and Voting Rights

Our charter requires us to hold an annual meeting of stockholders not less than thirty days after delivering our annual report to stockholders. The purpose of each annual meeting will be to elect directors and to transact any other business. The chairman, the chief executive officer, the president, a majority of the directors or a majority of the independent directors also may call a special meeting of the stockholders. The secretary must call a special meeting to act on any matter that may properly be considered at a meeting of stockholders when stockholders entitled to cast not less than 10% of all votes entitled to be cast on such matter at the meeting make a written request. The written request must state the purpose(s) of the meeting and the matters to be acted upon. The meeting will be held on a date not less than fifteen nor more than sixty days after the notice is sent, at the time and place specified in the notice.

Except as provided above, we will give notice of any annual or special meeting of stockholders not less than ten nor more than ninety days before the meeting. The notice must state the purpose of a special meeting. At any meeting of the stockholders, subject to the restrictions in our charter on ownership and transfer of our stock and except as otherwise provided in our charter, each common stockholder is entitled to one vote for each share owned of record on the applicable record date. In general, the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at the meeting on any matter will constitute a quorum. The affirmative vote of a majority of the shares of our stock entitled to vote, who are present in person or by proxy at a meeting of stockholders at which a quorum is present, will be sufficient to elect directors and a majority of votes cast will be sufficient to approve any other matter that may properly come before the meeting, unless more than a majority of the votes cast is required by law or our charter.

Board of Directors

Under our organizational documents, we must have at least three but not more than ten directors. A majority of these directors must be “independent” (as defined below) except for a period of up to 60 days after the death, resignation or removal of an independent director pending the election of such independent director’s successor. A director may resign at any time and may be removed with or without cause by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast generally in the election of directors. A vacancy on the board caused by the death, resignation or incapacity of a director or by an increase in the number of directors, within the limits described above, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. With respect to any and all vacancies on the board resulting from an increase in the size of the board, such vacancies on the board may be filled only by the affirmative vote of a majority of the stockholders. Our charter and bylaws require our committees to be composed of a majority of independent directors (except our audit committee, which must be comprised entirely of independent directors).

An “independent director” is defined in accordance with article IV of our charter and complies with Section I.B.14 of the NASAA REIT Guidelines. Section I.B.14 of the NASAA REIT Guidelines provides that an “independent director” is one who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or our advisor. A director is deemed to be associated with our sponsor or advisor if he or she: (a) owns an interest in our sponsor, our advisor, or any of their affiliates; (b) is employed by our sponsor, our advisor or any of their affiliates; (c) is an officer or director of our sponsor, our advisor, or any of their affiliates; (d) performs services, other than as a director, for us; (e) is a director for more than three REITs organized by our sponsor or advised by our advisor; or (f) has any material business or professional relationship with our sponsor, our advisor or any of their affiliates. A business or professional relationship is considered material if the gross revenue derived by the director from our sponsor and our advisor and affiliates exceeds 5% of the director’s (i) annual gross revenue, derived from all sources, during either of the last two years, or (ii) net worth, on a fair market value basis. An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law, is or has been associated with our sponsor, advisor, any of their affiliates or us.

Persons who serve as directors must have at least three years of relevant experience and demonstrate the knowledge required to successfully acquire and manage the type of assets that we intend to acquire to serve as a director. Our charter provides that at least one of our independent directors must have three years of relevant real estate experience and at least one independent director must be a financial expert with relevant financial experience.

Maryland law provides that any action required or permitted to be taken at a meeting of the board also may be taken without a meeting by the unanimous written or electronic consent of all directors.

The approval by our board and by holders of at least a majority of our outstanding voting shares of stock is generally necessary for us to do any of the following:

•	amend our charter;
•	transfer all or substantially all of our assets other than in the ordinary course of business;
•	engage in mergers, consolidations or share exchanges; or
•	liquidate and dissolve.

Under our charter, our directors, our advisor and any affiliates thereof are generally prohibited from voting any shares they own on any proposal brought to stockholders seeking to remove our advisor, the directors or any affiliates thereof or to vote on any transaction between us and any of them. For these purposes, shares owned by our advisor, the directors or any affiliates thereof will not be included in the denominator to determine the number of votes needed to approve the matter.

Rights of Objecting Stockholders

Under Maryland law, dissenting holders may have, subject to satisfying certain procedures, the right to receive a cash payment representing the fair value of their shares of stock under certain circumstances. As permitted by the Maryland General Corporation Law, however, our charter includes a provision opting out of the appraisal rights statute, thereby precluding stockholders from exercising the rights of an “objecting stockholder” unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights. As a result of this provision, our stockholders will not have the right to dissent from extraordinary transactions, such as the merger of our company into another company or the sale of all or substantially all of our assets for securities.

Inspection of Books and Records; Stockholder Lists

Any stockholder or his or her designated representative will be permitted, at all reasonable times, to inspect and obtain copies of our records to which he or she is entitled under applicable law, subject to the limits contained in our charter. Specifically, the request cannot be made to secure a copy of our stockholder list or other information for the purpose of selling the list or using the list or other information for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require the stockholder requesting the stockholder list to represent that the stockholder list is not requested for a commercial purpose unrelated to the stockholder’s interest in us.

For example, a stockholder may, subject to the limits described above, in person or by agent during normal business hours, on written request, inspect and obtain copies of our books of account and our stock ledger. Any stockholder also may present to any officer or its resident agent a written request for a statement of our affairs or our stockholder list, an alphabetical list of names and addresses and telephone numbers of our stockholders along with the number of shares of stock held by each of them. Our stockholder list will be maintained and updated at least quarterly as part of our corporate documents and records and will be printed on white paper in a readily readable type size, in no event smaller than 10-point type. A copy of the stockholder list will be mailed to the stockholder within ten days of the request. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein.

We may impose, and require the stockholder to pay, a reasonable charge for expenses incurred in reproducing any of our corporate documents and records. If our advisor or our directors neglect or refuse to produce or mail a copy of the stockholder list requested by a stockholder, then in accordance with applicable law and our charter, our advisor and our directors will be liable to the stockholder for the costs, including reasonable attorneys’ fees, incurred by the stockholder in compelling production of the list and actual damages suffered by the stockholder because of the refusal or neglect. The remedies provided hereunder to stockholders requesting copies of the stockholder list are in addition to, and will not in any way limit, other remedies available to stockholders under federal law, or the laws of any state. As noted above, if the stockholder’s actual purpose is to sell the list or use it for a commercial purpose, we may refuse to supply the list.

Our books and records are open for inspection by state securities administrators upon reasonable notice and during normal business hours.

Amendment of the Organizational Documents

Except for those amendments permitted to be made without stockholder approval, our charter may be amended, after approval by our board, by the affirmative vote of a majority of the votes entitled to be cast on the matter. Our bylaws may be amended in any manner not inconsistent with the charter by a majority vote of our directors present at the board meeting.

Dissolution or Termination of the Company

As a Maryland corporation, we may be dissolved at any time after a determination by a majority of the entire board that dissolution is advisable and the approval of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. Our board will determine when, and if, to:

•	to have our shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements; and
•	commence subsequent offerings of common stock after completing this offering.

Our board does not anticipate evaluating a listing until at least three to five years after the offering. If listing our shares of common stock is not feasible, our board may decide to:

•	sell our assets individually including seeking stockholder approval if the action would constitute the sale of all or substantially all of our assets;
•	continue our business and evaluate a listing of our shares of common stock at a future date; or
•	adopt a plan of liquidation.

Advance Notice of Director Nominations and New Business

Proposals to elect directors or conduct other business at an annual or special meeting must be brought in accordance with our bylaws. The bylaws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.

Our bylaws also provide that nominations of individuals for election to the board and the proposal of other business may be made at an annual meeting, but only:

•	in accordance with the notice of the meeting;
•	by or at the direction of our board; or
•	by a stockholder who was a stockholder of record at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

•	not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of release of the proxy statement for the previous year’s annual meeting; or
•	if the date of the meeting is advanced or delayed by more than 30 days from the anniversary date or if an annual meeting has not yet been held, not earlier than 150 days prior to the annual meeting or not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the tenth day following our first public announcement of the date of such meeting.

Nominations of individuals for election to the board may be made at a special meeting, but only:

•	by or at the direction of our board; or
•	if the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•	not earlier than 120 days prior to the special meeting; and
•	not later than 5:00 p.m., Eastern Time, on the later of either:
º	ninety days prior to the special meeting; or
º	ten days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board to be elected at the meeting.

Restrictions on Certain Conversion Transactions and Roll-Ups

Our charter requires that some transactions involving an acquisition, merger, conversion or consolidation in which our stockholders receive securities in a surviving entity (known in the charter as a “roll-up entity”), must be approved by the holders of a majority of our then-outstanding shares of common stock. Approval of a transaction with, or resulting in, a “roll-up entity” is required if as part of the transaction our board determines that it is no longer in our best interest to attempt or continue to qualify as a REIT. Transactions effected because of changes in applicable law or to preserve tax advantages for a majority in interest of our stockholders do not require stockholder approval.

A “roll-up entity” is a partnership, REIT, corporation, trust or other similar entity created or surviving a roll-up transaction. A roll-up transaction does not include: (1) a transaction involving securities of a company that has been listed on a national securities exchange for at least twelve months; or (2) a transaction involving our conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

•	stockholders’ voting rights;
•	our term and existence;
•	sponsor or advisor compensation; or
•	our investment objectives.

In the event of a proposed roll-up, an appraisal of all our assets must be obtained from a person with no material current or prior business or personal relationship with our advisor or our directors. Further, that person must be substantially engaged in the business of rendering valuation opinions of assets of the kind we hold or own. The appraisal must be included in a prospectus used to offer the securities of the roll-up entity and must be filed with the SEC and the state regulatory commissions as an exhibit to the registration statement for the offering of the roll-up entity’s shares. As a result, an issuer using the appraisal will be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal. The assets must be appraised in a consistent manner and the appraisal must:

•	be based on an evaluation of all relevant information;
•	indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction; and
•	assume an orderly liquidation of the assets over a twelve-month period.

The engagement agreement with the appraiser must clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying it, must be included in a report to the stockholders in the event of a proposed roll-up.

We may not participate in any proposed roll-up that would:

•	result in the common stockholders of the roll-up entity having rights that are more restrictive to stockholders than those provided in our charter, including any restriction on the frequency of meetings;
•	result in the common stockholders having less comprehensive voting rights than are provided in our charter;
•	result in the common stockholders having access to records that are more limited than those provided for in our charter;
•	include provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity;
•	limit the ability of an investor to exercise its voting rights in the roll-up entity on the basis of the number of the shares held by that investor; or
•	place any of the costs of the transaction on us if the roll-up is rejected by our stockholders.

However, with the prior approval of stockholders entitled to cast a majority of all votes entitled to be cast on the matter, we may participate in a proposed roll-up if the stockholders would have rights and be subject to restrictions comparable to those contained in our charter.

Stockholders who vote “no” on the proposed roll-up must have the choice of:

•	accepting the securities of the roll-up entity offered; or
•	one of either:

º	remaining as our stockholder and preserving their interests on the same terms and conditions as previously existed; or
º	receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

These provisions, as well as others contained in our charter, bylaws and Maryland law could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See generally “Risk Factors — Risks Related to This Offering and Our Corporate Structure.”

Limitation on Total Operating Expenses

Commencing upon the earlier to occur of (a) the fifth fiscal quarter after we make our first investment and (b) six months after the commencement of this offering, our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2.0% of our average invested assets or 25.0% of our net income. For these purposes, items such as organization and offering expenses, property expenses, interest payments, taxes, non-cash expenditures, financing coordination fees, any incentive fees payable to our advisor and acquisition fees and expenses are excluded from the definition of total operating expenses. Our independent directors will have a fiduciary responsibility to ensure that we do not exceed these limits. Our independent directors may, however, permit us to exceed these limits if they determine that doing so is justified because of unusual and non-recurring expenses, including, but not limited to, the occurrence of natural disasters, hurricanes, floods, tornadoes, special tax assessments or acts of terrorism. Any finding by our independent directors and the reasons supporting it must be recorded in the minutes of meetings of our directors. If at the end of any fiscal quarter, our total operating expenses for the twelve months then ended exceed these limits, we will disclose this in writing to the stockholders within 60 days of the end of the fiscal quarter and explain the justification for exceeding the limit. If our independent directors do not believe that exceeding the limit was justified, our advisor must reimburse us the amount by which the aggregate expenses exceed the limit.

Transactions With Affiliates

Our charter also restricts certain transactions between us and American Realty Capital and its affiliates, including our advisor, our dealer manager and our directors as follows:

•	Sales and Leases. We may not purchase real estate assets from any of these parties unless a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as being fair and reasonable to us and the price for the real estate assets is no greater to us than the cost paid by these parties for the real estate assets, unless substantial justification for the excess exists and the excess is reasonable. In no event may the cost of any real estate asset exceed its appraised value at the time we acquire the real estate asset. We also may not sell assets to, or lease assets from any of these parties unless the sale or lease is approved by a majority of our disinterested directors, including a majority of our disinterested independent directors, as being fair and reasonable to us.
•	Loans. We may not make loans to any of these parties except as provided in “Restrictions on Investments” below in this section, or to our wholly owned subsidiaries. Also, we may not borrow money from any of these parties, unless a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances. For these purposes, amounts owed but not yet paid by us under the advisory agreement or the property management and leasing agreement shall not constitute amounts advanced pursuant to a loan.
•	Investments. We may not invest in joint ventures with any of these parties as a partner, unless a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction approves the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers. We also may not invest in equity securities not traded on a national securities exchange or included for quotation on an inter-dealer quotation system unless a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable.
•	Other Transactions. All other transactions between us and any of these parties require approval by a majority of our disinterested directors, including a majority of our disinterested independent directors, as being fair and reasonable and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

For purposes of this prospectus, an “affiliate” of any natural person, partnership, corporation, association, trust, limited liability company or other legal entity (each, a “person”) includes any of the following:

•	any person directly or indirectly owning, controlling or holding, with power to vote 10% or more of the outstanding voting securities of such other person;
•	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person;
•	any person directly or indirectly controlling, controlled by, or under common control with, such other person;
•	any executive officer, director, trustee or general partner of such other person; and
•	any legal entity for which such person acts as an executive officer, director, trustee or general partner.

Restrictions on Borrowing

We may not borrow money to pay distributions except as necessary to satisfy the requirement to distribute annually at least 90% of our “REIT taxable income.” Our board will review, at least quarterly, the aggregate amount of our borrowings, both secured and unsecured, to ensure that the borrowings are reasonable in relation to our net assets. In general, the aggregate borrowings secured by all our assets will not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing, along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. See the section entitled “Risk Factors — Risks Related to This Offering and Our Corporate Structure” in this prospectus for additional discussion regarding our borrowings.

Restrictions on Investments

The investment policies set forth below have been approved by a majority of our independent directors. Until our shares of common stock are listed, we will not:

•	invest in any foreign currency or bullion;
•	invest in short sales of securities;
•	invest in any security in any entity holding investments or engaging in activities prohibited by our charter;
•	borrow in excess of 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed the limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments;
•	borrow in excess of 50% of the aggregate fair market value of our investments (calculated after the close of this offering and once we have invested substantially all the proceeds of this offering),

unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report along with justification for the excess. This policy limitation, however, does not apply to individual real estate assets or investments and will only apply once we have ceased raising capital under this offering and have invested substantially all of our capital;
•	make investments in assets located outside of the United States;
•	acquire undeveloped land, develop real estate, or substantially re-develop existing real estate with an aggregate value in excess of 10% of our the value of our total assets;
•	make or invest in mortgage loans in transaction with our sponsor, our advisor, our directors or their respective affiliates unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;
•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property, as determined by our board of directors, including a majority of our independent directors, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;
•	make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses (including any financing coordination fee) are unreasonable or exceed 4.5% of the purchase price of the property or, in the case of a mortgage loan, 4.5% of the funds advanced; provided that the investment may be made if a majority of our independent directors determines that the transaction is commercially competitive, fair and reasonable to us;
•	invest in equity securities (including any preferred securities) not traded on a national securities exchange or included for quotation on an inter-dealer quotation system unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable, other than equity securities of a REIT or other real estate operating company;
•	invest more than 15% of the aggregate value of our assets in, or originate, as applicable, real estate-related debt and investments determined as of the close of our offering period and thereafter;
•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;
•	issue equity securities on a deferred payment basis or other similar arrangement;
•	issue debt securities in the absence of adequate cash flow to cover debt service;
•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;
•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests;
•	invest in indebtedness secured by a mortgage on real property which is subordinate to liens or other indebtedness of our advisor, our sponsor, any director or any of our affiliates;
•	issue options or warrants to purchase shares to our advisor, our sponsor, our directors or any of their affiliates except on the same terms as such options or warrants, if any, are sold to the general public. Further, the amount of the options or warrants issued to our advisor, our sponsor, our directors or any of their affiliates cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options;
•	make any investment that we believe will be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests;
•	engage in trading, as opposed to investment activities; or
•	engage in underwriting activities or distribute, as agent, securities issued by others.

Our independent directors will review our investment policies at least annually to determine whether these policies are in the best interests of our stockholders.

SUMMARY OF OUR OPERATING PARTNERSHIP AGREEMENT

The following is a summary of the agreement of limited partnership of our operating partnership. This summary and the descriptions of the operating partnership agreement provisions elsewhere in this prospectus are qualified by such agreement itself, which is filed as an exhibit to our registration statement, of which this prospectus is a part. See the section entitled “Where You Can Find Additional Information” in this prospectus.

Conducting our operations through the operating partnership allows the sellers of properties to contribute their property interests to the operating partnership in exchange for limited partnership common units rather than for cash or our common stock. This enables the seller to defer some or all of the potential taxable gain on the transfer. From the seller’s perspective, there are also differences between the ownership of common stock and partnership units, some of which may be material because they impact the business organization form, distribution rights, voting rights, transferability of equity interests received and U.S. federal income taxation.

Description of Partnership Units

Partnership interests in the operating partnership are divided into “units.” Initially, the operating partnership will have two classes of units: general partnership units and limited partnership common units. General partnership units represent an interest as a general partner in the operating partnership and we, as general partner, will hold all such units. In return for the initial capital contribution of $200,000 we made, the operating partnership issued to us 20,000 general partnership units. American Realty Capital Healthcare Special Limited Partnership, LLC, the parent of our advisor, is a special limited partner of our operating partnership, but does not hold any general partnership units or limited partnership common units. See the section “— Special Limited Partner” below.

Limited partnership common units represent an interest as a limited partner in the operating partnership. The operating partnership may issue additional units and classes of units with rights different from, and superior to, those of general partnership units and/or limited partnership common units, without the consent of the limited partners. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units.

For each limited partnership common unit received, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of limited partnership units will not be obligated to make additional capital contributions to the operating partnership. Further, such holders will not have the right to make additional capital contributions to the operating partnership or to purchase additional limited partnership units without our consent as general partner. For further information on capital contributions, see the section entitled “— Capital Contributions” below.

Limited partners do not have the right to participate in the management of the operating partnership. Limited partners who do not participate in the management of the operating partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of the operating partnership beyond the amount of their capital contributions. We, however, as the general partner of the operating partnership, are liable for any unpaid debts and liabilities. The voting rights of the limited partners are generally limited to approval of specific types of amendments to the operating partnership agreement. With respect to such amendments, each limited partnership common unit has one vote. See the section entitled “— Management of the Operating Partnership” below for a more detailed discussion of this subject.

In general, each limited partnership common unit will share equally in distributions from the operating partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Upon the operating partnership’s liquidation, limited partnership common units also will share equally in the assets of the operating partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes will be allocated to each limited partnership common unit, regardless of whether any distributions are made by the operating partnership. See the section entitled “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” in this prospectus for a description of the manner in which income, gain, loss and deductions are allocated under the operating partnership agreement. As general partner, we may amend the allocation and distribution sections of the operating partnership agreement to reflect the issuance of additional units and classes of units without the consent of the limited partners.

Under certain circumstances, holders of limited partnership units may be restricted from transferring their interests without the consent of the general partner. See the section entitled “— Transferability of Interests” below for a discussion of certain restrictions imposed by the operating partnership agreement on such transfers. After owning a limited partnership common unit for one year, limited partnership common unit holders generally may, subject to certain restrictions, exchange limited partnership units for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. See the section entitled “— Limited Partner Exchange Rights” below for a description of these rights and the amount and types of consideration a limited partner is entitled to receive upon exercise of such rights. These exchange rights are accelerated in the case of some extraordinary transactions. See the section entitled “— Extraordinary Transactions” below for an explanation of the exchange rights under such circumstances.

Management of the Operating Partnership

The operating partnership is organized as a Delaware limited partnership pursuant to the terms of the operating partnership agreement. We are the general partner of the operating partnership and expect to conduct substantially all of our business through it. Pursuant to the operating partnership agreement, we, as the general partner, will have full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to enter into major transactions, such as acquisitions, dispositions and refinancings, and to cause changes in the operating partnership’s business and distribution policies. Further, we may, without the consent of the limited partners:

•	file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the partnership’s debts under Title 11 of the United States Bankruptcy Code, or any other federal or state insolvency law, or corresponding provisions of future laws, or file an answer consenting to or acquiescing in any such petition; or
•	cause the operating partnership to make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts as they mature.

The limited partners, in their capacities as such, will have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the operating partnership agreement and as required by applicable law. Further, the limited partners have no right to remove us as the general partner.

As general partner, we also may amend the operating partnership agreement without the consent of the limited partners. However, the following amendments will require the unanimous written consent of the affected limited partners or the consent of limited partners holding more than 50% of the voting power in the operating partnership:

•	any amendment that alters or changes the distribution rights of limited partners, subject to the exceptions discussed below under the “Distributions” portion of this section;
•	any amendment that alters or changes the limited partner’s exchange rights;
•	any amendment that imposes on limited partners any obligation to make additional capital contributions; or
•	any amendment that alters the terms of the operating partnership agreement regarding the rights of the limited partners with respect to extraordinary transactions.

Indemnification

To the extent permitted by law, the operating partnership agreement provides for indemnification of us when acting in our capacity as general partner. It also provides for indemnification of directors, officers and other persons that we may designate under the same conditions, and subject to the same restrictions, applicable to the indemnification of officers, directors, employees and stockholders under our charter. See the section entitled “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” in this prospectus.

Transferability of Interests

Under the operating partnership agreement, we may not withdraw from the partnership or transfer or assign all of our general partnership interest without the consent of holders of two-thirds of the limited partnership units, except in connection with the sale of all or substantially all of our assets. Under certain circumstances and with the prior written consent of the general partner and satisfaction of other conditions set forth in the operating partnership agreement, holders of limited partnership units may withdraw from the partnership and transfer and/or encumber all or any part of their units.

In addition, limited partnership units are not registered under the federal or state securities laws. As a result, the ability of a holder to transfer its units may be restricted under such laws.

Extraordinary Transactions

The operating partnership agreement generally permits us and/or the operating partnership to engage in any authorized business combination without the consent of the limited partners. A business combination is any merger, consolidation or other combination with or into another entity, or the sale of all or substantially all the assets of any entity, or any liquidation, reclassification, recapitalization or change in the terms of the equity stock into which a unit may be converted. We are required to send to each limited partnership common unit holder notice of a proposed business combination at least 15 days prior to the record date for the stockholder vote on the combination. Generally, a limited partner may not exercise its exchange rights until it has held the units for at least one year. However, in the case of a proposed combination, each holder of a limited partnership common unit in the operating partnership will have the right to exercise its exchange right prior to the stockholder vote on the transaction, even if it has held its units for less than one year. See the section entitled “Limited Partner Exchange Rights” below for a description of such rights. Upon the limited partner’s exercise of the exchange right in the case of a business combination, the partnership units will be exchanged for the cash value of a corresponding number of shares of our common stock or, at the option of the operating partnership, a corresponding number of shares of our common stock. However, a limited partnership common unit holder cannot be paid in shares of our common stock if the issuance of shares to such holder would:

•	be prohibited under our charter; for example, if the issuance would (i) violate the 9.8% ownership limit or (ii) result in our being “closely held” within the meaning of Section 856(h) of the Code. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” in this prospectus;
•	cause us to no longer qualify, or create a material risk that we may no longer qualify, as a REIT in the opinion of our counsel; or
•	cause the acquisition of shares by the limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act.

Any limited partnership unit holders who timely exchange their units prior to the record date for the stockholder vote on a business combination will be entitled to vote their shares in any stockholder vote on the business combination. Holders of limited partnership units who exchange their units after the record date may not vote their shares in any stockholder vote on the proposed business combination. The right of the limited partnership common unit holders to exercise their right to exchange without regard to whether they have held the units for more than a year will terminate upon the earlier of (i) the disapproval of the business combination by our board of directors, (ii) the disapproval of the business combination by stockholders, (iii) the abandonment of the business combination by any of the parties to it, or (iv) the business combination’s effective date.

Issuance of Additional Units

As general partner of the operating partnership, we can, without the consent of the limited partners, cause the operating partnership to issue additional units representing general and/or limited partnership interests. A new issuance may include preferred units, which may have rights which are different than, and/or superior to, those of general partnership units and limited partnership units. Furthermore, the operating partnership agreement requires the issuance of additional common units corresponding with any issuance of stock by us pursuant to the distribution reinvestment program or as a result of distributing stock in order to meet our annual distribution requirement to maintain our status as a REIT.

Capital Contributions

The operating partnership agreement provides that, if the operating partnership requires additional funds at any time, or from time to time, in excess of funds available to it from prior borrowings or capital contributions, we, as general partner, have the right to raise additional funds required by the operating partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of such required funds as an additional capital contribution. The operating partnership agreement also provides that we must contribute cash or other property received in exchange for the issuance of equity stock to the operating partnership in exchange for units. Upon the contribution of cash or other property received in exchange for the issuance of common shares, we will receive one general partnership common unit for each share issued by us. Upon the contribution of the cash or other property received in exchange for the issuance of each share of equity stock other than common shares, we will receive one unit with rights and preferences respecting distributions corresponding to the rights and preferences of the equity stock that we issued. If we contribute additional capital to the operating partnership, our partnership interest will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis if we contribute any additional capital.

Distributions

The operating partnership agreement sets forth the manner in which distributions from the partnership will be made to unit holders. Distributions from the partnership are made at the times and in the amounts determined by us, as the general partner.

The operating partnership agreement provides that cash available for distribution, excluding net proceeds from any sale or other disposition of properties of the operating partnership, or net sale proceeds, will be distributed to the partners based on their percentage interests. Distributions of net sale proceeds will be distributed to partners as set forth below. The return calculations described below apply to all distributions received and not just distributions of net sale proceeds. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to American Realty Capital Healthcare Special Limited Partnership, LLC, the special limited partner, and to us, which we will then distribute to our stockholders.

After our operating partnership has distributed to us and the limited partners an amount of net sale proceeds equal to the amount necessary to have provided our stockholders and the limited partners, collectively, a return of the total amount of capital raised from stockholders and the limited partners (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan or otherwise) plus an amount equal to an annual 6.0% cumulative, non-compounded return on gross proceeds from the sale of shares of our common stock and capital contributions made by limited partners, 15.0% of any remaining net sale proceeds will be distributed to American Realty Capital Healthcare Special Limited Partnership, LLC, and the other 85.0% of such remaining net sale proceeds will be distributed to the partners in accordance with their relative percentage interests at such times and in such amounts as we determine as general partner. American Realty Capital Healthcare Special Limited Partnership, LLC also will be entitled to defer these distributions under some circumstances and to receive subordinated distributions from the operating partnership upon a listing of our common stock on a national securities exchange, other liquidity events and the termination of the advisory agreement. For a more detailed discussion of such distributions, see the section entitled “Management Compensation” in this prospectus.

The operating partnership agreement also provides that, as general partner, we have the right to amend the distribution provisions of the operating partnership agreement to reflect the issuance of additional classes of units. The operating partnership agreement further provides that, as general partner, we will use our best efforts to ensure sufficient distributions are made to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings.

Liquidation

Upon the liquidation of the operating partnership, after payment of debts and obligations, any remaining assets of the partnership will be distributed to partners pro rata in accordance with their positive capital accounts.

Allocations

The operating partnership agreement provides that net income, net loss and any other individual items of income, gain, loss or deduction of the operating partnership will be allocated among the partners (other than the special limited partner) in accordance with their percentage interests. The operating partnership agreement further provides that net income shall first be allocated to the special limited partner until the special limited partner has received aggregate allocations of income for all fiscal years equal to the aggregate amount of distributions the special limited partner is entitled to receive or has received for such fiscal year and all prior fiscal years, provided that if the special limited partner’s entitlement to income allocations would be satisfied pursuant to the next sentence, such allocations shall be made pursuant to the next sentence in lieu of this sentence. Items of income, gain, loss or deduction of the operating partnership from the sale of property of the operating partnership shall be allocated among the partners in such a manner that (after giving effect to the allocation pursuant to the first sentence of this paragraph) the capital accounts of each partner, immediately after making such allocation, is, as nearly as possible, equal proportionately to the distributions of net sale proceeds that would be made to such partner if the operating partnership were dissolved, its affairs wound up and its assets were sold for cash, all operating partnership liabilities were satisfied, and the net sale proceeds of the operating partnership were distributed to the partners immediately after making such allocation.

Operations

The operating partnership agreement requires that the partnership be operated in a manner that will:

•	satisfy the requirements for our classification as a REIT;
•	avoid any U.S. federal income or excise tax liability, unless we otherwise cease to qualify as a REIT; and
•	ensure that the operating partnership will not be classified as a publicly traded partnership under the Code.

Pursuant to the operating partnership agreement, the operating partnership will assume and pay when due, or reimburse us for, payment of all administrative and operating costs and expenses incurred by the operating partnership and the administrative costs and expenses that we incur on behalf, or for the benefit, of the operating partnership.

Limited Partner Exchange Rights

Pursuant to the terms of, and subject to the conditions in, the operating partnership agreement, each holder of a limited partnership common unit (but not the holder of the special limited partner interests) will have the right, commencing one year from the issuance of the limited partner common units (except in connection with a business combination), to cause the operating partnership to redeem their limited partner common units for cash in an amount equal to the per share offering price of our common stock minus the maximum selling commissions and dealer manager fees allowed in the offering, to account for the fact that no selling commission or dealer manager fees will be paid in connection with any such issuances (at the offering price, each such limited partner common unit would be issued at $9.00 per share), or, at the option of the operating partnership, for one share of our common stock for each limited partner common unit redeemed. The decision whether to exercise the right to exchange shares of common stock in lieu of cash will be made on a case by case basis at the operating partnership’s sole and absolute discretion. The limited partnership units exchanged for cash or shares of our common stock will augment our ownership percentage in the operating partnership. See the section entitled “— Extraordinary Transactions” below for a description of exchange rights in connection with mergers and other major transactions. However, a limited partnership common unit holder cannot be paid in shares of our common stock if the issuance of shares to such holder would:

•	be prohibited under our charter; for example, if the issuance would (i) violate the 9.8% ownership limit or (ii) result in our being “closely held” within the meaning of Section 856(h) of the Code. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” in this prospectus;
•	cause us to no longer qualify, or create a material risk that we may no longer qualify, as a REIT in the opinion of our counsel; or
•	cause the acquisition of shares by the limited partner to be integrated with any other distribution of shares for purposes of complying with the registration provisions of the Securities Act.

Any common stock issued to the limited partners upon exchange of their respective limited partnership units may be sold only pursuant to an effective registration statement under the Securities Act or an exemption from, or exception to, registration. The cash necessary to exchange limited partnership units will come from any funds legally available to us or the operating partnership. However, specific funds will not be specially set aside for such purposes, nor will an accounting reserve be established for it. The necessary cash to satisfy the exchange right could come from cash flow not required to be distributed to stockholders to maintain our REIT status, fund operations or acquire new properties, or from borrowings. However, as explained above, the operating partnership always has the option to satisfy the exchange right with common stock, and we intend to reserve common stock for that purpose. The operating partnership will make the decision whether to exercise its right to satisfy the exchange right by paying to the holder the exchange price or issuing common stock having an aggregate market price on the date the holder exercises the exchange right equal to the exchange price for all units being exchanged, on a case by case basis in its sole and absolute discretion.

As general partner, we will have the right to grant similar exchange rights to holders of other classes of units, if any, in the operating partnership, and to holders of equity interests in the entities that own our properties.

Exercise of exchange rights will be a taxable transaction in which gain or loss will be recognized by the limited partner exercising its right to exchange its units for the cash value of a corresponding number of shares of our common stock or, at the option of the operating partnership, a corresponding number of shares of our common stock, to the extent that the amount realized exceeds the limited partner’s adjusted basis in the units exchanged.

Special Limited Partner

American Realty Capital Healthcare Special Limited Partnership, LLC, the parent of our advisor, is a Delaware limited liability company formed on August 20, 2010 and is a special limited partner of our operating partnership. American Realty Capital Healthcare Special Limited Partnership, LLC does not hold any general partnership interests or limited partnership interests, as such terms are defined in the partnership agreement. American Realty Capital Healthcare Special Limited Partnership, LLC does not have any voting rights, approval rights, rights to distributions or any other rights under the partnership agreement other than the right to receive distributions in connection with the sale of all or substantially all the assets of our operating partnership. Any such distribution to American Realty Capital Healthcare Special Limited Partnership, LLC is related to our successful performance and is described under “— Distributions” above.

Tax Matters

Pursuant to the operating partnership agreement, we will be the tax matters partner of the operating partnership, and as such, will have authority to make tax decisions under the Code on behalf of the operating partnership. Tax income and loss generally will be allocated in a manner that reflects the entitlement of the general partner, limited partners and the special limited partner to receive distributions from the operating partnership. We will file a U.S. federal income tax return annually on behalf of the operating partnership on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required. As we have not yet begun operations, it is not clear what form any special purpose entities would take for U.S. federal income tax purposes. To the extent that any special purpose entity is not wholly owned by the operating partnership or is a taxable REIT subsidiary, we will arrange for the preparation and filing of the appropriate tax returns for such special purpose entity for U.S. federal income tax purposes. For a description of other tax consequences stemming from our investment in the operating partnership, see the section entitled “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” in this prospectus.

Duties and Conflicts

Except as otherwise set forth under the sections entitled “Conflicts of Interest” and “Management” in this prospectus, any limited partner may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Term

The operating partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated upon (i) our dissolution, bankruptcy, insolvency or termination, (ii) the sale or other disposition of all or substantially all the assets of the operating partnership unless we, as general partner, elect to continue the business of the operating partnership to collect the indebtedness or other consideration to be received in exchange for the assets of the operating partnership, or (iii) by operation of law.

PLAN OF DISTRIBUTION

The Offering

We are offering a maximum of 150,000,000 shares of our common stock to the public through our dealer manager, a registered broker-dealer affiliated with our advisor, in our primary offering at a price of $10.00 per share, except as provided below.

Our board of directors has arbitrarily determined the selling price of the shares, consistent with comparable real estate investment programs in the market, and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

The shares are being offered on a “reasonable best efforts” basis, which means generally that the dealer manager is required to use only its reasonable best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. We also are offering up to 25,000,000 shares for sale pursuant to our DRIP. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our DRIP. The purchase price for shares sold under our DRIP will be equal to the higher of 95% of the estimated value of a share of common stock, as estimated by our board of directors, and $9.50 per share. The reduced purchase price for shares purchased pursuant to our DRIP reflects that there will be no fees, commissions or expenses paid with respect to these shares. The offering of shares of our common stock will terminate on or before February 18, 2013, which is two years after the effective date of this offering. If we have not sold all the shares within two years, we may continue the primary offering for an additional year until February 18, 2014. If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. At the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our DRIP until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. We reserve the right to terminate this offering at any time prior to the stated termination date.

Dealer Manager and Compensation We Will Pay for the Sale of Our Shares

Our dealer manager was organized in August 2007 for the purpose of participating in and facilitating the distribution of securities in programs sponsored by American Realty Capital, its affiliates and its predecessors. For additional information about our dealer manager, including information relating to our dealer manager’s affiliation with us, please refer to the section of this prospectus captioned “Management — Affiliated Companies — Dealer Manager.”

Except as provided below, our dealer manager will receive selling commissions of 7% of the gross offering proceeds. Our dealer manager also will receive a dealer manager fee in the amount of 3% of the gross offering proceeds as compensation for acting as the dealer manager. We will not pay selling commissions or a dealer manager fee for shares sold pursuant to the DRIP. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. Our dealer manager anticipates, based on its past experience, that, on average, it will reallow 1% of the dealer manager fee to participating broker-dealers. The maximum aggregate amount of the reallowances of the dealer manager fee will be 1.5% of the gross proceeds from shares sold in the offering. Our dealer manager will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee from our dealer manager equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid by our dealer manager at the time of such sale and 1% thereof paid by our dealer manager on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering. If the selected broker-dealer receives a 7.5% commission, then the dealer manager will receive a 2.5% dealer manager fee. See the section entitled “Distribution Reinvestment Plan —  Investment of Distributions” in this prospectus.

We will reimburse the dealer manager and any selected broker-dealers for reasonable bona fide due diligence expenses incurred by the dealer manager or any selected broker-dealer which are supported by a detailed itemized invoice. These due diligence reimbursements are not considered a part of the 10% underwriting compensation under FINRA Rule 2310(b)(4)(B)(vii) so long as they are included in a detailed and itemized invoice, although they are considered an organization and offering expense and cannot exceed 15% of the offering proceeds.

The dealer manager does not intend to be a market maker and so will not execute trades for selling stockholders. Set forth below is a table indicating the estimated dealer manager compensation and expenses that will be paid in connection with this offering.

	Per Share	Total Maximum
Primary offering:
Price to public	$10.00	$1,500,000,000
Selling commissions	0.70	105,000,000
Dealer manager fees	0.30	45,000,000
Proceeds to American Realty Capital Healthcare Trust, Inc.	$9.00	1,350,000,000
Distribution reinvestment plan:
Price to public	$9.50	$237,500,000
Distribution selling commissions	—
Dealer manager fees	—
Proceeds to American Realty Capital Healthcare Trust, Inc.	$9.50	$237,500,000

No selling commissions or dealer manager fees are payable in connection with the DRIP or the share repurchase program.

We will not pay any selling commissions, but will pay dealer manager fees, in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their shares down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department. The net proceeds to us will not be affected by reducing the commissions payable in connection with such transaction. Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in our shares.

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, such as golf shirts, fruit baskets, cakes, chocolates, a bottle of wine, a gift certificate (provided it cannot be redeemed for cash) or tickets to a sporting event. In no event will such items exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering.

We have agreed to indemnify our dealer manager, the participating broker-dealers and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

Included within the compensation described above and not in addition to, our sponsor may pay certain costs associated with the sale and distribution of our shares. We will not reimburse our sponsor for such payments. Nonetheless, such payments will be deemed to be “underwriting compensation” by FINRA. In accordance with the rules of FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by FINRA that are anticipated to be paid by us and our sponsor in connection with the offering. The amounts shown assume we sell all the shares offered hereby and that all shares are sold in our primary offering through participating broker-dealers, which is the distribution channel with the highest possible selling commissions and dealer manager fees.

We will not pay selling commissions in connection with the following special sales:

•	the sale of common stock in connection with the performance of services to our employees, directors and associates and our affiliates, our advisor, affiliates of our advisor, the dealer manager or their respective officers and employees and some of their affiliates;
•	the purchase of common stock under the DRIP;
•	the sale of our common stock to one or more soliciting dealers and to their respective officers and employees and some of their respective affiliates who request and are entitled to purchase common stock net of selling commissions;
•	the common stock credited to an investor as a result of a volume discount; and
•	shares purchased by affiliates and certain related persons as described below under “— Shares Purchased by Affiliates.”

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase our common stock; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the common stock.

To the extent necessary to comply with FINRA rules, we will provide, on an annual basis, a per-share estimated value of our common stock, the method by which we developed such value and the date of the data we used to estimate such value.

In no event will the amount we pay to FINRA members exceed FINRA’s 10% cap. All amounts deemed to be “underwriting compensation” by FINRA will be subject to FINRA’s 10% cap.

Our dealer manager will advance all the fixed expenses, including, but not limited to, wholesaling salaries, salaries of dual employees allocated to wholesaling activities, and other fixed expenses (including, but not limited to wholesaling expense reimbursements and the dealer manager’s legal costs associated with filing the offering with FINRA), that are required to be included within FINRA’s 10% cap to ensure that the aggregate underwriting compensation paid in connection with the offering does not exceed FINRA’s 10% cap.

Also, our dealer manager will repay to the company any excess amounts received over FINRA’s 10% cap if the offering is abruptly terminated before reaching the maximum amount of offering proceeds.

Shares Purchased by Affiliates and Participating Broker Dealers

Our executive officers and directors, as well as officers and employees of our dealer manager and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates and “Friends,” may purchase shares offered in this offering at a discount. The purchase price for such shares will be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and a dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales. “Friends” means those individuals who have had long standing business and/or personal relationships with our executive officers and directors. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Our executive officers, directors and other affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards resale. In addition, shares purchased by our dealer manager or its affiliates will not be entitled to vote on any matter presented to the stockholders for a vote relating to the removal of our directors or American Realty Capital Healthcare Advisors, LLC as our advisor or any transaction between us and any of our directors, our advisor or any of their respective affiliates. With the exception of the 20,000 shares initially sold to American Realty Capital Healthcare Special Limited Partnership, LLC in connection with our organization, no director, officer or advisor or any affiliate may own more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.

Purchases by participating broker-dealers, including their registered representatives and their immediate family, will be less the selling commission.

Volume Discounts

In connection with sales of certain minimum numbers of shares to a “single purchaser,” as defined below, certain volume discounts resulting in reductions in selling commissions payable with respect to such sales are available to investors. In such event, any such reduction will be credited to the investor by reducing the purchase price per share payable by the investor. The following table shows the discounted price per share and reduced selling commissions payable for volume discounts.

For a “Single Purchaser”	Purchase Price per Share in Volume Discount Range	Selling Commission per Share in Volume Discount Range
$1,000 – $500,000	$10.00	$0.70
$500,001 – $1,000,000	9.90	0.60
$1,000,001 – $4,999,999	9.55	0.25
$5,000,000 or more	9.55 (as described below, subject to reduction)	0.25 (as described below, subject to reduction)

Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional shares. Fractional shares may be issued.

As an example, a single purchaser would receive 100,505.05 shares rather than 100,000 shares for an investment of $1,000,000 and the selling commission would be $65,303.03. The discount would be calculated as follows: the purchaser would acquire 50,000 shares at a cost of $10.00 and 50,505.05 at a cost of $9.90 per share and would pay commissions of $0.70 per share for 50,000 shares and $0.60 per share for 50,505.05 shares. The dealer manager fee of $0.30 per share would still be payable out of the purchase price per share. In no event will the proceeds to us be less than $9.00 per share.

For purchases of $5,000,000 or more by a single purchaser in one or more transactions during the course of this offering, in our sole discretion, selling commissions may be reduced to $0.20 per share or less, and the dealer manager fee may be reduced from $0.30 per share, but in no event will the proceeds to us be less than $9.00 per share. In the event of an agreement to purchase $5,000,000 or more with a single purchaser in one or more transactions during the course of this offering with reduced selling commissions or a reduced dealer manager fee, we will supplement this prospectus to include: (a) the aggregate amount of the agreement to purchase, (b) the price per share paid or to be paid by the purchaser, and (c) a statement that other investors wishing to purchase at least the amount described in clause (a) above will pay no more per share than the purchaser described in clause (b) above.

Orders may be combined for the purpose of determining the total commissions payable with respect to applications made by a “single purchaser,” so long as all the combined purchases are made through the same soliciting dealer. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. As used herein, the term “single purchaser” will include:

•	any person or entity, or persons or entities, acquiring shares as joint purchasers;
•	all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity;
•	all funds and foundations maintained by a given corporation, partnership or other entity;
•	all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity exercises discretionary authority with respect to an investment in our company; and
•	any person or entity, or persons or entities, acquiring shares that are clients of and are advised by a single investment adviser registered under the Investment Advisers Act of 1940, as amended.

If a single purchaser described in the last five categories above wishes to have its orders so combined, that purchaser will be required to request the treatment in writing, which request must set forth the basis for the discount and identify the orders to be combined. Any request will be subject to our verification that all of the orders were made by a single purchaser.

Orders also may be combined for the purpose of determining the commissions payable in the case of orders by any purchaser described in any category above who, within 90 days of its initial purchase of shares, orders additional shares. In this event, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously. Purchases subsequent to this 90 day period will not qualify to be combined for a volume discount as described herein.

Notwithstanding the above, our dealer manager may, at its sole discretion, enter into an agreement with a participating broker-dealer, whereby such participating broker-dealer may aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions and marketing support fees to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from such participating broker-dealer. Additionally, our dealer manager may, at its sole discretion, aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions and marketing support fees to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from our dealer manager. Any reduction in selling commissions and marketing support fees would be prorated among the separate subscribers.

Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

Purchases by entities not required to pay federal income tax may only be combined with purchases by other entities not required to pay federal income tax for purposes of computing amounts invested if investment decisions are made by the same person. If the investment decisions are made by an independent investment advisor, that investment advisor may not have any direct or indirect beneficial interest in any of the entities not required to pay federal income tax whose purchases are sought to be combined. You must mark the “Additional Investment” space on the subscription agreement signature page in order for purchases to be combined. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space.

If the subscription agreements for the purchases to be combined are submitted at the same time, then the additional common stock to be credited to you as a result of such combined purchases will be credited on a pro rata basis. If the subscription agreements for the purchases to be combined are not submitted at the same time, then any additional common stock to be credited as a result of the combined purchases will be credited to the last component purchase, unless we are otherwise directed in writing at the time of the submission. However, the additional common stock to be credited to any entities not required to pay federal income tax whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis on the amount of the investment of each entity not required to pay federal income tax on their combined purchases.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;
•	all purchasers of the shares must be informed of the availability of quantity discounts;
•	the same volume discounts must be allowed to all purchasers of shares which are part of the offering;

•	the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;
•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts must be based on a uniform scale of commissions; and
•	no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

Purchase of Shares Subject to Volume Discount

In March 2012, a single investor, or the Major Investor, agreed to purchase during the course of this offering a minimum of $5,000,000 in value of shares of our common stock in consideration for reduced selling commissions and dealer manager fee. In exchange for the Major Investor’s agreement to purchase a minimum of $5,000,000 in value of shares of our common stock, we agreed to sell such shares to the Major Investor at $9.25 per share, from which we will receive net proceeds of $9.00 per share. The purchases by the Major Investor are expected to occur in multiple transactions during the course of this offering. The Major Investor will pay for all shares purchased in each transaction at the time of such transaction. Accordingly, the Major Investor will purchase from us a minimum of 540,540.54 shares (calculated by dividing the minimum purchase amount of $5,000,000 by the purchase price of $9.25/share). We may issue fractional shares to the Major Investor. Other investors who wish to purchase a minimum of $5,000,000 in value of shares of our common stock during the course of this offering in consideration for reduced selling commissions and dealer manager fee also may do so at $9.25 per share.

Subscription Process

To purchase shares in this offering, you must complete and sign the subscription agreement in the form attached hereto as Appendix C-1. You should pay for your shares by delivering a check for the full purchase price of the shares, payable to the applicable entity specified in the subscription agreement. Alternatively, unless you are an investor in Alabama, Arkansas, Maryland, Massachusetts, South Carolina (this offering only) or Tennessee, you may complete and sign the multi-offering subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s). You should pay for any shares of any other offering(s) as set forth in the multi-offering subscription agreement. You should exercise care to ensure that the applicable subscription agreement is filled out correctly and completely.

By executing the subscription agreement, you will attest, among other things, that you:

•	have received the final prospectus;
•	accept the terms of our charter;
•	meet the minimum income and net worth requirements described in this prospectus;
•	are purchasing the shares for your own account;
•	acknowledge that there is no public market for our shares; and
•	are in compliance with the USA PATRIOT Act and are not on any governmental authority watch list.

We include these representations in our subscription agreement in order to prevent persons who do not meet our suitability standards or other investment qualifications from subscribing to purchase our shares.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager and/or the broker-dealers participating in the offering will promptly submit a subscriber’s check on the business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the suitability review procedures are more lengthy than customary, a subscriber’s check will be promptly deposited in compliance with Exchange Act Rule 15c2-4. The proceeds from your subscription will be deposited in a segregated escrow account and will be held in trust for your benefit, pending our acceptance of your subscription.

A sale of the shares may not be completed until at least five business days after the subscriber receives our final prospectus, as supplemented to date, as filed with the SEC pursuant to Rule 424(b) of the Securities Act. Within ten business days of our receipt of each completed subscription agreement, we will accept or reject the subscription. If we accept the subscription, we will mail a confirmation within three days. If for any reason we reject the subscription, we will promptly return the check and the subscription agreement, without interest or deduction, within ten business days after rejecting it.

Investments by IRAs and Certain Qualified Plans

We may appoint one or more IRA custodians, which may include Sterling Trust Company, for investors of our common stock who desire to establish an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts. We will provide the name(s) of any such additional IRA custodian(s) in a prospectus supplement. Our advisor may determine to pay the fees related to the establishment of investor accounts with such IRA custodians, and it also may pay the fees related to the maintenance of any such account for the first year following its establishment. Thereafter, we expect the IRA custodian(s) to provide this service to our stockholders with annual maintenance fees charged at a discounted rate. In the future, we may make similar arrangements for our investors with other custodians. Further information as to custodial services is available through your broker or may be requested from us.

HOW TO SUBSCRIBE

Investors who meet the suitability standards described herein may purchase shares of common stock. See the page following the cover page for the suitability standards. Investors who want to purchase shares should proceed as follows:

•	Read the entire final prospectus and the current supplement(s), if any, accompanying the final prospectus.
•	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included as Appendix C-1. Alternatively, unless you are an investor in Alabama, Arkansas, Maryland, Massachusetts, South Carolina (this offering only) or Tennessee, you may wish to complete the execution copy of the multi-offering subscription agreement, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, that you have received the relevant prospectus(es) and meet the requisite criteria and suitability standards for any such other product(s). A specimen copy of the multi-offering subscription agreement, including instructions for completing it, is included as Appendix C-2.
•	Deliver a check to our dealer manager, or its designated agent, for the full purchase price of the shares being subscribed for, payable to “American Realty Capital Healthcare Trust, Inc.” along with the completed subscription agreement. The name of the soliciting dealer appears on the subscription agreement. Certain dealers who have “net capital” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check payable to us of the purchase prices of your subscription. The name of the dealer appears on the subscription agreement.
•	By executing the subscription agreement and paying the full purchase price for the shares subscribed for, each investor attests that he or she meets the minimum income and net worth standards as stated in the subscription agreement and accepts the terms of our charter.

A sale of the shares may not be completed until at least five business days after the subscriber receives our final prospectus as filed with the SEC pursuant to Rule 424(b) of the Securities Act. Within ten business days of our receipt of each completed subscription agreement, we will accept or reject the subscription. If we accept the subscription, we will mail a confirmation within three days. If for any reason we reject the subscription, we will promptly return the check and the subscription agreement, without interest or deduction, within ten business days after rejecting it.

An approved trustee must process through, and forward to, us subscriptions made through individual retirement accounts, Keogh plans and 401(k) plans. In the case of individual retirement accounts, Keogh plans and 401(k) plan stockholders, we will send the confirmation or, upon rejection, refund check to the trustee. If you want to purchase shares through an individual retirement account, Keogh plan or 401(k) plan, we intend to appoint one or more IRA custodians, which may include Sterling Trust Company, for such purpose, which IRA custodian(s) we expect will provide this service to our stockholders with annual maintenance fees charged at a discounted rate. You have the option of placing a transfer on death, or TOD, designation on your shares purchased in this offering. A TOD designation transfers the ownership of the shares to your designated beneficiary upon your death. This designation may only be made by individuals, not entities, who are the sole or joint owners with right to survivorship of the shares. This option, however, is not available to residents of the States of Louisiana and North Carolina. If you would like to place a TOD designation on your shares, you must check the TOD box on the subscription agreement and you must complete and return the TOD form included as Appendix D to this prospectus in order to effect the designation.

You may elect to have any registered investment advisory fees deducted from your account with us and paid directly to your registered investment advisor by completing and signing a letter of direction in the form attached as Appendix E to this prospectus. The letter of direction will authorize us to deduct a specified dollar amount or percentage of distributions paid by us as business management and advisory fees payable to your registered investment advisor on a periodic basis. The letter of direction will be irrevocable and we will continue to pay business management fees payable from your account until such time as you provide us with a notice of revocation in the form of Appendix F to this prospectus of your election to terminate deductions from your account for the purposes of such business management fees.

SALES LITERATURE

In addition to and apart from this prospectus, we may use supplemental sales material in connection with this offering. This material may consist of a brochure describing us, our advisor and its affiliates and our investment objectives. The material also may contain pictures and summary descriptions of our properties and/or properties similar to those that we intend to acquire which our affiliates have previously acquired. This material also may include audiovisual materials and recorded presentations highlighting and explaining various features of this offering, properties of prior real estate programs and real estate investments in general, and articles and publications concerning real estate. Further, business reply cards, introductory letters and seminar invitation forms may be sent to the dealer members of FINRA designated by us and prospective investors. No person has been authorized to prepare for, or furnish to, a prospective investor any sales literature other than that described herein and “tombstone” newspaper advertisements or solicitations of interest that are limited to identifying this offering and the location of sources of further information.

The use of any sales materials is conditioned upon filing with, and if required, clearance by appropriate regulatory agencies. Such clearance (if provided), however, does not indicate that the regulatory agency allowing the use of such materials has passed on the merits of this offering or the adequacy or accuracy of such materials.

This offering is made only by means of this prospectus. Except as described herein, we have not authorized the use of other supplemental literature or sales material in connection with this offering.

REPORTS TO STOCKHOLDERS

Our advisor will keep, or cause to be kept, full and true books of account on an accrual basis of accounting, in accordance with GAAP. All of these books of account, together with a copy of our charter, will at all times be maintained at our principal office, and will be open to inspection, examination and duplication at reasonable times by the stockholders or their agents.

We will cause to be prepared and delivered to each stockholder our audited annual reports within 120 days following the close of each fiscal year. Our directors, including the independent directors, are required to take reasonable steps to ensure that these requirements are met. The annual reports will contain the following:

•	audited financial statements prepared in accordance with GAAP and SEC rules and regulations governing the preparation of financial statements;
•	the ratio of the costs of raising capital during the period to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of fees paid to the advisor and any affiliate of the advisor, including fees or charges paid to our advisor and to any affiliate of our advisor by third parties doing business with us;
•	our total operating expenses, stated as a percentage of the average invested assets and as a percentage of net income for the most recently completed fiscal year;
•	a report from the independent directors that the policies, objectives and strategies we follow are in the best interests of our stockholders and the basis for such determination; and
•	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us, our directors, our advisor, our sponsor and any of their affiliates occurring in the year for which the annual report is made. Independent directors are specifically charged with the duty to examine and comment in the report on the fairness of such transactions.

At the same time as any distribution, we will file a Form 8-K or other appropriate form or report with the SEC or otherwise provide stockholders with a statement disclosing the source of the funds distributed. If the information is not available when the distribution is made, we will provide a statement setting forth the reasons for why the information is not available. In no event will the information be provided to stockholders more than 60 days after we make the distribution. We will include in our stockholders’ account statements an estimated value of our shares that will comply with the requirements of NASD Rule 2340.

Within 60 days following the end of any calendar quarter during the period of this offering in which we have closed an acquisition of a property, we will file a report with the SEC disclosing the following:

•	the location and a description of the general character of the property acquired during the quarter;
•	the present or proposed use of the property and its suitability and adequacy for that use;
•	the terms of any material leases affecting the property;
•	the proposed method of financing, if any, including estimated down payment, leverage ratio, prepaid interest, balloon payment(s), prepayment penalties, “due-on-sale” or encumbrance clauses and possible adverse effects thereof and similar details of the proposed financing plan; and
•	a statement regarding the adequacy of insurance on the property.

In addition, while this offering is pending, if we believe that a reasonable probability exists that we will acquire a property or group of properties, this prospectus will be supplemented to disclose the probability of acquiring such property or group of properties. A supplement to this prospectus will describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate. Note that the disclosure of any proposed acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the supplement and any actual purchase.

After the completion of the last acquisition, our advisor will, upon request, send a schedule of acquisition to the Commissioner of Corporations of the State of California. The schedule, verified under the penalty of perjury will reflect each acquisition made, the purchase price paid, the aggregate of all acquisition expenses paid on each transaction, and a computation showing compliance with our charter. We will, upon request, submit to the Commissioner of Corporations of the State of California or to any of the various state securities administrators, any report or statement required to be distributed to stockholders pursuant to our charter or any applicable law or regulation.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31. Until 18 months have passed without a sale in a public offering of our common stock, not including any offerings on behalf of selling stockholders or offerings related to any distribution reinvestment plan, any employee benefit plan or the issuance of shares upon redemption of interests in our operating partnership, we expect to use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof. This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. We may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals or updates. In providing such reports to stockholders, neither we nor our affiliates thereby make any warranty, guarantee or representation that (i) we or our stockholders, upon liquidation, will actually realize the estimated value per share or (ii) our stockholders will realize the estimated net asset value if they attempt to sell their shares.

The accountants we regularly retain will prepare our U.S. federal tax return and any applicable state income tax returns. We will submit appropriate tax information to the stockholders within 30 days following the end of each of our fiscal years. We will not provide a specific reconciliation between GAAP and our income tax information to the stockholders. However, the reconciling information will be available in our office for inspection and review by any interested stockholder. Annually, at the same time as the dissemination of appropriate tax information (including an IRS Form 1099) to stockholders, we will provide each stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price(s), and number of shares owned, as well as the dates and amounts of distributions received during the prior fiscal year. The individualized statement to stockholders will include any purchases of shares under the DRIP. Stockholders requiring individualized reports on a more frequent basis may request these reports. We will make every reasonable effort to supply more frequent reports, as requested, but we may, at our sole discretion, require payment of an administrative charge either directly by the stockholder, or through pre-authorized deductions from distributions payable to the stockholder making the request.

We may deliver to the stockholders each of the reports discussed in this section, as well as any other communications that we may provide them with, by e-mail or by any other means.

LITIGATION

We are not subject to any material pending legal proceedings.

PRIVACY POLICY NOTICE

To help you understand how we protect your personal information, we have included our Privacy Policy Notice as Appendix G to this prospectus. This notice describes our current privacy policy and practices. Should you decide to establish or continue a stockholder relationship with us, we will advise you of our policy and practices at least once annually, as required by law.

LEGAL MATTERS

Venable LLP has passed upon the legality of the common stock and Proskauer Rose LLP, New York, New York, has passed upon the legal matters in connection with our status as a REIT for U.S. federal income tax purposes. Proskauer Rose LLP relied on the opinion of Venable LLP as to all matters of Maryland law. Neither Venable LLP nor Proskauer Rose LLP purports to represent our stockholders or potential investors, who should consult their own counsel. Proskauer Rose LLP also provides legal services to our advisor and its affiliates.

EXPERTS

The consolidated financial statements of American Realty Capital Healthcare Trust, Inc. appearing in American Realty Capital Healthcare Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus, any prospectus supplement or any other subsequently filed prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, as supplemented, or the registration statement of which this prospectus, as supplemented, is a part.

You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by or on behalf of our sponsor, http://www.americanrealtycap.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 29, 2012.
•	Current Reports on Form 8-K filed with the SEC on January 3, 2012; January 13, 2012; January 20, 2012; March 1, 2012; March 5, 2012; March 8, 2012; April 9, 2012; April 26, 2012; May 10, 2012; May 14, 2012; May 23, 2012; May 29, 2012; June 22, 2012; July 3, 2012; and July 13, 2012.
•	Current Report on Form 8-K/A filed with the SEC on January 20, 2012.
•	Definitive Proxy Statement in respect of our 2012 meeting of Stockholders filed with the SEC on April 25, 2012.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at Three Copley Place, Suite 3300, Boston, MA 02116, 1-866-771-2088, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

ELECTRONIC DELIVERY OF DOCUMENTS

Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information (referred to herein as “documents”) electronically by so indicating on the subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available on our Internet web site. You may access and print all documents provided through this service. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-11 with the SEC in connection with this offering. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

American Realty Capital Healthcare Trust, Inc.
405 Park Avenue
New York, New York 10022
(212) 415-6500
Attn: Investor Services

One of our affiliates maintains an Internet site at www.americanrealtycap.com, at which there is additional information about us. The contents of the site are not incorporated by reference in, or otherwise a part of, this prospectus.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all of its exhibits and schedules which we have filed with the SEC, any of which may be inspected and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxies, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.

APPENDIX A

PRIOR PERFORMANCE TABLES

The tables below provide summarized information concerning other programs sponsored or co-sponsored by the American Realty Capital group of companies, including American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT Inc., American Realty Capital Healthcare Trust, Inc. and American Realty Capital Trust III, Inc., each an American Realty Capital-sponsored or co-sponsored publicly registered REIT, and the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC ARC Income Properties IV, LLC and ARC Growth Fund, LLC. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsor and its affiliates. American Realty Capital Trust, Inc. and American Realty Capital Trust III, Inc. and the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are net lease programs focused on providing current income through the payment of cash distributions, which may make investments of the same type as investments we may make. ARC Growth Fund, LLC was formed to acquire vacant bank branch properties and opportunistically sell such properties and American Realty Capital Healthcare Trust, Inc. has as its investment objectives to acquire medical office buildings and healthcare-related facilities located in the United States. The investment objectives of these affiliated programs differ from our investment objectives, which aim to acquire primarily existing anchored, stabilized core retail properties. Phillips Edison — ARC Shopping Center REIT Inc. has as its investment objectives investing in necessity-based neighborhood and community shopping centers which typically cost less than $20 million throughout the United States. For additional information see the section entitled “Prior Performance Summary.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

A-1

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the sponsor and its affiliates in raising and investing funds for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2010 to December 31, 2011, Phillips Edison — ARC Shopping Center REIT, Inc. from its inception on October 13, 2009 to December 31, 2011, American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011. Information is provided as to the manner in which the proceeds of the offering have been applied, the timing and length of this offering and the time period over which the proceeds have been reinvested.

	American Realty Capital Trust, Inc.			American Realty Capital New York Recovery REIT, Inc.			Phillips Edison — ARC Shopping Center REIT, Inc.			American Realty Capital Healthcare Trust, Inc.			American Realty Capital Trust III, Inc.
			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised			Percentage of total Dollar Amount Raised
	(dollars in thousands)			(dollars in thousands)			(dollars in thousands)			(dollars in thousands)			(dollars in thousands)
Dollar amount offered	$1,500,000			$1,500,000			$1,500,000			$1,500,000			$1,500,000
Dollar amount raised	1,695,813			45,629			25,200			68,881			102,196
Dollar amount raised from non-public program and private investments	37,460	(1)		27,797	(2)		14,534			2,144	(3)		—
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock	200	(4)		200	(4)		200	(4)		200	(4)		200	(4)
Total dollar amount raised	$1,733,473		100.00%	$73,626	(5)	100.00%	$39,934	(5)	100.00%	$71,225	(5)	100.00%	$102,396	(5)	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$168,269		9.71%	$6,232		8.46%	—		0.00%	6,733		9.45%	9,833		9.60%
Organizational expenses	29,692	(6)	1.71%	6,393		8.68%	1,364		3.42%	5,575		7.83%	6,107		5.96%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Available for investment	$1,535,512		88.58%	$61,001		82.85%	$38,570		96.58%	$58,917		82.72%	$86,456		84.43%
Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	$—		0.00%	—		0.00%	—		0.00%	—		0.00%
Cash down payment	1,420,117	(7)	81.92%	47,105		63.98%	24,766		62.02%	51,243		71.95%	67,393		65.82%
Acquisition fees	44,809		2.58%	2,727		3.70%	571		1.43%	5,568		7.82%	7,082		6.92%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Total acquisition costs	$1,464,926		84.51%	$49,832		67.68%	$25,337		63.45%	$56,811		79.76%	$74,475		72.73%
Percentage leverage (mortgage financing divided by total acquisition costs)	49.3	%(8)		136.8	%(9)		51.8%			216.1	%(10)		7.5	%(11)
Date offering began	3/18/2008			10/2/2009			8/12/2010			2/18/2011			3/31/2011
Number of offerings in the year	1			1			1			1			1
Length of offerings (in months)	39			33			36			33			33
Months to invest 90% of amount available for investment (from beginning of the offering)	39			NA	(12)		NA	(12)		NA	(12)		NA	(12)

(1)	American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, Inc. The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, Inc is also included as a stand-alone program and is included separately in information about private programs.

A-2

(2)	American Realty Capital New York Recovery REIT, Inc. sold a non-controlling interest in a property. The total amount contributed in this arrangement was $13.0 million, In addition, $15.0 million was raised in a private offering of convertible preferred securities.
(3)	American Realty Capital Healthcare Trust, Inc. sold non-controlling interests in three properties. The total amount contributed in these arrangements was $2.1 million.
(4)	Represents initial capitalization of the company by the sponsor and was prior to the effectiveness of the common stock offering.
(5)	Offerings are not yet completed, funds are still being raised.
(6)	Excludes offering costs from proceeds assumed from the distribution reinvestment plan.
(7)	Includes $12.0 million investment made in joint venture with American Realty Capital New York Recovery REIT, Inc. for the purchase of real estate and $17.3 million of other investments in common stock.
(8)	Total acquisition costs of the properties exclude $721.6 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $2,112.1 million. The leverage ratio was 34.2% at December 31, 2011.
(9)	Total acquisition costs of the properties exclude $68.2 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $124.2 million. The leverage ratio was 54.9% at December 31, 2011.
(10)	Total acquisition costs of the properties exclude $110.7 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $164.5 million. The leverage ratio was 67.3% at December 31, 2011.
(11)	Total acquisition costs of the properties exclude $5.1 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $72.5 million. The leverage ratio was 7.0% at December 31, 2011.
(12)	As of December 31, 2011 these offerings are still in the investment period and have not invested 90% of the amount offered. Assets are acquired as equity becomes available.

A-3

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the sponsor, American Realty Capital IV, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2011 and ARC Growth Fund, LLC from its inception on July 24, 2008 to its termination on December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties, III, LLC		ARC Income Properties, IV, LLC		ARC Growth Fund, LLC
(dollars in thousands)		Percentage of Total Dollar Amount Raised		Percentage of Total Dollar Amount Raised		Percentage of Total Dollar Amount Raised		Percentage of Total Dollar Amount Raised		Percentage of Total Dollar Amount Raised
Dollar amount offered	$19,537		$13,000		$11,243		$5,350		$7,850
Dollar amount raised	19,537		13,000		11,243		5,215		5,275
Dollar amount contributed from sponsor and affiliates(1)	1,975		—		—		—		2,575
Total dollar amount raised	$21,512	100.00%	$13,000	100.00%	$11,243	100.00%	$5,215	100.00%	$7,850	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196	5.56%	$323	2.48%	$666	5.92%	$397	7.61%	$—	0.00%
Organizational expenses	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Other	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Reserves	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Available for investment	$20,316	94.44%	$12,677	97.52%	$10,577	94.08%	$4,818	92.39%	$7,850	100.00%
Acquisition costs:
Prepaid items and fees related to purchased property	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%
Cash down payment	11,302	52.54%	9,086	69.89%	9,895	88.01%	4,780	91.66%	5,440	69.30%
Acquisition fees	7,693	35.76%	2,328	17.91%	682	6.07%	—	0.00%	2,410	30.70%
Other	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Total acquisition costs	$18,995 (2)	88.30%	$11,414 (3)	87.80%	$10,577 (4)	94.08%	$4,780 (5)	91.66%	$7,850 (6)	100.00%
Percentage leverage (mortgage financing divided by total acquisition costs)	434.97%		292.61%		141.19%		344.35%		253.20%
Date offering began	6/09/2008		9/17/2008		9/29/2009		6/23/2011		7/24/2008
Number of offerings in the year	1		1		1		1		1
Length of offerings (in months)	7		4		3		4		1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7		4		3		4		1

(1)	Includes separate investment contributed by sponsor and affiliates for purchase of portfolio properties and related expenses.
(2)	Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.
(3)	Total acquisition costs of properties exclude $33.4 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 60.1% at December 31, 2010. This program ended when the notes were repaid on May 16, 2011. The related properties are still owned by American Realty Capital Trust, Inc.

A-4

(4)	Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010. This program ended when it contributed its real estate assets and certain liabilities to American Realty Capital Properties, Inc. on September 6, 2011.
(5)	Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquisition purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2011.
(6)	Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquisition purchase price was $63.6 million. The program was concluded at December 31, 2010.

A-5

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital IV, LLC and its affiliates for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2011, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2009 to December 31, 2011, Phillips Edison — ARC Shopping Center REIT, Inc. from its inception on October 13, 2009 to December 31, 2011, American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011.

(dollars in thousands)	American Realty Capital Trust, Inc.	American Realty Capital New York Recovery REIT, Inc.	Phillips Edison – ARC Shopping Center REIT Inc.	American Realty Capital Healthcare Trust, Inc.	American Realty Capital Trust III, Inc.
Date offering commenced	3/18/2008	10/2/2009	8/12/2010	2/18/2011	3/31/2011
Dollar amount raised	$1,733,473	$73,626	$39,934	$71,225	$102,396
Amount paid to sponsor from proceeds of offering
Underwriting fees	$168,269	$6,232	$1,364	$6,733	$9,833
Acquisition fees:
Real estate commissions	$—	$—	$—	$—	$—
Advisory fees – acquisition fees	$21,121	$1,242	$571	$1,645	$725
Other – organizational and offering costs	$15,944	$3,997	$—	$3,179	$4,383
Other – financing coordination fees	$9,257	$671	$290	$1,279	$51
Other – acquisition expense reimbursements	$12,081	$890	$82	$1,054	$567
Dollar amount of cash generated from operations before deducting payments to sponsor	$60,876	$(972)	$1,409	$(2,161)	$(1,177)
Actual amount paid to sponsor from operations:
Property management fees	$—	$—	$157	$—	$—
Partnership management fees	—	—	—	—	—
Reimbursements	—	—	398	—	—
Leasing commissions	—	—	34	—	—
Other (asset management fees)	$7,071	—	64	—	—
Total amount paid to sponser from operations	$7,071	$—	$653	$—	$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$1,485	$—	$—	$—	$—
Notes	$—	$—	$—	$—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$45	$—	$—	$—	$—
Incentive fees	$—	$—	$—	$—	$—
Other – Financing coordination fees	$—	$—	$—	$—	$—
A-6

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital IV, LLC and its affiliates for ARC Income Properties, LLC from its inception on June 5, 2008 to its termination on September 6, 2011, ARC Income Properties II, LLC from its inception on August 12, 2008 to its termination on May 16, 2011, ARC Income Properties III, LLC from its inception on September 29, 2009 to its termination on September 6, 2011. ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010 and ARC Growth Fund, L.P. from its inception on July 24, 2008 to its termination on December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC	ARC Income Properties II, LLC	ARC Income Properties III, LLC	ARC Income Properties IV, LLC	ARC Growth Fund, LLC
Date offering commenced	6/05/2008	8/12/2008	9/29/2009	6/23/2011	7/24/2008
Dollar amount raised	$21,512 (1)	$13,000 (2)	$11,243 (2)	$5,215 (2)	$7,850 (3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785	$323	$666	$397	$—
Acquisition fees
Real estate commissions	$—	$—	$—	$—	$—
Advisory fees – acquisition fees	$2,959	$423	$662	$—	$1,316
Other – organizational and offering costs	$—	$—	$—	$—	$—
Other – financing coordination fees	$939	$333	$149	$—	$45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(3,091)	$2,291	$(724)	$(691)	$(5,325)
Actual amount paid to sponsor from operations:
Property management fees	$—	$—	$—	$—	$—
Partnership management fees	—	—	—	—	—
Reimbursements	—	—	—	—	—
Leasing commissions	—	—	—	—	—
Other (explain)	—	—	—	—	—
Total amount paid to sponsor from operations	$—	$—	$—	$—	$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—	$—	$—	$—	$13,560
Notes	—	—	—	—	$18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—	—	—	—	—
Incentive fees	—	—	—	—	—
Other (disposition fees)	—	—	—	—	$1,169
Other (refinancing fees)	—	—	—	—	$39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from sponsor and affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates.

A-7

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

Table III summarizes the operating results of American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011 as of the dates indicated.

(dollars in thousands)	American Realty Capital Trust, Inc.				American Realty Capital New York Recovery REIT, Inc.			Phillips Edison — ARC Shopping Center REIT Inc.		American Realty Capital Healthcare Trust, Inc.		American Realty Capital Trust III, Inc.
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2011	Year Ended December 31, 2010	Period From October 6, 2009 (Date of Inception) to December 31, 2009	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2011	Period From August 23, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2011	Period From October 15, 2010 (Date of Inception) to December 31, 2010
Gross revenues	$129,982	$45,233	$15,511	$5,549	$7,535	$2,378	$—	$3,529	$99	$3,314	$—	$795	$—
Profit (loss) on sales of properties	(44)	143	—	—		—	—	—	—	—	—	—	—
Less:
Operating expenses	45,041	15,265	1,158	2,002	5,848	2,139	1	3,734	727	4,707	1	2,385	—
Interest expense	39,912	18,109	10,352	4,774	3,912	1,070	—	811	38	1,189	—	35	—
Depreciation	54,764	17,280	6,581	2,534	500	500	—	1,195	65	1,174	—	414	—
Amortization	14,176	4,374	1,735	522	540	540	—	305	16	361	—	85	—
Net income (loss) before noncontrolling interests – GAAP Basis	(23,955)	(9,652)	(4,315)	(4,283)	(3,265)	(1,871)	(1)	(2,516)	(747)	(4,117)	(1)	(2,124)	—
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—
Net income (loss) attributable to noncontrolling interests–GAAP Basis	(1,121)	(181)	49	—	(154)	109	—	152	—	32	—	—	—
Net income (loss) GAAP basis	$(25,076)	$(9,833)	$(4,266)	$(4,283)	$(3,419)	$(1,762)	$(1)	$(2,364)	$(747)	$(4,085)	$(1)	$(2,124)	$—
Taxable income (loss)
From operations	$(25,032)	$(9,976)	$(4,266)	$(4,283)	$(3,419)	$(1,762)	$(1)	$152	$(352)	$(4,085)	$(1)	$(2,124)	$—
From gain (loss) on sale	(44)	143	—		—	—	—	—	—	—	—	—	—
Cash generated from (used by) operations(1)	49,525	9,864	$(2,526)	$4,013	263	(1,234)	(1)	593	201	(2,161)	(1)	(1,177)	—
Cash generated from sales	581	900	—	—	—	—	—	—	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	21,300	—	—	—	—	—	—	—	—
Cash generated from operations, sales and refinancing	$50,106	$10,764	$(2,526)	$4,013	$21,563	$(1,234)	$(1)	$593	$201	$(2,161)	$(1)	$(1,177)	$—
Less: Cash distribution to investors(3)
From operating cash flow	47,524	9,864	$1,818	$296	263	—	—	593	—	—	—	—	—
From sales and refinancing	—	900	—	—	1,331	—	—	—	—	—	—	294	—
From other(2)	—	647	70	—	431	—	—	122	—	376	—	—	—
Cash generated after cash distributions	$2,582	$(647)	$(4,414)	$3,717	$19,538	$(1,234)	$(1)	$(122)	$201	$(2,537)	$(1)	$(1,471)	$—
Less: Special items
Cash generated after cash distributions and special items	$2,582	$(647)	$(4,414)	$3,717	$19,538	$(1,234)	$(1)	$(122)	$201	$(2,537)	$(1)	$(1,471)	$—
Tax and distribution data per $1,000 invested
Federal income tax results:(4)(5)(6)
Ordinary income (loss)
from operations	$(19.00)	$(23.55)	$(22.75)	$(0.33)	$(17.22)	$(15.42)	$—	$0.01	$(0.05)	$(8.05)	$—	$(4.04)	$—
from recapture	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	$—	$1.44	$—	$—	$31.13	$—	$—	$—	$—	$—	$—	$2.87	$—
Return of capital	43.50	16.78	(13.06)	1.22	16.23	—	—	0.03	—	5.28	—	—	—
Source (on GAAP basis)
Sales	$—	$1.44	$—	$—	$31.13	$—	$—	$—	$—	$—	$—	$2.87	$—
Refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—
Operations	43.50	15.75	12.57	1.22	6.15	—	—	0.02	—	—	—	—	—
Other	—	—	—	—	10.08	—	—	0.01	—	5.28	—	—	—

A-8

(1)	Includes cash paid for interest and acquisition costs
(2)	Distributions paid from proceeds from the sale of common stock.
(3)	There were no distributions made for public programs as of December 31, 2010 for all public programs except American Realty Capital Trust, Inc.
(4)	Based on amounts raised as of the end of each period.
(5)	Federal tax results for the year ended December 31, 2011 is not available as of the date of this filing. Extensions of time to file tax returns for the year ended December 31, 2011 have been filed for each program, and estimated information is provided for all programs based on preliminary tax returns by outside accountants.
(6)	There were no public investors for this program as of December 31, 2009 for all public programs except American Realty Capital Trust, Inc.

A-9

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Properties, LLC and ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC, and ARC Growth Fund, LLC as of the dates indicated.

(dollars in thousands)	ARC Income Properties, LLC				ARC Income Properties II, LLC				ARC Income Properties III, LLC			ARC Income Properties IV, LLC		ARC Growth Fund, LLC
	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Five Months ended May 16, 2011(2)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Period from January 1, 2011 to September 6, 2011(1)	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Year Ended December 31, 2011	June 24, 2010 (Date of Inception) to December 31, 2010 Period from June 24, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 25, 2008 to December 31, 2008
Gross revenues	$4,652	$7,008	$5,347	$1,341	$1,383	$3,507	$3,423	$337	$1,548	$2,237	$341	$1,549	$94	$—	$95	$185	$8
Profit (loss) on sales of properties	—				(44)	143			—			—		—	(251)	(4,682)	9,746
Less:
Operating expenses	122	320	2,847	5	45	113	7	—	51	36	918	86	489	—	234	528	2,004
Interest expense	4,504	6,525	4,993	688	1,690	2,151	2,161	162	1,434	1,359	186	1,134	100	—	—	1,494	597
Interest expense – investors notes	1,323	1,935	1,583	381	430	1,167	1,024	11	671	986	201	446	90	—	—	—	—
Depreciation	2,346	3,519	2,676	909	710	1,748	1,758	200	495	642	127	642	54	—	195	592	344
Amortization	527	976	886	—	268	663	670	—	187	249	42	218	18	—	—	—	—
Net income – GAAP Basis	$(4,170)	$(6,267)	$(7,638)	$(642)	$(1,804)	$(2,192)	$(2,197)	$(36)	$(1,290)	$(1,035)	$(1,133)	$(977)	$(657)	$—	$(585)	$(7,111)	$6,809
Taxable income (loss)
From operations	$(4,170)	$(6,267)	$(7,638)	$(642)	$(1,760)	$(2,335)	$(2,197)	$(36)	$(1,290)	$(1,035)	$(1,133)	$(977)	$(443)	$—	$(334)	$(2,429)	$(2,937)
From gain (loss) on sale	$—	$—	$—	$—	$(44)	$143	$—	$—	$—	$—	$—	$—	$—	$—	$(251)	$(4,682)	$9,746
Cash generated from (used by) operations(3)	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$560	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$(691)	$—	$(330)	$(1,769)	$(3,226)
Cash generated from sales	—	—	—	—	—	246	—	—	—	—	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from operations, sales and refinancing	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$(691)	$—	$(330)	$(2,216)	$7,932
Less: Cash interest payments made to investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$—	$(691)	$(330)	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(1,297)	$(1,896)	$(2,349)	$1,154	$(782)	$806	$(2,282)	$4,013	$(608)	$(33)	$(691)	$(117)	$—	$(691)	$(330)	$(2,216)	$7,932

(1)	On September 6, 2011, the real estate assets and certain liabilities of ARC Income Properties, LLC and ARC Income Properties III, LLC were contributed in the formation transaction of ARC Properties, Inc.
(2)	The program ended on May 16, 2011, when the notes were repaid. These properties are still owned by American Realty Capital Trust, Inc
(3)	Includes cash paid for interest including interest payments to investors

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.

A-10

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE.

A-11

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

Table IV summarizes the results ARC Growth Fund, LLC, a completed program of our sponsor as of December 31, 2011.

(dollars in thousands) Program name	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Growth Fund, LLC
Dollar amount raised	$21,512		$13,000		$11,243		$7,850
Number of properties purchased	62		50		1		52
Date of closing of offering	June 2008		September 2008		September 2009		July 2008
Date of first sale of property	September 2011	(2)	May 2011	(3)	September 2011	(2)	July 2008
Date of final sale of property	September 2011	(2)	May 2011	(3)	September 2011	(2)	December 2010
Tax and distribution data per $1,000 investment through 12/31/2010(1)
Federal income tax results:
Ordinary income (loss)
- From operations	$—		$—		$—		$—
- From recapture	$—		$—		$—		$—
Capital gain (loss)	$—		$—		$—		$—
Deferred gain	$—		$—		$—		$—
Capital	$—		$—		$—		$—
Ordinary	$—		$—		$—		$—
Cash distributions to investors
Source (on GAAP basis)
- Investment income	—		—		—		—
- Return of capital	$19,537		$13,000		$11,243		$7,226
Source (on cash basis)
- Sales	$19,537		$13,000		$11,243		$7,226
- Refinancing	$—		$—		$—		$—
- Operations	$—		$—		$—		$—
- Other
Receivable on net purchase money financing	$—		$—		$—		$—

(1)	Programs is combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for this program is not presented.
(2)	The real estate assets and certain liabilities of these programs were contributed to ARC Properties, Inc. as part of its formation transaction.
(3)	The notes used to purchase these properties were paid off in May 2011, these properties are still owned by American Realty Capital Trust, Inc.

A-12

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

The following table summarizes the sales of disposals fo properties by American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc. from its inception on August 23, 2010 to December 31, 2011 and American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2011 as of December 31, 2011.

(dollars in thousands)

			Selling Price, Net of Closing costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program(1)	Adjustments resulting from application of GAAP(2)	Total(3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs(4)	Total	Excess (deficiency) of Property Opearting Cash Receipts Over Cash Expenditures(5)
American Realty Capital Trust, Inc.:
PNC Bank Branch -
New Jersey	November – 08	September 2010	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch -
New Jersey	November – 08	January 2011	$79	$502	$—	$—	$581	$502	$178	$680	$1,305

American Realty Capital New York Recovery REIT, Inc.: Not applicable

Phillips Edison — ARC Shopping Center REIT, Inc.: Not applicable

American Realty Capital Healthcare Trust, Inc.: Not applicable

American Realty Capital Trust III, Inc.: Not applicable

1)	No purchase money mortgages were taken back by program.
2)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
4)	Amounts shown do not include a prorata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

A-13

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs. All figures below are through December 31, 2011.

(dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
ARC Income Properties II, LLC:
PNC Bank Branch – New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch – New Jersey	November-08	January 2011	79	502	—	—	581	502	178	680	1,305
			$467	$1,014	$—	$—	$1,481	$1,014	$365	$1,379	$2,340
ARC Growth Fund, LLC:
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$—	$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434	—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358	—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434	—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727	—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337	—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946	—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453	—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375	—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539	—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851	—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188	—	197	197	—

A-14

(dollars in thousands)			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781	—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432	—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539	—	366	366	—
Virginia Beach, VA	August-08	August-08	1,210	—	—	—	1,210	—	930	930	—
Baytown, TX	August-08	August-08	3,205	—	—	—	3,205	—	1,355	1,355	—
Bradenton, FL	November-08	November-08	778	—	—	—	778	—	748	748	—
Sarasota, FL	November-08	November-08	1,688	—	—	—	1,688	—	867	867	—
Tuscaloosa, AL	November-08	November-08	580	—	—	—	580	—	242	242	—
Palm Harbor, FL	November-08	November-08	1,064	—	—	—	1,064	—	790	790	—
Reading, PA	November-08	November-08	137	—	—	—	137	—	248	248	—
St. Augustine, FL	November-08	November-08	1,936	—	—	—	1,936	—	1,428	1,428	—
Cumming, GA	December-08	December-08	1,227	—	—	—	1,227	—	810	810	—
Suffolk, VA	December-08	February-09	115	172	—	—	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	—	—	—	321	—	260	260	—
West Caldwell, NJ(1)	December-08	September-09	333	898	—	—	1,231	357	358	715	15
Palm Coast, FL	December-08	December-08	507	—	—	—	507	—	599	599	—
Mableton, GA	December-08	December-08	676	—	—	—	676	—	696	696	—
Warner Robins, GA	January-09	January-09	149	—	—	—	149	—	257	257	—
Philadelphia(1)	January-09	October-09	291	1,474	—	—	1,765	552	1,105	1,657	3
Stockholm, NJ	December-08	November-09	(29)	240	—	—	211	240	438	678	(46)
Sebastian, FL	July-08	December-09	(104)	654	—	—	550	654	1,302	1,956	(102)
Fort Myers, FL	July-08	December-09	(314)	795	—	—	481	795	1,582	2,377	(113)
Seminole, FL	July-08	March-10	—	1,098			1,098	1,098	1,061	2,159	(48)
Port Richey, FL(1)	July-08	December-10	—	544	—	—	544	544	1,086	1,630	(71)
Punta Gorda, FL(1)	July-08	December-10	—	690	—	—	690	690	1,550	2,240	(72)
Lawrenceville, GA(1)	July-08	December-10	—	695	—	—	695	695	1,381	2,076	(73)
Norristown, PA(1)	July-08	December-10	—	471	—	—	471	471	943	1,414	(83)
			$43,243	$20,838	$—	$—	$64,081	$19,375	$47,850	$67,225	$(788)

(1)	Sale of Property was to related party.
(2)	No purchase money mortgages were taken back by program.
(3)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.
A-15

APPENDIX B

DISTRIBUTION REINVESTMENT PLAN

American Realty Capital Healthcare Trust, Inc.
EFFECTIVE AS OF FEBRUARY 18, 2011

American Realty Capital Healthcare Trust, Inc., a Maryland corporation (the “Company”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by the Company, Realty Capital Securities, LLC (the “Dealer Manager”) or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any purchaser of shares of common stock of the Company, par value $0.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan, and subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or its affiliates (an “ Affiliated Program ”), may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares or shares of stock or units of limited partnership interest of an Affiliated Program (collectively “Securities”) owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.

2. Distribution Reinvestment.  The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company or an Affiliated Participant with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Board of the Company or the board or general partner of an Affiliated Program, as applicable.

3. General Terms of Plan Investments.

(a) The Company intends to offer Shares pursuant to the Plan at the higher of 95% of the estimated value of one share as estimated by the Company’s board of directors or $9.50 per share, regardless of the price per Security paid by the Participant for the Securities in respect of which the Distributions are paid. A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase shares in the public offering of shares pursuant to the Company’s prospectus outside of the Plan at prices below $9.50 per share.

(b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(c) Dealer Manager fees will not be paid for the Shares purchased pursuant to the Plan.

(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.

(f) Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of Company or its transfer agent.

(g) A Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Company’s charter (as may be amended, amended and restated, supplemented or otherwise modified from time to time). For purposes of this Plan, “Ownership Limit” shall mean the prohibition on beneficial ownership of not more than 9.8% in value of the aggregate of the outstanding shares of our stock or not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of outstanding shares of our stock.

4. Absence of Liability.  The Company, the Dealer Manager and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. The Company, the Dealer Manager and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. All material information regarding the distribution to the Participant and the effect of reinvesting such distribution, including the tax consequences thereof, shall be provided to each Participant at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8. Reinvestment in Subsequent Programs.

(a) After the termination of the Company’s initial public offering of Shares pursuant to the Company’s prospectus dated February 18, 2011 (the “Initial Offering”), the Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or an Affiliated Program (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);

(iii) this offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program;

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program; and

(vi) the Subsequent Program has accepted an aggregate amount of subscriptions in excess of its minimum offering amount.

(b) The Company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through this Plan, if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act;

(iii) this offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

9. Termination.

(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

(c) Each Participant in the Plan shall have a reasonable opportunity to withdraw from the Plan at least annually after the receipt of all material information regarding the distribution to the Participant and the effect of reinvesting such distribution, including the tax consequences thereof, which shall be provided to each Participant at least annually.

10. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

11. Amendment to or Termination of the Plan.

(a) Except for Section 9(a) of this Plan which shall not be amended prior to a listing of the Shares on a national securities exchange, the terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

(b) The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

12. Participation by Limited Partners of American Realty Capital Healthcare Trust Operating Partnership, L.P.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of American Realty Capital Healthcare Trust Operating Partnership, L.P. (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

13. Governing Law.  This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

14. Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to DST Systems, Inc., 430 W 7th St., Kansas City, MO 64105-1407, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

15. Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of certificates. The Company will not issue share certificates except to stockholders who make a written request to the Administrator.

American Realty Capital Healthcare Trust, Inc.
SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERING DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THE OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE.
IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

1

Please indicate the offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **American Realty Capital Healthcare Trust, Inc. ("ARC-HT")**
- State in which sale was made: ______

☐ Initial Investment
☐ Additional Investment:
Acct# ______________

Investment Amount

$ ______________________
- *$2,500 minimum investment*
- *$100 increments for additional investments*

Payment Method: Please indicate the method of payment below.

☐ Check Enclosed
☐ Subscription amount wired
☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARC-HT, make checks payable to:** American Realty Capital Healthcare Trust, Inc.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership
(Non-Qualified)

☐ **Individual** – *One signature required & initial.*

☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*

☐ **Tenants in Common** – *All parties must sign & initial.*

☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*

☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.*
State of ______ Custodian for ____________________

☐ **Estate** – *Personal representative signature required.*
Name of Executor: ____________________
Include a copy of the court appointment.

☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.*
Name of Trustee: ____________________

☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*

☐ **Transfer on Death**(1) – *Must complete separate Transfer on Death Registration Form.*

☐ **Other** (Specify) – ____________________
Include title and signature pages.

2b. Custodial Ownership
(Qualified)

☐ **Traditional IRA*** – *One signature required.*

☐ **Roll-Over IRA*** – *One signature required.*

☐ **Roth IRA*** – *One signature required.*

☐ **KEOGH Plan*** – *One signature required.*

☐ **Simplified Employee Pension/Trust (S.E.P.)***

☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*

☐ **Other** (Specify) – ____________________

* *Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.*

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

C-1-1

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)* ______

Name of Custodian or Trustee ______

Mailing Address ______

City, State, Zip ______

Business Phone ______

Custodian/Trust/Business Entity Tax ID# ______

Account # ______

Name of Custodian or Other Administrator ______

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner ______

Date of Birth ______

Social Security Number or Taxpayer ID # ______

Legal Address (No P.O. Boxes) ______

City, State, Zip ______

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ______ ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor ______

Entity Name ______

Date of Birth ______

Social Security Number or Taxpayer ID# ______

If Non-U.S. Citizen, specify Country of Citizenship ______

Mailing Address (if different than legal address) ______

City, State, Zip ______

Home Phone ______

Business Phone ______

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

C-1-2

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Distributions

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

- *I hereby subscribe for Shares of American Realty Capital Healthcare Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP.*

* *Tennessee investors cannot participate in the Automatic Purchase Plan.*

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by American Realty Capital Healthcare Trust, Inc. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

3 *Each investor who elects to have distributions reinvested agrees to notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stockholder's initial purchase of our shares.*

4 *I authorize American Realty Capital Healthcare Trust, Inc. or its agent, DST Systems, Inc. (collectively referred to as "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______________________________

Mailing Address ______________________________

City, State, Zip ______________________________

Account # ______________________________

Bank's ABA/Routing # ______________________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **American Realty Capital Healthcare Trust, Inc.**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from American Realty Capital Healthcare Trust, Inc. a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to American Realty Capital Healthcare Trust, Inc. as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if American Realty Capital Healthcare Trust, Inc. is unable to obtain a valid e-mail address for me, American Realty Capital Healthcare Trust, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ______________________________ Date (mm/dd/yyyy) ______________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ______________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ______________________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

C-1-3

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
I/we acknowledge receipt of the final Prospectus of ARC-HT, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC-HT, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in ARC-HT shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Alabama residents only: In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in ARC-HT and other similar programs.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investor's maximum investment in ARC-HT should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC-HT offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Massachusetts, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC-HT and its affiliates cannot exceed 10% of the Massachusetts, Iowa, Oregon, Pennsylvania or Washington resident's net worth. An Ohio investor's aggregate investment in ARC-HT shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth *(total assets exclusive of home, home furnishings, and automobiles minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: A Michigan investor cannot invest more than 10% of their net worth in ARC-HT.		
Tennessee residents only: In addition to the general suitability requirements described above, the investor's maximum investment in ARC-HT shares and shares of its affiliates shall not exceed 10% of the Tennessee investor's net worth.		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the ARC-HT securities registered with the Securities Division.		
California residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000, with the investor's maximum investment in ARC-HT shares not to exceed 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in ARC-HT and its affiliates and meet one of the established suitability standards.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC-HT offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION

C-1-4

AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER. THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR THIS OFFERING (AT LEAST FIVE BUSINESS DAYS). THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN 10 BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

Subscriber Signature(s)

6a

IMPORTANT: The investor must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.*

* *Your ability to sell shares pursuant to the Share Repurchase Program is severely restricted. The Share Repurchase Program may be suspended or terminated at any time, and redemption requests may be rejected for any reason. You may not be able to sell your shares.*

SIGNATURE OF OWNER AND CO-OWNER ***(ALL INVESTORS MUST SIGN)***

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Owner Signature ______________________ Date (mm/dd/yyyy) __________

Co-Owner Signature (if applicable) ______________________ Date (mm/dd/yyyy) __________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________ Date (mm/dd/yyyy) __________

6b

Substitute Form W-9
ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007)

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor | Print Name | Date

Signature of Joint Owner, if applicable | Print Name | Date

C-1-5

6[b]

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9

What Number to Give the Requester. – Social Security numbers ("SSN") have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers ("EIN") have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All "Section" references are to the Internal Revenue Code of 1986, as amended. "IRS" means the Internal Revenue Service.

For this type of account:	Give the SSN of:
1. An individual's account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee [1]
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner [1]
5. Sole proprietorship or single-owner LLC	The owner [3]

For this type of account:	Given the EIN of:
6. Sole proprietorship or single-owner LLC	The owner [3]
7. A valid trust, estate, or pension trust	The legal entity [4]
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person's number must be furnished.

(2) Circle the minor's name and furnish the minor's SSN.

(3) You must show your individual name and you also may enter your business or "DBA" name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.

(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: *If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.*

C-1-6

6b

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9 *(Continued)*

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.socialsecurity.gov/online/ss-5.pdf.* You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting *www.irs.gov* or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

- An organization exempt from tax under Section 501(a), an individual retirement account ("IRA"), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
- The United States or any of its agencies or instrumentalities.
- A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
- A foreign government or any of its political subdivisions, agencies or instrumentalities.
- An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

- A corporation.
- A foreign central bank of issue.
- A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
- A futures commission merchant registered with the Commodity Futures Trading Commission.
- A real estate investment trust.
- An entity registered at all times during the tax year under the Investment Company Act of 1940.
- A common trust fund operated by a bank under Section 584(a).
- A financial institution.
- A middleman known in the investment community as a nominee or custodian.
- A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. *Check the "Exempt TIN" box in the attached Substitute Form W-9, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.*

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN.* If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
- *Civil Penalty for False Information With Respect to Withholding.* If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
- *Criminal Penalty for Falsifying Information.* Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
- *Misuse of TINs.* If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

C-1-7

7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

☐ **Special Alabama Undertaking Regarding APP:** The Firm must check this box if the Automatic Purchase Plan ("APP") box in Section 5 is checked and either the sale was made in Alabama or Alabama is the state designated as the investor's address. By checking the box at the beginning of this paragraph, the Firm covenants and agrees that: (1) the Firm will obtain updated suitability information from such investor on a quarterly basis; (2) this updated information will be provided in writing and signed by the investor; (3) if written suitability information is more than 90 days old, then the investor may not participate in the Automatic Purchase Plan until the information is updated; and (4) the updated information shall consist of the information that an investor is required to provide under Section 6 of this Subscription Agreement.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2310 of the FINRA Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box ____________________

Mailing Address ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required) ____________________

Representative # ____________________

Registered Representative or Advisor [I.A.] Address or P.O. Box ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required) ____________________

Signature(s) of Registered Representative(s) or Advisor(s) (Required) ____________________

Date ____________________

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer) ____________________

Date ____________________

8

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail

For Overnight Deliveries

FOR COMPANY USE ONLY:

Amount ____________________

Date ____________________

Check/Wire# ____________________

Account # ____________________

Registered Representative # ____________________

Firm # ____________________

Custodian ID# ____________________

Transfer Agent Reviewer ____________________

C-1-8

ARCT III | ARC DailyNAV | ARC-HT | NYRR | ARC Retail | BDCA | PE-ARC | UDFIV

Multi-Offering SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. INVESTORS IN ALABAMA, ARKANSAS, MARYLAND, MASSACHUSETTS OR TENNESSEE MAY NOT USE THIS MULTI-OFFERING SUBSCRIPTION AGREEMENT TO SUBSCRIBE FOR SHARES OF ANY OFFERING DESCRIBED HEREIN BUT INSTEAD SHOULD REFER TO THE SUBSCRIPTION AGREEMENT FOR EACH OFFERING. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

SUBSCRIPTION AGREEMENT

8

C-2-1

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

† **Texas investors cannot subscribe to the ARC Daily NAV offering until this offering has raised at least $10 million in other states.**

Investment		Investment Amount
☐ **American Realty Capital Trust III, Inc. ("ARCT III")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV")†** ▸ State in which sale was made: ______	☐ Initial Investment: ☐ *Retail ** (or) ☐ *Institutional *** ☐ Additional Investment: ☐ *Retail ** (or) ☐ *Institutional *** Acct# ______________	$ ______________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Healthcare Trust, Inc. ("ARC-HT")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital New York Recovery REIT, Inc. ("NYRR")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital – Retail Centers of America, Inc. ("ARC Retail")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **Business Development Corporation of America ("BDCA")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ▸ *$1,000 minimum investment*
☐ **Phillips Edison – ARC Shopping Center REIT, Inc. ("PE-ARC")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ▸ *$2,500 minimum investment*
☐ **United Development Funding IV ("UDFIV")‡** ▸ State in which sale was made: ______ ‡ *Stated share price of $20 per share*	☐ Initial Investment ☐ Additional Investment: Acct# ______________	$ ______________ ▸ *$2,500 minimum investment* ▸ *$1,000 minimum investment if purchased through IRA or other qualified account* ▸ *$1,000 minimum for additional investments*

* *Retail shares are sold to the public through broker dealers and are subject to applicable selling commissions and dealer manager fees (see prospectus for details).*

** *Institutional shares are sold through RIAs and broker dealers that are managing wrap or fee-based accounts and are subject to an annual platform fee equal to 70 basis points of net asset value (see prospectus for details).*

Payment Method: Please indicate the method of payment: ☐ Check Enclosed ☐ Subscription amount wired ☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARCT III, ARC Daily NAV** *(except ARC Daily NAV investors in OH and PA)*, **ARC-HT, ARC Retail** *(except ARC Retail investors in OH and PA)*, **NYRR, BDCA, PE-ARC** *(except PE-ARC investors in PA)* **and UDFIV, make checks payable to the respective offering:** American Realty Capital Trust III, Inc. (or) American Realty Capital Daily Net Asset Value Trust, Inc. (or) American Realty Capital Healthcare Trust, Inc. (or) American Realty Capital New York Recovery REIT, Inc. (or) American Realty Capital – Retail Centers of America, Inc. (or) Business Development Corporation of America (or) Phillips Edison – ARC Shopping Center REIT, Inc. (or) United Development Funding IV.
  - **For ARC Retail investors in OH and PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital – Retail Centers of America, Inc.
  - **For PE-ARC investors in PA, make checks payable to:** Wells Fargo Bank, NA, Escrow Agent for Phillips Edison – ARC Shopping Center REIT, Inc.
  - **For ARC Daily NAV investors in OH and PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Daily Net Asset Value Trust, Inc.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (*i.e.*, entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

2a. Non-Custodial Ownership *(Non-Qualified)*

- ☐ **Individual –** *One signature required & initial.*
- ☐ **Joint Tenants with Right of Survivorship –** *All parties must sign & initial.*
- ☐ **Tenants in Common –** *All parties must sign & initial.*
- ☐ **Company or Corporation or Partnership –** *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*
- ☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** *– Owner and custodian signature required.*
  State of ______ Custodian for ________________
- ☐ **Estate –** *Personal representative signature required.*
  Name of Executor: ________________
  Include a copy of the court appointment.
- ☐ **Qualified Pension or Profit Sharing Plan* –** *Trustee or custodian signature required. Include plan documents.*
  Name of Trustee: ________________
- ☐ **Trust –** *Trustee(s) signature(s) and copy of trust document or trust certificate required.*
- ☐ **Transfer on Death(1) –** *Must complete separate Transfer on Death Registration Form.*
- ☐ **Other** (Specify) – ________________
  Include title and signature pages.

2b. Custodial Ownership *(Qualified)*

- ☐ **Traditional IRA* –** *One signature required.*
- ☐ **Roll-Over IRA* –** *One signature required.*
- ☐ **Roth IRA* –** *One signature required.*
- ☐ **KEOGH Plan* –** *One signature required.*
- ☐ **Simplified Employee Pension/Trust (S.E.P.)***
- ☐ **Qualified Pension or Profit Sharing Plan* –** *Owner and custodian signature required.*
- ☐ **401(k)** *(Only available for ARC Daily NAV)*
- ☐ **Other** (Specify) – ________________

* Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/Administrator and plan participants/investors is required for investment through these types of accounts.

C-2-2

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______________________________
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

C-2-3

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Footnotes:

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by each program. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

2 *Ohio investors in ARCT III, ARC Daily NAV and ARC Retail, cannot participate in the Distribution Reinvestment Plan. Other Ohio investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs.*

3 *Each investor who elects to have distributions reinvested agrees to notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the Distribution Reinvestment Plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stockholder's initial purchase of our shares.*

4 *I authorize American Realty Capital Trust III, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital New York Recovery REIT, Inc., American Realty Capital – Retail Centers of America, Inc., Business Development Corporation of America, Phillips Edison – ARC Shopping Center REIT Inc., United Development Funding IV or its agent, DST Systems, Inc. (as applicable, the "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

Distributions

AMERICAN REALTY CAPITAL TRUST III, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Trust III, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Daily Net Asset Value Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Healthcare Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

▸ *I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

▸ *I hereby subscribe for Shares of American Realty Capital – Retail Centers of America, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

▸ *I hereby subscribe for Shares of Business Development Corporation of America and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.

▸ *I hereby subscribe for Shares of Phillips Edison – ARC Shopping Center REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

UNITED DEVELOPMENT FUNDING IV

▸ *I hereby subscribe for Shares of United Development Funding IV and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

C-2-4

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______________________________

Mailing Address ______________________________

City, State, Zip ______________________________

Account # ______________________________

Bank's ABA/Routing # ______________________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **Business Development Corporation of America** ☐ **Phillips Edison – ARC Shopping Center REIT, Inc.** ☐ **United Development Funding IV**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from the respective offering(s) a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to the respective offering(s) as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if the respective offering(s) is/are unable to obtain a valid e-mail address for me, the respective offering(s) will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ______________________________ Date (mm/dd/yyyy) ______________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ______________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ______________________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

NOTE: ***Investors in Alabama, Arkansas, Maryland, Massachusetts, or Tennessee (or ARC-HT investors in South Carolina) may not use this multi-offering subscription agreement to subscribe for shares of any offering described herein but instead should refer to the subscription agreement for each offering.***

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
For Investors of ALL Offerings:		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares of any offering.		
California residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.

C-2-5

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For Investors of ALL Offerings *(Continued)*:		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities registered by us for any offering with the Securities Division.		
Michigan residents only: A Michigan investor cannot invest more than 10% of their net worth in each Issuer.		
For American Realty Capital Trust III, Inc. ("ARCT III") Investors Only:		
I/We acknowledge receipt of the final Prospectus of ARCT III, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of ARCT III, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investor's maximum investment in the issuer and its affiliates should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Massachusetts, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARCT III and its affiliates cannot exceed 10% of the Massachusetts, Iowa, Oregon, Pennsylvania or Washington resident's net worth. An Ohio investor's aggregate investment in ARCT III shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles *minus* total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARCT III offering not to exceed 10% of the Kentucky investor's liquid net worth.		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in ARCT III and its affiliates and meet one of the established suitability standards.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in ARCT III offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
For American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV") Investors Only:		
I/We acknowledge receipt of the final Prospectus of ARC Daily NAV, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of ARC Daily NAV, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Daily NAV offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Massachusetts, Ohio, Iowa, Oregon, Pennsylvania, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Daily NAV and its affiliates cannot exceed 10% of the Massachusetts, Iowa, Oregon, Pennsylvania, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARC Daily NAV shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles *minus* total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until ARC Daily NAV has received an aggregate of $75,000,000 in subscriptions. For Ohio investors, we will not release subscriptions from escrow until ARC Daily NAV has received $20,000,000 in subscriptions.

C-2-6

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV") Investors Only *(Continued)*:		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in ARC Daily NAV and its affiliates and meet one of the established suitability standards.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investor's maximum investment in ARC Daily NAV and its affiliates should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Daily NAV offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Texas residents only: An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000. The investor's maximum investment in the ARC Daily NAV offering shall not exceed 10% of the investor's liquid net worth. **Texas investors may not subscribe to the ARC Daily NAV offering until this offering has raised at least $10 million in other jurisdictions.**		

For American Realty Capital Healthcare Trust, Inc. ("ARC-HT") Investors Only:		
I/We acknowledge receipt of the final Prospectus of ARC-HT, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of ARC-HT, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investor's maximum investment in ARC-HT should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Massachusetts, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC-HT and its affiliates cannot exceed 10% of the Massachusetts, Iowa, Oregon, Pennsylvania or Washington resident's net worth. An Ohio investor's aggregate investment in ARC-HT shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth *(total assets exclusive of home, home furnishings, and automobiles minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC-HT offering not to exceed 10% of the Kentucky investor's liquid net worth.		
California residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000, with the investor's maximum investment in ARC-HT shares not to exceed 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in ARC-HT and its affiliates and meet one of the established suitability standards.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC-HT offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

For American Realty Capital New York Recovery REIT, Inc. ("NYRR") Investors Only:		
I/We acknowledge receipt of the final Prospectus of NYRR, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.

C-2-7

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital New York Recovery REIT, Inc. ("NYRR") Investors Only *(Continued)*:		
I/We acknowledge that shares are not liquid.		
If an affiliate of NYRR, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the NYRR offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Massachusetts, Ohio, Iowa, Oregon, Pennsylvania, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in NYRR and its affiliates cannot exceed 10% of the Massachusetts, Ohio, Iowa, Oregon, Pennsylvania, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in our shares, shares of our affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth *(total assets exclusive of home, home furnishings, and automobiles minus total liabilities)* that is comprised of cash, cash equivalents, and readily marketable securities.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in NYRR should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		

For American Realty Capital – Retail Centers of America ("ARC Retail") Investors Only:		
I/We acknowledge receipt of the final Prospectus of ARC Retail, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of ARC Retail, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Retail offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Massachusetts, Ohio, Iowa, Oregon, Pennsylvania, Washington and New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Retail and its affiliates cannot exceed 10% of the Massachusetts, Iowa, Oregon, Pennsylvania, Washington or New Mexico resident's net worth. An Ohio investor's aggregate investment in ARC Retail shares, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles *minus* total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until ARC Retail has received an aggregate of $75,000,000 in subscriptions. We will not release proceeds from Ohio investors until we have raised an aggregate of $20,000,000 in subscriptions.		
Nebraska residents only: Investments must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. The investor's maximum in investment in ARC Retail and its affiliates cannot exceed 10% of the investor's net worth.		
Mississippi residents only: In addition to the suitability standards above, shares will only be sold to Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in ARC Retail and other similar offerings.		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in ARC Retail and its affiliates and meet one of the established suitability standards.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Retail offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

C-2-8

6 ***Continued***

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For Business Development Corporation of America ("BDCA") Investors Only:		
I/We acknowledge receipt of the final Prospectus of BDCA, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of BDCA, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Arizona residents only: The term of the BDCA offering shall be effective for a period of one year with the ability to renew for additional periods of one year.		
Iowa, Kentucky and New Jersey residents only: Investors must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Iowa investor's total investment in BDCA shall not exceed 10% of his or her net worth.		
Massachusetts residents only: Investors who reside in the state of Massachusetts must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000; or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Massachusetts investor's total investment in BDCA shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.		
Oregon residents only: In addition to the general suitability requirements described above, the investor's maximum investment in BDCA shares and its affiliates shall not exceed 10% of his or her net worth.		
Nebraska residents only: Nebraska investors must meet the following suitability standards: (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $350,000, or (b) a net worth of at least $500,000; and (ii) investor will not invest more than 10% of their net worth in BDCA. For such investors, net worth should not include the value of one's home, home furnishings or automobiles.		
Oklahoma residents only: Purchases by Oklahoma investors should not exceed 10% of their net worth *(excluding home, home furnishings and automobiles)*.		
Idaho residents only: Investors who reside in the state of Idaho must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor's total investment shall not exceed 10% of his or her liquid net worth. (The calculation of liquid net worth shall include only cash plus cash equivalents. Cash equivalents include assets which may be convertible to cash within one year.)		
North Dakota residents only: BDCA shares will only be sold to residents of North Dakota representing that their investment will not exceed 10% of his or her net worth and that they meet one of the established suitability standards.		
Texas residents only: Investors who reside in the state of Texas must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000; or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Texas investor's total investment in BDCA shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the BDCA offering and other similar offerings not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
North Carolina residents only: Investors who reside in the state of North Carolina must have either (i) a minimum liquid net worth of $85,000 and minimum annual gross income of $85,000 or (ii) a minimum liquid net worth of $300,000.		
Ohio residents only: In addition to the suitability standards above, the state of Ohio requires that each Ohio investor will limit his or her investment in BDCA common stock to a maximum of 10% of his or her net worth.		
New Mexico residents only: In addition to the suitability standards above, the state of New Mexico requires that an investment by an New Mexico resident in BDCA, its affiliates and in other non-traded business development companies will not exceed 10% of the investor's net worth.		

For Phillips Edison – ARC Shopping Center REIT, Inc. ("PE–ARC") Investors Only:		
Acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the final Prospectus of PE-ARC.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.

C-2-9

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For Phillips Edison – ARC Shopping Center REIT, Inc. ("PE–ARC") Investors Only *(Continued)*:		
If an affiliate of PE-ARC, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in PE-ARC should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Maine, Massachusetts, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in PE-ARC and its affiliates cannot exceed 10% of the Maine, Massachusetts, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the PE-ARC offering not to exceed 10% of the Kentucky investor's liquid net worth.		
For United Development Funding IV ("UDFIV") Investors Only:		
I/We have received the final prospectus of UDF IV, not less than five (5) business days prior to the signing of this Subscription Agreement, and I/we accept the terms and conditions of the declaration of trust and bylaws of UDF IV.		
I/We am/are purchasing shares for my/our own account and I/we acknowledge that the shares are not liquid and there is no public market for this investment.		
I/We am/are not an Unacceptable Investor, as such term is defined in the prospectus under "Suitability Standards - Restrictions Imposed by the USA PATRIOT Act and Related Acts."		
California residents only: I/We have, excluding the value of my/our home, furnishings and automobiles, (a) a gross annual income of at least $70,000 and a net worth of at least $100,000, or (b) a net worth of at least $250,000.		
Iowa residents only: This investment, when added to my/our investments in similar programs, does not exceed 10% of my/our liquid net worth.		
Massachusetts residents only: I/We have, excluding the value of my/our home, furnishings, and automobiles, a gross annual income of at least $85,000 and a net worth of at least $330,000. I/We acknowledge the recommendation of the Massachusetts Securities Division that I/we should limit my/our aggregate investment in UDF IV and other similar investments to no more than 10% of my/our liquid net worth.		
Oregon and Pennsylvania residents only: This investment does not exceed 10% of my/our liquid net worth.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER.

THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR EACH OFFERING (AT LEAST FIVE BUSINESS DAYS).

THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE APPLICABLE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN 10 BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

C-2-10

Subscriber Signature(s)

6a

IMPORTANT: The investor must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.*

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP. Be advised that APP may not be available with all programs and is not available for BDCA or UDFIV.

SIGNATURE OF OWNER AND CO-OWNER *(ALL INVESTORS MUST SIGN)*

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Owner Signature ______________________________ Date (mm/dd/yyyy) ______________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ______________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________________ Date (mm/dd/yyyy) ______________

* *Your ability to sell shares pursuant to the Share Repurchase Program is severely restricted. The Share Repurchase Program may be suspended or terminated at any time, and redemption requests may be rejected for any reason. You may not be able to sell your shares.*

6b

Substitute Form W-9
ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007))

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Print Name	Date
Signature of Joint Owner, if applicable	Print Name	Date

C-2-11

6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9

What Number to Give the Requester. – Social Security numbers ("SSN") have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers ("EIN") have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All "Section" references are to the Internal Revenue Code of 1986, as amended. "IRS" means the Internal Revenue Service.

For this type of account:	Give the SSN of:
1. An individual's account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee (1)
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner (1)
5. Sole proprietorship or single-owner LLC	The owner (3)

For this type of account:	Given the EIN of:
6. Sole proprietorship or single-owner LLC	The owner (3)
7. A valid trust, estate, or pension trust	The legal entity (4)
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person's number must be furnished.
(2) Circle the minor's name and furnish the minor's SSN.
(3) You must show your individual name and you also may enter your business or "DBA" name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.
(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)
***Note:** If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.*

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.socialsecurity.gov/online/ss-5.pdf*. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting *www.irs.gov* or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

- An organization exempt from tax under Section 501(a), an individual retirement account ("IRA"), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
- The United States or any of its agencies or instrumentalities.
- A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
- A foreign government or any of its political subdivisions, agencies or instrumentalities.
- An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

- A corporation.
- A foreign central bank of issue.
- A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
- A futures commission merchant registered with the Commodity Futures Trading Commission.
- A real estate investment trust.
- An entity registered at all times during the tax year under the Investment Company Act of 1940.
- A common trust fund operated by a bank under Section 584(a).
- A financial institution.
- A middleman known in the investment community as a nominee or custodian.
- A trust exempt from tax under Section 664 or described in Section 4947.

C-2-12

6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9 *(Continued)*

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. *Check the "Exempt TIN" box in the attached Substitute Form W-9, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.*

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN.* If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
- *Civil Penalty for False Information With Respect to Withholding.* If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
- *Criminal Penalty for Falsifying Information.* Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
- *Misuse of TINs.* If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2310 of the FINRA Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box ____________________

Mailing Address ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required) ____________________

Representative # ____________________

Registered Representative or Advisor [I.A.] Address or P.O. Box ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required) ____________________

Signature(s) of Registered Representative(s) or Advisor(s) (Required) ____________________

Date ____________________

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer) ____________________

Date ____________________

C-2-13

8

IMPORTANT: Please note that there are state-specific mailing addresses for the following offerings: ARC Daily NAV, ARC Retail, and PE-ARC.

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail	For Overnight Deliveries
American Realty Capital Trust III, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Trust III, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Daily Net Asset Value Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Daily Net Asset Value Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Healthcare Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Healthcare Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital New York Recovery REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital New York Recovery REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital – Retail Centers of America, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital – Retail Centers of America, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
Business Development Corporation of America c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Business Development Corporation of America** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
Phillips Edison–ARC Shopping Center REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Phillips Edison–ARC Shopping Center REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
United Development Funding IV c/o DST Systems, Inc P.O. Box 219096, Kansas City, MO 64121-9096	**United Development Funding IV** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407

State-Specific Mailing Address Differences for ARC Daily NAV, ARC Retail and PE-ARC:

- **For ARC Retail investors in OH and PA, and PE-ARC investors in PA, mail to:**

American Realty Capital – Retail Centers of America, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

Philips Edison – ARC Shopping Center REIT, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

- **For ARC Daily NAV investors in OH and PA, mail to:**

American Realty Capital Daily Net Asset Trust, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

FOR COMPANY USE ONLY:

Amount ______________________

Date ______________________

Check/Wire# ______________________

Account # ______________________

Registered Representative # ______________________

Firm # ______________________

Custodian ID# ______________________

Transfer Agent Reviewer ______________________

C-2-14

APPENDIX D

TRANSFER ON DEATH DESIGNATION

American Realty Capital Healthcare Trust, Inc.
TRANSFER ON DEATH FORM (TOD)
This form is NOT VALID for Trust or IRA accounts.
Both pages of this form must accompany the subscription agreement.

As our transfer agent, American National Stock Transfer, LLC is located in New York and thus, a Transfer on Death (“TOD”) designation pursuant to this form and all rights related thereto shall be governed by the laws of the State of New York.

PLEASE REVIEW THE FOLLOWING IN ITS ENTIRETY BEFORE COMPLETING THE TRANSFER ON DEATH FORM:

1. Eligible accounts:  Individual accounts and joint accounts with rights of survivorship are eligible. A TOD designation will not be accepted from residents of Louisiana.

2. Designation of beneficiaries:  The account owner may designate one or more beneficiaries of the TOD account. Beneficiaries are not “account owners” as the term is used herein.

3. Primary and contingent beneficiaries:  The account owner may designate primary and contingent beneficiaries of the TOD account. Primary beneficiaries are the first in line to receive the account upon the death of the account owner. Contingent beneficiaries, if any are designated, receive the account upon the death of the account owner if, and only if, there are no surviving primary beneficiaries.

4. Minors as beneficiaries:  Minors may be beneficiaries of a TOD account only if a custodian, trustee, or guardian is set forth for the minor on the transfer on death form. By not providing a custodian, trustee, or guardian, the account owner is representing that all of the named beneficiaries are not minors.

5. Status of beneficiaries:  Beneficiaries have no rights to the account until the death of the account owner or last surviving joint owner.

6. Joint owners:  If more than one person is the owner of an account registered or to be registered TOD, the joint owners of the account must own the account as joint tenants with rights of survivorship.

7. Transfer to designated beneficiaries upon the owner’s death:

a. Percentage designation:  Unless the account owner designates otherwise by providing a percentage for each beneficiary on the Transfer on Death Form, all surviving beneficiaries will receive equal portions of the account upon the death of the account owner.

b. Form of ownership:  Multiple beneficiaries will be treated as tenants in common unless the account owner expressly indicates otherwise.

c. Predeceasing beneficiaries:  If the account owner wishes to have the account pass to the children of the designated beneficiaries if the designated beneficiaries predecease the account owner, the account owner must check the box labeled Lineal Descendants per Stirpes (“LDPS”) in Section B of this form. If the box is not checked, the children of beneficiaries who die before you will not receive a portion of your account. If the account is registered LDPS and has contingent beneficiaries, LDPS takes precedence. If a TOD account with multiple beneficiaries is registered LDPS, the LDPS registration must apply to all beneficiaries. If the account is not registered LDPS, a beneficiary must survive the account owner to take the account or his or her part of the account. In the case of multiple beneficiaries, if one of the beneficiaries does not survive the account owner, the deceased beneficiary’s share of the account will be divided equally among the remaining beneficiaries upon the death of the account owner. If no beneficiary survives the account owner, the account will be treated as part of the estate of the account owner.

d. Notice of dispute:  Should the transfer agent receive written notice of a dispute over the disposition of a TOD account, re-registration of the account to the beneficiaries may be delayed.

8. Revocation or changes:  An account owner or all joint owners may revoke or change a beneficiary designation. The Change of Transfer on Death (TOD) Form is available for this purpose on our website www.americanrealtycap.com/materials/ or from your registered representative.

9. Controlling terms:  The language as set forth in the TOD account registration shall control at all times. Unless the transfer agent is expressly instructed by the account owner to change the status of the account or the beneficiary designation prior to the account owner’s death, the person or persons set forth as the beneficiaries of the account shall remain the beneficiaries of the account, and events subsequent to the registration of the account as a TOD account shall not change either the rights of the persons designated as beneficiaries or the status of the account as a TOD account.

a. Divorce:  If the account owner designated his or her spouse as a TOD beneficiary of the account, and subsequently the account owner and the beneficiary are divorced, the fact of the divorce will not automatically revoke the beneficiary designation. If the account owner wishes to revoke the beneficiary designation, the account owner must notify American Realty Capital Healthcare Trust, Inc. of the desired change in writing as specified in paragraph 8 above.

b. Will or other testamentary document:  The beneficiary designation may not be revoked by the account owner by the provisions of a will or a codicil to a will.

c. Dividends, interest, capital gains, and other distributions after the account owner’s death:

i. Accruals to the account which occur after the death of the account owner or last surviving joint owner, and are still in the account when it is re-registered to the beneficiaries, stay with the account and pass to the beneficiaries.

ii. Where the account has been coded for cash distributions, and such distributions have actually been paid out prior to notice to the transfer agent of the death of the account owner, such distributions are deemed to be the property of the estate of the original account owner and do not pass with the account to the designated beneficiaries.

10. TOD registrations may not be made irrevocable.

A — STOCKHOLDER INFORMATION

Name of stockholder(s) exactly as indicated on subscription agreement:

Stockholder Name	Mr.	Mrs.	Ms.
	☐	☐	☐
				First	Middle	Last
Co-Stockholder Name (if applicable)	Mr.	Mrs.	Ms.
	☐	☐	☐
				First	Middle	Last
Social Security Number(s) of Stockholder(s)					—
				Stockholder		Co-Stockholder
Daytime Telephone	State of Residence				(Not accepted from residents of Louisiana)

B — TRANSFER ON DEATH (Not permitted in Louisiana)

I (we) authorize American Realty Capital Healthcare Trust, Inc. to register the percentage of shares of common stock set forth below in beneficiary form, assigning investorship on my (our) death to the TOD beneficiary(ies) named below. Use an additional sheet of paper if space is needed to designate more TOD beneficiaries. Complete information must be provided for all TOD beneficiaries.

PRIMARY Beneficiary Name			TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
PRIMARY Beneficiary Name
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
PRIMARY Beneficiary Name
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
Contingent Beneficiary Name (Optional)
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship
Contingent Beneficiary Name (Optional)
TOD Share Percentage %
Social Security or Tax ID #	Birth Date / /	Relationship

☐ Lineal Descendents per Stirpes (“LDPS”):  Check if you wish to have the account pass to children of the above-designated beneficiary(ies) if the designated beneficiary(ies) predeceases the stockholder. The LDPS designation will apply to all designated beneficiaries.

C — SIGNATURE

By signing below, I (we) authorize American Realty Capital Healthcare Trust, Inc. to register the shares in beneficiary form as designated above. I (we) agree on behalf of myself (ourselves) and my (our) heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless American Realty Capital Healthcare Trust, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, officers and employees, from and against any and all claims, liabilities, damages, actions and expenses arising directly or indirectly relating to this TOD designation or the transfer of my (our) shares in accordance with this TOD designation. If any claims are made or disputes are raised in connection with this TOD designation or account, American Realty Capital Healthcare Trust, Inc. reserves the right to require the claimants or parties in interest to arrive at a final resolution by adjudication, arbitration, or other acceptable method, prior to transferring any TOD account assets. I (we) have reviewed all the information set forth on pages 1 and 2 of this form.

I (we) further understand that American Realty Capital Healthcare Trust, Inc. cannot provide any legal advice and I (we) agree to consult with my (our) attorney, if necessary, to make certain that any TOD designation is consistent with my (our) estate and tax planning and is valid. Sign exactly as the name(s) appear(s) on the statement of account. All investors must sign. This TOD is effective subject to the acceptance of American Realty Capital Healthcare Trust, Inc.

Signature — Co-Investor (If Applicable) Date
Signature — Investor (Required) Date

APPENDIX E

LETTER OF DIRECTION

           , 20

American Realty Capital Healthcare Trust, Inc.
c/o DST Systems, Inc.
430 W 7th Street
Kansas City, Missouri 64105-1407
Re: Registered Investment Advisory Fees
    Account No. (“Account”)

Ladies and Gentlemen:

You are hereby instructed and authorized by me to deduct advisory fees payable to     , my registered investment advisor, in the following amount from my Account, and to pay such amount by check to my registered investment advisor, upon each distribution by American Realty Capital Healthcare Trust, Inc. (the “Company”) on my Account, as payment for my registered investment advisor’s advisory fees (select only one):

$     ; or

% of Asset Value (calculated on a 365-day calendar year basis) to be paid by the Company on my Account.

I acknowledge that any and all advisory fees payable to my registered investment advisor are my sole responsibility and you are paying the amounts directed by me as an accommodation.

This letter shall serve as an irrevocable instruction to you to pay such advisory fees from my Account until such time as I provide you with written notice of my election to revoke this instruction.

Sincerely,

*	This election is not available for custodial ownership accounts, such as individual retirement accounts, Keogh plans and 401(k) plans, or Alabama investors.

E-1

APPENDIX F

NOTICE OF REVOCATION

           , 20
American Realty Capital Healthcare Trust, Inc.
c/o DST Systems, Inc.
430 W 7th Street
Kansas City, Missouri 64105-1407
Re: Revocation of Instruction
    Account No.     (“Account”)

Ladies and Gentlemen:

This letter shall serve as notice to you of my revocation of my instruction to you to deduct advisory fees from my Account and pay such fees directly to     , my registered investment advisor, pursuant to my letter to you dated   .

I hereby instruct you to cease any and all future deductions from my Account for the purpose of such advisory fee payments. I understand and acknowledge that this revocation will be effective within one business day of receipt by you.

Sincerely,

F-1

APPENDIX G

PRIVACY POLICY NOTICE

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
PRIVACY POLICY NOTICE

OUR COMMITMENT TO PROTECTING YOUR PRIVACY.  We consider customer privacy to be fundamental to our relationship with our stockholders. In the course of servicing your account, we collect personal information about you (“Non-Public Personal Information”). We collect this information to know who you are so that we can provide you with products and services that meet your particular financial and investing needs, and to meet our obligations under the laws and regulations that govern us.

We are committed to maintaining the confidentiality, integrity and security of our stockholders’ personal information. It is our policy to respect the privacy of our current and former stockholders and to protect the personal information entrusted to us. This Privacy Policy Notice (the “Policy”) describes the standards we follow for handling your personal information and how we use the information we collect about you.

Information We May Collect.  We may collect Non-Public Personal Information about you from the following sources:

•	Information on applications, subscription agreements or other forms. This category may include your name, address, e-mail address, telephone number, tax identification number, date of birth, marital status, driver’s license, citizenship, number of dependents, assets, income, employment history, beneficiary information and personal bank account information.
•	Information about your transactions with us, our affiliates and others, such as the types of products you purchase, your account balances, transactional history and payment history.
•	Information obtained from others, such as from consumer credit reporting agencies. This may include information about your creditworthiness, debts, financial circumstances and credit history, including any bankruptcies and foreclosures.

Why We Collect Non-Public Personal Information. We collect information from and about you:

•	in order to identify you as a customer;
•	in order to establish and maintain your customer accounts;
•	in order to complete your customer transactions;
•	in order to market investment products or services that may meet your particular financial and investing circumstances;
•	in order to communicate and share information with your broker/dealer, financial advisor, IRA custodian, joint owners and other similar parties acting at your request and on your behalf; and
•	in order to meet our obligations under the laws and regulations that govern us.

Persons to Whom We May Disclose Information.  We may disclose all types of Non-Public Personal Information about you to the following third parties and in the circumstances described below, as permitted by applicable laws and regulations.

•	Our Affiliated Companies. We may offer investment products and services through certain of our affiliated companies, and we may share all of the Non-Public Personal Information we collect on you with such affiliates. We believe that by sharing information about you and your accounts among our companies, we are better able to serve your investment needs and to suggest services or educational materials that may be of interest to you. You may limit the information we share with our affiliate companies as described at the end of this notice below.
•	Nonaffiliated Financial Service Providers and Joint Marketing Partners. From time to time, we use outside companies to perform services for us or functions on our behalf, including marketing of our own investment products and services or marketing products or services that we may offer jointly with other financial institutions. We may disclose all of the Non-Public Personal Information we collect as described above to such companies. However, before we disclose Non-Public Personal Information to any of our service providers or joint marketing partners, we require them to agree to keep your Non-Public Personal Information confidential and secure and to use it only as authorized by us.
•	Other Nonaffiliated Third Parties. We do not sell or share your Non-Public Personal Information with nonaffiliated outside marketers, for example, retail department stores, grocery stores or discount merchandise chains, who may want to offer you their own products and services. However, we also may use and disclose all of the Non-Public Personal Information we collect about you to the extent permitted by law. For example, to:
•	correct technical problems and malfunctions in how we provide our products and services to you and to technically process your information;
•	protect the security and integrity of our records, website and customer service center;
•	protect our rights and property and the rights and property of others;
•	take precautions against liability;
•	respond to claims that your information violates the rights and interests of third parties;
•	take actions required by law or to respond to judicial process;
•	assist with detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity; and
•	provide personal information to law enforcement agencies or for an investigation on a matter related to public safety to the extent permitted under other provisions of law.

Protecting Your Information.  Our employees are required to follow the procedures we have developed to protect the integrity of your information. These procedures include:

•	Restricting physical and other access to your Non-Public Personal Information to persons with a legitimate business need to know the information in order to service your account.
•	Contractually obligating third parties doing business with us to comply with all applicable privacy and security laws.
•	Providing information to you only after we have used reasonable efforts to assure ourselves of your identity by asking for and receiving from you information only you should know.
•	Maintaining reasonably adequate physical, electronic and procedural safeguards to protect your information.

Former Customers.  We treat information concerning our former customers the same way we treat information about our current customers.

Keeping You Informed.  We will send you a copy of this Policy annually. We also will send you all changes to this Policy as they occur. You have the right to “opt out” of this Policy by notifying us in writing.

QUESTIONS?
If you have any questions about this Policy,
please do not hesitate to call Brian S. Block at (212) 415-6500.

Your Right to Limit our Information Sharing with Affiliates

This Privacy Policy applies to American Realty Capital Healthcare Trust, Inc. Federal law gives you the right to limit some but not all marketing from our affiliates. Federal law also requires us to give you this notice to tell you about your choice to limit marketing from our affiliates. You may tell us not to share information about your creditworthiness with our affiliated companies, except where such affiliate is performing services for us. We may still share with them other information about your experiences with us. You may limit our affiliates in the American Realty Capital group of companies, such as our securities affiliates, from marketing their products or services to you based on your personal information that we collect and share with them. This information includes your account and investment history with us and your credit score.

If you want to limit our sharing of your information with our affiliates, you may contact us:

By telephone at:

By mail: Mark your choices below, fill in and send to:
AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
405 Park Avenue
New York, New York 10022

☐ Do not share information about my creditworthiness with your affiliates for their everyday business purposes.

☐ Do not allow your affiliates to use my personal information to market to me.

Name:
Signature:

Your choice to limit marketing offers from our affiliates will apply for at least 5 years from when you tell us your choice. Once that period expires, you will receive a renewal notice that will allow you to continue to limit marketing offers from our affiliates for at least another 5 years. If you have already made a choice to limit marketing offers from our affiliates, you do not need to act again until you receive a renewal notice. If you have not already made a choice, unless we hear from you, we can begin sharing your information 30 days from the date we sent you this notice. However, you can contact us at any time to limit our sharing as set forth above.

Residents of some states may have additional privacy rights. We adhere to all applicable state laws.

AMERICAN REALTY CAPITAL HEALTHCARE
TRUST, INC.

Common Stock

150,000,000 SHARES OF COMMON STOCK — MAXIMUM OFFERING

PROSPECTUS

July 24, 2012

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by American Realty Capital Healthcare Trust, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution (assuming sale of maximum offering).

The following table sets forth the expenses (other than selling commissions and dealer manager fees) we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts other than the SEC registration fee and FINRA filing fee have been estimated.

SEC registration fee	$123,884
FINRA filing fee	$75,500
Printing and mailing expenses	$3,000,000
Blue sky filing fees and expenses	$200,000
Legal fees and expenses	$2,500,000
Accounting fees and expenses	$600,000
Transfer agent and escrow fees	$5,325,000
Advertising and sales literature	$4,500,000
Due diligence expenses	$2,000,000
Miscellaneous(1)	$3,675,616
Total	$22,000,000

(1)	These miscellaneous expenses include seminars and other training and education, office rent and utilities, rental equipment, repairs and maintenance, telephone and internet, hardware and software, software licenses and maintenance, supplies, office furniture, website hosting and development and industry associations and sponsorships.

Item 32. Sales to Special Parties.

American Realty Capital Healthcare Special Limited Partnership, LLC received a special limited partner interest of our operating partnership. Stockholders will be allowed to purchase shares pursuant to our distribution reinvestment plan for $9.50 per share. Subscribers to shares which are entitled to volume discounts will pay reduced selling commissions. Our executive officers and directors, as well as officers and employees of American Realty Capital Healthcare Advisors, LLC and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates and “Friends,” may purchase shares offered in this offering at a discount. The purchase price will be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and a dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales. See the sections entitled “Plan of Distribution — Volume Discounts” and “Plan of Distribution — Shares Purchased by Affiliates and Participating Broker Dealers” in this prospectus.

We will not pay any selling commissions, but will pay dealer manager fees in the amount of $0.30 per share, in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their shares down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department.

Item 33. Recent Sale of Unregistered Securities

In connection with our organization, in August 2010, American Realty Capital Healthcare Special Limited Partnership, LLC purchased from us 20,000 shares of common stock for $10.00 per share, for an aggregate purchase price of $200,000. We made a capital contribution to American Realty Capital Healthcare Trust Operating Partnership, L.P., our operating partnership, in the amount of $200,000 in exchange for 20,000 general partner units of the operating partnership. Our advisor also made a capital contribution to our operating partnership in the amount of $2,000 in exchange for 202 limited partner units of the operating partnership. The 202 limited partner units issued to our advisor may be exchanged for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. No sales commission or other consideration was paid in connection with such sales, which were consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering.

Item 34. Indemnification of Directors and Officers.

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, only to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our advisor or any of their affiliates and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, our advisor and its affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that: (i) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the person seeking indemnification was acting on our behalf or performing services for us; and (iii) the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director, our advisor or any of its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us and/or on our behalf from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any of its affiliates in advance of final disposition of a proceeding only if all of the following additional conditions are satisfied: (i) the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; (iii) the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (iv) the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits

(a) Financial Statements:

The following documents are filed as part of this registration statement:

American Realty Capital Healthcare Trust, Inc. Consolidated Balance Sheets as of December 31, 2012 and December 31, 2011, the related Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2012 and 2011 and for the period from August 23, 2010 (date of inception) to December 31, 2010, Consolidated Statement of Stockholders’ Equity for the years ended December 31, 2012, and 2011 and the period from August 23, 2010 (date of inception) to December 31, 2010, Consolidated Statements of Cash Flows for the years ended December 31, 2012 and 2011 and for the period from August 23, 2010 (date of inception) to December 31, 2010, and Notes to Consolidated Financial Statements, dated as of December 31, 2012.

(b) Exhibits:

The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37. Undertakings

(A) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (3) that all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(B) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (1) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement, and (2) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(C) The undersigned registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(D) The undersigned registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first year of operations of the registrant.

(E) The undersigned registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(F) The undersigned registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of this offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of this offering has ended.

(G) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424 under the Securities Act; (ii) any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

(H) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TABLE VI

ACQUISITIONS OF PROPERTIES BY PUBLIC PROGRAMS

Table VI below presents information concerning the acquisition of properties for American Realty Capital Trust, Inc. from its inception on August 17, 2007 to December 31, 2012, its last year before termination, American Realty Capital New York Recovery REIT, Inc. from its inception on October 6, 2009 to December 31, 2012, Phillips Edison — ARC Shopping Center REIT, Inc. from its inception on October 13, 2009 to December 31, 2012, American Realty Capital Trust III, Inc. from its inception on October 15, 2010 to December 31, 2012, its last year before termination, American Realty Capital Daily Net Asset Value Trust, Inc. from its inception on September 10, 2010 to December 31, 2012, American Realty Capital — Retail Centers of America, Inc. from its inception on July 29, 2010 to December 31, 2012, American Realty Capital Trust IV, Inc. from its inception on February 14, 2012 to December 31, 2012, and American Realty Capital Global Trust, Inc. from its inception on July 13, 2011 to December 31, 2012 sponsored by AR Capital, LLC and its predecessor entities and affiliates.

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)		Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
American Realty Capital Trust, Inc.:
Federal Express	Pennsylvania	Distribution facility	1	55,440	March 2008	$6,965		$3,243	$9,791	$—	$417	$10,208
First Niagaria (formerly Harleysville National Bank)	Pennsylvania	Bank Branches	15	177,774	March 2008	31,000		10,676	41,386	29	$290	41,676
Rockland Trust Company	Massachusetts	Bank Branches	18	121,057	May 2008	24,413		8,704	32,510	—	607	33,117
PNC Bank (formerly National City Bank)	Florida	Bank Branches	2	8,403	September and October 2008	4,500		2,353	6,731	—	122	6,853
Rite Aid	Pennsylvania and Ohio	Pharmacies	6	74,919	September 2008	12,808		6,031	18,762	—	77	18,839
PNC Bank	New Jersey, Ohio, Pennsylvania	Bank Branches	50	275,436	November 2008	33,399		11,414	42,709	—	2,104	44,813
Federal Express Distribution Center	Texas	Distribution facility	1	152,640	July 2009	16,250		15,530	31,692	88	—	31,780
Walgreens	Texas	Pharmacies	1	14,820	July 2009	1,550		2,377	3,818	109	—	3,927
CVS	Various	Pharmacies	10	131,105	September 2009 & September 2010	23,750		20,821	44,371	200	—	44,571
CVS II	Various	Pharmacies	15	198,729	November 2009	33,068		26,810	59,788	90	—	59,878
Home Depot	Kansas	Distribution facility	1	465,600	December 2009	12,150		11,399	23,532	17	—	23,549
BSFS	Florida, Oklahoma	Retail	6	57,336	December 2009 & January 2010	3,832		11,266	15,042	56	—	15,098
Advance Auto	Michigan	Retail	1	7,000	December 2009	—	(2)	1,741	1,730	11	—	1,741
Fresenius	California	Healthcare	2	140,000	January 2010	6,090		6,344	12,305	129	—	12,434
Reckit Benkieser	Utah	Distribution facility	1	574,106	February 2010	15,000		16,708	31,411	297	—	31,708
Jack in the box	Various	Restaurant	5	12,253	February & April 2010	5,366		4,669	9,853	182	—	10,035

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)		Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
BSFS II	Various	Retail	12	93,599	February & March 2010	—	(2)	26,238	26,161	77	—	26,238
Fed Ex – Sacramento	California	Distribution facility	1	118,796	April 2010	15,000		19,095	33,835	260	—	34,095
Jared Jewelry	New York	Retail	3	19,534	May 2010	—		5,479	5,395	84	—	5,479
Walgreens II	Mississippi	Pharmacies	1	14,820	May 2010	3,000		2,688	5,649	39	—	5,688
IHOP	South Carolina	Restaurant	1	5,172	May 2010	—	(2)	2,449	2,422	27	—	2,449
Advance Auto II	Various	Retail	3	19,253	June 2010	—		3,683	3,619	64	—	3,683
Super Stop & Shop	New York	Retail	1	59,032	June 2010	10,800		13,009	23,584	225	—	23,809
IHOP II	Georgia	Restaurant	1	4,139	June 2010	—	(2)	2,307	2,278	29	—	2,307
IHOP III	Ohio	Restaurant	1	5,111	June 2010	—	(2)	3,334	3,287	47	—	3,334
Jared Jewelry II	Massachusetts	Retail	1	6,157	June 2010	—		1,643	1,605	38	—	1,643
Jack in the box II	Texas	Restaurant	6	14,975	June 2010	—	(2)	11,416	11,262	154	—	11,416
Walgreens III	New York	Pharmacies	1	13,386	June 2010	—	(2)	5,072	5,018	54	—	5,072
Dollar General	Florida	Retail	1	8,988	July 2010	—	(2)	1,234	1,212	22	—	1,234
Tractor Supply	Various	Retail	4	76,038	July & August 2010	—	(2)	11,225	11,001	224	—	11,225
Advance Auto – III	Louisiana	Retail	3	19,752	July 2010	—	(2)	4,400	4,330	70	—	4,400
CSAA/CVS	Georgia	Pharmacies	1	15,214	August 2010	—	(2)	4,917	4,908	9	—	4,917
CSAA/First Fifth Bank	Illinois	Bank Branches	2	8,252	August 2010	—	(2)	6,274	6,261	13	—	6,274
CSAA/Walgreens	Various	Pharmacies	5	84,263	August 2010	—	(2)	27,187	27,133	54	—	27,187
CSAA/Chase Bank	Illinois	Bank Branches	2	8,030	August 2010	—	(2)	6,574	6,561	13	—	6,574
CSAA/Home Depot	Georgia	Retail	1	107,965	September 2010	3,900		4,925	8,807	18	—	8,825
IHOP IV	Various	Restaurant	19	87,009	September 2010	—	(2)	30,890	30,300	590	—	30,890
O'Reilly Auto	Illinois	Retail	1	9,500	September 2010	—	(2)	2,514	2,475	39	—	2,514
Walgreens IV	Minnesota	Pharmacies	1	14,477	September 2010	—	(2)	6,552	6,503	49	—	6,552
Walgreens V	Michigan	Pharmacies	1	13,580	September 2010	—	(2)	4,855	4,815	40	—	4,855
Kum & Go	Missouri	Gas/Convenience	14	67,310	September 2010	—		23,098	22,740	358	—	23,098
FedEx IV	South Dakota	Distribution facility	1	43,762	September 2010	—	(2)	3,654	3,612	42	—	3,654
Auto Zone	Puerto Rico	Retail	4	28,880	September 2010	—	(2)	10,445	10,330	115	—	10,445
Brownshoe/Payless	Various	Retail	2	1,153,374	October 2010	28,200		41,732	69,461	471	—	69,932
Saint Joseph's Mercy Medical	Arkansas	Healthcare	3	46,706	October 2010	—	(2)	10,035	9,936	99	—	10,035
Advance Auto IV	New York	Retail	1	6,124	November 2010	—	(2)	1,306	1,283	23	—	1,306
Kum and Go II	Indiana	Gas/Convenience	2	8,008	November 2010	—		2,972	2,924	48	—	2,972
Tractor Supply II	Various	Retail	3	57,368	November 2010 & March 2011	—	(2)	7,665	7,566	99	—	7,665
FedEx V	North Dakota	Distribution facility	1	29,410	November 2010	—	(2)	2,869	2,828	41	—	2,869
Walgreens VI	Various	Pharmacies	7	102,930	December 2010	22,900		17,807	40,472	235	—	40,707
FedEx VI	Kentucky	Distribution facility	1	142,160	December 2010	—	(2)	29,117	28,886	231	—	29,117
Dollar General II	Florida	Retail	1	9,100	December 2010	—	(2)	1,317	1,294	23	—	1,317

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)		Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
FedEx VII	Missouri	Distribution facility	1	101,350	December 2010	—	(2)	19,111	18,988	123	—	19,111
FedEx VIII	Various	Distribution facility	4	116,689	December 2010	—	(2)	11,143	11,000	143	—	11,143
BB&T	Florida	Bank Branches	1	3,635	December 2010	—	(2)	3,856	3,819	37	—	3,856
Walgreen's VII	South Carolina	Pharmacies	1	14,490	December 2010	—	(2)	3,018	2,980	38	—	3,018
FedEx IX	Nebraska	Distribution facility	1	64,556	December 2010	—	(2)	6,127	6,072	55	—	6,127
Dollar General III	Illinois	Retail	3	27,128	December 2010	—	(2)	2,963	2,896	67	—	2,963
Tractor Supply III	California	Retail	1	18,860	December 2010	—	(2)	4,923	4,873	50	—	4,923
DaVita Dialysis	Nebraska	Healthcare	1	12,990	December 2010	—	(2)	2,913	2,876	37	—	2,913
Dollar General IV	Florida	Retail	1	9,167	December 2010	—		1,273	1,248	25	—	1,273
Lowe's	Tennesee	Home Maintenance	1	141,393	January 2011	—	(2)	10,028	10,018	10	—	10,028
Citizens	Illinois	Retail Banking	2	14,307	January 2011	3,011		894	3,849	56	—	3,905
QuickTrip	Georgia	Gas/Convenience	1	4,555	January 2011	—	(2)	3,409	3,363	46	—	3,409
Dillons	Kansas	Supermarket	1	56,451	January 2011	—	(2)	5,177	5,126	51	—	5,177
Wawa	Various	Gas/Convenience	2	12,433	January 2011	—	(2)	17,521	17,381	140	—	17,521
Walgreens VIII	New York	Pharmacy	9	122,963	January 2011	—	(2)	55,779	55,115	664	—	55,779
DaVita Dialysis II	Various	Healthcare	4	23,154	February 2011	—	(2)	8,241	8,093	148	—	8,241
CVS III	Virginia	Pharmacy	1	13,338	February 2011	—	(2)	5,323	5,251	72	—	5,323
Citigroup, Inc.	South Carolina	Financial Services	1	64,036	February 2011	13,800		13,936	27,548	188	—	27,736
Coats & Clark	Georgia	Manufacturing	1	401,512	February 2011	—		9,737	9,618	119	—	9,737
Walgreens IX	Virginia	Pharmacy	1	13,569	February 2011	—		5,567	5,515	52	—	5,567
Express Scripts	Missouri	Healthcare	2	416,141	March 2011	28,710		23,495	51,794	411	—	52,205
DaVita Dialysis III	North Carolina	Healthcare	1	18,185	March 2011	—	(2)	6,684	6,631	53	—	6,684
Dollar General V	Michigan	Discount Retail	6	55,363	March 2011	—		5,382	5,247	135	—	5,382
Wal-Mart	Arkansas	Discount Retail	1	183,442	March 2011	—		12,852	12,759	93	—	12,852
Kohl's	Kentucky	Discount Retail	1	88,408	March 2011	—		10,360	10,284	76	—	10,360
Texas Instruments	Arizona	Technology	1	125,000	March 2011	15,000		17,526	32,320	206	—	32,526
Sam's Club	Georgia	Discount Retail	1	141,583	March 2011	—	(2)	12,827	12,821	6	—	12,827
CVS IV	Michigan	Pharmacy	1	13,225	March 2011	—	(2)	5,433	5,383	50	—	5,433
Walgreens X	Various	Pharmacy	2	27,760	March 2011	—	(2)	9,194	9,090	104	—	9,194
CVS Stony Point	New York	Pharmacy	1	12,900	March 2011	—	(2)	5,856	5,817	39	—	5,856
Provident Bank	New York	Retail Banking	1	2,950	March 2011	—	(2)	2,633	2,615	18	—	2,633
Dillions II	Kansas	Supermarket	1	63,858	March 2011	—		6,538	6,484	54	—	6,538
FedEx X	Various	Freight	2	204,157	March & May 2011	18,321		14,857	32,522	656	—	33,178
3M	Illinois	Consumer Products	1	650,760	March 2011	20,500		25,020	45,248	272	—	45,520
Bojangles	Various	Restaurant	13	47,865	March 2011	—		25,458	25,037	421	—	25,458
Dollar General VI	Louisiana	Discount Retail	2	18,428	April 2011	—		1,922	1,875	47	—	1,922
Dollar General VII	Louisiana	Discount Retail	2	18,340	April 2011	—		2,162	2,114	48	—	2,162
O'Reilly Auto II	Michigan	Auto Retail	1	8,154	April 2011	—		1,942	1,913	29	—	1,942

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)		Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
Walgreens XI	Louisiana	Pharmacy	1	14,550	April 2011	—	(2)	5,104	5,043	61	—	5,104
DaVita Dialysis IV	Idaho	Healthcare	1	6,020	April 2011	—		2,124	2,082	42	—	2,124
Whirlpool	Iowa	Manufacturing	1	750,000	April 2011	—	(2)	20,208	20,035	173	—	20,208
Wrangler	Texas	Manufacturing	1	316,800	April 2011	—	(2)	17,632	17,459	173	—	17,632
Walgreens XII	Mississippi	Pharmacy	1	13,605	April 2011	—		4,468	4,424	44	—	4,468
7-Eleven	Florida	Gas/Convenience	1	3,074	May 2011	—		3,019	2,980	40	—	3,019
BSFS III	Wisconsin	Auto Services	1	7,864	May 2011	—		2,729	2,688	41	—	2,729
Kohls II	Illinois	Discount Retail	1	64,250	May 2011	—		6,525	6,462	63	—	6,525
National Tire & Battery	Georgia	Auto Services	3	33,920	May 2011	—		6,067	5,980	87	—	6,067
CVS V	Florida	Pharmacy	1	13,224	May 2011	—		9,301	9,201	100	—	9,301
BSFS IV	Various	Auto Services	3	22,904	May 2011	—		8,772	8,624	148	—	8,772
FedEx XI	Maryland	Freight	1	125,502	May 2011	—		40,178	39,390	788	—	40,178
Pep Boys	Various	Auto Services	3	60,140	May 2011	—		13,281	13,081	200	—	13,281
Tops Market	New York	Supermarket	1	57,833	May 2011	—		11,183	11,066	117	—	11,183
7-Eleven Bradenton	Florida	Gas/Convenience	1	2,940	May 2011	—		2,159	2,126	33	—	2,159
General Electric	Wisconsin	Manufacturing	1	484,348	May 2011	—	(2)	24,074	23,925	149	—	24,074
Wal-Mart II	Pennslyvania	Discount Retail	1	151,925	May 2011	—		12,782	12,539	243	—	12,782
USPS	Minnesota	Government Services	1	39,297	May 2011	—		7,392	7,333	59	—	7,392
Walgreens XIII	Georgia	Pharmacy	2	27,195	May 2011	—		10,026	9,917	109	—	10,026
Walgreens XIV	Louisiana	Pharmacy	1	14,820	June 2011	—		4,079	4,026	53	—	4,079
Mrs. Bairds	Various	Consumer Goods	2	30,120	June 2011	—		3,258	3,201	57	—	3,258
Walgreens XV	Indiana	Pharmacy	1	14,480	June 2011	—		5,016	4,961	55	—	5,016
O'Reilly's III	Michigan	Auto Retail	1	8,160	June 2011	—		2,050	2,020	30	—	2,050
FedEx XII	Ohio	Freight	1	182,326	June 2011	—		35,619	35,350	269	—	35,619
Walgreens XVI	New York	Pharmacy	6	52,400	June 2011	—		52,599	51,672	927	—	52,599
VA Clinic	Idaho	Government Services	1	10,768	June 2011	—		3,263	3,222	41	—	3,263
BSFS V	Arkansas	Auto Services	1	159,797	June 2011	—		9,214	9,130	84	—	9,214
Tractor Supply IV	Michigan	Specialty Retail	1	19,097	June 2011	—		1,796	1,768	29	—	1,796
O'Reilly's IV	Michigan	Auto Retail	2	16,000	June 2011	—		3,820	3,761	59	—	3,820
Trader Joe's	Maine	Supermarket	1	31,920	June 2011	—		5,669	5,606	64	—	5,669
Dollar General VIII	Illinois	Discount Retail	3	27,152	July & August 2011	—		2,943	2,879	65	—	2,943
Dollar General IX	Louisiana	Discount Retail	1	9,348	July 2011	—		918	894	24	—	918
GSA I	Texas	Government Services	1	10,784	July 2011	—		6,242	6,085	157	—	6,242
Lockeed Martin	Texas	Aerospace	1	125,880	July 2011 & August 2012	—	(2)	13,290	13,193	97	—	13,290
FedEx XIII	Michigan	Freight	4	274,602	July 2011	—	(2)	28,282	27,891	391	—	28,282

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)	Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
GSA II	Texas	Government Services	1	10,803	August 2011	—	4,713	4,591	122	—	4,713
Dollar General X	Michigan	Discount Retail	6	55,200	August & September 2011	—	5,617	5,472	145	—	5,617
PetSmart	Illinois	Specialty Retail	1	1,000,375	August 2011	—	49,416	49,134	282	—	49,416
GSA III	Iowa	Government Services	1	11,190	August 2011	—	4,519	4,399	120	—	4,519
Verizon	Maryland	Telecommunications	1	40,000	August 2011	—	12,950	12,726	224	—	12,950
CVS VI	North Carolina	Pharmacy	1	11,945	August 2011	—	2,871	2,833	38	—	2,871
Renal Advantage	Various	Healthcare	9	74,457	August 2011	—	19,473	19,200	273	—	19,473
GSA IV	Arizona	Government Services	1	23,485	August 2011	—	7,684	7,498	186	—	7,684
Lowes II	Georgia	Home Maintenance	1	135,197	August 2011	—	15,255	15,150	105	—	15,255
GSA V	Colorado	Government Services	1	64,455	August 2011	—	7,500	7,323	178	—	7,500
CVS VII	New York	Pharmacy	1	10,885	September 2011	—	2,883	2,848	35	—	2,883
Sealy	New York	Manufacturing	1	257,000	September 2011	10,528	7,791	18,123	196	—	18,319
GSA VI	Florida	Government Services	1	34,285	September 2011	—	8,885	8,676	209	—	8,885
GSA VII	Tennesee	Government Services	1	25,508	September 2011	—	7,222	6,708	514	—	7,222
GSA VIII	Texas	Government Services	1	29,150	October 2011	—	4,938	4,823	115	—	4,938
GSA IX	Texas	Government Services	1	17,626	October 2011	—	6,981	6,818	164	—	6,981
GSA X	California	Government Services	1	43,596	October 2011	—	13,458	13,130	328	—	13,458
Reliant Rehab	Texas	Healthcare	1	65,141	October 2011	16,150	16,677	32,623	204	—	32,827
ConAgra	Nebraska	Consumer Goods	1	65,000	October 2011	—	20,339	20,200	139	—	20,339
GSA XI	New York	Government Services	1	30,762	October 2011	—	9,288	9,090	198	—	9,288
Dollar General XI	Michigan	Discount Retail	2	18,225	October 2011	—	1,996	1,945	51	—	1,996
Dollar General XII	Various	Discount Retail	42	387,104	October, November, & December 2011	—	44,492	43,434	1,058	—	44,492
Whirlpool II	Ohio	Manufacturing	1	700,350	November 2011	—	23,910	23,379	531	—	23,910
Dollar General XIII	Ohio	Discount Retail	1	9,234	November 2011	—	965	941	24	—	965
Fed Ex XIV	Ohio	Freight	1	94,812	November 2011 & June 2012	—	6,383	6,311	72	—	6,383
Fed Ex XV	New York	Freight	1	252,505	November 2011	—	57,019	56,560	459	—	57,019
Fed Ex XVI	Arizona	Freight	1	194,262	November 2011	—	20,323	20,200	123	—	20,323
Auto Zone II	South Carolina	Auto Retail	1	6,816	November 2011	—	1,365	1,338	27	—	1,365

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)	Cash Down Payment (dollars in thousands)		Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
Aaron's	Various	Specialty Retail	18	214,739	December 2011	—	26,529		26,064	465	—	26,529
GSA XII	West Virginia	Government Services	1	67,217	December 2011	—	9,924		9,615	309	—	9,924
Danfoss	Illinois	Manufacturing	1	99,823	December 2011	—	7,618		7,562	56	—	7,618
DaVita Dialysis V	Pennsylvania	Healthcare	1	6,502	December 2011	—	3,431		3,394	37	—	3,431
Tractor Supply V	Connecticut	Specialty Retail	1	19,097	January 2012	—	4,375		4,323	52	—	4,375
Tractor Supply VI	Various	Specialty Retail	2	41,767	January 2012	—	6,432		6,354	78	—	6,432
Multi-Tenant mortgages						281,645	(281,645)		—	—	—	—
			487	15,623,445		$721,606	$1,447,802	(3)	$2,143,563	$22,257	$3,617	$2,169,408
American Realty Capital New York Recovery REIT, Inc.:
Interior Design Building	New York	Interior Designer Showroom	1	81,082	June 2010	$21,300	$11,270		$32,570	$—	$—	$32,570
Bleecker Street Condominiums	New York	Retail	3	9,724	December 2010	21,300	13,607		34,340	567	—	34,907
Foot Locker	New York	Retail	1	6,118	April 2011	3,250	3,113		6,229	134	—	6,363
Regal Parking Garage	New York	Parking	1	12,856	June 2011	3,000	2,626		5,454	172	—	5,626
Duane Reed	New York	Pharmacy	1	9,767	October 2011	8,400	5,876		14,140	136	—	14,276
416 Washington Street	New York	Retail	1	22,306	November 2011	5,000	5,165		9,959	206	—	10,165
One Jackson Square	New York	Retail	1	7,080	November 2011	13,000	9,996		22,725	271	—	22,996
350 West 42nd Street	New York	Retail	1	42,774	March 2012	11,365	9,835		20,907	293	—	21,200
1100 Kings Highway	New York	Retail & Office	1	61,318	May 2012	20,200	17,667		37,094	773	—	37,867
163 Washington Avenue	New York	Residential	1	41,613	September 2012	—	32,750		31,815	935	—	32,750
1623 Kings Highway	New York	Office	1	19,960	October 2012	7,288	6,236		13,383	142	—	13,524
256 West 38th Street	New York	Office	1	118,815	December 2012	26,900	23,055		49,086	869	—	49,955
229 West 36th Street	New York	Office	1	148,894	December 2012	45,000	21,006		65,499	508	—	66,006
350 Bleecker Street	New York	Retail	1	14,511	December 2012	—	11,158		11,009	149	—	11,158
			16	596,818		$186,003	$173,360	(4)	$354,209	$5,154	$—	$359,363
Phillips Edison – ARC Shopping Center REIT Inc.:
Lakeside Plaza	Virigina	Retail	17	82,033	December 2010	$6,125	$2,886		$8,840	$154	$107	$9,101
Snow View Plaza	Ohio	Retail	11	100,460	December 2010	9,470	3,074		12,425	97	147	12,669
St. Charles Plaza	Florida	Retail	14	65,000	June 2011	6,750	3,654		10,204	138	166	10,508
Southhampton Village	Georgia	Retail	14	77,956	October 2011	5,920	2,598		8,396	103	65	8,564
Centerpoint	South Carolina	Retail	11	72,287	October 2011	4,854	2,168		6,888	112	60	7,060
Burwood Village Center	Maryland	Retail	20	105,834	November 2011	11,970	5,077		16,692	318	129	17,139
Cureton Town Center	North Carolina	Retail	19	84,357	December 2011	8,875	5,309		14,026	119	115	14,260
Tramway Crossing	North Carolina	Retail	16	62,382	February 2012	—	5,525		5,530	25	—	5,555
Westin Centre	North Carolina	Retail	15	66,890	February 2012	—	6,076		6,083	26	—	6,109
The Village at Glynn Place	Georgia	Retail	16	111,924	April 2012	—	11,390		11,412	40	—	11,452
Meadowthorpe Shopping Center	Kentucky	Retail	18	87,384	May 2012	5,014	3,760		8,598	113	111	8,822
New Windsor Marketplace	Colorado	Retail	17	95,877	May 2012	—	5,587		5,580	37	—	5,617

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)		Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
Vine Street Square	Florida	Retail	27	120,699	June 2012	—		13,690	13,724	40	—	13,764
Northtowne Square	Pennslyvania	Retail	8	113,372	June 2012	—		10,744	10,633	169	—	10,802
Brentwood Commons	Illionios	Retail	18	125,550	July 2012	9,000		6,010	14,931	56	104	15,091
Sidney Towne Center	Ohio	Retail	8	118,360	August 2012	—		4,348	4,324	48	—	4,372
Broadway Plaza	Arizona	Retail	28	83,612	August 2012	7,015		5,808	12,746	66	82	12,894
Publix at Northridge	Florida	Retail	14	65,320	August 2012	10,044		1,729	11,564	80	193	11,837
Richmond Plaza	Georgia	Retail	22	178,167	August 2012	—		19,556	19,606	56	—	19,662
Baker Hill Center	Illionios	Retail	26	135,355	September 2012	12,029		9,960	21,819	128	261	22,208
New Prague Commons	Minnesota	Retail	8	59,948	October 2012	6,800		3,494	10,205	68	76	10,349
Brook Park Plaza	Ohio	Retail	6	157,459	October 2012	3,824		6,436	10,243	51	69	10,363
Heron Creek Towne Center	Florida	Retail	13	64,664	December 2012	—		8,675	8,737	25	—	8,762
Quartz Hill Towne Centre	California	Retail	21	110,306	December 2012	—		21,029	21,182	52	7	21,241
Hilfiker Square	Oregon	Retail	4	38,558	December 2012	—		8,049	8,081	49	—	8,130
Village One Plaza	California	Retail	26	105,658	December 2012	17,550		9,061	26,767	75	36	26,878
			417	2,489,412		$125,240		$185,693	$309,236	$2,245	$1,728	$313,209
American Realty Capital Trust III, Inc.:
FedEx	Montana	Freight	1	45,832	September 2011	$5,060		$4,040	$9,028	$72	$—	$9,100
Advance Auto	Texas	Auto Retail	2	13,471	September 2011	—	(2)	3,229	3,175	54	—	3,229
Walgreens	Various	Pharmacy	2	23,527	October & November 2011	—	(2)	13,081	12,931	150	—	13,081
Walgreens II	California	Pharmacy	1	14,820	October 2011	—	(2)	4,692	4,649	43	—	4,692
Dollar General	Various	Discount Retail	11	109,349	November 2011	—	(2)	12,857	12,577	280	—	12,857
Dollar General II	Missouri	Discount Retail	5	45,156	November 2011	—	(2)	4,666	4,548	118	—	4,666
Walgreens III	Michigan	Pharmacy	1	14,820	November 2011	—	(2)	5,042	4,981	61	—	5,042
Dollar General III	Alabama	Discount Retail	1	10,714	December 2011	—	(2)	1,351	1,324	27	—	1,351
GSA	Florida	Government Services	1	6,255	December 2011	—	(2)	2,060	1,993	67	—	2,060
Dollar General IV	Various	Discount Retail	3	27,063	December 2011, February & March 2012	—	(2)	3,412	3,335	77	—	3,412
FedEx II	New Hampshire	Freight	3	221,837	December 2011, February & March 2012	—	(2)	46,792	46,305	487	—	46,792
Family Dollar	Various	Discount Retail	7	59,960	December 2011 & January 2012	—	(2)	7,122	6,958	164	—	7,122
Dollar General V	Various	Discount Retail	9	85,366	December 2011 & February 2012	—	(2)	9,456	9,231	225	—	9,456
Dollar General VI	Mississippi	Discount Retail	3	27,439	December 2011	—	(2)	2,789	2,719	70	—	2,789
GSA II	Colorado	Government Services	1	4,328	December 2011	—	(2)	1,641	1,586	55	—	1,641

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)		Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
Express Scripts	Missouri	Healthcare	1	227,467	January 2012	—	(2)	43,289	43,068	221	—	43,289
Tractor Supply	New Jersey	Specialty Retail	1	19,097	Jan 2012	—	(2)	5,480	5,366	114	—	5,480
Dollar General VII	Various	Discount Retail	12	109,750	February & March 2012	—	(2)	13,346	13,051	295	—	13,346
Dollar General VIII	Various	Discount Retail	4	37,870	February 2012	—	(2)	4,157	4,060	97	—	4,157
Walgreens IV	Various	Pharmacy	6	87,659	February 2012	—	(2)	28,535	28,270	265	—	28,535
FedEx III	Various	Freight	2	227,962	February 2012	—	(2)	18,707	18,553	154	—	18,707
GSA III	Idaho	Government Services	1	35,311	March 2012	—	(2)	7,561	7,373	188	—	7,561
Family Dollar II	Texas	Discount Retail	1	8,000	February 2012	—	(2)	894	869	25	—	894
Dollar General IX	Missouri	Discount Retail	2	19,592	February 2012	—	(2)	2,309	2,259	50	—	2,309
GSA IV	Florida	Government Services	1	18,712	March 2012	—		5,397	5,266	131	—	5,397
Dollar General X	Various	Discount Retail	2	19,740	March 2012	—	(2)	2,370	2,320	50	—	2,370
Advance Auto II	South Carolina	Auto Retail	1	8,075	March 2012	—	(2)	1,004	980	24	—	1,004
Dollar General XI	Michigan	Discount Retail	4	36,154	March & May 2012	—	(2)	4,347	4,247	100	—	4,347
FedEx IV	Indiana	Freight	1	63,092	March 2012	—		4,258	4,217	41	—	4,258
CVS	Indiana	Pharmacy	1	10,125	March 2012	—		3,485	3,448	37	—	3,485
Advance Auto III	Indiana	Auto Retail	1	7,000	March 2012	—	(2)	1,937	1,909	28	—	1,937
Family Dollar III	Mississippi	Discount Retail	4	32,960	March & May 2012	—	(2)	4,102	4,007	95	—	4,102
Family Dollar IV	Various	Discount Retail	8	66,398	March, April, May & July 2012	—		7,775	7,580	195	—	7,775
Dollar General XII	Missouri	Discount Retail	1	10,566	March 2012	—	(2)	1,022	998	24	—	1,022
FedEx V	New York	Freight	1	142,139	April 2012	—		47,407	46,990	417	—	47,407
Dollar General XIII	Various	Discount Retail	4	36,567	March, April, July & August 2012	—	(2)	3,780	3,685	95	—	3,780
Dollar General XIV	Texas	Discount Retail	2	18,052	April 2012	—	(2)	1,881	1,833	48	—	1,881
Dollar General XV	Various	Discount Retail	22	215,905	April & September 2012	—		28,309	27,736	573	—	28,309
Dollar General XVI	Various	Discount Retail	3	27,226	April 2012	—	(2)	3,227	3,154	73	—	3,227
Advanced Auto IV	Ohio	Auto Retail	1	7,000	April 2012	—	(2)	988	965	23	—	988
Shaw's Supermarkets	Massachusetts	Supermarket	1	59,766	April 2012	—		5,879	5,808	72	—	5,879
Rubbermaid	Kansas	Consumer Products	1	660,820	April 2012	12,725		10,775	23,356	144	—	23,500
Citizens Bank	Various	Retail Banking	30	83,642	April & May 2012	—		28,354	27,663	691	—	28,354
Tire Kingdom	Ohio	Auto Services	1	6,656	April 2012	—		1,735	1,708	27	—	1,735
Circle K	Arizona	Gas/Convenience	1	2,680	May 2012	—		1,961	1,930	31	—	1,961
Family Dollar V	Various	Discount Retail	4	32,306	May 2012	—	(2)	4,069	3,973	96	—	4,069

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)	Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
GSA V	Texas	Government Services	1	15,915	May 2012	—	5,711	5,555	156	—	5,711
GSA VI	Missouri	Government Services	1	12,187	May 2012	—	3,221	3,156	65	—	3,221
General Mills	Illinois	Consumer Products	1	359,499	May 2012	—	33,633	33,439	194	—	33,633
Walgreens V	Nevada	Pharmacy	1	14,736	May 2012	—	8,842	8,754	88	—	8,842
NTW & Big O Tires	Various	Auto Services	2	17,159	June 2012	—	4,124	4,065	59	—	4,124
Fresenius Medical	Various	Medical Office	4	27,307	June 2012	—	8,117	7,999	118	—	8,117
Tractor Supply II	Michigan	Specialty Retail	1	15,097	June 2012	—	2,851	2,817	34	—	2,851
Dollar General XVII	Mississippi	Discount Retail	1	9,234	June 2012	—	1,011	988	23	—	1,011
FedEx VI	Various	Freight	5	307,887	June, September, October & November 2012	—	34,116	33,826	290	—	34,116
Advance Auto V	Various	Auto Retail	2	14,000	June 2012	—	4,105	4,035	70	—	4,105
Walgreens VI	Various	Pharmacy	4	58,410	June 2012	—	21,294	21,109	185	—	21,294
Advance Auto VI	South Carolina	Auto Retail	1	5,000	June 2012	—	1,031	1,007	24	—	1,031
GSA VII	Arizona	Government Services	1	21,000	July 2012	—	3,640	3,555	85	—	3,640
Dollar General XVIII	Mississippi	Discount Retail	3	27,530	July 2012	—	2,801	2,730	71	—	2,801
Advance Auto VII	Texas	Auto Retail	1	6,759	July 2012	—	1,774	1,741	33	—	1,774
Dollar General XIX	Michigan	Discount Retail	3	27,078	July 2012	—	3,146	3,073	73	—	3,146
FedEx VII	Tennessee	Freight	1	74,707	July 2012	—	5,427	5,380	47	—	5,427
Dollar General XX	Tennessee	Discount Retail	3	27,355	July & August 2012	—	2,819	2,748	71	—	2,819
Fresenius Medical II	Illinois	Medical Office	1	9,304	July 2012	—	3,315	3,279	36	—	3,315
Family Dollar VI	Various	Discount Retail	2	16,000	July 2012	—	2,309	2,259	50	—	2,309
Dollar General XXI	Various	Discount Retail	7	63,134	July, September & October 2012	—	8,226	8,046	180	—	8,226
Dollar General XXII	Louisiana	Discount Retail	2	18,114	July & September 2012	—	2,030	1,981	49	—	2,030
Bojangles	Various	Restaurant	9	33,111	July & August 2012	—	16,189	15,869	320	—	16,189
Scotts Company	Ohio	Consumer Products	3	551,249	July & September 2012	—	19,407	19,241	167	—	19,407
Walgreens VII	Michigan	Pharmacy	1	14,820	July 2012	—	7,987	7,926	61	—	7,987
Walgreens VIII	Indiana	Pharmacy	1	14,490	July 2012	—	4,617	4,574	43	—	4,617
West Marine	Virginia	Specialty Retail	1	15,404	July 2012	—	3,278	3,242	36	—	3,278
Fresenius Medical III	Illinois	Medical Office	2	14,792	July 2012	—	4,922	4,859	63	—	4,922
O'Reilly Auto	Alabama	Auto Retail	1	5,084	August 2012	—	652	629	23	—	652
Tractor Supply III	Louisiana	Specialty Retail	1	19,097	August 2012	—	3,192	3,154	38	—	3,192
CVS II	Pennslyvania	Pharmacy	1	8,193	August 2012	—	1,503	1,474	29	—	1,503

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)	Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
Advance Auto B	Various	Auto Retail	5	32,155	August 2012	—	8,800	8,566	234	—	8,800
Williams Sonoma	Mississippi	Consumer Products	1	1,106,876	August 2012	28,350	24,997	52,948	399	—	53,347
Dollar General XXIII	North Carolina	Discount Retail	2	18,126	August 2012	—	2,212	2,163	49	—	2,212
Bed Bath & Beyond	California	Consumer Products	1	1,035,840	August 2012	—	66,702	63,630	3,072	—	66,702
Advance Auto VIII	Texas	Auto Retail	1	6,779	August 2012	—	1,758	1,729	29	—	1,758
CVS III	Nevada	Pharmacy	1	12,941	August 2012	—	5,177	5,123	54	—	5,177
Dollar General XXIV	Various	Discount Retail	38	350,756	August, September, October & December 2012	—	44,496	42,904	1,592	—	44,496
Circle K II	Georgia	Gas/Convenience	1	3,745	August 2012	—	1,336	1,310	26	—	1,336
Dollar General XXV	Michigan	Discount Retail	5	45,994	August & October 2012	—	5,226	5,106	120	—	5,226
Dollar General XXVI	Various	Discount Retail	24	220,490	August 2012	—	25,954	25,447	507	—	25,954
Dollar General XXVII	Various	Discount Retail	3	28,618	August & September 2012	—	3,521	3,447	74	—	3,521
Family Dollar VII	Various	Discount Retail	3	25,500	September & October 2012	—	4,523	4,441	82	—	4,523
Dollar General XXVIII	Mississippi	Discount Retail	3	27,078	September 2012	—	3,201	3,129	72	—	3,201
Family Dollar VIII	Various	Discount Retail	2	16,033	September 2012	—	2,127	2,077	50	—	2,127
FedEx VIII	West Virginia	Freight	1	13,334	September 2012	—	4,417	4,369	48	—	4,417
Family Dollar IX	Mississippi	Discount Retail	2	16,640	September 2012	—	2,122	2,074	48	—	2,122
Krystal	Various	Restaurant	22	47,874	September 2012	—	28,487	27,889	598	—	28,487
Mattress Firm I	Texas	Specialty Retail	1	24,000	September 2012	—	1,901	1,871	30	—	1,901
Price Rite I	New York	Supermarket	1	42,100	September 2012	—	4,660	4,601	59	—	4,660
Circle K III	Ohio	Gas/Convenience	1	3,035	September 2012	—	2,182	2,152	30	—	2,182
FedEx IX	Various	Freight	3	53,263	September 2012	—	7,755	7,652	103	—	7,755
Citizens Bank II	Various	Retail Banking	34	150,854	September & December 2012	—	56,610	55,665	945	—	56,610
Kum & Go	Various	Gas/Convenience	3	14,867	September & November 2012	—	9,805	9,696	109	—	9,805
Mattress Firm II	North Carolina	Specialty Retail	1	7,295	September 2012	—	2,495	2,463	32	—	2,495
Mattress Firm III	North Carolina	Specialty Retail	1	4,200	September 2012	—	1,231	1,206	25	—	1,231
Walgreens IX	Tennessee	Pharmacy	1	14,092	October 2012	—	4,111	4,070	41	—	4,111
O'Reilly Auto II	Wyoming	Auto Retail	1	7,000	October 2012	—	1,677	1,649	28	—	1,677
General Mills II	Indiana	Consumer Products	1	1,512,613	October 2012	16,555	40,101	56,333	323	—	56,656
Family Dollar X	Texas	Discount Retail	1	8,000	October 2012	—	971	946	25	—	971
Krystal II	Georgia	Restaurant	1	2,573	October 2012	—	1,060	1,035	25	—	1,060
NTB I	Missouri	Auto Services	1	12,244	October 2012	—	1,959	1,930	29	—	1,959
Rite Aid I	Ohio	Pharmacy	1	14,564	October 2012	—	4,595	4,552	43	—	4,595

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)	Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
Mattress Firm IV	Indiana	Specialty Retail	1	4,446	November 2012	—	1,217	1,192	25	—	1,217
CVS IV	New York	Pharmacy	1	10,153	November 2012	—	2,485	2,433	52	—	2,485
Walgreens X	Tennessee	Pharmacy	1	14,418	November 2012	—	3,841	3,795	46	—	3,841
Cracker Barrel I	Various	Restaurant	5	50,479	November 2012	—	19,183	18,960	223	—	19,183
Rite Aid II	Ohio	Pharmacy	1	14,564	November 2012	—	4,022	3,982	40	—	4,022
Rite Aid III	Ohio	Pharmacy	1	14,564	November 2012	—	3,441	3,404	37	—	3,441
Walgreens XI	Michigan	Pharmacy	1	15,120	November 2012	—	5,560	5,512	48	—	5,560
Family Dollar XI	Mississippi	Discount Retail	1	8,320	November 2012	—	921	898	23	—	921
AON Corporation	Illinois	Insurance	1	818,686	November 2012	—	150,490	149,480	1,010	—	150,490
7-Eleven I	Florida	Gas/Convenience	1	3,179	November 2012	—	3,000	2,853	147	—	3,000
Kum & Go II	Various	Gas/Convenience	4	15,760	November 2012	—	9,566	9,437	129	—	9,566
DaVita Dialysis I	Washington	Healthcare	1	187,612	November 2012	—	28,179	27,950	229	—	28,179
GE Aviation	Alabama	Aerospace	1	303,035	November 2012	—	36,446	36,233	213	—	36,446
Dollar General XXIX	Louisiana	Discount Retail	1	9,026	November 2012	—	1,066	1,041	25	—	1,066
Rubbermaid II	Kansas	Consumer Products	1	500,000	November & December 2012	—	18,501	18,381	120	—	18,501
Advance Auto IX	Various	Auto Retail	2	13,124	November 2012	—	3,040	2,933	107	—	3,040
Bojangles II	Various	Restaurant	3	10,921	November 2012	—	5,420	5,306	114	—	5,420
Tractor Supply IV	New Hampshire	Specialty Retail	1	19,097	November 2012	—	3,384	3,291	93	—	3,384
CVS V	Pennslyvania	Pharmacy	1	13,225	November 2012	—	5,475	5,353	122	—	5,475
Rite Aid IV	Various	Pharmacy	7	98,541	November 2012	—	24,427	24,096	331	—	24,427
Dollar General XXX	Arkansas	Discount Retail	2	18,126	December 2012	—	1,770	1,723	47	—	1,770
Mattress Firm V	South Carolina	Specialty Retail	1	4,000	December 2012	—	1,535	1,506	29	—	1,535
Family Dollar XII	Texas	Discount Retail	1	8,000	December 2012	—	1,197	1,169	28	—	1,197
Family Dollar XIII	Texas	Discount Retail	1	8,000	December 2012	—	878	852	26	—	878
Citizens Bank III	Various	Retail Banking	30	160,672	December 2012	15,000	30,746	44,842	904	—	45,746
Hanesbrands I	North Carolina	Consumer Products	1	758,463	December 2012	—	28,972	28,785	187	—	28,972
Walgreens XII	Mississippi	Pharmacy	1	13,650	December 2012	—	5,252	5,204	48	—	5,252
Kum & Go III	Various	Gas/Convenience	3	14,874	December 2012	—	9,516	9,393	123	—	9,516
7-Eleven II	Virginia	Gas/Convenience	3	7,347	December 2012	—	2,581	2,484	97	—	2,581
Advance Auto X	Alabama	Auto Retail	1	7,000	December 2012	—	1,661	1,631	30	—	1,661
Advance Auto XI	West Virginia	Auto Retail	1	7,000	December 2012	—	1,436	1,408	28	—	1,436
Kum & Go IV	Iowa	Gas/Convenience	1	4,598	December 2012	—	3,071	3,030	41	—	3,071
Academy Sports I	Arkansas	Specialty Retail	1	71,680	December 2012	—	11,066	10,986	80	—	11,066
DaVita Dialysis II	Michigan	Healthcare	1	9,310	December 2012	—	2,455	2,414	41	—	2,455
Pantry G&C I	Various	Gas/Convenience	11	32,393	December 2012	—	34,645	34,235	410	—	34,645
DaVita Dialysis III	Texas	Healthcare	1	8,621	December 2012	—	2,294	2,253	41	—	2,294
Multi-Tenant mortgages						151,670	(151,670)
			507	13,009,361		$229,360	$1,339,098	$1,545,110	$23,348	$—	$1,568,458

Name	Location	Type of Propery	Number of Units	Total Rentable Square Feet	Date of Purchase	Mortgage Financing at Date of Purchase(1) (dollars in thousands)		Cash Down Payment (dollars in thousands)	Contract Purchase Price Plus Acquisition Fee (dollars in thousands)	Other Cash Expenditures Expensed (dollars in thousands)	Other Cash Expenditures Capitalized (dollars in thousands)	Total Acquisition Cost (dollars in thousands)
American Realty Capital Daily Net Asset Value Trust, Inc.:
Family Dollar	Mississippi	Discount Retail	2	16,000	January 2012	$—	(2)	$1,512	$1,468	$44	$—	$1,512
Dollar General	Illinois	Discount Retail	1	9,013	January 2012	—	(2)	1,008	985	23	—	1,008
Family Dollar II	Oklahoma	Discount Retail	1	8,320	January 2012	—	(2)	1,024	1,001	23	—	1,024
FedEx	New York	Freight	1	111,865	March 2012	14,625		5,504	19,937	192	—	20,129
Circle K	Arizona	Gas/Convenience	1	3,050	May 2012	—		2,096	2,065	31	—	2,096
Dollar General II	Indiana	Discount Retail	1	9,002	October 2012	—		1,223	1,182	41	—	1,223
Dollar General III	Texas	Discount Retail	1	9,014	December 2012	—		1,102	1,071	31	—	1,102
Multi-Tenant mortgages						1,530		(1,530)
			8	166,264		$16,155		$11,939	$27,708	$386	$—	$28,094
American Realty Capital – Retail Centers of America, Inc.:
Liberty Crossing	Texas	Power Center	1	105,970	June 2012	$16,200		$5,768	$21,798	$170	$—	$21,968
San Pedro Crossing	Texas	Power Center	1	201,965	December 2012	31,065		2,135	32,926	274	—	33,200
			2	307,935		$47,265		$7,903	$54,724	$444	$—	$55,168
American Realty Capital Trust IV, Inc.:
Dollar General	Texas	Discount Retail	1	9,026	September 2012	$—		$1,180	$1,136	$44	$—	$1,180
FedEx-4 Pack	Various	Freight	3	73,828	October & December 2012	—		9,086	8,976	110	—	9,086
CVS	Pennslyvania	Pharmacy	1	10,125	October 2012	—		3,192	3,156	36	—	3,192
Dollar General II	Texas	Discount Retail	3	27,226	November 2012	—		3,489	3,357	132	—	3,489
Mattress Firm I	North Carolina	Specialty Retail	1	4,500	December 2012	—		2,729	2,694	35	—	2,729
Citizens Bank	Various	Retail Banking	29	140,502	December 2012	—		46,131	45,252	879	—	46,131
Family Dollar I	Mississippi	Discount Retail	2	16,000	December 2012	—		1,605	1,553	52	—	1,605
Dollar General III	Mississippi	Discount Retail	1	9,100	December 2012	—		1,086	1,057	29	—	1,086
Dollar General IV	Various	Discount Retail	5	48,536	December 2012	—		6,353	6,215	138	—	6,353
Family Dollar II	Texas	Discount Retail	1	8,000	December 2012	—		1,050	1,023	27	—	1,050
Family Dollar III	Illinois	Discount Retail	1	8,320	December 2012	—		770	744	26	—	770
Mattress Firm II	Utah	Specialty Retail	1	5,057	December 2012	—		2,415	2,382	33	—	2,415
			49	360,220		$—		$79,086	$77,546	$1,540	$—	$79,086
American Realty Capital Global Trust, Inc.:
McDonalds	UK	Restaurant	1	9,094	October 2012	$1,219		$1,575	$2,592	$202	$—	$2,794
			1	9,094		$1,219		$1,575	$2,592	$202	$—	$2,794

(1)	Includes mortgage financing obtained subsequent to purchase.
(2)	Financed by multi-tenant mortgages.
(3)	Excludes $12.0 million investment made in joint venture with American Realty Capital New York Recovery REIT, Inc. for the purchase of real estate.
(4)	Includes $8.9 million of short-term financing.

TABLE VI

ACQUISITIONS OF PROPERTIES BY NON-PUBLIC PROGRAMS

The table below presents information concerning the acquisition of properties from non-public programs from their inception to December 31, 2011, sponsored by AR Capital, LLC and its predecessor entities and affiliates.

(dollars in thousands)

Name	Location	Type of Property	Number of Units	Total Gross Leasable Space (Sq. ft.)	Date of Purchase	Mortgage Financing at Date of Purchase		Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
ARC Income Properties, LLC – Citizens Bank	Various	Bank Branches	62	303,130	July to August 2009	$82,622		$18,995	$96,883	$2,802	1,932	$101,617
ARC Income Properties II, LLC – PNC Bank	New Jersey, Ohio, Pennsylvania	Bank Branches	50	275,436	November 2008	33,399		11,414	42,709	—	2,104	$44,813
ARC Income Properties III, LLC – Home Depot	South Carolina	Distribution facility	1	465,600	November 2009	14,934	(2)	11,011	25,925	20	—	$25,945
ARC Income Properties IV, LLC – Tractor Supply Stores	Louisiana, Texas	Retail	6	129,452	December 2010	16,460	(3)	4,780	21,240	—	—	$21,240
ARC Growth Fund, LLC – Wachovia Bank(1)	Various	Bank Branches	52	229,544	July to December 2008	19,876		43,717	61,124	—	2,469	$63,593
			171	1,403,162		$167,291		$89,917	$247,881	$2,822	$6,505	$257,208

(1)	ARC Growth Fund, LLC mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination.
(2)	Includes short-term financing from sponsor and affiliates of $0.4 million.
(3)	Includes short-term financing from sponsor and affiliates of $0.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused Post-Effective Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on the 1st day of May, 2013.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC. By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE
/s/ NICHOLAS S. SCHORSCH Nicholas S. Schorsch	Chief Executive Officer & Chairman of the Board of Directors (principal executive officer)	May 1, 2013
/s/ EDWARD M. WEIL, JR. Edward M. Weil, Jr.	President, Chief Operating Officer & Secretary	May 1, 2013
/s/ BRIAN S. BLOCK Brian S. Block	Executive Vice President & Chief Financial Officer (principal financial officer, principal accounting officer)	May 1, 2013
* Dr. Walter P. Lomax, Jr.	Independent Director	May 1, 2013
* Leslie D. Michelson	Independent Director	May 1, 2013
* Robert H. Burns	Independent Director	May 1, 2013
/s/ NICHOLAS S. SCHORSCH Nicholas S. Schorsch Attorney-in-fact

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this Registration Statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K):

Exhibit No.	Description
1.1(1)	Dealer Manager Agreement, dated February 18, 2011, among American Realty Capital Healthcare Trust, Inc., American Realty Capital Healthcare Trust Operating Partnership, L.P. and Realty Capital Securities, LLC
1.2(2)	Form of Soliciting Dealer Agreement between Realty Capital Securities, LLC and the Soliciting Dealers
3.1(3)	Articles of Amendment and Restatement of American Realty Capital Healthcare Trust, Inc.
3.2(4)	Bylaws of American Realty Capital Healthcare Trust, Inc.
4.1(5)	Amended and Restated Agreement of Limited Partnership of American Realty Capital Healthcare Trust Operating Partnership, L.P., dated November 12, 2012
4.2(13)	First Amendment to Amended and Restated Agreement of Limited Partnership of American Realty Capital Healthcare Trust Operating Partnership, L.P., dated December 28, 2012
5.1(15)	Opinion of Venable LLP.
8.1(14)	Opinion of Proskauer Rose LLP as to tax matters.
10.1(1)	Escrow Agreement, dated February 18, 2011, among American Realty Capital Healthcare Trust, Inc., Wells Fargo Bank, National Association and Realty Capital Securities, LLC
10.2(16)	Second Amended and Restated Advisory Agreement, dated November 12, 2012, between American Realty Capital Healthcare Trust, Inc., American Realty Capital Healthcare Operating Partnership, L.P. and American Realty Capital Healthcare Advisors, LLC
10.3(1)	Property Management and Leasing Agreement, dated February 18, 2011, among American Realty Capital Healthcare Trust, Inc., American Realty Capital Healthcare Trust Operating Partnership, L.P. and American Realty Capital Healthcare Properties, LLC
10.4(6)	Restricted Share Plan
10.5(6)	Stock Option Plan
10.6(7)	Agreement for Purchase and Sale of Real Property by and between American Realty Capital V, LLC and the Sellers party thereto, dated as of July 14, 2011
10.7(8)	First Amendment to Purchase and Sale Agreement by and between American Realty Capital V, LLC and the Sellers party thereto, dated as of August 15, 2011
10.8(8)	Second Amendment to Purchase and Sale Agreement by and between American Realty Capital V, LLC and the Sellers party thereto, dated as of September 14, 2011
10.9(8)	Third Amendment to Purchase and Sale Agreement by and between American Realty Capital V, LLC and the Sellers party thereto, dated as of September 21, 2011
10.10(9)	Loan Agreement by and among General Electric Capital Corporation, the lenders party thereto and the borrowers party thereto, dated as of September 19, 2011
10.11(10)	Agreement of Purchase and Sale of Real Property, between American Realty Capital V, LLC and Peoria MOB Owners LLC, effective as of August 12, 2012
10.12(10)	Exclusive Management Agreement, between ARCH MNPERIL001, LLC and Dasco Realty Illinois, LLC, dated as of December 15, 2011
10.13(10)	Limited Liability Company Agreement of ARCHCT Dasco Peoria, LLC, dated as of December 15, 2011
10.14(10)	Credit Agreement, between ARCH MNPERIL001, LLC and Regions Bank, dated as of December 15, 2011
10.15(10)	Promissory Note given by ARCH MNPERIL001, LLC to Regions Bank, dated as of December 15, 2011
10.16(10)	Carveout Guaranty, between American Realty Capital Healthcare Trust Operating Partnership, L.P., in favor of Regions Bank, dated as of December 15, 2011
10.17(11)	Senior Secured Revolving Credit Agreement, dated as of May 25, 2012, by and among American Realty Capital Healthcare Trust Operating Partnership, L.P., KeyBank National Association, the Other Lenders Named Thereto and Key Bank Capital Markets

Exhibit No.	Description
10.18(11)	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of December 6, 2006, by PMZ-Hartford, L.L.C., JPG-Hartford, L.L.C. and AI-Hartford, L.L.C. to Goldman Sachs Commercial Mortgage Capital, L.P.
10.19(11)	Mortgage Note, dated as of December 6, 2006, Given by PMZ-Hartford, L.L.C., JPG-Hartford, L.L.C. and AI-Hartford, L.L.C. in Favor of Goldman Sachs Commercial Mortgage, L.P.
10.20(11)	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of December 6, 2006, by PMZ-Neenah, LLC, JPG-Neenah, L.L.C. and AI-Neenah, L.L.C. to Goldman Sachs Commercial Mortgage Capital, L.P.
10.21(11)	Mortgage Note, dated as of December 6, 2006, given by PMZ-Neenah, L.L.C., JPG-Neenah, L.L.C. and AI-Neenah, L.L.C. in favor of Goldman Sachs Commercial Mortgage Capital, L.P.
10.22(11)	Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of December 6, 2006, by PMZ-Two Rivers, L.L.C., JPG-Two River, L.L.C. and AI-Two Rivers, L.L.C. to Goldman Sachs Commercial Mortgage Capital, L.P.
10.23(11)	Mortgage Note, dated as of December 6, 2006, given by PMZ-Two Rivers, L.L.C., JPG-Two Rivers, L.L.C. and AI-Two Rivers, L.L.C. in Favor of Goldman Sachs Commercial Mortgage, L.P.
10.24(11)	Note and Mortgage Assumption Agreement, dated as of July 26, 2012, among U.S. Bank National Association, PMZ-Hartford, L.L.C., JPG-Hartford, L.L.C. and AI-Hartford, L.L.C and ARHC AMHTDWI01, LLC
10.25(11)	Note and Mortgage Assumption Agreement, dated as of July 26, 2012, among U.S. Bank National Association, PMZ-Neenah, L.L.C. and AI-Neenah, L.L.C. and ARHC AMNNHWI01, LLC
10.26(11)	Note and Mortgage Assumption Agreement, dated as of July 26, 2012, among U.S. Bank National Association, PMZ-Two Rivers, L.L.C., JPG-Two Rivers, L.L.C. and AI-Two Rivers, L.L.C. and ARHC AMTRVWI01, LLC
10.27(12)	First Amendment to Credit Agreement and Other Loan Documents, dated as of October 25, 2012, by and among American Realty Capital Healthcare Trust Operating Partnership, L.P., American Realty Capital Healthcare Trust, Inc., Key Bank National Association and the other lenders thereto
10.28(12)	Assignment, Assumption and Allocation Agreement, dated as of November 12, 2012, by and among American Realty Capital Healthcare Trust, Inc. and American Realty Capital Healthcare Trust Operating Partnership, L.P.
14(13)	Code of Ethics of the Company
21(13)	List of Subsidiaries
23.1*	Consent of Grant Thornton LLP
23.2(15)	Consent of Venable LLP (included in Exhibit 5.1)
23.3(14)	Consent of Proskauer Rose LLP (included in Exhibit 8.1)
24.1(11)	Power of Attorney
(101.1)(13)	XBRL (eXtensible Business Reporting Language). The following materials from American Realty Capital Healthcare Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, formatted in XBRL: (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations and Comprehensive Loss, (iii) the Consolidated Statement of Changes in Equity, (iv) the Consolidated Statements of Cash Flows and (v) the Notes to the Consolidated Financial Statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purpose of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934

*	Filed herewith
(1)	Filed as an exhibit to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 filed with the SEC on August 2, 2011

(2)	Filed as an exhibit to the Company's Registration Statement on Form S-11 filed with the SEC on August 27, 2010
(3)	Filed as an exhibit to the Company's Current Report on Form 8-K filed with the SEC on July 3, 2012
(4)	Filed as an exhibit to Pre-Effective Amendment No. 2 to the Company's Registration Statement on Form S-11/A filed with the SEC on November 2, 2010
(5)	Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the SEC on November 13, 2012
(6)	Filed as an exhibit to Pre-Effective Amendment No. 4 to the Company's Registration Statement on Form S-11/A filed with the SEC on January 14, 2011
(7)	Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 12, 2011
(8)	Filed as an exhibit to the Company's Pre-Effective Amendment No.1 to Post-Effective Amendment No. 3 to Form S-11 filed with the SEC on October 18, 2011
(9)	Filed as an exhibit to the Company's Current Report on Form 8-K filed with the SEC on September 23, 2011
(10)	Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 29, 2012
(11)	Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 6, 2012
(12)	Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the SEC on November 13, 2012
(13)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 12, 2013
(14)	Filed as an exhibit to Pre-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11/A filed with the SEC on February 11, 2011
(15)	Filed as an exhibit to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11/A filed with the SEC on January 28, 2011
(16)	Filed as an exhibit to the Company’s Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2012 filed with the SEC on November 13, 2012.